                                                                Exhibit T3E.25



                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF LOUISIANA


In the Matter of:                            :     No. 95-14545 TMB
                                             :     Section A
HARRAH'S JAZZ COMPANY,                       :
                                             :     jointly administered
                                    Debtor.  :     with
------------------------------------         :
                                             :
In the Matter of:                            :     No. 95-14544 TMB
                                             :     Section A
HARRAH'S JAZZ FINANCE CORP.,                 :
                                             :     Chapter 11
                                    Debtor.  :     Reorganization
------------------------------------         :
                                             :
In the Matter of:                            :     No. 95-14871 TMB
                                             :     Section A
HARRAH'S NEW ORLEANS                         :
INVESTMENT COMPANY,                          :
                                             :     Chapter 11
                                    Debtor.  :     Reorganization
------------------------------------         :


                DEBTORS' SIXTH AMENDED JOINT DISCLOSURE STATEMENT
            PURSUANT TO SECTIONS 1125 AND 1127 OF THE BANKRUPTCY CODE
            ---------------------------------------------------------









                                September 3, 1998

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF LOUISIANA

In the Matter of:                            :     No. 95-14545 TMB
                                             :     Section A
HARRAH'S JAZZ COMPANY,                       :
                                             :     jointly administered
                                    Debtor.  :     with
------------------------------------         :
                                             :
In the Matter of:                            :     No. 95-14544 TMB
                                             :     Section A
HARRAH'S JAZZ FINANCE CORP.,                 :
                                             :     Chapter 11
                                    Debtor.  :     Reorganization
------------------------------------         :
                                             :
In the Matter of:                            :     No. 95-14871 TMB
                                             :     Section A
HARRAH'S NEW ORLEANS                         :
INVESTMENT COMPANY,                          :
                                             :     Chapter 11
                                    Debtor.  :     Reorganization
------------------------------------         :


                DEBTORS' SIXTH AMENDED JOINT DISCLOSURE STATEMENT
            PURSUANT TO SECTIONS 1125 AND 1127 OF THE BANKRUPTCY CODE

Dated: September 3, 1998

                                  JENNER & BLOCK
                                  One IBM Plaza
                                  Chicago, Illinois 60611
                                  Telephone: (312) 222-9350
                                  Fax: (312) 840-7353

                                  WILLIAM HARDY PATRICK, III
                                  A Professional Corporation
                                  10636 Linkwood Court
                                  Baton Rouge, Louisiana 70810-2854
                                  Telephone: (504) 767-1460
                                  Fax: (504) 769-0010

                                  Attorneys for Harrah's Jazz Company
                                  and Harrah's Jazz Finance Corp.

                                  HELLER, DRAPER, HAYDEN &
                                  HORN, L.L.C.
                                  650 Poydras Street, Suite 2500
                                  New Orleans, Louisiana 70130
                                  Telephone: (504) 568-1888
                                  Fax: (504) 522-0949

                                  Attorneys for Harrah's New Orleans
                                  Investment Company

                                  LATHAM & WATKINS
                                  885 Third Avenue
                                  New York, New York 10022
                                  Telephone: (212) 906-1200
                                  Fax: (212) 751-4864

                                  Attorneys for Harrah's
                                  Entertainment, Inc.

                                TABLE OF CONTENTS


I.  INTRODUCTION..................................................................................................1
         A.       Overview of Sixth Disclosure Statement..........................................................1
                  1.       Prior Versions of the Plan of Reorganization...........................................1
                  2.       The Third Amended Joint Plan of Reorganization, As Modified Through
                           September 3, 1998......................................................................3
                  3.       Summary of Modifications Proposed in The Plan .........................................4
         B.       Voting Procedure................................................................................5

II.  OVERVIEW OF THE PLAN.........................................................................................8

III.  GENERAL INFORMATION........................................................................................23
         A.       Description of HJC and Events Leading to Commencement of Chapter 11 Cases......................23
         B.       Description of the Casino......................................................................25
         C.       Construction...................................................................................27
         D.       Description of the Manager.....................................................................28
         E.       City Agreement.................................................................................28
         F.       Certain Prepetition Legal Proceedings..........................................................30
                  1.       McCall Litigation.....................................................................30
                  2.       Tucker Litigation.....................................................................32
                  3.       Landmarks Litigation (Joan of Arc)....................................................33
                  4.       Tucker Litigation (Joan of Arc).......................................................34
                  5.       HNOIC/NOLDC Litigation................................................................34
         G.       Regulation.....................................................................................35
         H.       Employees......................................................................................40

IV.  EVENTS DURING THE CHAPTER 11 CASES..........................................................................40
         A.       Filing of the Chapter 11 Petitions.............................................................40
         B.       Retention of Professionals by the Debtors......................................................40
         C.       Appointment of the Official Committees.........................................................41
         D.       Litigation With the City of New Orleans and the RDC............................................43
         E.       HJC's Use of Cash Collateral...................................................................48
         F.       Enclosure of the Casino Structure..............................................................48
         G.       Debtor In Possession Financing Provided by HET or Its Affiliates...............................48
         H.       Debtors' Exclusive Right to File Plan(s).......................................................51
         I.       Discovery of the Proponents and Others.........................................................51
         J.       Litigation with HJC's Prepetition Contractors..................................................51
                  1.       Centex Lawsuit........................................................................51
                  2.       Other Litigation With Centex..........................................................52
                  3.       Broadmoor's Motion to Compel Assumption or Rejection..................................53
                  4.       Broadmoor's Motions for Relief from the Automatic Stay................................53
         K.       Bondholders Committee's Application for Order Permitting Securities Trading in Certain
                  Circumstances..................................................................................53
         L.       WARN Act Litigation............................................................................54
         M.       Bondholder Class Actions.......................................................................55
         N.       Sapir Litigation...............................................................................57
         O.       Bar Date.......................................................................................58
         P.       Claims Analysis................................................................................58
         Q.       Negotiations With Other Parties................................................................59



         R.       Filing and Confirmation of Previous Plans......................................................60
         S.       United States Trustee's Motion to Convert or Dismiss...........................................61
         T.       Filing of Certain Lawsuits by Debtors and NOLDC................................................62
         U.       Bean and Jordan Litigation.....................................................................62

V.  THE PLAN OF REORGANIZATION...................................................................................64
         A.       Classification and Treatment of Claims and Equity Interests....................................64
                  1.       Administrative Expense Claims.........................................................64
                  2.       Priority Tax Claims...................................................................65
                  3.       Class A1 -- Other Priority Claims (Impaired)..........................................65
                  4.       Class A2 -- Non-Bondholder Secured Claims (Impaired)..................................65
                  5.       Class A3 -- Bank Claims and Old Bank Collateral Agent Claims (Impaired)...............66
                  6.       Class A4 -- Bondholder Claims (Impaired)..............................................68
                  7.       Class A5 -- Old Indenture Predecessor Trustee and Old Indenture Predecessor
                           Collateral Agent Claims (Impaired)....................................................69
                  8.       Class A6 -- WARN Act Claims (Impaired)................................................70
                  9.       Class A7 -- General Unsecured Claims (Impaired).......................................71
                  10.      Class A8 -- Penalty Claims (Impaired).................................................71
                  11.      Class A9 -- HJC Equity Interests (Impaired)...........................................71
                  12.      Class B1 -- Other Priority Claims (Impaired)..........................................72
                  13.      Class B2 -- Bank Claims (Impaired)....................................................72
                  14.      Class B3 -- Bondholder Claims (Impaired)..............................................72
                  15.      Class B4 -- WARN Act Claims (Impaired)................................................72
                  16.      Class B5 -- General Unsecured Claims (Impaired).......................................73
                  17.      Class B6 -- Penalty Claims (Impaired).................................................73
                  18.      Class B7 -- Equity Interests (Impaired)...............................................73
                  19.      Class C1 -- Other Priority Claims (Impaired)..........................................73
                  20.      Class C2 -- Secured Claims (Impaired).................................................73
                  21.      Class C3 -- WARN Act Claims (Impaired)................................................74
                  22.      Class C4 -- Unsecured Claims (for which HJC is liable) (Impaired).....................74
                  23.      Class C5 -- General Unsecured Claims (Impaired).......................................74
                  24.      Class C6 -- NOLDC/Showboat Claim (Impaired)...........................................74
                  25.      Class C7 -- Penalty Claims (Impaired).................................................75
                  26.      Class C8 -- Equity Interests (Impaired)...............................................75
         B.       Settlement of Certain Claims and Prosecution and Assignment of Certain Claims..................75
                  1.       NOLDC Shareholders/HET Settlement Agreement; GP Representative and
                           Hemmeter/HET Settlement Agreement; Froelich/HET Settlement Agreement;
                           NOLDC/Grand Palais Settlement Agreement...............................................86
                  2.       Release by Debtors of Causes of Action Against the HET Group, the Debtors
                           Group, the Bondholders Committee Group, NOLDC Group and Grand Palais
                           Group.................................................................................89
                  3.       Release by Bondholders of Causes of Action Against HET Group, Debtors
                           Group, Bondholders Committee Group, City Group, State Group, NOLDC
                           Group, Grand Palais Group, and Bank/Underwriter Group.................................90
                  4.       Release by Debtors of Causes of Action Against Bank/Underwriter Group.................91
                  5.       Release by Debtors of Causes of Action Against the State Group........................92
                  6.       Release by Debtors of Causes of Action Against the City and RDC.......................92
                  7.       Release by Grand Palais Bondholders of Causes of Action Against the HET
                           Group, the Debtors Group, the Bondholders Committee Group, the City Group,
                           the State Group, the NOLDC Group, the Grand Palais Group and the
                           Bank/Underwriter Group................................................................92
                  8.       Injunction Against Commencement of Individual Actions Against the HET
                           Group, the Debtors Group, the Bondholders Committee Group, the City Group,
                           the State Group, the NOLDC Group, the Grand Palais Group and the
                           Bank/Underwriter Group................................................................94
                  9.       Assigned Litigation Claims............................................................94



                  10.      Extinguishment of Certain Causes of Action Under the Avoiding Power
                           Provisions............................................................................95
                  11.      Assignment and Prosecution of Assigned Litigation Claims, Judgment
                           Reduction Protection and Distribution of Recoveries from Assigned Litigation
                           Claims................................................................................95
                  12.      Approval of Other Settlement Agreements...............................................97
         C.       Executory Contracts and Unexpired Leases.......................................................97
                  1.       General Development Agreement.........................................................99
                  2.       Canal Street Casino Lease............................................................100
                  3.       Casino Operating Contract............................................................102
                  4.       Management Agreement.................................................................104
                  5.       Completion Guarantees................................................................105
                  6.       Completion Loan Agreement............................................................108
                  7.       Construction Lien Indemnity Obligation Agreement.....................................109
                  8.       Basin Street Casino Lease Termination Agreement......................................109
                  9.       Railroad Lease.......................................................................110
                  10.      Title Insurance......................................................................110
                  11.      Broadmoor Contract...................................................................110
                  12.      Architect Contract...................................................................111
                  13.      Audubon Contract.....................................................................111
                  14.      Centex Contract......................................................................111
         D.       Means for Implementation and Execution of the Plan............................................111
                  1.       General Corporate Matters............................................................111
                  2.       Effective Date Transactions..........................................................112
                  3.       Distributions Generally..............................................................121
                  4.       Services of Old Indenture Trustee....................................................121
                  5.       Distributions to be Made to Bondholders as of Distribution Record Date...............121
                  6.       Cancellation and Surrender of Existing Securities and Agreements.....................121
                  7.       Distributions of Cash................................................................122
                  8.       Timing of Distributions..............................................................122
                  9.       Hart-Scott-Rodino Compliance.........................................................122
                  10.      Minimum Distributions; No Duplicative Distributions; No Interest.....................122
                  11.      Fractional Distributions.............................................................122
                  12.      Delivery of Distributions............................................................123
                  13.      Fees and Expenses of Disbursing Agents...............................................123
                  14.      Time Bar to Cash Payments............................................................123
                  15.      Transfer of Release Pool Distributions...............................................123
                  16.      Objection Deadline...................................................................124
                  17.      Authority to Oppose Claims...........................................................124
                  18.      No Distributions Pending Allowance...................................................124
                  19.      Determination by Bankruptcy Court....................................................124
                  20.      Treatment of Disputed Claims.........................................................124
         E.       Effect of Confirmation of Plan................................................................125
                  1.       Revesting of Assets..................................................................125
                  2.       Discharge of Debtors.................................................................126
                  3.       Dissolution of Debtors...............................................................127
                  4.       Exculpations.........................................................................127
         F.       Conditions Precedent to Confirmation and Effective Date.......................................127
                  1.       Effective Date.......................................................................127
                  2.       Condition Precedent to Confirmation of the Plan......................................127



                  3.       Conditions Precedent to Effective Date...............................................128
                  4.       Waiver of Conditions.................................................................130
                  5.       Effect of Failure of Conditions......................................................130
                  6.       Status of Satisfaction of Conditions.................................................131
         G.       Miscellaneous Provisions......................................................................132
                  1.       Retention of Jurisdiction............................................................132
                  2.       Exemption from Transfer Taxes........................................................132
                  3.       Post-Confirmation Date Fees and Expenses of Professional Persons.....................132
                  4.       Committees...........................................................................132
                  5.       Amendment or Modification of the Plan; Severability..................................132
                  6.       Revocation or Withdrawal of the Plan.................................................133
                  7.       Existing Agreements..................................................................133
                  8.       JCC Intermediary.....................................................................133

VI.  CONFIRMATION AND CONSUMMATION PROCEDURE....................................................................133
         A.       Solicitation of Votes.........................................................................133
         B.       The Confirmation Hearing......................................................................134
         C.       Confirmation..................................................................................135
                  1.       Acceptance...........................................................................135
                  2.       Unfair Discrimination and Fair and Equitable Tests...................................136
                  3.       Feasibility..........................................................................136
                  4.       Best Interests Test..................................................................138
         D.       Consummation..................................................................................139
         E.       Term Loans and Working Capital Facility.......................................................139
         F.       Junior Subordinated Credit Facility...........................................................141
         G.       Convertible Junior Subordinated Debentures....................................................141
         H.       HET Warrant...................................................................................141
         I.       HET/JCC Agreement.............................................................................142

VII.  MANAGEMENT OF THE REORGANIZED DEBTORS.....................................................................144
         A.       Entity Structure..............................................................................144
         B.       Board of Directors and Management.............................................................145
                  1.       Composition of the Board of Directors................................................145
                  2.       Identity, Affiliations, and Nature of Certain Compensation...........................147

VIII.    APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE SECURITIES
         TO BE DISTRIBUTED UNDER THE PLAN.......................................................................147

IX.  CERTAIN RISK FACTORS TO BE CONSIDERED......................................................................148
         A.       Overall Risks to Recovery by Holders of Claims................................................148
                  1.       Uncertainty Regarding Gaming Regulation..............................................149
                  2.       Anti-Gaming Legislation and Activities...............................................150
                  3.       Ability to Commence Operations as Scheduled..........................................150
                  4.       Suitability..........................................................................151
                  5.       Litigation...........................................................................152
                  6.       Conflicts of Interest................................................................152
                  7.       Financial Forecast...................................................................152
                  8.       No Operating History; Lack of Prior Gaming Experience................................152
                  9.       Availability of Term Loans and Working Capital Facility .............................153



                  10.      Execution of the Amended and Renegotiated Casino Operating Contract .................153
                  11.      Competition..........................................................................153
                  12.      Reliance on Single Market............................................................154
                  13.      Lack of Experienced Personnel........................................................154
                  14.      Repurchase of Securities Relating to Gaming Matters..................................154
                  15.      Absence of Public Trading Market.....................................................155
                  16.      Uncertainty Regarding Tax Treatment of the New Bonds, New Contingent
                           Bonds................................................................................155
                  17.      Uncertainty Regarding Objections to Claims...........................................155
                  18.      Uncertainty Regarding City and State Approvals.......................................155
                  19.      Uncertainty Regarding Termination of City Agreement and Canal Street Casino
                           Lease................................................................................156
         B.       Hart-Scott-Rodino Act Requirements............................................................156

X.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.........................................................157
         A.       Tax Consequences to Holders of Claims in Classes A1, A2, A3(a), A3(b), A5, A6, A7,
                  A8, B1, B2, B4, B5, B6, C1, C2, C3, C4, C5, C6 and C7.........................................158
         B.       Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)......................158
                  1.       Treatment of JCC Holding, JCC, CP Development, FP Development and JCC
                           Intermediary as a Single Taxable Entity..............................................159
                  2.       Exchange of Old Bonds by Bondholders.................................................159
                  3.       Classification of New Bonds and New Contingent Bonds as Equity Rather Than
                           Debt.................................................................................161
                  4.       Tax Treatment of New Bonds and New Contingent Bonds..................................162
                  5.       Tax Treatment of Receipt of Common Stock for Certain Releases........................168
                  6.       Tax Treatment of Penalties for Failure to Register Class A New Common Stock,
                           New Bonds and New Contingent Bonds...................................................168
                  7.       Backup Withholding and Reporting Requirements........................................168
         C.       Tax Consequences to JCC Holding...............................................................168

XI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..................................................169
         A.       Liquidation Under Chapter 7...................................................................169
         B.       Alternative Plan or Plans of Reorganization...................................................170

XII.  CONCLUSION AND RECOMMENDATION.............................................................................170


I.  INTRODUCTION

A.       Overview of Sixth Disclosure Statement

              Harrah's Jazz Company, a Louisiana general partnership and debtor in possession ("HJC"), Harrah's Jazz Finance Corp., a Delaware corporation and debtor in possession ("Finance Corp."), Harrah's New Orleans Investment Company, a Nevada corporation and debtor in possession ("HNOIC" and, together with HJC and Finance Corp., the "Debtors"), and Harrah's Entertainment, Inc., a Delaware corporation ("HET" and, together with the Debtors, the "Proponents"), submit this Sixth Amended Joint Disclosure Statement (the "Disclosure Statement") pursuant to Sections 1125 and 1127 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtors. The Disclosure Statement is submitted in connection with (i) the solicitation of acceptances or rejections of the Debtors' Third Amended Joint Plan of Reorganization, As Modified Through August 12, 1998 (the "Plan") filed by the Proponents with the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court") and (ii) the hearing to consider approval of the proposed plan modifications (the "Confirmation Hearing") scheduled for the date set forth in the accompanying notice. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

         1.   Prior Versions of the Plan of Reorganization

              This Disclosure Statement describes modifications to prior versions of the Plan which were formulated at earlier stages of these proceedings, as follows:

         - The Original Plan. On February 28, 1997, the Proponents filed their Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of February 26, 1997. In March 1997, copies of that plan and Debtors' Third Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code were distributed to all holders of Claims against the Debtors that voted on the Original Plan (as defined below), and all holders of Claims against the Debtors were sent ballots on which they could indicate their acceptance or rejection of that plan. That plan received the requisite votes for acceptance by creditors and, as voted upon by all affected parties entitled to vote and as modified in connection with the hearing on confirmation, was confirmed by the Bankruptcy Court on April 28, 1997. As so modified and confirmed, it is referred to herein as the "Original Plan." The effectiveness of the Original Plan was conditioned upon, among other things, the execution and delivery of a modified casino operating contract and all necessary approvals, if any, from the State of Louisiana (the "State"). Although the Louisiana Gaming Control Board ("LGCB") approved a modified casino operating contract (the "April 29, 1997 Casino Operating Contract") and related documents in connection with the Original Plan, the State took the position that the State legislature must also give its approval, which the State legislature failed to do in its regular session which adjourned on June 23, 1997. Consequently, the Original Plan did not take effect.

         - The June 26, 1997 Plan. In light of the State legislature's adjournment without action on the April 29, 1997 Casino Operating Contract, on June 26, 1997, the Proponents sought Bankruptcy Court approval to modify the Original Plan to provide, among other things, for the assumption of HJC's existing casino operating contract without any amendments requiring the approval of the LGCB or the State legislature (the "June 26, 1997 Plan"). In July 1997, the Debtors' Fourth Amended Summary Joint Disclosure Statement Pursuant to Sections 1125 and 1127 of the Bankruptcy Code, was circulated to all parties entitled to vote on the June 26, 1997 Plan. The State and the LGCB vigorously opposed the June 26, 1997 Plan. Negotiations ensued with the various parties in interest in the reorganization, including the official committee of Bondholders appointed in HJC's Chapter 11 case (the "Bondholders Committee") and a syndicate of banks led by Bankers Trust Company, HJC's primary pre-petition lenders (the "Bank Lenders"). Because those negotiations ultimately proved successful, the June 26, 1997 Plan was not presented to the Bankruptcy Court for a final hearing on confirmation.

         - The January 29, 1998 Plan. Negotiations among the various parties in interest resulted in the preparation of revisions to the April 29, 1997 Casino Operating Contract, incorporating, among other things, a guaranty of the annual minimum payments due under an amended casino operating contract. On December 9, 1997, the LGCB unanimously approved an amended version of the casino operating contract (as so modified, the "December 9, 1997 Casino Operating Contract") for submission to the Governor of the State with the request that he submit it to the State legislature for its approval. Shortly thereafter, the Proponents proposed a new set of modifications to the Original Plan which abandoned the modifications proposed in the June 26, 1997 Plan. In December 1997, copies of the Original Plan as so modified, the Debtors' Fifth Amended Joint Disclosure Statement Pursuant to Sections 1125 and 1127 of the Bankruptcy Code (the "Fifth Disclosure Statement"), and ballots affording creditors an opportunity to change votes previously cast with respect to the Original Plan were distributed to all holders of claims entitled to vote on such plan. With the requisite number of votes for acceptance continuing to be received in support of the Original Plan as so modified, the Bankruptcy Court entered an order on January 29, 1998 approving those modifications, as well as certain other immaterial modifications, and confirming the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Modified Through January 29, 1998 (the "January 29, 1998 Plan").

         - The Existing Plan. The effectiveness of the January 29, 1998 Plan, like the Original Plan, was conditioned upon, among other things, the execution and delivery of an amended casino operating contract and all necessary approvals, if any, from the State. The Governor initially indicated that he would call a special session of the State legislature commencing in the latter part of March 1998 which would consider, among other things, approval of the December 9, 1997 Casino Operating Contract. However, after receiving an opinion from the State Attorney General that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract, the Governor did not include consideration of the December 9, 1997 Casino Operating Contract in his call for the special session. Instead, on March 20, 1998, the LGCB approved an amended and renegotiated Casino Operating Contract among HJC, Jazz Casino Company, L.L.C. ("JCC") and the State, by and through the LGCB, with certain minor modifications (the "Amended and Renegotiated Casino Operating Contract"), subject to, among other conditions, the condition that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC or JCC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval. See Section IV.U., "Events During the Chapter 11 Cases--Bean and Jordan Litigation." Following the LGCB's approval of the Amended and Renegotiated Casino Operating Contract without the State legislature's approval, the Proponents filed a motion to approve further modifications to the January 29, 1998 Plan to take into account, among other things, the LGCB's approval of the Amended and

              Renegotiated Casino Operating Contract without legislative approval. These modifications were deemed by the Bankruptcy Court to be immaterial in nature and therefore were not circulated for a vote. On April 6, 1998, the Bankruptcy Court entered an order confirming the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Modified Through April 6, 1998 (the "Existing Plan").

         2. The Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998

              The effectiveness of the Existing Plan, as with its predecessors, is conditioned upon, among other things, the execution and delivery of an amended casino operating contract and all necessary approvals, if any, from the State. While the LGCB has given its approval to the Amended and Renegotiated Casino Operating Contract, that approval will not become final, and the contract cannot be executed, until, among other things, the LGCB makes a determination that certain of the owners and operators of the Casino (as defined below) are suitable under applicable rules and regulations, and until certain regulatory rulings and approvals are received. In order to make this determination, the LGCB requires that the successors to the Debtors, the manager of the Casino and certain of their respective shareholders, members, officers and directors undergo extensive investigation and review by the LGCB and State Police, including character and financial responsibility review, to be found suitable and qualified under the Louisiana Economic Development and Gaming Act (the "Gaming Act") and to obtain the requisite authorizations, permits and licenses. That process has commenced. The Chairman of the LGCB has stated that the process is targeted to conclude in October of 1998, although there can be no assurance that the process will be completed by such time.

              In the meantime, and in connection with preparations for consummation of the Existing Plan, HJC commenced a review of the partially-constructed Casino and adjoining parking lot structure to determine
(i) what redesign of the Casino interior will be necessitated by the dedication of the second floor of the Casino building to non-gaming uses and by the other changes in the configuration of the Casino contemplated by the Amended and Renegotiated Casino Operating Contract, (ii) whether to upgrade the Casino design and gaming equipment to meet more intense competition from other gaming facilities such as those located on the Mississippi Gulf Coast, (iii) the extent of physical deterioration to the Casino structure and adjoining parking facilities during the three year reorganization process, and (iv) the extent to which increased costs resulting from proposed modifications and additions might be offset by changes to the Casino design. In addition, HJC obtained estimates for the costs of the various modifications to the Casino project under consideration, and also determined what costs have and will be occasioned by the delay in the reorganization process resulting from the developments described above.

              Upon determining what modifications and additions to the Casino project are reasonably necessary to its success, what other changes to the Casino design should be made to partially offset the increased costs occasioned by such modifications and the delay in the reorganization process, and after negotiations with the Bondholders Committee and the Bank Lenders, HJC revised its budget for completion and operation of the Casino. HJC's revised budget for completion of the Casino project contemplates, among its components, $25 million in additional new financing and the cancellation of all accrued interest on the DIP

Loan (as defined below). HJC also has determined that it is desirable to modify the corporate structure of the reorganized entities emerging from bankruptcy. Due to the above modifications, HJC proposes to modify the Existing Plan as set forth in the proposed Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998, (the "Plan"), a copy of which is filed as an exhibit hereto.

         3.   Summary of Modifications Proposed in The Plan

              The primary modifications made in the Existing Plan and contained in the accompanying Plan are as follows:

         - Modified Credit Facilities for the Reorganized Debtors. The Existing Plan contemplates that the reorganized Debtors would obtain term loans in the aggregate amount of up to $199 million; $60 million under the A Term Loan and $139 million under the B Term Loan. (The Fifth Disclosure Statement distributed in connection with the solicitation of votes on the January 29, 1998 Plan contemplated $135 million (as opposed to $139 million) of availability under the B Term Loan. In connection with confirmation of the January 29, 1998 Plan, the Bankruptcy Court determined that the $4 million variance was immaterial and did not require further disclosure to creditors at that time.)

              Under the Plan, the B Term Loan will be increased by $12.5 million to a total of $151.5 million, resulting in the availability of up to $211.5 million in term loans. In addition, the junior subordinated credit facility provided by HET will be increased by $12.5 million, resulting in a total of $22.5 million of availability under the junior subordinated credit facility. The amount available to Jazz Casino Company, L.L.C. ("JCC")under the working capital facility will remain at $25 million. For more information, see Section VI.E., "Confirmation and Consummation Procedure Term Loans and Working Capital Facility" and Section VI.F., " Junior Subordinated Credit Facility."

         - Cancellation of Claim For Accrued DIP Interest. The Plan provides that the claim of Harrah's Operating Company, Inc., a Delaware corporation and a wholly-owned subsidiary of HET ("HOCI"), or an affiliate thereof (collectively, the "DIP Lender") for accrued interest on the debtor-in-possession loans (the "DIP Loan"), which was to be paid under the Existing Plan to the DIP Lender on the Effective Date, will be canceled on the Effective Date. The Proponents estimate that this will provide JCC with in excess of $5 million in additional funds on the Effective Date.

         - Revised Corporate Structure. The Plan provides that except for certain excess real property not needed for development and operation of the Casino, all the assets of the Debtors will vest in JCC. Title to the excess real property owned by the Debtors at 3 Canal Place in New Orleans, adjacent to the Canal Place shopping center, will vest in CP Development, L.L.C. ("CP Development"), a newly formed Louisiana limited liability company, and title to the excess real property owned by the Debtors on Fulton and Poydras Streets in New Orleans, adjacent to the Casino parking facilities, will vest in FP Development, L.L.C. ("FP Development"), a newly formed Louisiana limited liability company. CP Development and FP Development will be wholly-owned by JCC Intermediary Company, L.L.C., a Louisiana limited liability company ("JCC Intermediary"), which, in turn, will be wholly-owned by JCC Holding Company, a Delaware corporation ("JCC Holding"). Pending the resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective

              Date. In such case, CP Development and FP Development will be wholly-owned by JCC Holding.

B.       Voting Procedure

              Because some or all of the modifications to the Existing Plan proposed in the accompanying Plan might be regarded as material, the Proponents have elected to re-solicit the holders of Claims that are entitled to vote to accept or reject the Plan to determine whether they wish to change their votes on the Existing Plan.

              If you timely voted to accept or reject the Original Plan (or later changed your vote in connection with the solicitation of votes on the January 29, 1998 Plan), you will be deemed to have accepted or rejected, as the case may be, the accompanying modified Plan unless you affirmatively change your vote on the accompanying ballot. Consequently, if you do not wish to change the vote you previously cast, you need do nothing further. Similarly, Bondholders as of May 5, 1997 will be deemed to have given or not given the releases in the manner elected with respect to the Original Plan for purposes of this Plan, unless such Bondholders affirmatively change their release election by the procedure approved by the Bankruptcy Court.

              The Proponents are proposing the modifications contained in the accompanying Plan pursuant to Section 1127(b) of the Bankruptcy Code, and have sought and obtained approval of this Sixth Amended Disclosure Statement in support of the Plan, as modified. Accompanying the copies of this Disclosure Statement distributed to holders of Claims entitled to vote are ballots for acceptance or rejection of the Plan, as modified, to be returned to the Ballot Agent (as defined below), all in accordance with the procedures set out in the accompanying notice.

              Attached as Exhibits to this Disclosure Statement are copies of the following:

         -    The Plan and the exhibits thereto (Exhibit A);

         -    Projected Financial Information (Exhibit B); and

         -    Debtors' Liquidation Analysis (Exhibit C).

In addition, a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that are entitled to vote to accept or reject the Plan.

              After notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment whether to accept or reject (including whether to change their acceptance or rejection of) the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

              ALL OF THE DEBTORS' CREDITORS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE DETERMINING WHETHER TO CHANGE THEIR VOTES ON THE PLAN AND, IN THE CASE OF CERTAIN BONDHOLDERS, WHETHER TO CHANGE THEIR RELEASE ELECTIONS.

              Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired under the terms and provisions of a Chapter 11 plan are entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a Chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

              Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4,
B5, C1, C2, C3, C4, C5 and C6 of the Plan are impaired and, to the extent such Claims are Allowed Claims, the holders of such Claims will receive distributions under the Plan. Holders of Claims in those Classes which voted on the Original Plan (or which later changed their votes in connection with the solicitation of votes on the January 29, 1998 Plan) are entitled to vote to accept or reject the Plan. Classes A8, A9, B6, B7, C7 and C8 do not receive any distributions under the Plan and the holders of those Claims and Equity Interests are conclusively presumed to have rejected the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Claims in Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5, C1, C2, C3, C4, C5 and C6. See Section V.A.,
"The Plan of Reorganization--Classification and Treatment of Claims and Equity Interests."

              The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. For a complete description of the requirements for confirmation of the Plan, see Section VI., "Confirmation and Consummation Procedure."

              If a Class of Claims or Equity Interests rejects the Plan or is deemed to reject the Plan, the Debtors have the right to request confirmation of the Plan pursuant to Section 1127 and Section 1129(b) of the Bankruptcy Code.
Section 1129(b) permits the confirmation of a plan notwithstanding the nonacceptance of such plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.C.2., "Confirmation and Consummation Procedure--Confirmation--Unfair Discrimination and Fair and Equitable Tests."

              With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, the Proponents intend to request confirmation of the Plan pursuant to Section 1127 and Section 1129(b) of the Bankruptcy Code. If one or more of the Classes entitled to vote on the Plan votes to reject the Plan, the Proponents reserve the right to request confirmation of the Plan over the rejection of the Plan by such Class or Classes (however, the Proponents acknowledge that the Plan, in the form of the "Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998", cannot be confirmed under the cramdown requirements of Section 1129(b) if Class A4 does not accept the Plan). The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

              THE PROPONENTS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND URGE THAT CREDITORS CONTINUE TO SUPPORT ACCEPTANCE OF THE PLAN.

              THE COMMITTEE OF UNSECURED CREDITORS APPOINTED IN HJC'S CHAPTER 11 CASE SUPPORTS THE PLAN.

              THE COMMITTEE OF BONDHOLDERS APPOINTED IN HJC'S CHAPTER 11 CASE SUPPORTS THE PLAN.

              After carefully reviewing this Disclosure Statement, including the Exhibits, each holder of an Allowed Claim in Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5, C1, C2, C3, C4, C5 and C6 which desires to change its vote should do so. If you voted to accept or reject the Original Plan (or changed such vote in connection with the solicitation of votes on the January 29, 1998 Plan) and desire to change the vote that you previously cast, a ballot is enclosed for the purpose of changing your vote. If you hold a Claim in more than one Class and you are entitled to vote Claims in more than one Class, you will receive a ballot or ballots which will permit you to vote in all appropriate Classes of Claims. Please vote and return your ballot(s) to the "Ballot Agent" as follows:

             Balloting Agent for In re Harrah's Jazz Company, et al.
                         c/o PricewaterhouseCoopers LLP
                                 P.O. Box 81109
                             Chicago, Illinois 60681

The indenture trustee for the 14-1/4% First Mortgage Notes due 2001 with Contingent Interest of HJC and Finance Corp. (the "Old Bonds") is not permitted to vote on behalf of the holders of the Old Bonds and, consequently, each holder of Old Bonds (a "Bondholder") desiring to change its vote or release election must submit its own ballot. Bondholders should not return their Old Bonds with their ballots.

              TO BE COUNTED, YOUR BALLOT INDICATING A CHANGE IN YOUR PRIOR ACCEPTANCE OR REJECTION OF THE ORIGINAL PLAN (OR, IF APPLICABLE, THE JANUARY 29, 1998 PLAN) MUST BE RECEIVED NO LATER THAN THE TIME AND DATE SET FORTH IN THE ACCOMPANYING NOTICE.

              IF YOU ALREADY TIMELY VOTED TO ACCEPT OR REJECT THE ORIGINAL PLAN (OR CHANGED YOUR VOTE IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE JANUARY 29, 1998 PLAN), YOU WILL BE DEEMED TO HAVE ACCEPTED OR REJECTED, AS THE CASE MAY BE, THE ACCOMPANYING PLAN UNLESS YOU AFFIRMATIVELY CHANGE YOUR VOTE USING THE ACCOMPANYING BALLOT.

              If you are a creditor entitled to vote on the Plan and you did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please call Vincent E. Lazar (of Jenner & Block, counsel to HJC and Finance Corp.) at (312) 923-8497. The Ballot Agent cannot provide any advice with respect to voting for or against the Plan and no information provided by the Ballot Agent shall alter, supplement or amend any disclosure contained in this Disclosure Statement.

              Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on the date and at the time set forth in the accompanying notice before the Honorable Thomas M. Brahney, III, United States Bankruptcy Judge, at the United States Bankruptcy Court, 501 Magazine Street, 709 Hale Boggs Building, New Orleans, Louisiana. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before the time and date set forth in the accompanying notice, in the manner described below in Section VI.B., "Confirmation and Consummation Procedure--The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                            II. OVERVIEW OF THE PLAN

              THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY. CREDITORS, HOLDERS OF EQUITY INTERESTS AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN SECTION V OF THIS DISCLOSURE STATEMENT AS WELL AS THE PLAN ITSELF.

              The primary purposes of the Plan are to:

         - provide for an expeditious emergence from Chapter 11 by the Debtors to allow for the opening of a land-based casino in New Orleans scheduled to open twelve months after the Effective Date;

         - enable the Debtors immediately to re-commence construction of a first-class gaming facility with substantial revenue-generating potential and thereby provide jobs and income for the people of the City of New Orleans and the State of Louisiana;

         - provide for a guaranty of the annual minimum payment to be made to the LGCB pursuant to the Amended and Renegotiated Casino Operating Contract;

         - de-leverage the Debtors significantly by converting a substantial portion of the claims of Bondholders into new common stock of the reorganized entity;

         - provide the Debtors' creditors with the highest possible recoveries under the circumstances, including payment in full, in cash of Allowed, general, unsecured claims against HJC; and

         - bring an end to the significant costs and delay associated with the litigation that has plagued the Debtors and other parties.

              Under the Plan, except for certain excess real property not needed for development and operation of the Casino, all the assets of the Debtors will vest in JCC, a newly formed Louisiana limited liability company, on the effective date of the Plan as defined in the Plan (the "Effective Date"). Title to the excess real property owned by HJC at 3 Canal Place in New Orleans, adjacent to the Canal Place shopping center (the "3CP Property"), will vest in CP Development, a newly formed Louisiana limited liability company, and title to the excess real property owned by HJC along Fulton and Poydras Streets in New Orleans, adjacent to the Casino parking facilities (the "Fulton Property"), will vest in FP Development, a newly formed Louisiana limited liability company. JCC, CP Development and FP Development will be wholly-owned by JCC Intermediary, which, in turn, will be wholly-owned by JCC Holding. JCC Development (as defined below), CP Development and FP Development will each provide mortgages and guarantees for the benefit of the Bank Lenders, Bondholders and HET and HOCI. Pending resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective Date and in such case JCC, CP Development and FP Development will be wholly-owned by JCC Holding. The Plan provides that, for federal income tax purposes, the vesting of assets in JCC, CP Development and FP Development shall be deemed to have occurred as a deemed exchange by the Bondholders of the Old Bonds for such assets, and a deemed exchange by the Bondholders of such assets for the Class A New Common Stock (as defined below), the New Bonds (as defined below), and the New Contingent Bonds (as defined below). See Section X.B.2., "Certain Federal Income Tax Consequences of the Plan--Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)--Exchange of Old Bonds by the Bondholders."

              Following the Effective Date, JCC is expected to complete construction of the land-based casino facility to be located on the site of the former Rivergate Convention Center in New Orleans (the "Casino") and open for business within 12 months of the Effective Date. JCC will fund completion of construction of the Casino from the following sources: (i) a $60 million term loan (the "A Term Loan") from a syndicate of lenders led by Bankers Trust Company, as administrative agent ("BTCo"), (ii) a $151.5 million term loan from a syndicate of lenders led by BTCo (the "B Term Loan" and, together with the A Term Loan, the "Term Loans"), (iii) the sale to the Participating Banks (as defined in Section V.B.4. below), Salomon Smith Barney ("Salomon"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and BT Alex. Brown Incorporated of approximately $27 million aggregate principal amount of Convertible Junior Subordinated Debentures of JCC (the "Convertible Junior Subordinated Debentures"), (iv) a credit facility pursuant to which HET has agreed to make available up to $22.5 million of subordinated indebtedness (the "Junior Subordinated Credit Facility") to fund project costs to the extent that such costs exceed amounts available under the Term Loans (excluding Tranche A-1 and Tranche A-2 (both as defined below)), the proceeds from the sale of the Convertible Junior Subordinated Debentures and the Harrah's New Equity Investment (as defined below), and (v) an equity investment by HET, Harrah's Crescent City Investment Company, a Nevada corporation and wholly-owned subsidiary of HET, and/or another affiliate of HET (the "Harrah's Investor") in an amount equal to the difference between $75 million and the then outstanding principal amount of debtor-in-possession financing provided by the DIP Lender to HJC, which will be converted to equity and contributed to JCC Holding on the Effective Date (the "Harrah's New Equity Investment"). Upon, and subject to, the occurrence of the Effective Date, the claim of the DIP Lender to any interest which has theretofore accrued on the debtor-in-possession financing will be canceled. The Junior Subordinated Credit Facility will be applied to project costs prior to amounts under Tranche A-1 and Tranche A-2 of the Term Loans. JCC will also have up to $25 million available for working capital purposes under a working capital line of credit (the "Working Capital Facility" and, together with the Term Loans, the "Bank Loans").

              The Bank Loans will be secured by substantially all of the assets of JCC Holding, JCC, JCC Development, CP Development and FP Development (except the Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments (as defined below). The Bank Loans will be secured on a second lien priority basis, junior only to a lien securing certain obligations of JCC under the HET/JCC Agreement. Among the Bank Loans, the A Term Loan will be senior to the Working Capital Facility, and the Working Capital Facility will be senior to the B Term Loan. The B Term Loan will be pari passu with the New Bonds and the New Contingent Bonds. The A Term Loan will consist of three tranches: (i) an A-1 tranche with up to $10 million of availability ("Tranche A-1"); (ii) an A-2 tranche with up to $20 million of availability ("Tranche A-2"); and (iii) an A-3 tranche with up to $30 million of availability ("Tranche A-3"). The B Term Loan will consist of two tranches: (i) a B-1 tranche with up to $30 million of availability ("Tranche B-1"); and (ii) a B-2 tranche with up to $121.5 million of availability ("Tranche B-2"). HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche A-2, Tranche B-2 and the Working Capital Facility. Each of the A Term Loan, the B Term Loan and the Working Capital Facility will be obtained by HJC pursuant to
Section 364 of the Bankruptcy Code and assumed by JCC, and the Convertible Junior Subordinated Debentures will be sold by HJC pursuant to Section 364 of the Bankruptcy Code and HJC's obligations thereunder will be assumed by JCC. See
Section VI.E.,

"Confirmation and Consummation Procedure--Term Loans and Working Capital Facility," Section VI.F., "--Junior Subordinated Credit Facility," Section VI.G., "--Convertible Junior Subordinated Debentures" and Section IX.A.9., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Availability of Term Loans and Working Capital Facility."

              JCC, JCC Development, CP Development and FP Development each will be single member limited liability companies, wholly-owned by JCC Intermediary, a Louisiana limited liability company which, in turn, will be a single member limited liability company, wholly-owned by JCC Holding (JCC Holding, together with JCC and JCC Intermediary, are collectively referred to herein as the "JCC Entities", and the JCC Entities, together with JCC Development, CP Development and FP Development, are collectively referred to herein as the "New Entities"). Pending the resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective Date. In such case, JCC, JCC Development, CP Development and FP Development will be wholly-owned by JCC Holding. Upon consummation of the Plan, the outstanding capital stock of JCC Holding will consist of shares of Class A common stock, par value $.01 per share ("Class A New Common Stock"), and shares of Class B common stock, par value $.01 per share ("Class B New Common Stock" and, together with the Class A New Common Stock, the "New Common Stock"). Under the Plan, the Harrah's Investor will purchase, among other things, shares of Class B New Common Stock in exchange for the Harrah's New Equity Investment. The Class B New Common Stock issued on account of the Harrah's New Equity Investment and other consideration will constitute 49.9% of the New Common Stock. Also under the Plan, shares of Class A New Common Stock which constitute 37.1% of the New Common Stock will be distributed on a pro rata basis to the Bondholders, and shares of Class A New Common Stock which constitute 13% of the New Common Stock will be issued to a disbursing agent for the benefit of Bondholders who consent to certain releases as provided in the Plan. See Section V.B., "Plan of Reorganization--Settlement of Certain Claims and Prosecution and Assignment of Certain Claims--Consensual Non-Debtor Releases," and the release description chart contained therein. The Harrah's Investor will contribute a number of its shares equal to 2% of the New Common Stock to a disbursing agent for the benefit of Bondholders who consent to certain releases as provided in the Plan (which shares will become shares of Class A New Common Stock upon receipt by such Bondholders). In addition, under certain settlement agreements contemplated under the Plan, the Harrah's Investor will transfer from its distribution (i) options to purchase a number of shares of Class B New Common Stock constituting in the aggregate up to 3% of the New Common Stock to each of the nine shareholders of New Orleans/Louisiana Development Corporation ("NOLDC"), (ii) options to purchase a number of shares of Class B New Common Stock constituting in the aggregate up to 1.5% of the New Common Stock to First National Bank of Commerce (together with its successors and assigns, "FNBC") (which shares will remain shares of Class B New Common Stock upon receipt by FNBC), and (iii) a number of its shares constituting 3.5% of the New Common Stock to the senior secured bondholders of Grand Palais Casino, Inc. ("Grand Palais") (which shares will become shares of Class A New Common Stock upon receipt by such bondholders).

              In consideration of HET's payment guarantee or "put" agreement in respect of Tranche A-2 of the A Term Loan, Tranche B-2 of the B Term Loan, and the Working Capital Facility, Harrah's Investor will receive, among other things, the HET Warrant (as defined below) to purchase additional shares of New Common Stock such that, upon exercise of the HET Warrant in its entirety, HET and its subsidiaries, including Harrah's Investor, would own in the aggregate 50.0% of the New Common Stock, subject to certain adjustments. The number of shares issuable upon exercise of the HET Warrant will be calculated and/or adjusted as necessary to reflect, among other things, the transfer of shares upon exercise of the options held by FNBC and the NOLDC shareholders to purchase New Common Stock from HET or its subsidiaries and the issuance of shares of New Common Stock upon conversion of any of the Convertible Junior Subordinated Debentures. The HET Warrant will be exercisable at any time after the Transition Date (as defined below) until the sixth anniversary of the opening of the Casino, in whole or in part at a price of $15.00 per share of New Common Stock. Harrah's Investor will not be permitted to exercise the HET Warrant with respect to that number of shares which would cause HET and its subsidiaries, including Harrah's Investor, to own in the aggregate more than 50.0% of the New Common Stock until such time as such exercise would not cause Harrah's Investor to own more than 50.0% of the New Common Stock. If at any time after the Transition Date, the closing bid price of New Common Stock has exceeded $20.00 per share for sixty consecutive trading days, JCC Holding's board of directors may elect to give written notice to Harrah's Investor of an election to redeem 75% of the warrants at $0.05 per warrant unless Harrah's Investor exercises the warrant within 45 days after the date of such notice. If (i) an election to redeem warrants is made by JCC Holding, and (ii) Harrah's Investor exercises warrants with respect to that number of shares which at the time of exercise would cause HET and its subsidiaries, including Harrah's Investor, to own in the aggregate 50.0% of the New Common Stock, then none of the then unexercised warrants which were called for redemption shall be redeemed. See Section VI.E., "Confirmation and Consummation Procedure--Term Loans and Working Capital Facility," and Section VI.H., "--HET Warrant."

              The Bondholders will receive (i) $187.5 million in aggregate principal amount of Senior Subordinated Notes due 2009 with Contingent Payments of JCC (the "New Bonds"), which will pay (a) fixed interest semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the fourth and fifth years (as set forth in the Bondholder Term Sheet Summary of Restructuring attached to the Plan as Exhibit D), and increasing to 8% per annum after the first five years (collectively, "Fixed Interest"), and (b) contingent payments based on a percentage of EBITDA (as defined below) of JCC; and (ii) a pro rata share of Senior Subordinated Contingent Notes due 2009 of JCC (the "New Contingent Bonds"), on which all payments will be contingent based on a percentage of EBITDA of JCC. JCC will have the option of making the first six semi-annual payments of Fixed Interest on the New Bonds in kind rather than in cash; provided, however, that JCC must pay the first four semi-annual payments of Fixed Interest in kind if Tranche A-1 and/or Tranche A-2 is outstanding when such payments are due. JCC will have the option to pay the fifth and sixth semi-annual payments of Fixed Interest in kind and may be required to do so under certain circumstances by the Credit Agreement between BTCo and JCC (the "Credit Agreement"); provided, however, that JCC may not pay the fifth and sixth semi-annual payments of Fixed Interest in kind if
(i) Tranches A-1 and A-2 have been fully repaid, (ii) there are no outstanding drawings under the Working Capital Facility, and (iii) JCC has accumulated cash availability of at least $20 million. If JCC pays Fixed Interest in kind on any of the first four semi-annual interest payment dates, Harrah's New Orleans Management Company ("HNOMC") will defer its Base Management Fees and HET and HOCI will defer their guaranty fees under the HET/JCC Agreement to the extent that the cash savings from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 and Tranche A-2. If JCC is required to pay Fixed Interest in kind with respect to the third, fourth, fifth or sixth semi-annual interest payment because of the terms of the Term Loans, or if JCC elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee (as defined below) payable to HNOMC will be deferred during such corresponding period. The Term Loans provide for quarterly amortization; however, such payments on principal will be deferred during the first three years after the Effective Date if (i) JCC has elected to pay Fixed Interest in kind during the interest period ending prior to the current quarter, (ii) HNOMC has deferred both Base Management Fees and Incentive Management Fees for the corresponding interest period and (iii) HET and HOCI have deferred their guaranty fees under the HET/JCC Agreement. After repayment of Tranche A-1 and Tranche A-2, deferred Base Management Fees and deferred guaranty fees under the HET/JCC Agreement shall be due and payable pro rata to HNOMC, HET and HOCI, as applicable, out of excess cash flow at such time and to the extent that EBITDA exceeds $65 million; deferred Incentive Management Fees shall be due and payable to HNOMC out of excess cash flow after repayment of any deferred Base Management Fees and deferred guaranty fees under the HET/JCC Agreement at such times and to the extent that EBITDA exceeds $75 million.

              Payments of Fixed Interest in kind or deferrals of fees and other obligations are required if JCC does not meet certain EBITDA targets starting with the fourth year after the Effective Date. If EBITDA for JCC is not in excess of $28.5 million for the twelve months ending one month prior to each semi-annual interest payment date, Fixed Interest on the New Bonds will be paid in kind, the Base Management Fees and Incentive Management Fees will be deferred, amortization under the Term Loans will be deferred and the guaranty fees due under the HET/JCC Agreement will be deferred. See Section V.C.4., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Management Agreement." Interest payments not made in kind are payable in cash.

              The New Bonds and the New Contingent Bonds will be secured by a lien on all of the assets of JCC Holding, JCC Intermediary (if formed), JCC, JCC Development, CP Development and FP Development (except the Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and Gross Revenue Share Payments) junior to the liens securing certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility, and any refinancings thereof which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or (y) of the fees and expenses incurred in connection with the refinanced indebtedness) or decrease the weighted-average maturity thereof, and pari passu with the liens securing the B Term Loan, and any refinancings thereof which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or (y) of the fees and expenses incurred in connection with the refinanced indebtedness) or decrease the weighted-average maturity thereof. See Section V.D.2.c., "Plan of Reorganization--Means for Implementation and Execution of the Plan--Effective Date Transactions--New Bond Documents--New Bonds" and "--New Contingent Bonds."

              Until the Transition Date, JCC Holding's board of directors will consist of an equal number of (i) directors elected by the holders of a majority of the shares of Class B New Common Stock (the "HET Directors") and (ii) directors elected by the holders of a majority of the shares of the Class A New Common Stock (the "Independent Directors" or as initially selected by the Bondholders Committee, the "Bondholders Director Nominees"). JCC Holding will pay reasonable directors' fees to all of the Independent Directors and HET Directors who are not employees of HET (or its subsidiaries) (including without limitation annual and per-meeting fees and, in the discretion of JCC Holding's board of directors, long-term compensation awards), will pay out-of-pocket expenses for all directors and will carry adequate and long-term compensation directors' insurance for the benefit of all directors. The HET Directors will generally supervise the day-to-day activities with respect to the New Entities, except upon the occurrence of certain Flip Events (as defined below) relating to bankruptcy filings by or against HNOMC, HET, or certain related entities or certain defaults under material agreements, in which event the Independent Directors will supervise the day-to-day activities with respect to the New Entities. Certain Flip Events will require the addition of an Independent Director, and events constituting a Change of Control (as defined below) will generally require the addition of an HET Director. Certain significant transactions relating to the JCC Entities will generally require the approval of a majority of both the HET Directors and the Independent Directors. See Section VII.B., "Management of the Reorganized Debtors--Board of Directors and Management."

              Under the Plan, each holder of an Allowed, general, unsecured claim against HJC will receive payment of 100% of its Allowed claim in cash.

              Current holders of Equity Interests in the Debtors will not receive any distributions on account of such Equity Interests under the Plan.

              The Plan provides for releases by the Debtors of claims against other parties in interest and consensual releases by non-debtors of claims against other non-debtor persons or entities. Such releases, and injunctions in support of such releases, are summarized and described in greater detail in
Section V.B. below.

              In connection with the Plan, HET and HOCI will execute and deliver guarantees for the completion of the Casino for the benefit of (i) the City of New Orleans (the "City") and the Rivergate Development Corporation (the "RDC"),
(ii) the LGCB, (iii) the holders of New Bonds and New Contingent Bonds, and (iv) the lenders under the Bank Loans (the "New Completion Guarantees"). In addition, HET and HOCI will guarantee payment in full of Allowed Unsecured Claims of HJC. The failure of the lenders under the Term Loans to disburse funds will not terminate the obligations of HET and HOCI under the New Completion Guarantees. See Section V.C.5., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Completion Guarantees."

              The Amended and Renegotiated Casino Operating Contract provides that for each COC Fiscal Year (as defined below), JCC will cause to be provided a guaranty of the $100 million minimum payment, and a failure to do so will result in a termination of the Amended and Renegotiated Casino Operating Contract (a "Minimum Payment Guaranty"). The Plan provides that HET and HOCI will provide a Minimum Payment Guaranty, which guarantees for the first 365 days after the opening of the Initial Casino Facilities (as defined below), JCC's annual minimum payment obligation of $100 million to the LGCB pursuant to the Amended and Renegotiated Casino Operating Contract, which guaranty will be renewable on a yearly basis (subject to certain non-renewal conditions and early termination provisions) through the COC Fiscal Year ending March 31, 2004 pursuant to that certain HET/JCC Agreement among HET, HOCI and JCC (the "HET/JCC Agreement"). In exchange for providing a Minimum Payment Guaranty pursuant to the HET/JCC Agreement, HET and HOCI (and any substitute guarantor) will receive, among other things, annual payments from JCC and a first lien on substantially all the assets of JCC Holding, JCC, JCC Development, CP Development and FP Development (except the Amended and Renegotiated Casino Operating Contract and the Gross Revenue Share Payments), all as more fully set forth in the Plan and the exhibits thereto, to secure JCC's obligations under the HET/JCC Agreement. See Section VI.I., "Confirmation and Consummation Procedure--HET/JCC Agreement."

              By entering into the HET/JCC Agreement and providing a Minimum Payment Guaranty, HET and HOCI are not obligated to provide a Minimum Payment Guaranty for the entire term of the Amended and Renegotiated Casino Operating Contract, but rather have proposed only to provide it for the period and on terms and conditions specified therein. HET and HOCI have expressly informed JCC, the State and the LGCB that they have not agreed to renew a Minimum Payment Guaranty beyond March 31, 2004, or in any prior year in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew by the express terms of the HET/JCC Agreement. HET and HOCI have informed the Debtors, JCC, the State and the LGCB that any decision they make concerning whether to renew any Minimum Payment Guaranty or the HET/JCC Agreement will be made in their sole discretion, acting only in their best interests. The State and the LGCB acknowledge and the JCC Entities will acknowledge that (i) HET and HOCI are not obligated to and have not given any assurances to the Debtors, JCC, the State or the LGCB that they will renew the HET/JCC Agreement beyond March 31, 2004, or renew any Minimum Payment Guaranty for any earlier COC Fiscal Year in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew under the express terms of the HET/JCC Agreement, (ii) HET and HOCI have the right to make any such renewal decision by considering only their best interests, and (iii) HET and HOCI need not consider the interests of any other parties in making any such renewal decision, notwithstanding that HET and HOCI are involved in a number of capacities in respect of the JCC Entities. In the event a non-renewal condition under the HET/JCC Agreement has occurred or upon termination of the HET/JCC Agreement on March 31, 2004, JCC will be required to secure a substitute guarantor to provide a Minimum Payment Guaranty or the Casino will be unable to remain open under the terms of the Amended and Renegotiated Casino Operating Contract. Such substitute guarantor may or may not be HET and there can be no assurance that JCC will be able to locate a substitute guarantor on satisfactory terms.

              In accordance with the provisions of the Bankruptcy Code, Claims against, and Equity Interests in, the Debtors are divided into classes in the Plan. The classification of Claims and Equity Interests and their treatment under the Plan may be summarized as follows:

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Administrative Claims (Unclassified)                  Each holder of an Allowed Administrative Expense
                                                      Claim against a Debtor will receive (i) the amount
Costs of the bankruptcy proceeding and expenses of    of such holder's Allowed Claim in one cash payment
operating Debtors' businesses as specified in         on, or as soon as practicable after, the later of
Section 503(b) of the Bankruptcy Code.                the Effective Date and the day on which such Claim
                                                      becomes an Allowed Claim (but in no event later
                                                      than the tenth Business Day after the later of
                                                      those two dates) , or (ii) such other treatment as
                                                      may be agreed upon in writing by the applicable
                                                      Debtor and such holder; provided, however, that an
                                                      Administrative Expense Claim representing a
                                                      liability incurred in the ordinary course of
                                                      business of a Debtor may be paid in the ordinary
                                                      course of business by such Debtor, and provided
                                                      further, that the payment of an Allowed
                                                      Administrative Expense Claim representing a right
                                                      to payment under Sections 365(b)(l)(A),
                                                      365(b)(l)(B), or Section 365(d)(3) of the
                                                      Bankruptcy Code may be made in one or more cash
                                                      payments over a period of time as is determined to
                                                      be appropriate by the Bankruptcy Court.
--------------------------------------------------------------------------------------------------------------

Priority Tax Claims (Unclassified)                    Except to the extent that the holder of an Allowed
                                                      Priority Tax Claim agrees to a different
Allowed Claims entitled to priority under Sections    treatment, each holder of an Allowed Priority Tax
502(i) and 507(a)(8) of the Bankruptcy Code.          Claim, at the sole option of JCC, will receive (i)
                                                      cash in an amount equal to such Allowed Priority
                                                      Tax Claim on the later of the Effective Date and
                                                      the date such Priority Tax Claim becomes an
                                                      Allowed Priority Tax Claim, or as soon thereafter
                                                      as is practicable (but in no event later than the
                                                      tenth Business Day after the later of those two
                                                      dates), or (ii) equal quarterly cash payments in
                                                      an aggregate amount equal to such Allowed Priority
                                                      Tax Claim, together with interest at a fixed
                                                      annual rate to be determined by the Bankruptcy
                                                      Court or otherwise agreed to by JCC and such
                                                      holder, over a period through the sixth
                                                      anniversary of the date of assessment of such
                                                      Allowed Priority Tax Claim, or upon such other
                                                      terms determined by the Bankruptcy Court to
                                                      provide the holder of such Allowed Priority Tax
                                                      Claim deferred cash payments having a value, as of
                                                      the Effective Date, equal to such Allowed Priority
                                                      Tax Claim.
--------------------------------------------------------------------------------------------------------------

                                       14

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Class A1:  Other Priority Claims Against HJC          Impaired: Each holder of an Allowed Class A1 Claim
                                                      will receive cash in an amount equal to such
Class A1 consists of all Allowed Other Priority       Allowed Claim on the later of the Effective Date
Claims against HJC.                                   and the date such Claim 15 becomes an Allowed
                                                      Claim, or as soon as practicable thereafter.
--------------------------------------------------------------------------------------------------------------
Class A2: Non-Bondholder Secured Claims Against       Impaired: Each Allowed Class A2 Claim, except as
HJC                                                   provided in the immediately following two
                                                      sentences, notwithstanding any contractual
Class A2 consists of all Allowed Secured Claims       provision or applicable law that entitles the
against HJC other than the Secured Claims             holder of an Allowed Claim in Class A2 to demand
specified in Class A3, A4 or A5.                      or receive payment of such Claim prior to the
                                                      stated maturity of such Claim from and after the
                                                      occurrence of a default, will be reinstated and
                                                      rendered unimpaired in accordance with Section
                                                      1124(2) of the Bankruptcy Code. JCC may, in its
                                                      discretion, assign, abandon or surrender any
                                                      property securing any Secured Claim in Class A2 to
                                                      the holder of such Secured Claim, which will
                                                      result in impaired treatment under the Bankruptcy
                                                      Code. The Court will determine the value of any
                                                      such property so assigned, abandoned or
                                                      surrendered, and any Deficiency Claim resulting
                                                      therefrom will be paid as a Class A7 or A8 Claim.
--------------------------------------------------------------------------------------------------------------

Class A3:  Bank Claims and Old Bank Collateral Agent  Impaired: The Claim of each holder in Class A3(a)
Claims Against HJC                                    shall be allowed in an amount equal to: (i) with
                                                      respect to any holder that participated in the
Class A3 consists of two separate subclasses. Class   pre-petition standby letter of credit issued by
A3(a) consists of all Allowed Secured Claims of the   BTCo in the amount of $5,000,000 and previously
Participating Banks and Old Bank Collateral Agent     drawn in full by Broadmoor as the beneficiary,
against HJC and Class A3(b) consists of all Allowed   such holder's Pro Rata Share of the sum of
Secured Claims of the Non-Participating Banks         $5,000,000 plus all unpaid interest thereon (at
against HJC.                                          the nondefault rate specified in the Old Bank
                                                      Credit Documents) and unpaid fees in respect of
                                                      such letter of credit that accrue through the
                                                      Effective Date; (ii) with respect to any holder
                                                      that participated in the undrawn Standby Letter of
                                                      Credit S10269 issued by BTCo in the amount of
                                                      $1,500,000 in favor of the City, such holder's Pro
                                                      Rata Share of the unpaid fees in respect of such
                                                      letter of credit that accrue through the Effective
                                                      Date; (iii) the amount paid by such holder in
                                                      respect of the Wachtell Fees and Expenses (as
                                                      defined below) which shall not include any fees
                                                      and expenses in connection with the Convertible
                                                      Junior Subordinated Debentures, the A Term Loan,
                                                      the B Term Loan and/or the Working Capital
                                                      Facility), provided that such holder purchases on
                                                      the Effective Date additional Convertible Junior
                                                      Subordinated Debentures in an amount equal to its
                                                      Pro Rata Share of the Wachtell Fees and Expenses;
                                                      and (iv) in the case of the Administrative Agent,
                                                      all the unpaid facing fees arising under the Old
                                                      Bank Credit Agreement through the Effective Date;
                                                      provided, however, that Class A3(a) Claims of FNBC
                                                      as a Participating Bank and Old Bank Collateral
                                                      Agent will be allowed and otherwise treated in
                                                      accordance with the
--------------------------------------------------------------------------------------------------------------
                                                       provisions of the FNBC Settlement Agreement. Each
                                                       Allowed Class A3(a) Claim will be paid from the
                                                       Withheld Funds on the Effective Date by the
                                                       Administrative Agent and, to the extent such Withheld
                                                       Funds are insufficient to

                                       15


--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                       pay Allowed Class A3(a) Claims of FNBC, the unpaid
                                                       portion of FNBC's Allowed Class A3(a) Claim will be
                                                       paid by JCC. Any remaining Withheld Funds will be
                                                       remitted by the Administrative Agent to the Old Bank
                                                       Collateral Agent for distribution pursuant to Section
                                                       4.3(b)(ii) of the Plan. The Participating Banks and
                                                       FNBC as the Old Bank Collateral Agent will waive all of
                                                       their other Class A3(a) Claims against the Debtor and
                                                       will not receive any distributions on account thereof.
                                                       As a condition to the allowance of their respective
                                                       Class A3(a) Claims, the holders of Class A3(a) Claims
                                                       will purchase on the Effective Date Convertible Junior
                                                       Subordinated Debentures in an aggregate principal
                                                       amount equal to the sum of (x) $11,000,000 plus (y) in
                                                       the case of any holders of Class A3(a) Claims electing
                                                       to have the portion of their Class A3(a) Claim
                                                       described in clause (iii) above allowed, the aggregate
                                                       amount of Class A3(a) Claims allowed pursuant to clause
                                                       (iii). The $11,000,000 portion of the Convertible
                                                       Junior Subordinated Debentures to be purchased by each
                                                       holder of a Class A3(a) Claim pursuant to clause (x) in
                                                       the immediately preceding sentence shall be based on
                                                       the ratio of the amount of fees and expenses paid to
                                                       such holder in connection with the credit facility
                                                       under the Old Bank Credit Documents to the aggregate
                                                       amount of fees and expenses paid to all holders of
                                                       Class A3(a) Claims in connection with such credit
                                                       facility. Notwithstanding anything to the contrary in
                                                       the Plan, FNBC will be obligated to purchase the
                                                       principal amount of Convertible Junior Subordinated
                                                       Debentures specified in the FNBC Settlement Agreement,
                                                       and $357,150 of such principal amount will be deemed to
                                                       have been purchased by FNBC as a holder of Class A3(a)
                                                       Claims and will be
--------------------------------------------------------------------------------------------------------------
                                                       credited against the $11,000,000 in aggregate principal
                                                       amount of Convertible Junior Subordinated Debentures to
                                                       be purchased by holders of Class A3(a) Claims pursuant
                                                       to the terms of Section 4.3(a) (ii) of the Plan. Each
                                                       holder of an Allowed Class A3(b) Claim (i) will receive
                                                       from the Withheld Funds remitted to the Old Bank
                                                       Collateral Agent pursuant to the Plan as soon as
                                                       practicable after the later of the Effective Date and
                                                       the date on which all of the Allowed Secured Claims in
                                                       Class A3(b) have been estimated pursuant to the
                                                       Estimation Order, an amount of cash equal to the lesser
                                                       of (A) the portion of such holder's estimated Allowed
                                                       Secured Claim that has been liquidated as of the date
                                                       of such Estimation Order and (B) the product of (x) the
                                                       amount of such Withheld Funds and (y) a fraction, the
                                                       numerator of which is the amount specified in the
                                                       immediately preceding clause (A) above and the
                                                       denominator of which is the aggregate amount of each
                                                       holder's estimated Allowed Secured Claim that has been
                                                       liquidated as of the date of the Estimation Order, (ii)
                                                       will retain a portion of the Withheld Funds equal to
                                                       the aggregate amount of each such holder's estimated
                                                       Class A3(b) Claim that remains Contingent as of such
                                                       date, which retained funds shall secure the
                                                       unliquidated portion of each holder's unliquidated
                                                       estimated Class A3(b) Claims, and



--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                       (iii) will remit promptly to JCC the balance of such
                                                       Withheld Funds. The Plan provides for subsequent
                                                       distributions from the Withheld Funds to holders of
                                                       Allowed Class A3(b) Claims on account of their Class
                                                       A3(b) Claims after each six-month anniversary of the
                                                       Effective Date as estimated Allowed Class A3(b) claims
                                                       are liquidated. In the event the Claims of the holders
                                                       in Class A3(b) are allowed as Secured Claims in an
                                                       aggregate amount in excess of the amount of Withheld
                                                       Funds distributed to the Old Bank Collateral Agent
                                                       pursuant to the Plan, then each such holder will
                                                       receive the "indubitable equivalent" as determined by
                                                       Final Order of the Bankruptcy Court with respect to
                                                       that portion of such holder's Allowed Secured Claim in
                                                       excess of the Pro Rata Share of such Withheld Funds.
--------------------------------------------------------------------------------------------------------------

Class A4:  Bondholder Claims Against HJC               Impaired: Each record holder of an Allowed Class A4
                                                       Claim will receive (i) 8.529 shares of Class A New
Class A4 consists of all Allowed Secured and           Common Stock for each $1,000 of the principal amount of
Unsecured Claims of the Bondholders against HJC.       the Old Bonds held by such holder on the Distribution
                                                       Record Date, (ii) $431 in principal amount of New Bonds
                                                       for each $1,000 of the principal amount of the Old
                                                       Bonds held by such holder on the Distribution Record
                                                       Date, (iii) its Pro Rata Share of the New Contingent
                                                       Bonds, (iv) its Pro Rata Share of the interests in the
                                                       proceeds of the Assigned Litigation Claims allocated to
                                                       holders of Allowed Class A4 Claims (as of the
                                                       Distribution Record Date) and/or Releasing Bondholders,
                                                       as applicable, under Section 5.9 of the Plan and (v) in
                                                       the case of any holder which is a Releasing Bondholder
                                                       (as defined below), from the Release Pool (as defined
                                                       below) (as of the Release Pool Distribution Record
                                                       Date), as consideration for its release of claims
                                                       against the HET Group, the Debtors Group, the
                                                       Bondholders Committee Group, the City Group, the State
                                                       Group, the NOLDC Group, the Grand Palais Group and the
                                                       Bank/Underwriter Group (each as defined below) if such
                                                       holder specifically elects to release such claims as
                                                       provided in Section 5.2 of the Plan, 3.448 shares of
                                                       Class A New Common Stock for each $1,000 in principal
                                                       amount of Old Bonds held by such holder on the Release
                                                       Pool Distribution Record Date plus its Pro Rata Share
                                                       (based on the total principal amount of Old Bonds held
                                                       by all Releasing Bondholders) of Class A New Common
                                                       Stock consisting of 86.67% of the Unsubscribed Release
                                                       Pool Shares (as defined below) (subject to the Plan's
                                                       restriction on the issuance of fractional shares). The
                                                       foregoing distributions are deemed to include the
                                                       distribution to which each holder of an Allowed Claim
                                                       in Class A4 is entitled as a holder of an Allowed Claim
                                                       in Class B3.
--------------------------------------------------------------------------------------------------------------

Class A5:  Old Indenture Predecessor Trustee and       Impaired: All of FNBC's Claims as Old Indenture
Old Indenture Predecessor Collateral Agent Claims      Predecessor Trustee and Old Indenture Predecessor
Against HJC                                            Collateral Agent will be allowed and otherwise treated
                                                       in accordance with the provisions of the FNBC
Class A5 consists of all Allowed Secured Claims        Settlement Agreement.
of the Old Indenture Predecessor Trustee and the
Old Indenture



--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Predecessor Collateral Agent against HJC.
--------------------------------------------------------------------------------------------------------------

Class A6:  WARN Act Claims                            Impaired: On or as soon as practicable after the
                                                      Effective Date, JCC shall pay the sum of $2.265 million
Class A6 consists of all Allowed WARN Act Claims      minus the fees and expenses of WARN Act Counsel
against HJC of holders who are part of the            incurred in connection with its representation of the
Certified WARN Act Class and are bound by the         holders of WARN Act Claims, and a portion of certain
WARN Act Settlement.                                  taxes attributable to the WARN Act settlement (all as
                                                      more fully described in the February 20, 1997
                                                      Bankruptcy Court order approving the settlement of WARN
                                                      Act Claims), to holders of Allowed 11/95 WARN Act
                                                      Claims based on their respective Pro Rata Interests in
                                                      the balance of the $2.265 million payment, subject to
                                                      any tax or other withholdings required by law. The
                                                      Allowed amount of the WARN Act Claim of each 11/95 WARN
                                                      Act Claimant for purposes of determining his or her Pro
                                                      Rata Interest shall be determined by WARN Act Counsel
                                                      in its reasonable discretion pursuant to a set of
                                                      objective and nondiscriminatory criteria to be filed
                                                      with the Bankruptcy Court on or before the Effective
                                                      Date. In addition, to the extent such positions are or
                                                      become available, JCC shall offer each 11/95 WARN Act
                                                      Claimant re-employment to his or her former position
                                                      or, if his or her former position no longer exists or
                                                      is not then available, to a substantially equivalent
                                                      position, prior to offering employment to such position
                                                      to any other Person other than any 11/95 WARN Act
                                                      Claimant. As for the 8/95 WARN Act Claimants, JCC (A)
                                                      shall place each 8/95 WARN Act Claimant on a
                                                      preferential re-hire list for one year following the
                                                      date on which the Casino opens for business, and (B) to
                                                      the extent such positions are or become available,
                                                      shall offer re-employment to his or her former position
                                                      or, if his or her former position no longer exists or
                                                      is not then available, to a substantially equivalent
                                                      position, prior to offering employment to such position
                                                      to any Person other than any 11/95 WARN Act Claimant,
                                                      any 8/95 WARN Act Claimant or any Person who was
                                                      formerly employed and laid off by the Flamingo Casino.
--------------------------------------------------------------------------------------------------------------

Class A7:  General Unsecured Claims Against HJC       Impaired: JCC will pay to each holder of an Allowed
                                                      Class A7 Claim cash in an amount equal to such Allowed
Class A7 consists of all of Allowed Unsecured         Claim on the later of the Effective Date and the date
Claims against HJC other than the Unsecured           on which such Claim becomes an Allowed Claim, or as
Claims of the Bondholders and the Unsecured           soon as practicable thereafter.
Claims in Class A6 or A8.
--------------------------------------------------------------------------------------------------------------

Class A8:  Penalty Claims Against HJC                 Impaired: Holders of Class A8 Claims will not receive
                                                      any distributions on account of such Claims, and on the
Class A8 consists of all Allowed Penalty Claims       Effective Date, all Class A8 Claims will be
(as defined below) against HJC.                       extinguished; provided, however, that if a Valuation
                                                      Order (as defined below) is entered on or before the
                                                      Effective Date, each holder of an Allowed Claim in
                                                      Class A8 will receive its Pro Rata Share of the
                                                      interests in the proceeds of Assigned Debtor Litigation
                                                      Claims as allocated to holders of Allowed Class A8
                                                      Claims under Section 5.9 of the Plan. Each holder of a
                                                      Class A8 Claim is conclusively presumed to have
                                                      rejected the Plan as a holder of a Class A8 Claim and
                                                      is not entitled to vote to accept or reject the Plan.



--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

Class A9:  Equity Interests in HJC                     Impaired: Holders of Allowed HJC Equity Interests will
                                                       not receive any distributions on account of such Equity
Class A9 consists of all Allowed Equity Interests      Interests; and on the Effective Date, all Equity
in HJC, and any option, warrant or other               Interests in HJC will be extinguished.
agreement requiring the issuance of any such
Equity Interest.
--------------------------------------------------------------------------------------------------------------

Class B1:  Other Priority Claims Against Finance      Impaired: Each holder of an Allowed Class B1 Claim will
Corp.                                                 receive cash in an amount equal to such Allowed Claim
                                                      on the later of the Effective Date and the date such
Class B1 consists of all Allowed Other Priority       Claim becomes an Allowed Claim, or as soon as
Claims against Finance Corp.                          practicable thereafter.
--------------------------------------------------------------------------------------------------------------

Class B2:  Bank Claims Against Finance Corp.          Impaired: Each holder of an Allowed Class B2 Claim will
                                                      receive, as soon as practicable after the later of the
Class B2 consists of all Allowed Secured Claims       Effective Date and the date on which all of the Allowed
of the Banks and the Old Bank Collateral Agent        Secured Claims in Class B2 have been allowed or
against Finance Corp.                                 disallowed by Final Order, its pro rata share (based on
                                                      the ratio of its Allowed Class B2 Claim to the
                                                      aggregate amount of all Allowed Secured Claims in Class
                                                      B2 and Class B3) of $1,000 in cash. The distribution to
                                                      which each holder of an Allowed Class B2 Claim which is
                                                      also a holder of an Allowed Class A3(a) Claim is
                                                      entitled shall be deemed part of, and satisfied upon
                                                      receipt of, the distributions which such holder is
                                                      entitled to receive as a holder of an Allowed Class
                                                      A3(a) Claim.
--------------------------------------------------------------------------------------------------------------

Class B3:  Bondholder Claims Against Finance Corp.    Impaired: Each holder of an Allowed Class B3 Claim will
                                                      receive its Pro Rata Share of shares of Class A New
Class B3 consists of all Allowed Secured and          Common Stock and New Bonds which, in the aggregate,
Unsecured Claims against Finance Corp. of the         have a value equal to the product of (i) $1,000 and
Bondholders.                                          (ii) a fraction, the numerator of which is the
                                                      aggregate amount of Allowed Secured Claims in Class B3,
                                                      and the denominator of which is the aggregate amount of
                                                      Allowed Secured Claims in Class B2 and Class B3. The
                                                      distribution to which each holder of an Allowed Class
                                                      B3 Claim is entitled shall be deemed part of, and
                                                      satisfied upon receipt of, the distributions which such
                                                      holder is entitled to receive as a holder of an Allowed
                                                      Class A4 Claim.
--------------------------------------------------------------------------------------------------------------

Class B4:  WARN Act Claims Against Finance Corp.      Impaired: Each holder of an Allowed Claim in Class B4
                                                      will be deemed to have received on account of his or
Class B4 consists of all Allowed WARN Act Claims      her Class B4 Claims, and in full satisfaction thereof,
against Finance Corp. of holders who are part of      the distribution and/or other treatment he or she
the Certified WARN Act Class and are bound by the     receives as a holder of a Class A6 Claim pursuant to
WARN Act Settlement.                                  Section 4.6 of the Plan, and no other distribution will
                                                      be provided to such holder on account of his or her
                                                      Class B4 Claims.
--------------------------------------------------------------------------------------------------------------

Class B5:  General Unsecured Claims Against           Impaired: JCC will pay to each holder of an Allowed
Finance Corp.                                         Claim in Class B5 cash in an amount equal to such
                                                      Allowed Claim on the later of the Effective Date and
Class B5 consists of all Allowed Unsecured            the date on which such Claim becomes an Allowed Claim,
Claims against Finance Corp. other than the           or as soon as practicable thereafter.
Unsecured Claims of the Bondholders.
--------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


Class B6:  Penalty Claims Against Finance Corp.       Impaired: Holders of Class B6 Claims will not receive
                                                      any

Class B6 consists of all Allowed Penalty Claims       distributions on account of such Claims, and on the
against Finance Corp.                                 Effective Date, all Class B6 Claims will be
                                                      extinguished; provided, however, that if a Valuation
                                                      Order is entered on or before the Effective Date, each
                                                      holder of an Allowed Class B6 Claim will be deemed to
                                                      have received on account of its Class B6 Claim, and in
                                                      full satisfaction thereof, the distribution it receives
                                                      as a holder of a Class A8 Claim pursuant to Section 4.8
                                                      of the Plan. Each holder of a Class B6 Claim is
                                                      conclusively presumed to have rejected the Plan as a
                                                      holder of a Class B6 Claim and is not entitled to vote
                                                      to accept or reject the Plan.
--------------------------------------------------------------------------------------------------------------

Class B7:  Equity Interests in Finance Corp.          Impaired: Holders of Allowed Finance Corp. Equity
                                                      Interests will not receive any distributions on account
Class B7 consists of all Allowed Equity Interests     of such Equity Interests. On the Effective Date, all
in Finance Corp., and any option, warrant or other    Equity Interests in Finance Corp. will be extinguished.
agreement requiring the issuance of any such
Equity Interest.
--------------------------------------------------------------------------------------------------------------

Class C1:  Other Priority Claims Against HNOIC        Impaired:  Each holder of an Allowed Class C1 Claim will
                                                      receive cash in an amount equal to such Allowed Claim on
Class C1 consists of all Allowed Other Priority       the later of the Effective Date and the date such Claim
Claims against HNOIC.                                 becomes an Allowed Claim, or as soon as practicable
                                                      thereafter.
--------------------------------------------------------------------------------------------------------------

Class C2:  Secured Claims Against HNOIC                Impaired: Each Allowed Class C2 Claim, except as
                                                       provided in the immediately following two sentences,
Class C2 consists of all Allowed Secured Claims        notwithstanding any contractual provision or applicable
against HNOIC.                                         law that entitles the holder of an Allowed Claim in
                                                       Class C2 to demand or receive payment of such Claim
                                                       prior to the stated maturity of such Claim from and
                                                       after the occurrence of default, will be reinstated and
                                                       rendered unimpaired in accordance with Section 1124(2)
                                                       of the Bankruptcy Code. JCC may, in its discretion,
                                                       assign, abandon or surrender any property securing any
                                                       Secured Claim in Class C2 to the holder of such Secured
                                                       Claim, which will result in impaired treatment under
                                                       the Bankruptcy Code. The Court will determine the value
                                                       of any such property so assigned, abandoned or
                                                       surrendered, and any Deficiency Claim resulting
                                                       therefrom will be paid as a Class C5 or C7 Claim.
--------------------------------------------------------------------------------------------------------------

Class C3:  WARN Act Claims Against HNOIC              Impaired: Each holder of an Allowed Claim in Class C3
                                                      will be deemed to have received on account of his or
Class C3 consists of all Allowed WARN Act Claims      her Class C3 Claims, and in full satisfaction thereof,
against HNOIC of holders who are part of the          the distribution and/or other treatment he or she
Certified WARN Act Class and are bound by the         receives as a holder of a Class A6 Claim pursuant to
WARN Act Settlement.                                  Section 4.6 of the Plan, and no other distribution will
                                                      be provided to such holder on account of his or her
                                                      Class C3 Claims.
--------------------------------------------------------------------------------------------------------------

Class C4:  Unsecured Claims Against HNOIC (for       Impaired: Each holder of an Allowed Class C4 Claim will
which HJC is liable)                                 be deemed to have received on account of its Class C4
                                                     Claim the distribution it receives as a holder of a
Class C4 consists of all Allowed Unsecured Claims    Class A7 Claim pursuant to Section 4.7 of the Plan, and
against HNOIC for which HJC is also liable.          no other distribution will be provided to such holder
                                                     on account of its Class C4 Claims.
--------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
         Class Description                                           Treatment Under the Plan
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

Class C5:  General Unsecured Claims Against HNOIC     Impaired: Each holder of an Allowed Class C5 Claim will
                                                      receive the lesser of the amount of its Allowed Class
Class C5 consists of all Allowed Unsecured Claims     C5 Claim or its Pro Rata Share of $1,000 in cash.
against HNOIC other than Unsecured Claims in Class
C3, C4, C6 or C7.
--------------------------------------------------------------------------------------------------------------

Class C6:  NOLDC/Showboat Claim Against HNOIC         Impaired: In accordance with the terms of the NOLDC
                                                      Plan and the NOLDC Shareholders/HET Settlement
Class C6 consists of the Allowed Claim of NOLDC       Agreement, consideration will be furnished directly to
against HNOIC for reimbursement of a portion of       Showboat in exchange for a full release from Showboat
the amount owing by NOLDC to Showboat.                to NOLDC. This transaction will result in a release of
                                                      NOLDC's Class C6 Claim. No distributions will be
                                                      provided to NOLDC on account of its Class C6 Claim.
--------------------------------------------------------------------------------------------------------------

Class C7:  Penalty Claims Against HNOIC               Impaired: Holders of Class C7 Claims will not receive
                                                      any distributions on account of such Claims, and on the
Class C7 consists of all Allowed Penalty Claims       Effective Date, all Class C7 Claims will be
against HNOIC.                                        extinguished; provided, however, that if a Valuation
                                                      Order is entered on or before the Effective Date, each
                                                      holder of an Allowed Claim in Class C7 will be deemed
                                                      to have received on account of its Class C7 Claim, and
                                                      in full satisfaction thereof, the distribution it
                                                      receives as a holder of a Class A8 Claim pursuant to
                                                      Section 4.8 of the Plan. Each holder of a Class C7
                                                      Claim is conclusively presumed to have rejected the
                                                      Plan as a holder of Class C7 Claim and is not entitled
                                                      to vote to accept or reject the Plan.
--------------------------------------------------------------------------------------------------------------

Class C8:  Equity Interests in HNOIC                  Impaired: The holder of Allowed Equity Interests in
                                                      HNOIC will not receive any distributions on account of
Class C8 consists of all Allowed Equity Interests     such Equity Interests. On the Effective Date, all
in HNOIC, and any option, warrant or other agreement  Equity Interests in HNOIC will be extinguished.
requiring the issuance of any such Equity Interest.
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------



                            III. GENERAL INFORMATION

A.       Description of HJC and Events Leading to Commencement of Chapter 11
         Cases

              HJC is a Louisiana general partnership comprised of (i) HNOIC, a wholly-owned subsidiary of HOCI, which, in turn, is a wholly-owned subsidiary of HET, (ii) NOLDC, and (iii) Grand Palais (collectively, the "Partners"). HJC was formed on November 29, 1993 for the purposes of developing, owning and operating the Casino. HJC entered into an exclusive contract (the "Casino Operating Contract") with the Louisiana Economic Development and Gaming Corporation (the "LEDGC") to develop and operate the sole land-based casino currently permitted by law in Orleans Parish, Louisiana and entered into a long-term lease for the Rivergate site (the "Canal Street Casino Lease") with the City and the RDC for the site in New Orleans designated by law for the Casino's development. The site for the Casino is in downtown New Orleans on the site of the former Rivergate Convention Center at the foot of Canal and Poydras Streets, adjacent to the City's French Quarter (the "Rivergate"). HJC, the RDC and the City also entered into the General Development Agreement ("GDA") governing the design, development and construction of the Casino and related facilities, and the open access program and open access plans adopted thereunder regarding hiring goals and programs (collectively, the "Open Access Program and Plans"). Pursuant to a Casino Management Agreement (the "Casino Management Agreement"), HJC engaged HNOMC, a wholly-owned subsidiary of HOCI, to manage the operations of the Casino. Under the Casino Management Agreement, HNOMC employed the employees of the Basin Street Casino (as defined below) as agent for HJC.

              Certain executives and/or directors of the Debtors are also executives and/or directors of HET. Among others, Philip G. Satre is the Chairman of the Board, President and Chief Executive Officer of HET, a member of the Executive Committee of HJC, a Director and President of Finance Corp., and a Director and President of HNOIC; and Colin V. Reed is Executive Vice-President and Chief Financial Officer of HET, a member of the Executive Committee of HJC, a Director and Senior Vice-President of Finance Corp, and a Director and Senior Vice-President of HNOIC.

              On November 16, 1994, HJC closed a series of transactions to finance development of the Casino, including (i) a $170 million equity contribution by the Partners which consisted of cash, fixed assets and project development expenses incurred by the Partners, (ii) the sale of $435 million of the Old Bonds, and (iii) bank credit facilities providing for loans of up to $175 million aggregate principal amount (the "Bank Credit Facilities"). The Old Bonds and the Bank Credit Facilities were senior obligations of HJC, ranked pari passu in right of payment, and were secured on an equal and ratable basis (with certain exceptions) by a substantial portion of HJC's assets, including a first mortgage and security agreement covering all of the real property interests and personal property owned by HJC (except the Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments). The Old Bonds were also secured, pending disbursement to HJC, by a pledge of a cash collateral account into which the proceeds from the offering of the Old Bonds were deposited. In addition to the equity contribution, the Bank Credit Facilities, and the offering of the Old Bonds, the Partners anticipated that approximately $72 million of cash would be available from cash flow generated by the operations of a casino (the "Basin Street Casino") to be operated by HJC in the City's Municipal Auditorium until the Casino at the Rivergate site was completed.

              In January 1995, HJC began construction of the Casino. The Casino was scheduled to open early in the second quarter of 1996 and was scheduled to contain approximately 200,000 square feet of gaming space with at least 5,500 slot machines and approximately 200 table games. At the same time, HJC also began renovating the Municipal Auditorium adjacent to the north end of the French Quarter for use as the Basin Street Casino until the Casino opened at the Rivergate site.

              On May 1, 1995, the Basin Street Casino opened with approximately 76,000 square feet of net gaming space, 3,046 slot machines and approximately 85 table games. The Basin Street Casino was open

24 hours a day, seven days a week, except for approximately 65 hours from May 9 to May 11, 1995, when HJC was forced to close the Basin Street Casino because of a flood in the New Orleans area.

              HJC had originally projected that the Basin Street Casino would have gross gaming revenues of approximately $395 million per year, or an average of approximately $33 million a month. Instead, gross gaming revenues from the Basin Street Casino for the months of May, June and July 1995 were $11.2 million, $13.2 million and $14.8 million, respectively, and HJC suffered net losses of $15.2 million, $14.0 million and $14.2 million, respectively, in those three months. In an attempt to reduce such losses, in August, 1995 HJC reduced the work force in the Basin Street Casino by approximately 15%. HJC also reduced the number of its slot machines in the Basin Street Casino from 3,046 to 2,150. Gross gaming revenues were not adversely affected by these changes. Gross revenues for August, September and October 1995 were $13.3 million, $12.0 million and $14.4 million, respectively. Operating results did not improve, however. HJC posted net losses in August, September and October 1995 of $13.5 million, $12.3 million and $12.0 million, respectively.

              HJC believes that the Basin Street Casino's results were principally impacted by the location of the Basin Street Casino (which is outside the traditional area of entertainment activity and tourist visitation in New Orleans), the competition from the established Mississippi Gulf Coast gaming marketplace, a slower than usual summer tourist season in New Orleans, and the availability of dockside riverboat gaming in Louisiana. HJC believes that such riverboats, when permitted to remain moored to their docks and allow continuous ingress and egress of customers, provided enhanced and direct competition with the Basin Street Casino as land-based casinos.

              By November 1995, all of the Partners' equity contribution and substantially all of the proceeds from the offering of the Old Bonds had been depleted. HJC had spent approximately $607 million on the construction of the Casino and renovation of the Basin Street Casino, the purchase of equipment and operating systems, the payment of interest expense on the Old Bonds and the Bank Credit Facilities, and the payment of rent and compensation to the City and the State. Construction of the Casino was approximately 60% complete and, as a result of design modifications and project cost overruns, including the addition of hard cost contingencies, the approved project budget for the Casino and the Basin Street Casino had increased from the original amount of $815 million to $823.5 million; however, the actual cost of constructing the Casino as originally designed is likely to have exceeded this amount. In addition, as set forth above, the Basin Street Casino had suffered significant operating losses in every month of operation.

              During a meeting on November 19, 1995, BTCo, acting as agent for the lending banks under the Bank Credit Facilities, informed HNOIC, the partner of HJC responsible for financing matters under HJC's Partnership Agreement, that the lending banks would not disburse funds to HJC under the terms of the Bank Credit Facilities. BTCo advised HNOIC that after reviewing certain financial information of HJC, including HJC's forecasts of reduced gross gaming revenues for the Casino, it believed that there was a material adverse change in the financial prospects of HJC under the Bank Credit Facilities. Subsequently, HNOIC advised Grand Palais and NOLDC, the other partners of HJC, of such developments. Faced with an absence of funding because of BTCo's action, on November 21, 1995, HJC decided to close the Basin Street Casino and suspend construction of the Casino. HJC also decided to file for bankruptcy protection. On November 21, 1995, BTCo declared the Bank Credit Facilities in default, accelerated the maturity of and terminated the bank loans, and withdrew $157 million of the cash on deposit in the bank's cash collateral account at FNBC, the collateral agent under the Bank Credit Facilities. Thereafter, on November 22, 1995, HJC and Finance Corp. filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On December 22, 1995, HNOIC filed a voluntary bankruptcy petition under Chapter 11 of the Bankruptcy Code. The filing by HNOIC was made to facilitate efforts to reorganize HJC.

B.       Description of the Casino

              Under the Plan, the Basin Street Casino will not re-open. See
Section V.C.8., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Basin Street Casino Lease." The Casino is scheduled to open, subject to receipt of the appropriate regulatory approvals, 12 months after the Effective Date and will include 100,000 square feet of net gaming space, a 250-seat buffet, the Poydras Tunnel Area (as defined below), two parking garages and approximately 15,000 square feet of multi-function, special event, food service and meeting-room space on the first floor of the premises (collectively, the "Initial Casino Facilities").

              Concurrent with the construction of the Initial Casino Facilities, approximately 130,000 square feet of multipurpose non-gaming entertainment space on the second floor of the premises will be constructed to the point at which the shell of the structure is complete and the space is suitable for tenant build-out ("Second Floor Shell Construction"). Subject to entering into tenant leases, the build-out of non-gaming tenant improvements on the second floor will be completed following completion of Second Floor Shell Construction. Second Floor Shell Construction is scheduled to be completed before or substantially concurrently with the opening of the Initial Casino Facilities.

              The completion and opening of the Casino in accordance with the foregoing schedule is subject to, among other things, timely receipt of State, City and other regulatory approvals, customary commercial conditions, timely confirmation of the Plan, and other considerations. See Section IX.A., "Certain Risk Factors to Be Considered--Overall Risks to Recovery By Holders of Claims--Uncertainty Regarding Gaming Regulation," "--Ability to Commence Operations as Scheduled," and "--Uncertainty Regarding City and State Approvals."

              As redesigned pursuant to the Plan, the Casino will contain five themed areas named The Jazz Court, The Mardi Gras Court, The Smuggler's Court, The Court of the Mansion and The Court of Good Fortune. The remaining space will be used for additional gaming activities, a food service area, casino support facilities, and multi-function, special event and meeting-room space. The Jazz Court will have a raised domed ceiling and occupy the center of the Casino. The Casino's design will continue to reflect the architectural heritage of 19th Century New Orleans and will be designed to complement the City's many tourist highlights. To maintain operational efficiency and a dynamic atmosphere, the Casino will be designed so that individual gaming areas can be opened or closed to patrons depending on volume. Parking for between 400 and 500 cars and approximately 145,000 square feet of back-of-house and support areas will be provided underneath the main gaming floor. Across Poydras Street and connected to the Casino by an underground tunnel will be a newly constructed parking facility which will contain approximately 1,550 parking spaces.

              As part of the redesigned Casino, the second floor will be initially developed for non-gaming uses. JCC will be permitted to lease the second floor to JCC Development Company, L.L.C., a single member limited liability company that will, directly or indirectly, be wholly-owned by JCC Holding ("JCC Development"). See Section V.C.2., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Canal Street Casino Lease." A group consisting of representatives of the RDC, JCC and JCC Development will develop a master plan for the initial build-out and leasing of the second floor for the non-gaming uses. The master plan is expected to be approved following the Effective Date. The master plan is intended to establish, among other things, (i) leasing guidelines regarding rent, termination rights and termination fees, tenant improvements and concessions, permissible uses and brokerage fees, (ii) an initial capital improvement budget, and (iii) an initial operating budget for the first year of second-floor operation.

The second floor of the Casino is anticipated to be ready for leasing following the completion of the Initial Casino Facilities and the Second Floor Shell Construction. Subject to entering into tenant leases, tenant improvement build-out and development is anticipated to begin during and be completed following the completion of Second Floor Shell Construction. The initial non-gaming tenant improvement build-out and development will be consistent with the master plan. The LGCB shall have approval rights over such master plan based upon the terms of the Gaming Act. The LGCB shall also have the authority to approve all subleases and uses on the second floor to ensure that such use is consistent with the Gaming Act and the Rules and Regulations.

              JCC Development will manage and lease the second floor development in a manner consistent with the master plan. JCC may convert any portion of the second floor in the future to gaming use, subject to approval of the LGCB and the Amended and Renegotiated Casino Operating Contract. If, however, such conversion were to reduce the sublease revenue payable to the RDC, JCC would be required to compensate the RDC for such reduction. See Section V.C.2., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Canal Street Casino Lease."

              Subject to the approval of the LGCB, all games typically available in Las Vegas casinos, except sports betting, will be permitted at the Casino, which, under existing law, will be open 24 hours per day, every day of the year and will extend credit, with no loss or wagering limits. See Section IX.A.1., "Certain Risk Factors to Be Considered--Overall Risks to Recovery by Holders of Claims--Uncertainty Regarding Gaming Regulation" and Section III.G., "General Information --Regulation."

C.       Construction

              On November 22, 1995, HJC suspended construction of the Casino. Since the commencement of HJC's bankruptcy case, and pursuant to an order by the Bankruptcy Court, HJC negotiated an agreement with Centex Landis Construction Co., Inc. ("Centex"), the primary contractor for the Casino prior to the filing of HJC's bankruptcy petition, to resume construction to enclose the Casino. See
Section IV.F., "Events During the Chapter 11 Cases--Enclosure of the Casino Structure." HJC has also reached an agreement with Centex with respect to full-scale construction of the Casino (which agreement is on file with the Bankruptcy Court attached as Exhibit "L" to the Original Plan). Negotiations to revise the agreement with Centex to accommodate the construction schedule currently contemplated by the Plan, the Amended and Renegotiated Casino Operating Contract and the Canal Street Casino Lease are in process. There can be no assurance that an agreement on acceptable modifications to the agreement with Centex can be reached between Centex and HJC. HJC also reached an agreement with Broadmoor, the primary contractor for the Casino's parking facilities, with respect to construction of the Casino's parking facilities (which agreement is on file with the Bankruptcy Court attached as Exhibit "H" to the Original Plan). The settlement agreement with Broadmoor provides that if the Effective Date did not occur by July 31, 1997 thereby preventing the issuance of a notice to proceed, Broadmoor has the right to have its contract deemed rejected and to pursue its proof of claim, a right Broadmoor has not yet exercised. In the event Broadmoor exercises that right, HJC would have to negotiate a new settlement agreement with Broadmoor or have to retain a replacement contractor to complete the parking facility. Negotiations are in process to revise the settlement agreement with Broadmoor to accommodate the construction schedule currently contemplated by the Plan, the Amended and Renegotiated Casino Operating Contract and the Amended Canal Street Casino Lease. There can be no assurance that an agreement on acceptable modifications to the settlement agreement with Broadmoor can be reached between Broadmoor and HJC.

              In connection with preparations for consummation of the Confirmed Plan, HJC commenced a review of the partially-constructed Casino and adjoining parking lot structure to determine (i) what redesign of the Casino interior will be necessitated by the dedication of the second floor of the Casino building to non-gaming uses and by the other changes in the configuration of the Casino contemplated by the Amended and Renegotiated Casino Operating Contract, (ii) whether to upgrade the Casino design and gaming equipment to meet more intense competition from other gaming facilities such as those located on the Mississippi Gulf Coast, (iii) the extent of physical deterioration to the Casino structure and adjoining parking facilities during the three year reorganization process, and (iv) the extent to which increased costs resulting from proposed modifications and additions might be offset by changes to the Casino design. In addition, HJC obtained estimates for the costs of the various modifications to the Casino project under consideration, and also determined what costs have and will be occasioned by the delay in the reorganization process resulting from the developments described above.

              Upon determining what modifications and additions to the Casino project are reasonably necessary to its success, what other changes to the Casino design should be made to partially offset the increased costs occasioned by such modifications and the delay in the reorganization process, and after negotiations with the Bondholders Committee and the Bank Lenders, HJC revised its budget for completion and operation of the Casino. HJC's revised budget for completion of the Casino project contemplates that $25 million in additional new financing and the cancellation of all accrued interest on the DIP Loan will be necessary to fund the costs of the redesign of the interior of the Casino, the upgrade of the Casino design and gaming equipment, the remediation work to the Casino and the extended reorganization process. Design and planning work has already begun with respect to the interior of the Casino.

              HJC has approximately 3,000 slot machines in inventory. A review conducted in connection with preparation for consummation of the Plan suggests that up to 1,000 of these owned machines may not meet customer expectations and could require replacement. It is expected that after the Effective Date JCC, as part of the process of adopting an annual operating plan, will evaluate the extent to which the owned machines will meet customer expectations upon opening of the Casino, and whether such machines will need to be replaced by other machines to be owned or leased.

D.       Description of the Manager

              Under the Plan, JCC will engage HNOMC to manage the Casino. HNOMC is an indirect wholly-owned subsidiary of HET and was formed in May 1993 for the purpose of acting as the manager of the Casino.

              HET, though its operating subsidiaries and other affiliates, currently operates casino entertainment facilities in eleven states and Sydney, Australia. Such facilities include: casino hotels in the five traditional U.S. gaming markets of Reno, Lake Tahoe, Las Vegas and Laughlin, Nevada, and Atlantic City, New Jersey; riverboat casinos in Joliet, Illinois, Vicksburg and Tunica, Mississippi, Shreveport, Louisiana, North Kansas City and St. Louis, Missouri, and East Chicago, Indiana; casinos on Indian lands near Phoenix, Arizona, Seattle, Washington, Cherokee, North Carolina and Topeka, Kansas; and a land-based casino in Sydney, Australia. On July 23, 1998, HET announced that it would withdraw from management of the Indian Casino near Seattle, Washington, before the end of 1998. The marketing strategy for such facilities is generally designed to appeal primarily to the broad middle-market gaming customer segment. As of July 1, 1998, HET, through its operating subsidiaries and other affiliates, operated a total of approximately 1,102,000 square feet of casino space, 27,100 slot machines, 1,187 table games, 9,017 hotel rooms or suites, approximately 165,200 square feet of convention space, 76 restaurants, 9 showrooms and 4 cabarets.

E.       City Agreement

              On March 6, 1996, HJC and the City and the RDC reached an agreement (the "March 6 Agreement") with respect to amendments to (i) the Canal Street Casino Lease, (ii) the GDA, which governs the design, development and construction of the Casino and related facilities, (iii) the lease of the City's municipal auditorium, where HJC operated a casino on a temporary basis prior to the Chapter 11 filing (the "Basin Street Casino Lease"), (iv) that certain Agreement by and between the City and HJC dated as of October 5, 1994 (the "October 5 Agreement") concerning additional City payments and (v) other contracts and plans, including the "open access" program and plans. Subsequent to entering into the March 6 Agreement, HJC, the City and the RDC engaged in negotiations on the form of an agreement that would implement the terms of the March 6 Agreement. HJC, the City and the RDC have executed, and on September 12, 1996 the Bankruptcy Court deemed effective upon such execution (see Section IV.D., "Events During the Chapter 11 Cases--Litigation with the City of New Orleans and the RDC"), the Agreement Regarding Modifications and Related Agreements in Respect of Amended and Restated Canal Street Casino Lease, Termination of Basin Street Casino Lease, Amended and Restated General Development Agreement, the Conditional Use Ordinances and Other Regulatory Matters (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, the "City Agreement"), which in on file with the Bankruptcy Court attached as Exhibit "A" to the Original Plan, which agreement implements and, in some respects, supplements the March 6 Agreement, and provides for the modification of the Canal Street Casino Lease and the GDA, and the termination of the Basin Street Casino Lease. Modifications of agreements as provided in the City Agreement reflect, among other things, (a) the fact that the Debtors have been the subject of Chapter 11 proceedings, (b) the new ownership and capital structure (including the Term Loans, the Working Capital Facility, and the Harrah's New Equity Investment), and (c) the revised design and opening schedule for the Casino. The Plan reflects the terms of the City Agreement.

              The time periods for various approvals contemplated by the City Agreement did not timely occur, and each of the City, the RDC and HJC have the right to terminate the City Agreement. None of such parties has exercised such rights. The parties are negotiating regarding the terms of the City Agreement or a forbearance agreement. Pursuant to the City Agreement, the City Council on October 3, 1996 approved the form of the amended Canal Street Casino Lease and exhibits, amended General Development Agreement and exhibits, and the Basin Street Casino Termination Agreement and exhibits. Revised versions of the amended Canal Street Casino Lease and amended General Development Agreement and certain exhibits thereto were submitted to the City Counsel for first reading on December 18, 1997. Prior to confirmation of the Plan, HJC anticipates that it will submit further revisions to the City Council of the amended Canal Street Casino Lease and amended General Development Agreement and certain of the exhibits thereto with respect to technical changes in such documentation and related follow-up approvals. There is no assurance that the parties will agree to an amended City Agreement or a forbearance agreement or not exercise their rights to terminate the City Agreement. Any such termination or a refusal by the City and RDC to execute and deliver the amended Canal Street Casino Lease and exhibits and amended General Development Agreement and exhibits would prevent consummation of the Plan.

              HJC has been making rent payments to the City and RDC at a rate of $736,000 per month. The City and RDC contend that the City Agreement requires HJC to pay rent at an escalated rate from November 1, 1997 through the opening of the Casino, as a result of the delay in consummating an HJC plan of reorganization and the resulting delay in opening the Casino within the time periods set forth in the City Agreement. HJC believes there is no legal basis for such contention. The City and RDC have not waived any claim to payment of escalated rent, and have requested that HJC and JCC make specified payments to the City and RDC in lieu of the escalated rent. The City, RDC and HJC are currently negotiating these and related issues. There can be no assurance that such negotiations will not result in additional payments to the City. See
Section IX.A.19. "Certain Risk Factors To Be Considered--Overall Risks to Recovery by Holders of Claims--Uncertainty Regarding Termination of City Agreement and Canal Street Casino Lease."

              Descriptions of agreements contained in this Disclosure Statement between the City and/or the RDC, on one hand, and HJC or JCC, on the other, constitute the Debtors' understanding of the documents which is not necessarily shared by the City or the RDC. Furthermore, in all cases, it is the terms of the agreements as adopted by these parties and approved by the appropriate governmental authorities that will govern, rather than these descriptions.

F.       Certain Prepetition Legal Proceedings

              An immediate effect of the filing of the above-captioned bankruptcy cases (the "Chapter 11 Cases") by the Debtors was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of litigation against the Debtors. This injunction remains in effect unless modified or lifted by order of the Bankruptcy Court.

              As of the Petition Date (as defined below), the Debtors had been named as defendants in litigation in which monetary damages were sought. Any Claims based upon such litigation may be liquidated in the Bankruptcy Court, afforded the treatment to which such liquidated Claims are entitled under the Plan and discharged in accordance with the Bankruptcy Code.

              In addition, the Debtors were parties to prepetition litigation in which relief other than, or in addition to, monetary damages was sought. A summary of the history and status of certain of such litigation is set forth below.

         1.   McCall Litigation

              On April 26, 1993, a lawsuit was filed in the Civil District Court for the Parish of Orleans (the "Civil District Court") captioned McCall v. McCall, et al. (the "McCall Litigation"). Plaintiffs asserted an ownership interest in certain land underlying the Rivergate site and also sought permanent injunctive relief prohibiting the use of such land for the Casino. The lawsuit also challenged the manner in which the RDC was formed and its authority to enter into the Canal Street Casino Lease and the Basin Street Casino Lease. HJC intervened in the lawsuit and aligned itself with the City and the RDC. On February 22, 1994, the Civil District Court granted the motion for summary judgment filed by the City, the RDC and HJC, thereby dismissing all claims. On February 23, 1995, the state appellate court unanimously affirmed the Civil District Court's ruling that plaintiffs did not have an ownership interest in any land underlying the Rivergate site and remanded the case to the Civil District Court to determine whether plaintiffs had standing to assert the other claims concerning the authority of the RDC to enter into the Canal Street Casino Lease and the Basin Street Casino Lease. On April 28, 1995, all parties to the litigation applied to the Louisiana Supreme Court for writs of certiorari. On June 30, 1995, the Louisiana Supreme Court unanimously denied all writ applications. The property claims in this litigation have been resolved in favor of HJC, the City and the RDC. On December 5, 1995, the Civil District Court dismissed the cause of action challenging the constitutionality of the RDC for lack of standing. Harry McCall then filed a notice of appeal.

              On March 12, 1996, Harry McCall, one of the claimants in the McCall Litigation, filed a motion in the Bankruptcy Court seeking relief from the automatic stay in bankruptcy to pursue this appeal.

The Bankruptcy Court modified the automatic stay to permit the McCall Litigation to proceed and subsequently amended the order to clarify that the automatic stay did not apply, and had never applied, to the McCall Litigation or any appeal taken therefrom. On October 10, 1996, the Fourth Circuit Court of Appeals for the State of Louisiana voted 2-1 to reverse the trial court's dismissal for lack of standing. Under the Louisiana Constitution, this non-unanimous decision required that the appeal be heard before a five-judge panel of the same court. That panel also reversed the trial court's dismissal for lack of standing with respect to the cause of action challenging the constitutionality of the RDC. The City, the RDC and HJC each applied for a writ of certiorari with the Louisiana Supreme Court, which was denied without comment.

              In addition, on April 6, 1994, Harry McCall filed a motion in Civil District Court to enforce a purported settlement agreement of the McCall Litigation entered into with HJC, asserting that he was entitled to receive settlement proceeds based upon a settlement agreement. HJC does not believe that a binding settlement agreement was reached with Mr. McCall. On July 8, 1994, the Civil District Court ruled that Mr. McCall's motion was procedurally defective. He subsequently failed to cure the deficiency and, on September 12, 1994, the court dismissed Mr. McCall's motion to enforce the settlement. Mr. McCall filed a notice of appeal and, on October 12, 1995, the Fourth Circuit Court of Appeals for the State of Louisiana reversed the district court's ruling, allowing Mr. McCall to pursue his claim.

              On March 12, 1996, Harry and Henry McCall filed a proof of claim against HJC in the amount of $2,000,000 which appeared to be based upon the purported settlement that was the subject of the April 1994 motion in Civil District Court. They also filed an adversary proceeding in the Bankruptcy Court in late May of 1996 seeking to enforce the purported settlement agreement. HJC filed an objection to the McCalls' claim on May 2, 1996. The Bankruptcy Court ordered that HJC's objection to the proof of claim and the adversary proceeding be consolidated for purposes of trial and discovery. At a hearing on September 16, 1996, the Bankruptcy Court ruled that Thomas Tucker, attorney for the McCalls, could not be both a witness and attorney in the matter. The trial was adjourned to give Mr. Tucker time to decide which role he would take. On September 26, 1996, the McCalls filed a motion seeking an interlocutory appeal on this decision of the Bankruptcy Court. At that time, the Bankruptcy Court stayed the underlying action pending a decision on the appeal. On October 16, 1996, the District Court denied the motion for an interlocutory appeal. The McCalls' motion for reconsideration of the decision was also denied. Subsequently, Mr. Tucker elected to be a witness.

              On April 18, 1997, the Debtors and Thomas Tucker, Harry McCall, Henry McCall and Susan LaFaye (an attorney who claims an interest in proceeds of the McCall Litigation) (the "McCall Claimants") reached a tentative agreement to settle various litigation and other legal claims, demands and causes of action (the "McCall Settlement Agreement"). The McCall Settlement Agreement provides, among other things, that:

         (i) The McCall Claimants and the law firm of Tucker & West will withdraw and dismiss with prejudice any and all proofs of claim and other demands for payment filed by any one or more of them in the Chapter 11 Cases, including any adversary proceedings, and also will release any and all claims, demands, suits and causes of action of any type they have against HJC and other persons identified in the McCall Settlement Agreement.

         (ii) The McCall Claimants will file in HJC's case an amended proof of claim in which they will jointly assert against HJC an unsecured claim in the amount of $145,500, which HJC will recognize as a valid and enforceable general, unsecured claim against HJC.

         (iii) On the later of (a) the Effective Date or (b) the date on which a court of competent jurisdiction enters judgments dismissing all of the litigation described in (iv) below with prejudice, HJC will deliver payment of the amended claim to an escrow agent designated in the McCall Settlement Agreement. Thereafter, the escrow agent will distribute to Ms. LaFaye the sum of $9,500, and will distribute to the other McCall Claimants, as their interests may appear, the sum of $87,985. The balance, or $48,015, will be held in escrow, and will be disbursed together with any accrued interest on the earlier of (a) the first anniversary of the Effective Date or (b) the date of commencement of gaming at the Casino. If, however, prior to the date of commencement of gaming at the Casino, HJC advises the escrow agent that there has been a default under the McCall Settlement Agreement, there will be no distribution from escrow until the escrow agent receives an appropriate order or judgment from the Bankruptcy Court authorizing distribution and identifying the recipients.

         (iv) The McCall Claimants will dismiss with prejudice their adversary proceeding in HJC's bankruptcy proceeding and all the actions they have filed relating to HJC and the Casino.

         (v) The McCall Claimants and Tucker & West will not, individually or collectively, take any action, whether directly or acting through any other person or entity, to oppose the conducting of casino gaming operations including, but not limited to (a) filing of any suits, actions or other proceedings against HJC and its successors, (b) seeking to retard, delay or deny the issuance to HJC and its successors of any licenses, orders, grants or other awards by any governmental entity or (c) assisting any other person with respect to the foregoing.

         (vi) Each of the McCall Claimants and Tucker & West will release any and all claims, demands, suits and causes of action of any type they have against HJC and other persons identified in the McCall Settlement Agreement.

              The parties to the McCall Settlement Agreement are currently engaged in the preparation of a definitive agreement to resolve their disputes, which will then be executed and submitted to the Bankruptcy Court for its approval. Although a considerable amount of time has passed since the terms of the McCall Settlement Agreement were announced, counsel to the parties have indicated a continued willingness to proceed with the settlement.

              The McCall Settlement Agreement contemplates that Harry McCall will dismiss the McCall Litigation with prejudice on the Effective Date.

         2.   Tucker Litigation

              A lawsuit captioned Tucker v. City of New Orleans was filed on October 5, 1994 against the City (the "Tucker Litigation") in the Civil District Court for the Parish of Orleans by a resident of the Parish challenging the validity of three casino-related ordinances adopted by the City Council on September 23, 1994 which authorized, among other things, amendments to the Canal Street Casino Lease. The lawsuit also challenges the constitutionality of a clarifying amendment to the Gaming Act. The clarifying amendment addresses a provision of the Canal Street Casino Lease which requires at least 80% of the persons employed by the Casino to be residents of Orleans Parish. The effects of the ordinances and the amendment to the Gaming Act were, among other things, (i) to clarify the intent of the Gaming Act that a provision of a contract (to which the gaming operator is a party) that requires more than 50% of the persons employed to be residents of any one parish is void, but that the contract as an entirety would not be void under the Gaming Act, and (ii) to reduce the residency requirement in the Canal Street Casino Lease if necessary to comply with applicable law. On November 18, 1994, the City filed preliminary exceptions contending that the plaintiff had failed to name indispensable and necessary parties as defendants. On March 13, 1995 and August 17, 1995, the plaintiff filed supplemental amended petitions. On September 22, 1995, the City requested the plaintiff consider its prior filed exceptions as applicable. There has been no activity in the case since that time.

              Mr. Tucker and the law firm of Tucker & West filed proofs of claims against the estates of HJC and HNOIC for amounts which they allege were owed to them with respect to the Tucker Litigation and other litigation, including the McCall Litigation. HJC and HNOIC filed objections to these proofs of claims. Subsequently, on August 13, 1996, the claimants consented to disallowance of these claims.

              The McCall Settlement Agreement contemplates that the Tucker Litigation will be dismissed with prejudice as of the Effective Date.

         3.   Landmarks Litigation (Joan of Arc)

              On December 6, 1994, a lawsuit captioned Louisiana Landmarks Society, Inc. v. City of New Orleans, Rivergate Development Corporation, and Harrah's Jazz Company (the "Landmarks Litigation") was filed seeking to prevent, among other things, HJC from moving the Joan of Arc statue or using any part of the Place de France without the approval of the Secretary of the United States Department of the Interior. The Place de France is located adjacent to the Casino. The original design plans for the Casino contemplated locating the main access areas for the Casino in the area currently in use as the Place de France. The plaintiff alleged that the Place de France was developed with federal funds for historic purposes and that, therefore, the statue could not be relocated and that the Place de France could not be converted to another use without the approval of the United States Secretary of the Interior. The plaintiff also alleged a pendent state law claim that the Place de France had been dedicated as a park by the City and that the conversion of the Place de France to another use would require the approval of the Louisiana State Legislature. On January 27, 1995, the United States District Court for the Eastern District of Louisiana (the "District Court") issued an order permanently restraining the City, the RDC and HJC from removing the Joan of Arc statue or using any part of the Place de France without the approval of the United States Secretary of the Interior. The City, the RDC and HJC filed notices of appeal. The plaintiff filed a cross-appeal regarding the scope of the injunction. Oral argument on the appeal took place on February 7, 1996 after HJC sought, and received, relief from the automatic stay to proceed with the appeal. On June 7, 1996, the United States Court of Appeals for the Fifth Circuit reversed the decision of the District Court, vacated the permanent injunction entered by the District Court, rendered a judgment of dismissal against the plaintiff for failure to state a cause of action on the grounds that there is no implied private right of action under the applicable federal statute, and dismissed the plaintiff's cross-appeal regarding the scope of the injunction as moot. On July 12, 1996, the Fifth Circuit denied plaintiff's petition for rehearing.

              Because of this litigation, HJC had to redesign the southern part of the Casino, at substantial cost. As a result of the modification, the size of the Casino was decreased by approximately 2,400 square feet.

              The City has requested the written approval of the United States Secretary of the Interior to remove the Joan of Arc statue from the Place de France. Such approval has not yet been received and may not be forthcoming. If such approval is received and the Joan of Arc statue is removed, HJC may decide to make further modifications to the entrance to the Casino.

              Louisiana Landmarks Society, Inc., James Logan and the law firm of Tucker & West filed proofs of claims against the estates of HJC and HNOIC for amounts they alleged were owed to them as a result of the Landmarks Litigation. HJC and HNOIC filed objections to these proofs of claims. On August 13, 1996, Louisiana Landmarks Society, Inc. and the others consented to disallowance of their claims.

         4.   Tucker Litigation (Joan of Arc)

              On July 24, 1996, Thomas Tucker filed another lawsuit entitled, Tucker v. City of New Orleans and Rivergate Development Corporation, seeking to enjoin alteration of the Place de France absent the express written approval of the United States Secretary of the Interior. None of the Debtors has been named as a defendant. The lawsuit, however, could affect the development of the Casino. Mr. Tucker has characterized his claim as one based upon section 1983 of title 42 of the United States Code for purported violations of his rights of due process and equal protection. The factual allegations of the complaint are virtually identical to those asserted in the Landmarks Litigation. Mr. Tucker served as counsel of record for the plaintiff in the Landmarks Litigation, and he is both a member and trustee of that plaintiff. On October 14, 1996, Tucker filed an amended complaint naming First American Title Insurance Company as an additional defendant. Upon information and belief, all the defendants were thereafter served with the complaint. HJC sought and received permission to intervene in the action on January 21, 1997.

              The McCall Settlement Agreement contemplates that this suit will be dismissed with prejudice on the Effective Date.

         5.   HNOIC/NOLDC Litigation

              On September 26, 1995, HNOIC brought a lawsuit against NOLDC in the District Court seeking a declaratory judgment that (i) HNOIC was a 52.93% owner of HJC, (ii) the 1994 option agreement with NOLDC had expired, and (iii) NOLDC was not a "material partner" of HJC. This lawsuit is pending as Civil Action No. 95-3165.

              On September 28, 1995, NOLDC brought a lawsuit against, among other parties, HNOIC and HJC in the Civil District Court for the Parish of Orleans seeking (i) a temporary restraining order enjoining the expiration of the 1994 option agreement and removal of NOLDC from its status as a material partner of HJC, (ii) a rescission of the fourth amendment to HJC's partnership agreement (governing, among other matters NOLDC's dilution of interest in HJC and NOLDC's status as a material partner of HJC), (iii) restoration of NOLDC to a full 33.3% ownership in HJC, and (iv) unspecified damages against all defendants except HJC. This lawsuit was filed as Civil Action No. 95-14653.

              On September 29, 1995, NOLDC obtained a temporary restraining order from the Louisiana Civil District Court, directing HNOIC and HJC to treat NOLDC as a material partner until a hearing on an injunction could be held on October 9, 1995. On October 5, 1995, the defendants removed NOLDC's state court complaint to the District Court, where it is now pending as Civil Action No. 95-3272. On October 6, 1995, NOLDC sought to obtain an extension of its temporary restraining order from the District Court. NOLDC's request was denied, and no date for any further hearing was set. Following the filing of bankruptcy by NOLDC, the litigation was placed on inactive status by the court. At the time of the filing of NOLDC's bankruptcy, no discovery on the merits had been taken.

              It is contemplated that, pursuant to the NOLDC Shareholders/HET Settlement Agreement (described in Section V.B.1. below), all of the litigation among NOLDC, HNOIC and HJC will be dismissed on the Effective Date.

G.       Regulation

         Existing Regulation

              The ownership and operation of the Casino are subject to pervasive governmental regulation, including regulation by the LGCB (as successor to the LEDGC) in accordance with the terms of the Gaming Act, the rules and regulations promulgated thereunder from time to time (the "Rules and Regulations"), and the Casino Operating Contract. The LGCB is empowered to regulate a wide spectrum of gaming and non-gaming related activities.

              The Gaming Act authorized the LEDGC (the LGCB's predecessor), among other things, to enter into a casino operating contract with a casino operator for the conduct of casino gaming operations at a single land-based gaming establishment, having at least 100,000 square feet of useable space, to be located at a facility at the Rivergate site. The term of the contract is not to exceed a total of 20 years with one ten-year renewal option. Under the Plan, the minimum compensation payable to the LGCB from gaming operations at the Casino will be 18 1/2% of gross gaming revenues, or $100 million annually, whichever is greater. See Section V.C.3., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Casino Operating Contract."

              The Gaming Act and the Rules and Regulations establish significant regulatory requirements with respect to gaming activities and the casino operator, including, without limitation, requirements with respect to minimum accounting and financial practices, standards for gaming devices and surveillance, licensure requirements for vendors and employees, standards for credit extension and collection, and permissible food services. Failure to comply with the Gaming Act and the Rules and Regulations could result in disciplinary action, including fines and suspension or revocation of a license or suitability finding. Certain regulatory violations could also constitute an event of default under the Casino Operating Contract.

              Under the Gaming Act, no person is eligible to receive a license or enter into a contract to conduct casino gaming operations unless, among other things, the LGCB is satisfied the applicant is suitable. The Gaming Act and the Rules and Regulations also require suitability findings for, among others, the casino manager, anyone with a direct ownership interest or the ability to control the casino operator or casino manager (as well as their intermediary and holding companies), certain officers and directors of such companies, and certain vendors and employees of the casino operator. Suitability requires a demonstration by each applicant, by clear and convincing evidence, that, among other things, (i) he is a person of good character, honesty and integrity, (ii) his prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State or the regulation and control of casino gaming or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of the business and financial arrangements incidental thereto, and (iii) he is capable of and is likely to conduct the activities for which a license or contract is sought. In addition, to be found suitable for purposes of the Casino Operating Contract, the casino operator must demonstrate by clear and convincing evidence that: (i) it has or guarantees acquisition of adequate business competence and experience in the operation of casino gaming operations; (ii) the proposed financing is adequate for the proposed operation and is from suitable sources; and (iii) it has or is capable of and guarantees the obtaining of a bond or satisfactory financial guarantee of sufficient amount, as determined by the LGCB, to guarantee successful completion of and compliance with the Casino Operating Contract or such other projects that are regulated by the LGCB.

              Under the Gaming Act and Rules and Regulations, the LGCB can also require that the holder of debt securities issued by the casino operator or its affiliated companies and the holders of equity interests in holding companies of the casino operator be found suitable. Any person holding or controlling a five percent or more equity interest in a non-publicly traded, direct or indirect, holding company of the casino operator or casino manager or ten percent or more equity interest in a publicly traded direct or indirect holding company of the casino operator or casino manager, is presumed to have the ability to control the casino operator or casino manager, as the case may be, requiring a finding of suitability, unless, among other things: (i) the presumption is rebutted by clear and convincing evidence; or (ii) the holder is one of several specified passive institutional investors holding a stated minimum amount of assets and, upon request, such institution files a certification stating that they do not have an intention to influence the affairs of the casino operator or casino manager.

              Under the Gaming Act and Rules and Regulations, the LGCB has the authority to deny, revoke, suspend, limit, condition, or restrict any finding of suitability. Under the Rules and Regulations, the LGCB also has the authority to take further action on the grounds that the person found suitable is associated with, or controls, or is controlled by, or is under common control with, an unsuitable or disqualified person. Under the Rules and Regulations and the Casino Operating Contract, if at any time the LGCB finds that any person required to be and remain suitable has failed to demonstrate suitability, the LGCB may, consistent with the Gaming Act and the Casino Operating Contract, take any action that the LGCB deems necessary to protect the public interest. Under the Rules and Regulations, however, if a person associated with the casino operator or an affiliate, intermediary, or holding company thereof has failed to be found or remain suitable, the LGCB shall not declare the casino operator or its affiliate, intermediary, or holding company, as the case may be, unsuitable if such companies comply with the conditional licensing provisions, take immediate good faith action and comply with any order of the LGCB to cause such person to dispose of its interest, and, before such disposition, ensure that the disqualified person does not receive any ownership benefits. The above safe harbor protections do not apply if: (i) the casino manager has failed to remain suitable, (ii) the casino operator is engaged in a relationship with the unsuitable person and had actual or constructive knowledge of the wrongdoing causing the LGCB's action, (iii) the casino operator is so tainted by such person that it affects the suitability of the casino operator under the standards of the Gaming Act, or (iv) the casino operator cannot meet the suitability standard contained in the Gaming Act and the Rules and Regulations.

              In June 1992, the State legislature authorized a single land-based casino in New Orleans and designated the Rivergate site as the location of the casino. In April 1992, prior to the enactment of the legislation, the City issued a request for proposals ("RFP") for a casino lease on that site. In June 1992, HET submitted a proposal along with a number of other applicants. The City narrowed the list to a group of four bidders, including HET, and issued a second RFP in September 1992. The City awarded the lease to a joint venture which included Grand Palais. The State then issued a RFP to select the entity to receive the license to operate gaming at the Rivergate site. A joint venture between HET and NOLDC responded to the RFP and to a second RFP issued by the State in July 1993 and the HET/NOLDC joint venture was awarded the license. Thereafter, HNOIC, Grand Palais and NOLDC formed HJC. After the State's attorney general declared the original RFP process flawed, the State issued a third RFP in April 1994 and HJC was awarded the license to operate a casino at the Rivergate site.

              On July 15, 1994, the LEDGC entered into the Casino Operating Contract with HJC, which sets forth the general parameters of, among other things, the location and design and construction requirements of the Basin Street Casino and the Casino, the agreed upon compensation requirements due to the LEDGC from gaming operations, the requirements for financing the Casino, and other contractual and regulatory requirements. In connection with the execution of the Casino Operating Contract, the LEDGC found HJC, HNOMC and certain related intermediary and holding companies and certain of their officers and directors to be suitable. In addition, at the time of the issuance of the Old Bonds, the LEDGC issued certain orders concerning the suitability of the holders thereof. Since the filing of the Chapter 11 Cases, neither the LEDGC nor the LGCB has informed HJC or any other person required to be found suitable that it is taking action to revoke any finding of suitability in accordance with the Gaming Act or Rules and Regulations, nor has the LEDGC or the LGCB given any notice of default under the Casino Operating Contract.

              Under the Gaming Act, the LGCB has the right to set aside or renegotiate the provisions of the Casino Operating Contract if the casino operator is voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship or similar status. HJC believes that certain provisions of this statute are unenforceable pursuant to Sections 365(e)(1) and 525 of the Bankruptcy Code. Nevertheless, the LGCB maintains the right to renegotiate the Casino Operating Contract in connection with the Plan. In addition, a law enacted as a result of the special session of the State legislature purports to provide authority to the Governor, subject to legislative approval, or to the State legislature, to set aside or order renegotiation or revocation of the Casino Operating Contract when the casino operator is placed in bankruptcy. That law has been the subject of recent litigation. See Section IV.U. "Events During Chapter 11 Cases--Bean and Jordan Litigation."

              Under the Plan the Casino Operating Contract requirements would be amended in certain respects, including the elimination of temporary casino operations, alterations of the size and scope of the Casino and permission for a revised opening schedule for the Casino. See Section V.C.3., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Casino Operating Contract." In addition, in connection with the Plan, certain rulings, approvals and findings of suitability will be required, including, findings of suitability with respect to any directors of the JCC Entities and any persons having the ability to significantly affect the affairs thereof and certain other approvals relating to the modified design of the Casino and the revised opening schedule.

              Post-Petition Date Legislative Events

              On March 18, 1996, the Governor of the State of Louisiana called a special session of the State legislature to consider a number of topics, including topics relating to the Casino. The special session convened on March 24, 1996 and ended on April 19, 1996. Several laws were enacted as a result of the special session which may impact the Plan and/or JCC's rights under the Gaming Act and the Amended and Renegotiated Casino Operating Contract.

              One such law called for parish-by-parish referenda during the November 5, 1996 election (the "Local Option Election") to decide, on an item-by-item basis, whether riverboat gaming, video poker gaming, and in Orleans Parish, the land-based casino, should be permitted to operate in the particular parish. On November 5, 1996, voters in Orleans Parish elected to permit land-based casino gaming in that parish. Nevertheless, the Proponents believe that this law had a material adverse effect on HJC and the Plan even prior to voter action because it impaired the Proponents' ability to obtain financing for the Plan until after the Local Option Election and by increasing the costs related to the Plan. See Sections IX.A.1., IX.A.9., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Uncertainty Regarding Gaming Regulation" and "--Availability of Term Loans and Working Capital Facility."

              Another such law purports to affect certain rights of the casino operator under the Casino Operating Contract. This law purports to provide (i) the State and all its political subdivisions (including LGCB) with retroactive immunity from liability and from suit for any action or failure to act on the part of the State, or any political subdivision of the State (including LGCB), and (ii) authority to the Governor by executive order, subject to legislative approval, or to the State legislature by act or resolution, to set aside or


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


order renegotiation or revocation of a casino operating contract when the casino operator is either voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship, or some similar status.

              Another such law, among other things, purports to retroactively amend the Gaming Act: (i) to state that the conduct of gaming operations upon riverboats in accordance with the provisions of the Louisiana Riverboat Economic Development and Gaming Control Act or otherwise while upon a designated waterway while temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations which relieves the casino gaming operator of the obligation to pay compensation to the LGCB; and (ii) to provide that governmental inaction which results in the operation of another land-based casino in Orleans Parish shall not relieve the operator of the Casino of the obligation to pay compensation to the LGCB. This law also purports to provide that in the event of litigation between the casino gaming operator and either LEDGC or the State or any of its political subdivisions, the casino gaming operator must continue to make all payments to the LGCB and to the State and any of its political subdivisions as required by law during the pendency of such litigation, and that any failure to make the required payments will render the casino gaming operator unsuitable.

              The Proponents believe that each of these pieces of legislation may be unconstitutional, unenforceable, or otherwise legally infirm.

              In addition, on May 1, 1996, the Governor signed into law a bill which dissolves the separate boards that had governed riverboat gaming and land-based casino gaming, including the LEDGC, and purports to substitute in their place the LGCB. This single board, consisting of nine voting members and two ex officio members, is empowered to regulate most forms of gambling in the State, including the land-based casino. Although the existing rules and regulations promulgated by the LEDGC remain in force and effect at this time, the LGCB has been empowered to repeal any such rules and regulations and promulgate its own rules and regulations. This law also authorizes the Louisiana State Police to, among other things, conduct investigations and audits of gaming license applicants and to assist the LGCB in determining compliance with the gaming laws and regulations. Given their lack of experience in dealing with the LGCB and the new regulatory framework established by the State legislature, the Proponents are unable at this time to determine what effect, if any, this legislative change will have on the likelihood that the Proponents will be successful in negotiating with the LGCB with respect to the Casino Operating Contract and the impact of future rules and regulations on the Plan and JCC.

              Further, on March 31, 1997, the State legislature convened a general session which was concluded on June 23, 1997. During the legislative session, the State legislature authorized the use of slot machines (subject to a 15,000 square foot limitation) at race tracks located in three parishes in the State (but not Orleans Parish) subject to local elections in the parishes where the race tracks are located. The voters in two of the three parishes approved the use of slot machines at race tracks located in those parishes but the State legislature's authorization is subject to further legislative action on the fees and taxes to be imposed. Legislation to impose such fees and taxes was introduced in the 1998 fiscal session of the State Legislature, but failed to receive legislative approval. Future consideration of this issue is likely by the State legislature. See Section IX.A.11., "Certain Risk Factors to be Considered--Overall Risk to Recovery by Holders of Claims--Competition."

              On April 29, 1997, the LGCB unanimously approved for submission to the Governor and the State legislature the April 29, 1997 Casino Operating Contract. Although the State legislature considered the approval of the April 29, 1997 Casino Operating Contract, the State legislature did not approve or disapprove this contract during the 1997 Regular Session. On November 4, 1997, the Governor of the State publicly expressed his support for the project with a rolling guaranty concept. On December 9, 1997, the LGCB, among other things, unanimously approved the December 9, 1997 Casino Operating Contract for submission to the Governor of the State with the request that he submit the December 9, 1997 Casino Operating Contract to the State legislature for its approval. The Governor indicated that he would call a special session of the State legislature commencing in the latter part of March 1998 which would consider, among other things, approval of the December 9, 1997 Casino Operating Contract. However, after receiving an opinion from the State Attorney General that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract, the Governor did not include consideration of the December 9, 1997 Casino Operating Contract in his call for the special session. Instead, on March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract subject to the condition that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval. The decision of the Louisiana Supreme Court has since become final and non-appealable. See Section IV.U., "Events During the Chapter 11 Cases--Bean and Jordan Litigation."

              Two bills have been pre-filed in the State House of Representatives for consideration during the State legislature's 1999 regular session which begins March 1999. If passed, the first bill would repeal the Gaming Act in its entirety. The second would amend the Gaming Act to broaden the food service restrictions applicable to the Casino and all parts of any connecting structure or building. There can be no assurance that the JCC Entities will be successful in preventing such legislative changes or that the JCC Entities can recover damages as a result thereof.

         Federal Regulation

              In August 1996, the President signed into law a bill that creates a federal commission to examine the rapid growth of the gaming industry and its impact on American society. The law creates a nine-member National Gambling Impact and Policy Commission to study the economic and social impact of gaming and report its findings to Congress and the President within two years. The commission could recommend changes in state or federal gaming policies. Additional federal regulation or taxation of the gaming industry could occur as a result of investigations or hearings by the committee.

         Zoning and Land Use

              The Proponents have obtained certain conditional use approvals from the City for the Casino and the parking facilities for the Casino. Certain of such approvals, however, are subject to further review and additional approvals may be required. Although JCC expects to obtain all required conditional use approvals for the Casino and its operations, no assurances can be given that JCC will receive the required approvals.

              Because the Casino does not comply with all requirements of the City's zoning ordinance, the Proponents have requested and received a number of waivers from the City Council. Some uncertainty exists, however, as to the City Council's authority to grant such waivers. In addition, the zoning ordinance may be subject to differing interpretations and, depending upon the interpretation, certain required waivers may or may not be requested or granted. Accordingly, no assurances can be given that the Casino will comply with the zoning ordinance in all material respects. See Section IX.A.3., "Certain Risk Factors to be Considered--Ability to Commence Operations as Scheduled."

H.       Employees

              JCC, through HNOMC, will recruit and train employees to operate the Casino. See Section IX.A.13., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Lack of Experienced Personnel." Under the settlement with the WARN Act Claimants (as discussed in Section IV.L. below and as reflected in the Plan), former casino employees will be offered preferential re-employment to their former positions or substantially equivalent positions to the extent that such jobs are or become available.

                     IV. EVENTS DURING THE CHAPTER 11 CASES

A.       Filing of the Chapter 11 Petitions

              HJC and Finance Corp. filed petitions for relief under Chapter 11 of the Bankruptcy Code on November 22, 1995 in the United States Bankruptcy Court for the District of Delaware. On November 30, the Bankruptcy Court (in Louisiana), upon the consent of HJC and Finance Corp., ordered that their cases be transferred from Delaware to the Bankruptcy Court. HNOIC filed its Chapter 11 petition in the Bankruptcy Court on December 22, 1995. (As used herein, the term "Petition Date" means November 22, 1995 with respect to HJC and Finance Corp., and December 22, 1995 with respect to HNOIC.) The Bankruptcy Court has ordered that HJC's and Finance Corp.'s cases be jointly administered.

B.       Retention of Professionals by the Debtors

              HJC and Finance Corp. have retained the following professionals, as indicated, to represent and advise them in connection with their Chapter 11 cases:

                      Attorneys (for HJC and Finance Corp.)

              Jenner & Block
              One IBM Plaza, Suite 4400
              Chicago, IL  60611

              William Hardy Patrick, III
              A Professional Corporation
              10636 Linkwood Court
              Baton Rouge, LA  70810-2854

                       Financial Advisor (for HJC only)

              Jefferies & Company, Inc.
              11100 Santa Monica Boulevard, 10th Floor
              Los Angeles, CA  90025

                                 -- and --

              400 Poydras Street
              New Orleans, LA  70130

                           Accountants (for HJC only)

              PricewaterhouseCoopers LLP
              2001 Ross Avenue, Suite 1800
              Dallas, TX  75201-2997

                       Accountants (for various special purposes)

              Arthur Andersen LLP
              201 St. Charles Avenue, Suite 4500
              New Orleans, LA  70170-4500

In addition, HJC has retained special counsel for specific purposes pursuant to orders of the Bankruptcy Court.

              HNOIC has retained the following law firm to represent it in connection with its Chapter 11 case:

              Heller, Draper, Hayden & Horn, L.L.C.
              650 Poydras Street, Suite 2500
              New Orleans, LA  70130


C.       Appointment of the Official Committees

              On January 10, 1996, the United States Trustee appointed (i) a committee of unsecured creditors (the "Creditors Committee") to represent the interests of unsecured creditors of HJC, and (ii) the Bondholders Committee (together with the Creditors Committee, the "Committees") to represent the interests of the Bondholders. Since their formation, the Committees have consulted with the Debtors concerning the administration of the Chapter 11 Cases.

              The members of the Committees, as of the date of filing of this Disclosure Statement, are set forth below:

                               CREDITORS COMMITTEE

              Centex Landis Construction Co., Inc.
              c/o James Landis
              300 Lafayette St., Suite 100
              New Orleans, LA  70130

              Broadmoor
              c/o John F. Lipani, Esq.
              730 S. Tonti St.
              P.O. Drawer 53266
              New Orleans, LA  70153

              Culinary Design & Fixture, Inc.
              c/o Richard J. Tomeny, Jr.
              202 Veterans Boulevard
              Metairie, LA 70005

              The Elwyn Gee Group, Inc.
              c/o Elwyn Gee
              27 Commercial Blvd.
              Suite D
              Movato, CA  94949

              Michael Demling Associates
              c/o Michael Demling
              701 W. Delilah Rd., Suite A
              Pleasantville, NJ  08232

              Angelica Uniform Group,
              a Div. of Angelica Corporation
              c/o Walter W. Timm, Corp. Counsel
              424 So. Woods Mill Road, Suite 300
              Chesterfield, MO  63017

              HJV, a Joint Venture
              c/o Walter A. Mullins
              826 Perdido Street
              New Orleans, LA  70112

                                    Attorneys

              Breazeale, Sachse & Wilson, L.L.P.
              LL & E Tower, Suite 2400
              909 Poydras St.
              New Orleans, LA  70112-0500

                                Financial Advisor

              The Blackstone Group L.P.
              345 Park Avenue
              New York, NY  10154

                              BONDHOLDERS COMMITTEE

              Merrill Lynch Asset Management
              800 Scudders Mill Road
              Plainsboro, NJ  08536

              Harris Associates L.P.
              2 North LaSalle Street, Suite 500
              Chicago, IL  60602-3790

              Standard Mortgage Company
              300 Plaza, One Shell Square
              New Orleans, LA  70139

                                    Attorneys

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, NY  10153-0001

              McGlinchey Stafford
              643 Magazine Street
              New Orleans, LA  70130

                                Financial Advisor

              Ladenburg Thalmann & Co. Inc.
              590 Madison Avenue
              New York, New York 10022

              On July 10, 1998, the Bankruptcy Court authorized the Bondholders Committee to retain a consultant, Mr. Edwin Jacobson, and to expand the duties of Mr. Seth Lemler, a principal of the Financial Advisor to the Bondholders Committee. Pursuant to the July 10, 1998 order, Mr. Jacobson and Mr. Lemler have been authorized to consult with the Bondholders Committee regarding preliminary JCC Holding operational and management decisions in furtherance of consummation of the Plan, and the Debtors have been authorized to indemnify Mr. Jacobson and Mr. Lemler in their capacities as advisors to the Bondholders Committee.

D.       Litigation With the City of New Orleans and the RDC

         Pre-March 6 Agreement Litigation

              Shortly after HJC's Chapter 11 filing, the City and the RDC filed two motions seeking to compel HJC's performance under the Basin Street Casino Lease and the Canal Street Casino Lease: (i) Motion to Require the Debtor in Possession to Comply With Lease Obligations Under Unexpired Lease of NonResidential Real Property (the "Basin Street Casino Motion"); and (ii) Motion to Require the Debtor in Possession to Comply With Lease Obligations to Prevent Loss or Damage to Casino Structure (the "Casino Motion"). Through the Basin Street Casino Motion, the City and RDC sought, among other things, to compel

HJC to make postpetition rental and other payments under the Basin Street Casino Lease and to reopen the Basin Street Casino. Through the Casino Motion, they sought to compel HJC to take certain actions to protect the Casino site and structure from loss or damage. Both motions were resolved (on an interim basis with respect to the Basin Street Casino Motion) by consent orders between the City, the RDC and HJC.

              The consent order with respect to the Basin Street Casino Motion required HJC to furnish the City and the RDC with certain financial and other information they had sought and to pay up to $100,000 in warehouse charges to secure the release of certain of the City's property. The Court's consideration of the remainder of the relief sought by the City and the RDC, including an order compelling HJC to reopen the Basin Street Casino, was adjourned until a later date and, as set forth below, the remainder of the Basin Street Casino Motion was resolved by agreement between HJC, the City and the RDC announced in open court on March 4, 1996.

              The consent order with respect to the Casino Motion (the "December 12 Consent Order") required HJC to take certain measures and expend certain amounts to protect and preserve the Casino structure, including completing the enclosure of the structure, performing work on the streets and sidewalks by the Casino construction site (the "Perimeter Work"), providing security for the premises and maintaining certain insurance coverage.

         The March 6 Agreement

              Meanwhile, the City and the RDC, on the one hand, and HJC, on the other, engaged in other litigation, including litigation over HJC's ability to retain its rights under the leases for the Basin Street Casino and Casino sites. Under the Bankruptcy Code, a debtor is entitled to "assume" or "reject" certain types of contracts, including unexpired leases of real property. In order to assume a contract, a debtor must, among other things, cure (or provide "adequate assurance" of prompt cure of) existing defaults and provide the other party(ies) to the contract with "adequate assurance of future performance" under the contract; a debtor's rejection of a contract is treated as a breach by the debtor which occurred just prior to the bankruptcy filing. Under the Bankruptcy Code, HJC had until 60 days after it filed its Chapter 11 case, or January 22, 1996, to assume or reject the Basin Street Casino Lease and the Canal Street Casino Lease, unless the Bankruptcy Court extended that deadline (the "Assumption Deadline"). Prior to January 22, 1996, HJC filed a motion seeking an extension of the Assumption Deadline through the time provided for in a confirmed Chapter 11 plan of reorganization for HJC, which motion the City and the RDC opposed. After a hearing on HJC's motion held on January 17, 1996, the Bankruptcy Court extended the Assumption Deadline through March 4, 1996.

              At a hearing held on March 4, 1996, HJC, the City and the RDC announced the terms of a global settlement, which was reflected in the March 6 Agreement, and which included, among other things, (i) a schedule for lease payments to be made by HJC under the Basin Street Casino Lease, including an immediate payment of the $4.3 million and additional amounts totaling approximately $5.7 million to be placed in escrow on April 3, 1996 (see Section V.C.8., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Basin Street Casino Lease"), (ii) an agreement in principle on certain terms of a plan of reorganization for HJC, including a waiver by the City of any requirement to reopen the Basin Street Casino, (iii) a stay of litigation between the City and HJC (and HJC's partners and their affiliates) through June 30, 1996, (iv) a requirement that HJC file a plan of reorganization on or before April 3, 1996, (v) an agreement that a $2 million deposit by HJC would be applied by the City in full payment of all prepetition claims and certain postpetition claims of the City and the RDC under the Basin Street Casino Lease, including payments under the Open Access Program and Plans, and (vi) a release by the City and the RDC of any damages as a result of rejection of the Basin Street Casino Lease, except in certain circumstances. Provided that certain


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


conditions were satisfied under the March 6 Agreement, the City also agreed to support HJC's plan of reorganization and not to take any action inconsistent with confirmation of such plan. Based upon that agreement, which the Bankruptcy Court formally approved on March 12, 1996, the Bankruptcy Court granted HJC the right to seek to assume the Basin Street Casino Lease and the Canal Street Casino Lease, and other contracts, through the time provided for in the Chapter 11 plan of reorganization to be confirmed in HJC's case.

              On March 28, 1996, HJC, the City and the RDC filed a Joint Motion to Supplement and Restate Order Granting Debtor's Motion for Extension of Time to Assume or Reject Unexpired Leases of NonResidential Real Property (the "Joint Amendment Motion"). Through the Joint Amendment Motion, HJC, the City and the RDC sought to amend the order extending the Assumption Deadline to provide that, with respect to any lease or other agreement constituting an unexpired lease of non-residential real property with the City and/or the RDC, such deadline would extend through June 30, 1996, or as otherwise provided by the Bankruptcy Court, rather than through the time provided in HJC's plan of reorganization. The Joint Amendment Motion was granted by order of the Bankruptcy Court dated March 30, 1996. Through subsequent orders of the Bankruptcy Court, such deadline has been extended through the earlier of (i) the date of confirmation of the Plan, with any assumption to be effective as of the Effective Date, and (ii) 27 days after the effective date of any termination of the City Agreement in the event of a termination of the City Agreement prior to confirmation of the Plan.

              In addition to resolving issues raised by the Basin Street Casino Motion and litigation with respect to the Assumption Deadline, the March 6 Agreement resolved other pending litigation between the City and the RDC and HJC, including litigation over HJC's obligations under the Basin Street Casino Lease that arose after the Petition Date. In that litigation, HJC had sought a determination by the Bankruptcy Court that HJC was entitled to offset $2 million that HJC asserted it was owed by the City against HJC's postpetition obligations under the Basin Street Casino Lease. The March 6 Agreement resolved this litigation.

         The City Agreement

              The March 6 Agreement called for, among other things, completion of (i) lease documentation to reflect the points agreed upon by HJC, the City and the RDC, and (ii) documentation and plans (in coordination with State authorities) for the return of the Basin Street Casino to the City. Subsequent to their entry into the March 6 Agreement, HJC, the City and the RDC engaged in negotiations on the form of an agreement that would implement the terms of the March 6 Agreement (which form is on file with the Bankruptcy Court attached as Exhibit "A" to the Original Plan). The City Agreement implements and, in some respects, supplements the March 6 Agreement and sets forth a procedure to modify the Canal Street Casino Lease and the GDA and to terminate the Basin Street Casino Lease. Among its provisions, the City Agreement:

         (a) establishes the amount and terms of HJC's obligations under the Amended Canal Street Casino Lease (as defined below) and the Amended GDA (as defined below);

         (b) establishes an acceptable format for reorganized HJC's corporate structure and financing;

         (c) modifies HJC's rights to use the Casino property for certain non-gaming functions;

         (d) provides the terms and a schedule for construction and development of the Casino property;

         (e) quantifies HJC's obligations with respect to its return of the Basin Street Casino to the City and the termination of the Basin Street Casino Lease; and

         (f) calls for amendments to the conditional use ordinances governing the development and operation of the Casino.

(The amendments of HJC's agreements with the City and the RDC which are called for by the City Agreement are reflected in the summaries of such agreements, as amended, set forth in Section V.C. below. As set forth above, descriptions of agreements contained in this Disclosure Statement between the City and/or the RDC, on one hand, and HJC or JCC, on the other, constitute the Debtors' understanding of the documents which is not necessarily shared by the City or the RDC. Furthermore, in all cases, it is the terms of the agreements as adopted by these parties and approved by the appropriate governmental authorities that will govern, rather than these descriptions.)

              By motion dated August 6, 1996, HJC sought the Bankruptcy Court's approval of the City Agreement and authorization for HJC to enter into such agreement (the "Approval Motion"). Following a hearing held on August 26, 1996, the Bankruptcy Court granted the Approval Motion, subject to certain conditions. In addition, on September 12, 1996, the Bankruptcy Court ordered that, for purposes of the order granting the Approval Motion, "the City Agreement shall be deemed effective upon the execution thereof by the Debtor and the RDC, and the Debtor shall thereupon be authorized to perform all actions required under the City Agreement including, but not limited to, the release of rent from the `Rent Escrow' as provided in Section A.11.c. of the City Agreement." HJC and the RDC have executed the City Agreement, and on October 3, 1996, the City Council approved the amendments and agreements called for under the City Agreement.

              On October 28, 1997, the City and RDC filed a motion with the Bankruptcy Court to require HJC to negotiate in good faith pursuant to the City Agreement to reimburse the City and RDC for their professional fees and expenses incurred from January 1, 1997 through September 30, 1997 (in the amount of $603,151.04), and to reimburse the City and RDC for the cost of curtains (approximately $156,100, which has been paid to the City) in connection with the restoration of the Municipal Auditorium, the site of the former Basin Street Casino. HJC has agreed in principle to reimburse the City and RDC for the professional fees and expenses incurred since January 1, 1997. HJC is discussing with the City the schedule for making such reimbursements.

         Orleans Parish School Board

              HJC previously agreed to pay $1,036,000 for the benefit and use of the Orleans Parish School Board, of which $500,000 of such amount has been paid pursuant to the terms of the March 6 Agreement. See Section IV.G., "Events During Chapter 11 Cases--Debtor in Possession Financing Provided by HET or Its Affiliates." Pursuant to the March 6 Agreement, the balance of such amount was to be paid to the City in two equal installments of $268,000, which installments were made in accordance with an order by the Bankruptcy Court dated March 18, 1996.

              On March 4, 1996 and March 6, 1996, HJC remitted (i) $1.8 million from cash on hand and (ii) $2.5 million from the proceeds of the First DIP Loan (as defined below), respectively, directly to the RDC. Of such amounts, $500,000 was for the benefit and use of the Orleans Parish School Board, and the remainder was in partial payment of HJC's rent obligations for the period of December 1995 through June 1996. See Section IV.G., "Events During Chapter 11 Cases--Debtor in Possession Financing Provided by HET or Its

Affiliates." In addition, HJC paid into escrow an additional $1,352,000 for the balance of rent payments due through June 30, 1996. See Section IV.D., "Events During Chapter 11 Cases--Litigation With the City of New Orleans and the RDC." The RDC has been paid from the escrow in accordance with the terms of the March 6 Agreement and an order by the Bankruptcy Court dated March 18, 1996.

              Subsequent to the Bankruptcy Court order granting the Approval Motion, the Orleans Parish School Board filed a motion seeking a determination of the Bankruptcy Court (i) that it is a third party beneficiary of the Basin Street Casino Lease and the Amended Canal Street Casino Lease, (ii) that neither the order approving the March 6 Agreement nor the order granting the Approval Motion is enforceable as to the School Board, and (iii) that the School Board is entitled to receipt of all rental payments pursuant to the Basin Street Casino Lease and the Amended Canal Street Casino Lease. The School Board maintained that HJC has failed to pay the sum of $1,036,000 for the year 1995. In addition, the School Board maintained that HJC is obligated to make annual payments of $2,000,000 upon the termination of the Basin Street Casino Lease and that the City and RDC may not modify the School Board's alleged right to such payment without the School Board's consent. HJC and the City disputed the School Board's assertions. HJC and the City objected to the School Board's motion on the procedural ground that the issues raised by the School Board could be presented only by means of an adversary proceeding under applicable Bankruptcy Rules. On November 6, 1996, the Bankruptcy Court sustained HJC's and the City's objection and denied the School Board's motion.

              By a stipulation dated April 30, 1997, the School Board and the Debtors resolved their disputes. The stipulation provides, among other things, that the School Board has an Allowed unsecured claim against HJC in the amount of $300,000. Such amount will be paid in monthly installments out of the rent received by JCC for use of the second floor of the Casino.

         Administrative Expense Claims

              In addition, the City filed a Motion for Payment of Administrative Claims asserting administrative claims in the amount of $2,872,275.89 purportedly on account of real estate and personal property taxes and interest for 1996. The City and HJC negotiated a resolution to this motion by entering into a stipulation which provides that the City is granted an administrative expense claim for payment of certain real estate and personal property taxes, that such amounts will be paid within 60 days of the Effective Date, and that if the Effective Date did not occur prior to September 1, 1997, the City would have the right to renew its request for immediate payment and the Debtor retained the right to object to such request. To date, the City has not made such a request of the Bankruptcy Court. The City and HJC are presently negotiating a further resolution of both these administrative claims and additional administrative claims asserted by the City on account of real estate and personal property taxes, interest and penalties for 1997 and 1998. The proposed stipulation that would memorialize this resolution (which has not yet been finalized or executed by any of the parties thereto) contemplates filing the amount of and granting to the City an administrative expense claim for payment of the 1996, 1997 and 1998 real estate and personal property taxes, plus interest and certain penalties, and provides that if the Effective Date does not occur prior to October 31, 1998, the City will have the right to demand immediate payment of its administrative claims.

         ZHA Litigation


              On February 25, 1997, ZHA, Inc. commenced a lawsuit against the City seeking payment of $932,777.75 allegedly owed by the City to ZHA for work performed in connection with the development of the Casino. Thereafter, the City filed a third-party complaint against HJC alleging, inter alia, that under the GDA, HJC (and not the City) is responsible for payment of any amounts owed to ZHA, which HJC denies. This litigation is now pending before the Bankruptcy Court. Although the City and HJC are engaged in negotiations, to date no settlement of this litigation has been reached.

E.       HJC's Use of Cash Collateral
         ----------------------------

              Almost immediately upon the filing of HJC's Chapter 11 petition, HJC needed to use funds to satisfy certain postpetition obligations, such as those relating to protecting the Casino structure (described above in Section IV.D., "Events During the Chapter 11 Cases--Litigation With the City of New Orleans and the RDC"). On the Petition Date, HJC held in excess of $20 million in accounts at FNBC and Hibernia National Bank. The Bondholders have contended that funds on deposit at both banks were, and are, subject to their liens and, therefore, that such funds constitute "cash collateral," as that term is used in the Bankruptcy Code. The Bankruptcy Code prohibits HJC from using the Bondholders' cash collateral unless (i) the Bondholders consent to such use, or
(ii) the Bondholders are provided with "adequate protection" of their interest in the cash collateral in connection with such use.

              In order to ensure that it would have adequate funds available to comply with orders of the Bankruptcy Court, in December 1995 HJC obtained from the Bankruptcy Court an agreed order authorizing the immediate use of up to $1.65 million in cash collateral, granting the Bondholders certain priority claim and lien rights as "adequate protection," and preserving the parties' rights with respect to characterization of the funds at issue as "cash collateral" or not. Thereafter, the Bankruptcy Court entered a series of orders ultimately authorizing HJC to use all but approximately $3 million of funds which the Bondholders and the Indenture Trustee asserted constituted "cash collateral," and granted the Bondholders "adequate protection" in the form of priority claims and certain lien rights.

F.       Enclosure of the Casino Structure
         ---------------------------------

              Soon after the Petition Date, HJC was determined to complete the enclosure of the Casino and, accordingly, entered into the consent order with respect to the Casino Motion which provided for such enclosure work, among other things. (As discussed above in Section IV.E., "Events During the Chapter 11 Cases--HJC's Use of Cash Collateral", HJC sought and obtained authorization to use funds that might constitute the Bondholders' cash collateral to pay for such enclosure work.) In order to comply with the Bankruptcy Court's orders, HJC then entered into negotiations with its prepetition general contractor, Centex, on the terms of an agreement for the completion of the enclosure work. Those negotiations resulted in a "Close In Agreement" under which Centex would be paid $8.5 million to enclose the Casino structure over a six-month period. HJC sought approval of the Close In Agreement by the Bankruptcy Court, which was granted at a hearing held on February 23, 1996. Construction under the Close In Agreement commenced on or about March 11, 1996 to protect the interior of the Casino. The work to protect the interior of the Casino is substantially complete. Pre-Effective Date remediation work to repair the effects of deterioration during the three-year reorganization process to the partially-constructed Casino has commenced pursuant to a change order to the Close In Agreement.

G.       Debtor In Possession Financing Provided by HET or Its Affiliates

              In order to make the initial $4.3 million payment to the RDC required under the March 6 Agreement, HJC had to seek immediate debtor-in-possession financing to supplement the purported cash collateral that was then available for such payment. Accordingly, HJC sought, and the Bankruptcy Court granted, authorization to obtain debtor-in-possession financing in the principal amount of $2.5 million (the "First DIP Loan") from the DIP Lender. The DIP Lender subsequently agreed to fund up to a total of $30 million in debtor-in-possession financing pursuant to a Second, Third, Fourth and Fifth DIP Loan.

              In July 1997, following the State legislature's failure to approve the April 29, 1997 Casino Operating Contract, HET notified HJC that it was not prepared to commit to extend any additional debtor-in-possession financing beyond the earlier to occur of (i) HET's provision of a total of $30 million in debtor-in-possession financing, and (ii) September 30, 1997. Debtor-in-possession financing ceased for a time commencing on September 30, 1997. In November 1997, the DIP Lender agreed to resume debtor-in-possession financing by providing HJC with up to an additional $9 million in debtor-in-possession financing (for a cumulative total of up to $39 million) (the "Sixth DIP Loan") as certain milestones were met or (under certain circumstances) waived by the DIP Lender. The Bankruptcy Court approved up to $4.5 million of this additional debtor-in-possession financing as part of the Sixth DIP Loan (the "Sixth DIP Loan Order").

              As of January 21, 1998, HJC had qualified for approximately $5.5 million in additional debtor-in-possession financing under the terms of the Sixth DIP Loan Order. In January, 1998, the Governor announced that the State legislature would consider the December 9, 1997 Casino Operating Contract during a special session of the State legislature to commence in March, 1998, as a result of which the Effective Date would not occur within the time period anticipated when HJC filed its motion to approve the Sixth DIP Loan. It also appeared that certain future financing "milestones" provided for in the Sixth DIP Loan Order would not be met as a result of these delays, commencing with the February 1, 1998 milestones. Therefore, on January 21, 1998, HJC filed a motion seeking authorization to obtain debtor-in-possession financing from the DIP Lender in the additional principal amount of $1 million (for a cumulative total of up to $40 million in debtor-in-possession financing) (the "Seventh DIP Loan"), and also to modify certain of the financing milestones that were required to be met in order to obtain continuing DIP financing under the terms of the Sixth DIP Loan Order. On February 17, 1998, the Bankruptcy Court approved the Seventh DIP Loan and the modifications to the financing milestones provided for in the Sixth DIP Loan Order.

              On May 27, 1998, HJC filed a motion seeking authorization to obtain debtor-in-possession financing from the DIP Lender in the additional principal amount of $6 million (for a cumulative total of up to $46 million in debtor-in-possession financing) (the "Eighth DIP Loan"). On June 17, 1998, the Bankruptcy Court entered an order approving the Eighth DIP Loan. Thereafter, on August 5, 1998, HJC filed a motion seeking an additional $14 million in debtor-in-possession financing (for a cumulative total of up to $60 million in debtor-in-possession financing) (the "Ninth DIP Loan and, together with the earlier DIP Loans, the "Existing DIP Loans"). On August 25, 1998, the Bankruptcy Court granted HJC's motion.

              Under the terms of the final order approving the Ninth DIP Loan (the "Ninth DIP Loan Order"), HJC is authorized to borrow from the DIP Lender, in addition to the amounts it was qualified and authorized to borrow as of that date, up to an additional $14 million. Under the terms of the Ninth DIP Loan Order, the maturity of all Existing DIP Loans was extended to the earlier of:
(i) October 31, 1998, or such later date to which the DIP Lender consents; (ii) the Effective Date of the Existing Plan (as it may be modified); (iii) the date on which the Existing Plan (as it may be modified) is revoked or is otherwise no longer in full force and effect; (iv) the dismissal of HJC's Chapter 11 case;
(v) the conversion of HJC's Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code; (vi) the appointment of a trustee for HJC; (vii) any stay, reversal, modification or other amendment in any respect (except to the extent acceptable to the DIP Lender) or termination or expiration of the Ninth DIP Loan Order or the order confirming the Existing Plan (as it may be modified); or (viii) the date on which (a) the State Legislature shall have passed an act or resolution having the effect of suspending or materially and adversely impairing the legal authority or contract for the Casino and (b) the time for a veto by the Governor of any such act shall have passed without a veto by the Governor or the Governor shall have vetoed any such act and the State Legislature shall have overridden any such veto by the Governor.

              The DIP Lender's claim for interest on all Existing DIP Loans, which has been accruing at the rate of 8% per annum and is payable upon maturity, will be canceled on the Effective Date. As security for the Existing DIP Loans, the DIP Lender has been granted (i) administrative priority status for all of the Existing DIP Loans, with priority equivalent to a claim under
Section 364(c)(1) of the Bankruptcy Code, and superior to all other costs and expenses of administration of the kinds specified in Sections 105, 326, 503(b), 507(a) or 507(b) of the Bankruptcy Code; and (ii) a first priority, non-avoidable, valid, enforceable and automatically perfected lien and security interest on and in all of HJC's assets, subject only to (a) all non-avoidable, valid, enforceable and perfected liens and security interests in HJC's property that existed on the Petition Date other than the prepetition and postpetition liens and security interests in favor of the Bondholders, the Indenture Trustee, the predecessor Indenture Trustee, the prepetition bank lenders or their collateral agent, predecessor collateral agent or administrative agent on any of HJC's property (other than personal property, certain parcels of real estate and cash and cash equivalents), (b) any and all non-avoidable, valid, enforceable and perfected liens, security interests and/or rights of setoff in favor of the Indenture Trustee and the predecessor Indenture Trustee on $1.5 million previously deposited with them (subject to reduction for fees and expenses of the predecessor Indenture Trustee), (c) any and all postpetition liens and security interests in favor of any or all of the Bondholders and the Indenture Trustee on any causes of action of HJC against any "insiders" (as defined in Section 101(31) of the Bankruptcy Code) arising under Sections 544(b), 547, 548, 550 or 553 of the Bankruptcy Code, (d) certain allowed administrative expense claims for the fees, expenses and costs of professionals retained by HJC and the Committees, and (e) any existing or future rights of setoff, compensation and/or recoupment in favor of the City, the RDC, the State and/or the LEDGC. The Ninth DIP Loan Order further provides that no claims or liens of the DIP Lender are to have priority over any amounts paid prior to the maturity of the Existing DIP Loans to third parties pursuant to any budget approved by the DIP Lender.

              The Proponents estimate that the amount of Existing DIP Loans will be sufficient to fund HJC's needs up to the Effective Date.

              In addition, HNOIC filed a motion on October 22, 1996 seeking authorization to incur debtor in possession financing in the amount of up to $25,000 (the "First HNOIC DIP Loan") from HET or an affiliate and to grant the lender security interests and priority claims pursuant to Section 364(c) of the Bankruptcy Code. Specifically, the loan would (i) bear interest at 8% per annum,
(ii) be secured by first-priority, non-avoidable, valid, enforceable and automatically perfected liens and security interests on all of HNOIC's assets, and (iii) be granted a super administrative priority, all pursuant to Section 364(c). The loan (and all accrued and unpaid interest thereon) would become due and payable upon the earliest to occur of the following: (i) December 31, 1996, or such other date to which the lender in its sole discretion consents in writing; (ii) the effective date of any plan of reorganization; (iii) the conversion of HNOIC's Chapter 11 Case to case under Chapter 7 of Bankruptcy Code; (iv) the dismissal of HNOIC's Chapter 11 Case; (v) the appointment of a trustee; and (vi) any stay, reversal, modification, or other amendment of the order authorizing the loan (except to the extent acceptable to the lender). The First HNOIC DIP Loan was to be used to fund administrative expenses, including United States Trustee fees and filing fees required by various state taxing authorities. On November 13, 1996, the Bankruptcy Court granted HNOIC's motion to obtain the First HNOIC DIP Loan.

              In November 1997, HNOIC received authorization to borrow up to an additional $50,000 from HET or an affiliate under substantially the same terms and conditions, and for the same purposes, as the First HNOIC DIP Loan.

H.       Debtors' Exclusive Right to File Plan(s)

              Under the Bankruptcy Code, a debtor has the exclusive right during the first 120 days of the Chapter 11 case to file a plan of reorganization (the "Exclusive Filing Period") and, if a plan is filed during the Exclusive Filing Period, the first 180 days of the case within which to obtain acceptance of a plan (the "Exclusive Solicitation Period"). Thus, the Exclusive Filing Period for HJC and Finance Corp. was originally scheduled to expire on March 21, 1996. However, prior to that date, HJC and Finance Corp. sought extensions of (i) the Exclusive Filing Period through April 3, 1996, the date by which HJC had agreed with the City and the RDC under the March 6 Agreement to file a plan of reorganization, and (ii) the Exclusive Solicitation Period through June 30, 1996. At a hearing held on March 19, 1996, the Bankruptcy Court extended the Exclusive Filing Period and the Exclusive Solicitation Period for HJC and Finance Corp. through April 4, 1996 and June 30, 1996, respectively. By subsequent orders of the Bankruptcy Court, HJC's and Finance Corp.'s Exclusive Solicitation Period was extended through April 30, 1997. Prior to that date, the Bankruptcy Court had confirmed the Original Plan.

              HNOIC's Exclusive Filing Period was scheduled to expire on April 22, 1996; however, by virtue of HNOIC's filing of the first version of the Plan on April 3, 1996, HNOIC's Exclusive Solicitation Period was not scheduled to expire until June 19, 1996. Prior to that date, HNOIC filed a motion with the Bankruptcy Court seeking an extension of its Exclusive Solicitation Period through June 30, 1996, so as to be on the same timetable as HJC and Finance Corp. with respect to the Plan, which motion was granted. By subsequent orders of the Bankruptcy Court, HNOIC's Exclusive Solicitation Period was extended through April 30, 1997. Prior to that date, the Bankruptcy Court had confirmed the Original Plan.

I.       Discovery of the Proponents and Others

              Early in the Debtors' Chapter 11 Cases, Fidelity sought to obtain documents from, and depose witnesses on behalf of, HJC, Finance Corp., HET and others under Rule 2004 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"). Pursuant to discovery procedures approved by the Bankruptcy Court, other parties in interest have been permitted to join in such discovery and restrictions have been imposed to ensure the proper use of discovered information and to maintain the confidentiality of information designated as "confidential" by the producing parties. The Proponents and other individuals and entities have produced over 31,000 pages of documents in response to such requests, and numerous depositions have been taken.

J.       Litigation with HJC's Prepetition Contractors

         1.       Centex Lawsuit

              On December 6, 1995, Centex filed a Petition for Damages in the Civil District Court, naming as defendants HET and Ronald A. Lenczycki, president of HNOMC (the "Centex State Action"). On or about December 18, 1995, Centex filed an Amended Petition for Damages (the "Amended Petition"). The Amended

Petition purports to state claims for breach of contract and quasi-contract, asserting that both HET and Mr. Lenczycki assumed the primary obligations of HJC under the Construction Agreement between HJC and Centex, dated October 10, 1994 (the "Centex Construction Agreement"). The Amended Petition also (i) contains a claim for breach of a surety agreement, alleging that both HET and Mr. Lenczycki guaranteed the obligations of HJC under the Centex Construction Agreement, and
(ii) raises claims for fraudulent and negligent misrepresentations, unfair trade practices, and false advertising.

              On January 4, 1996, defendants removed the Centex State Action to the United States District Court for the Eastern District of Louisiana and, on January 5, 1996, the Honorable Helen G. Berrigan referred the proceeding to the Bankruptcy Court. On January 16, 1996, HET and Mr. Lenczycki filed an Answer to the Amended Petition with the Bankruptcy Court. On or about January 24, 1996, Centex filed a Motion to Withdraw Reference and Motion for Remand or Abstention. The District Court denied the Motion to Withdraw the Reference. A hearing on the Motion for Remand was held on November 5, 1996 and a decision is pending.

              To the extent there is any recovery by Centex in the Centex State Action, there will be no effect on distributions to creditors (other than Centex) under the Plan. That is, to the extent of any such recovery by Centex, Centex's claims against HJC would be reduced accordingly and the amount contributed by HET or an affiliate to fund distributions under the Plan would be reduced accordingly.

              Pursuant to the settlement agreement between HJC and Centex which is on file with the Bankruptcy Court, attached as Exhibit "L" to the Original Plan (the "Centex Settlement Agreement"), and subject to the terms of that agreement, the Centex State Action was stayed until the earlier of (i) the Effective Date, and (ii) February 1, 1997 (which date is subject to extension in accordance with the terms of the Centex Settlement Agreement). No action has been taken by any party in the case since the Centex Settlement Agreement was signed. In addition, immediately upon the occurrence of the Effective Date and the receipt by Centex of the "cure amount" (as discussed in Section V.C.14. below), the Centex State Action will be dismissed with prejudice.

         2.   Other Litigation With Centex

              On or about December 19, 1995, Centex filed an emergency motion in the Bankruptcy Court seeking to compel HJC to assume or reject the Centex Construction Agreement or, in the alternative, seeking payment of an administrative expense claim pending assumption or rejection of that contract. (Under the Bankruptcy Code, HJC would have until the time of confirmation of a plan of reorganization within which to assume or reject executory contracts such as the Centex Construction Agreement, unless the Bankruptcy Court ordered otherwise.) Assumption of the Centex Construction Agreement would have required HJC to cure all defaults under that agreement, which Centex has alleged total approximately $40,000,000, and which amount HJC believes is substantially lower. After an evidentiary hearing on Centex's request for payment of administrative expenses (on account of expenses purportedly incurred by Centex after the Petition Date) held on February 1, 1996, the Bankruptcy Court awarded only a portion of the administrative expenses sought by Centex. In addition, at a hearing before the Bankruptcy Court held on March 4, 1996, HJC was granted until the time provided in its plan of reorganization within which to assume or reject the Centex Construction Agreement. As set forth in Section V.C.14. below and as reflected in the Plan, HJC and Centex have entered into the Centex Settlement Agreement with respect to the terms on which the Centex Construction Agreement will be modified and assumed as of the Effective Date. On December 16, 1996, the Bankruptcy Court approved the Centex Settlement Agreement.

              On or about January 29, 1996, Centex filed a motion with the Bankruptcy Court seeking relief from the automatic stay in order to take steps to preserve any prepetition privileges on immovables it may have had under Louisiana law as a result of its performance under the Centex Construction Agreement, including registering and recording such privileges in the public record. Under the Centex Construction Agreement, Centex had waived such privileges, among other things. Accordingly, the Bankruptcy Court, at a hearing held on February 27, 1996, denied Centex's motion, without prejudice to Centex's right to re-file such a motion.

         3.   Broadmoor's Motion to Compel Assumption or Rejection

              On or about February 6, 1996, Broadmoor, the general contractor engaged by HJC to construct parking facilities adjacent to the Casino, filed a motion seeking to compel HJC to assume or reject the construction agreement between HJC and Broadmoor, dated October 10, 1994 (the "Broadmoor Construction
                                                       -----------------------
Agreement"), and for allowance of an administrative expense claim. After
----------
negotiations, HJC and Broadmoor agreed upon the amount of the administrative expense claim to which Broadmoor was entitled (approximately $178,000) and reimbursement for ongoing insurance premiums, which agreement was approved on March 8, 1996. Also, on March 4, 1996, the Bankruptcy Court granted HJC until the time specified in HJC's plan of reorganization within which to assume or reject the Broadmoor Construction Agreement. On October 15, 1996 Broadmoor and HJC entered into the "Broadmoor Settlement Agreement" which is on file with the Bankruptcy Court attached as Exhibit "H" to the Original Plan. The Settlement Agreement provides that if the Effective Date did not occur by July 31, 1997, Broadmoor has the option to have the contract deemed rejected and to pursue its Proof of Claim. Debtors will negotiate with Broadmoor toward a resolution that will allow for an assumption of the contract, failing which a replacement contractor will be retained.

         4.   Broadmoor's Motions for Relief from the Automatic Stay

              On October 10 and 17, 1997, Broadmoor filed motions on behalf of two of its subcontractors seeking relief from the automatic stay to compel HJC to accept shipment or to permit disposal of certain building materials that had been produced for use in the construction of a parking garage adjacent to the Rivergate site. A hearing on these motions took place on November 5, 1997 and HJC and Broadmoor amicably resolved these issues by agreeing to initiate discussions immediately and, if a satisfactory arrangement could not be reached within thirty days, allow for the disposition of the building materials under the supervision of the Bankruptcy Court.

              In accordance with subsequent orders agreed to by HJC and Broadmoor and entered by the Bankruptcy Court, HJC has been paying monthly rent to these two subcontractors for the continued storage of these materials. Under the most recent order entered by the Bankruptcy Court on May 8, 1998, if certain of the materials (pre-fabricated slabs of concrete which form the walls of the parking lot buildings) are not removed and transported by HJC prior to June 30, 1998, the supplier of those materials is authorized to sell the materials at a public auction and/or to destroy the materials under certain circumstances. Although no further orders extending this date have been entered by the Bankruptcy Court, HJC has continued to pay monthly rent to these two Broadmoor subcontractors, and HJC has not been notified of any intent to sell the building materials at a public auction and/or to destroy the building materials (to the extent authorized to do so by the Bankruptcy Court's orders). The sale and/or destruction of these building materials could cause a material increase in the cost of completing construction of the parking facilities for the Casino.

K.       Bondholders Committee's Application for Order Permitting Securities
         -------------------------------------------------------------------
         Trading in Certain Circumstances
         --------------------------------

              On or about February 14, 1996, the Bondholders Committee filed an application for an order determining that the members of the Bondholders Committee would not be violating their duties as members of an official committee (and, therefore, would not subject their claims to possible disallowance, subordination or other adverse treatment) by trading in HJC's securities during the pendency of HJC's Chapter 11 case, provided that any member carrying out such trades established and effectively implemented policies and procedures, such as an "Ethics Wall," to prevent the misuse of non-public information obtained through its activities as a committee member. The Bankruptcy Court granted such an order on February 21, 1996.

L.       WARN Act Litigation

              Russell M. Swody, et al. v. Harrah's New Orleans Management Company and Harrah's Entertainment, Inc., Civil No. 95-4118, was filed against HET on December 13, 1995 in the District Court and subsequently amended. Swody is a class action under the Worker Adjustment and Retraining Notification Act ("WARN Act") and seeks damages for the alleged failure to timely notify workers laid off at the time of the HJC bankruptcy. Plaintiffs seek unspecified damages, as well as costs of legal proceedings, for themselves and all members of the class. An answer has been filed denying all of plaintiffs' allegations. HET and HNOMC have answered numerous document requests and interrogatories. After a hearing, the District Court certified the class on April 22, 1996.

              Early in 1996, Swody was consolidated with Susan N. Poirier, Darlene A. Moss, et al. v. Harrah's Entertainment, Inc., Harrah's New Orleans Management Company, and Harrah's Operating Company, Civil No. 96-0215, which was filed in the United States District Court for the Eastern District of Louisiana on January 17, 1996, and subsequently amended. An answer was filed on March 15, 1996. The Poirier Class was certified with Swody on April 22, 1996. Discovery has taken place in Poirier as well. The consolidated Poirier and Swody cases were set for trial on May 5, 1997.

              Similar complaints were filed by Ms. Poirier in the Bankruptcy Court in the HJC, HNOIC and Finance Corp. bankruptcy cases (Adversary Nos. 96-1015, 96-1014, and 96-1013). The Poirier adversary proceedings purport to be class actions, asserting claims under the WARN Act, as well as ERISA. On or about February 23, 1996, HJC and HNOIC each filed a motion in its respective adversary proceeding to dismiss the Poirier litigation. A hearing on such motions to dismiss was held on March 19, 1996. Later, Finance Corp. also filed a similar motion. The Bankruptcy Court granted the motions to dismiss with respect to each of the Debtors on or about June 28, 1996.

              Proofs of claims, on behalf of individual, alleged, terminated employees and purportedly on behalf of all alleged former employees, were filed in the Chapter 11 Cases. The plaintiffs in the litigation (the "WARN Act Claimants") moved to certify three classes on whose behalf the plaintiffs seek to act as class representatives for purposes of the proofs of claims. The Bankruptcy Court heard arguments on such motions on July 11, 1996, and denied the motions by Memorandum Opinion and Order dated October 10, 1996. However, in order to facilitate a proposed settlement reached by the Debtors and the WARN Act Claimants (discussed below), the WARN Act Claimants filed motions to reconsider that ruling. On December 10, 1996, the Bankruptcy Court certified classes for settlement purposes only.

              The WARN Act Claimants contend that the Debtors and the defendants in the District Court cases operated as a single business enterprise with respect to operations in New Orleans and contend that, under this alleged arrangement, HJC may be liable to the claimants under the WARN Act along with the defendants in the District Court cases. The Proponents believe, however, that such claims have no merit whatsoever.

              In order to avoid the expense, delay and risks associated with additional litigation, the Debtors and the WARN Act Claimants have now agreed to compromise and settle all of the WARN Act Claimants' claims on the terms summarized below, which proposed settlement is reflected in the Plan. Under the proposed settlement, JCC will pay to those individuals laid off on or about November 22, 1995 the sum of $2,265,000, which amount includes the fees and costs of the WARN Act Claimants' attorneys and certain taxes attributable to the WARN Act settlement. The amounts paid to these individual WARN Act Claimants will be based upon instructions from the WARN Act Claimants' attorneys. The individual awards will be based upon information obtained through the payroll records for the time period of October 1 through November 22, 1995. In addition to this monetary settlement, the individuals laid off on or about November 22, 1995 will be offered preferential re-employment to their former positions or, if their former positions no longer exist or are not presently available, to substantially equivalent positions to the extent that such jobs are or become available. "Preferential re-employment" means that they will be offered employment before employment is offered to any person who was not laid off on or about November 22, 1995. WARN Act Claimants who were laid off in August of 1995 will not receive a monetary award, but will be placed on a secondary preferential re-hire list. These claimants will be offered re-employment after those employees laid off on or about November 22, 1995 and employees laid off by the Flamingo Casino. They will remain on the preferential rehire list for one year following the date of the opening of the Casino. The terms of this proposed settlement are reflected in the Plan, with the WARN Act Claimants' claims placed in Classes A6, B4 and C3. A motion seeking approval of this compromise and settlement was filed and the Bankruptcy Court preliminarily approved the settlement on December 10, 1996. A final hearing on the settlement took place on February 3, 1997, at which time the Bankruptcy Court approved the settlement subject to the occurrence of the Effective Date.

              The WARN Act Claimants also filed a motion requesting that the Bankruptcy Court order HJC to amend its schedules of creditors to include all alleged, former employees and to extend the deadline for such alleged, former employees to file proofs of claims. As part of the settlement described above, the WARN Act Claimants have withdrawn such motion.

M.       Bondholder Class Actions

              Beginning on November 28, 1995, eight separate class action suits were filed against HET and various of its corporate affiliates, officers and directors in the United States District Court for the Eastern District of Louisiana. They were Ben F. D'Angelo, Trustee for Ben F. D'Angelo Revocable Trust v. Harrah's Entertainment Corp., Michael D. Rose, Philip G. Satre and Ron Lenczycki; Max Fenster v. Harrah's Entertainment, Inc., Harrah's New Orleans Investment Company, Grand Palais Casino, Inc., Philip G. Satre, Colin V. Reed, Michael N. Regan, Christopher B. Hemmeter, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers, Inc., and BT Securities Corp.; Goldie Rosenbloom v. Harrah's Entertainment Corp., Michael
D. Rose, Philip G. Satre and Ron Lenczycki; Barry Ross v. Harrah's New Orleans Investment Company, Philip G. Satre, Colin V. Reed, Lawrence L. Fowler, Michael N. Regan, Cezar M. Froelich, Ulric Haynes, Jr., Wendell Gauthier, T. George Solomon, Jr., Duplain W. Rhodes, III, Harrah's Entertainment, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc., and BT Securities Corp.; Louis Silverman v. Harrah's Entertainment, Inc., Harrah's New Orleans Investment Company, Grand Palais Casino, Inc., Philip G. Satre, Colin V. Reed, Michael N. Regan, Christopher
B. Hemmeter, and Donaldson, Lufkin & Jenrette Securities Corporation; Florence Kessler v. Philip G. Satre, Colin V. Reed, Charles A. Ledsinger, Jr., Michael N. Regan, Lawrence L. Fowler, Christopher B. Hemmeter, Cezar M. Froelich, Ulric Haynes, Jr.,

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


Wendell H. Gauthier, T. George Solomon, Jr., Duplain W. Rhodes,
III, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc., and BT Securities Corporation; Warren Zeiller and Judith M. R. Zeiller v. Harrah's Entertainment Corp., Michael D. Rose, Philip G. Satre, and Ron Lenczycki; and Charles Zwerving and Helene Zwerving v. Harrah's Entertainment Corp., Philip G. Satre, Colin V. Reed, Christopher B. Hemmeter, and Donaldson, Lufkin & Jenrette Securities Corporation. Pursuant to a District Court order of January 26, 1996, plaintiffs, on May 24, 1996, filed a consolidated complaint in the action numbered 95- 3925, entitled In re Harrah's Entertainment, Inc. Securities Litigation (the "Bondholders Class Action").

              The plaintiffs in the Bondholders Class Action (who purport to represent all persons, other than defendants and their affiliates, who purchased Old Bonds between November 9, 1994 and November 21, 1995) have characterized the allegations in their complaint as follows: The complaint alleges violations of Sections 11 and 12(2) of the Securities Act of 1933, 15 U.S.C. ss.ss. 77k and 77l(2); Section 10(b) of the Securities Exchange Act of 1934, 15 U.S.C. ss. 78j(b); and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission, 17 C.F.R. ss. 240.10b-5. The complaint asserts that the registration statement and prospectus filed in connection with the offering of the Old Bonds contained untrue statements of material fact and omitted to state material facts necessary in order to make the statements not misleading. The complaint also alleges that the defendants engaged in a scheme to defraud plaintiffs and the alleged class by knowingly or recklessly releasing false and misleading information that was designed to and did (i) deceive the investing public, including plaintiffs and other members of the alleged class, regarding the Debtors' financial condition and future business prospects, (ii) artificially inflate the market price of the Old Bonds during the relevant period, and (iii) cause plaintiffs and other alleged class members to purchase or otherwise acquire the Old Bonds at inflated prices.

              In addition, certain of the Debtors' officers and directors and other entities that have claimed or may claim defense, indemnification and/or contribution rights against the Debtors are named as defendants in the Bondholders Class Action.

              The Proponents believe that the plaintiffs' allegations have no merit whatsoever. Defendants filed motions to dismiss and a motion to have the matter referred to the Bankruptcy Court. The referral motion was denied; the motion to dismiss is pending. Plaintiffs have filed a motion for class certification. No ruling has been made on this motion. Nonetheless, discovery has begun.

              Proofs of claim, purportedly on behalf of these plaintiffs, have been filed in each of the Chapter 11 Cases. Such proofs of claim assert claims based upon damages caused by alleged violations of federal securities laws in connection with the purchase and sale of the Old Bonds. The Debtors have objected to such proofs of claim. Under the Plan, to the extent that such claims are allowed, they will fall within the Classes of Penalty Claims under the Plan, and will be treated accordingly. In addition, certain of the individuals named as defendants in the Bondholders Class Action are officers and directors of the Debtors or of other entities and have claimed or may claim defense, indemnification and/or contribution rights against the Debtors.

              Plaintiffs in the Bondholders Class Action filed motions in the Chapter 11 Cases seeking the appointment of an examiner. A hearing on the motions was held on November 6, 1996. On November 20, 1996, the Bankruptcy Court denied the motion to appoint an examiner. In denying the motion, the Bankruptcy Court found that the request for an examiner was both untimely and for an improper purpose.

              While the Proponents and the other defendants in the Bondholders Class Action do not believe that there is any merit to these claims, they nonetheless believe that a negotiated settlement of such


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claims is in their best interests. Accordingly, counsel for the class and the defendants named in the Bondholders Class Action have settled the litigation on the following basic terms:

              (1) a class was certified for settlement purposes in the Bondholders Class Action consisting of all individuals who purchased Old Bonds between November 8, 1994 and November 22, 1995 (the "Settlement Class");

              (2) as set forth herein and in the Plan, Harrah's Investor will contribute 200,000 shares of Class A New Common Stock to the Release Pool to be distributed as set forth in the Plan to those members of the Settlement Class who are current Bondholders;

              (3) the sum of $3.8 million in cash will be contributed by defendants and/or their insurance carriers toward the settlement, which funds will be distributed as determined by plaintiffs' counsel and approved by the District Court to members of the Settlement Class, as well as for the payment of costs and fees;

              (4) plaintiffs will provide releases to the defendants, dismiss the Bondholders Class Action with prejudice, and support the Plan.

              Given the terms of this settlement, Bondholders Class Action counsel believe that it is in the best interests of the Settlement Class to participate in this settlement.

              The parties to the Bondholders Class Action entered into a stipulation effectuating the basic terms of the settlement on April 16, 1997. On June 26, 1997, the District Court conducted a fairness hearing to determine whether to approve the proposed settlement. No member of the Settlement Class opted out of the settlement. On July 31, 1997, the District Court approved the settlement, which is contingent on the occurrence of the Effective Date of the Original Plan or an effective date of a plan of reorganization supported by HET in the Chapter 11 Cases.

N.       Sapir Litigation

              On June 6, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned Eddie L. Sapir and The Eddie L. Sapir Inter Vivos Trust versus Grand Palais Enterprises, Inc., in the Civil District Court. In that action, plaintiffs allege, among other things, that one of HJC's three general partners, Grand Palais, through its principal Christopher B. Hemmeter ("Hemmeter") and its former counsel Cezar M. Froehlich ("Froehlich"), has negotiated or is negotiating a compromise with HET and others which improperly benefits Hemmeter and Froehlich to the detriment of the creditors and shareholders of Grand Palais. Plaintiffs sought and obtained an ex parte temporary restraining order prohibiting the disposition of any property of Grand Palais, including prohibition of Grand Palais' execution of the releases and other agreements among Grand Palais, HET and others described in the Original Plan, Existing Plan and this Plan. Plaintiffs also moved for the ex parte appointment of a temporary receiver for Grand Palais, among others, which was granted by the Civil District Court.

              On June 18, 1997, Grand Palais filed a notice of removal of the litigation to the Bankruptcy Court. On July 1, 1997, plaintiffs filed a motion in the Bankruptcy Court to remand the litigation to Civil District Court. On July 2, 1997, the Bankruptcy Court granted HJC leave to intervene in the litigation and continued plaintiff's motion to remand the litigation to Civil District Court. The Bankruptcy Court's order also included provisions by which one of the plaintiffs and/or the receiver could participate in HJC's weekly


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


"steering committee" conferences and present objections to the Bankruptcy Court with respect to any significant decision requiring the approval of HJC's general partners. Thereafter, plaintiffs filed a motion to reconsider the Court's order permitting HJC to intervene in the litigation. On October 6, 1997, the Bankruptcy Court remanded the litigation to Civil District Court. On that date, the Bankruptcy Court also reconsidered its order permitting HJC to intervene in the litigation and rescinded without prejudice its order permitting HJC to intervene.

              On November 21, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust v. Banker's Trust Company, Cezar M. Froelich, ABC Insurance Company, First National Bank of Commerce, Harrah's Entertainment Incorporated, Shefsky & Froelich, Ltd., DEF Insurance Company, GHI Insurance Company, JKL Insurance Company, The Boatmen's National Bank of St. Louis, Merrill Lynch Senior High Income Fund, Merrill Lynch Senior High Income II Fund, Merrill Lynch Senior Strategic Fund, Prime Income Trust, and Van Kampen Meritt Prime Rate Income Trust, No. 97-20643, in the Civil District Court (the "Sapir Litigation"). In that action, the plaintiffs allege, among other things, that defendants committed breaches of contract and fiduciary duty with respect to actions taken in connection with the Chapter 11 Cases. Plaintiffs have never served the suit on any defendant, no answers have been filed by any defendant and no discovery has been taken. HET has removed the case to the United States District Court for the Eastern District of Louisiana. After several status calls, that court put the matter on "administrative hold." HET has informed the other Proponents that it intends to vigorously defend against this lawsuit if it is ever served.

              As a result of the litigation described above, it is unclear who has the authority to take certain actions on behalf of Grand Palais and the impact the litigation might have on the Debtors' reorganization efforts. In addition, subsequent to commencement of this litigation, Hemmeter filed a voluntary petition for relief under Chapter 7 of the Bankruptcy Code, and a Chapter 7 trustee has been appointed in that bankruptcy case. Although HET, the receiver, plaintiffs in the above-captioned cases, Hemmeter and Hemmeter's Chapter 7 bankruptcy trustee are engaged in negotiations, to date no settlements have been reached with any of these parties.

O.       Bar Date

              The deadline (the "Bar Date") for filing proofs of claims against or interest in the Debtors occurred on May 15, 1996, except for (i) claims which were included in the HJC's schedules filed with the Bankruptcy Court, which claims were not listed in such schedules as "disputed," "unliquidated" or "contingent," and to which such scheduled amounts the holders of such claims agree, and (ii) those claims arising from the rejection of executory contracts or unexpired leases, for which the Bar Date will be the date which is thirty days after entry of the Confirmation Order. In addition, the Bankruptcy Court has entered orders extending the Bar Date for (i) claims asserted by Bondholders or FNBC, acting solely in its capacity as indenture trustee and/or collateral agent on behalf of the Bondholders, other than contractual claims based upon principal of, or interest on, the Old Bonds, and (ii) certain claims against HNOIC asserted by NOLDC, HJC, Finance Corp., Grand Palais and/or their stockholders to April 1, 1997 (subject to revocation under certain circumstances).

P.       Claims Analysis

              Since the Bar Date, the Debtors have worked diligently to analyze the claims that were filed in the Chapter 11 Cases and have been able to reconcile the bulk of the filed claims (in number) with the claim amounts reflected in the Debtors' bankruptcy schedules. Some creditors have agreed to reduce the claims


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


asserted in their proofs of claims, as reflected in stipulations which have been or will be presented to the Bankruptcy Court for approval.

              In addition, the Debtors have identified those claims which are objectionable and have already filed most, though not all, of the claims objections they intend to file. Categories of claims objected to by the Debtors include (i) duplicate claims, (ii) claims asserted by subcontractors to whom the Debtors have no liability, (iii) claims asserted by former casino employees to whom the Debtors have no liability, (iv) other claims which the Debtors dispute, and (v) claims which the Debtors believe are overstated and should be reduced. As a result of the Debtors' objections, many claims have already been disallowed, reduced or otherwise amended.

              As a result of the Debtors' analysis of the claims asserted against them, they have determined to provide in the Plan for payment in full, in cash, on account of each Allowed, general, unsecured claim against HJC on the later of the Effective Date and the date on which a claim, if disputed, becomes an Allowed claim, or as soon as practicable thereafter. The Debtors do not believe that there will be any Allowed, general, unsecured claims against Finance Corp. or HNOIC (after giving effect to certain waivers of claims as provided under the Plan). (It should be noted that general, unsecured claims do not include claims asserted by plaintiffs in the Bondholders Class Action, or claims for indemnification and contribution relating to such claims, as any such claims, if Allowed, will fall within the classes of "Penalty Claims" under the Plan and will be treated accordingly.)

Q.       Negotiations With Other Parties

              Throughout the Debtors' Chapter 11 Cases, the Proponents have been actively engaged, at various times, with each of the major parties in interest and/or their counsel, including, but not limited to, the State, the LEDGC and the LGCB, the City and the RDC, the Bondholders Committee, the Creditors Committee, and certain major unsecured creditors, to attempt to achieve consensus on the terms of a plan of reorganization for the Debtors. These negotiations have resulted in significant progress toward agreements with all of the major parties as to the plan treatment for all of the Debtors' creditors and other parties in interest (such as parties to the Debtors' significant contracts and leases). To date, such negotiations have resulted in a term sheet and letter of intent with the Bondholders Committee, the City Agreement, a term sheet with BTCo regarding the Term Loans and the Working Capital Facility, a term sheet with BTCo, Salomon, BT Alex. Brown Incorporated and DLJ regarding the Convertible Junior Subordinated Debentures, support for the Plan by the Creditors Committee, the Broadmoor Settlement Agreement (as defined in Section V.C.11 below), the Audubon Settlement Agreement (as defined in Section V.C.13 below), the First American Settlement Agreement, the Centex Settlement Agreement and the settlement with the WARN Act Claimants. On November 4, 1997, the Governor of the State expressed his public support for the project with a rolling guaranty concept. On March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract subject to the condition that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval.

              In the event that there is a superior offer with respect to the Old Bonds which the Bondholders Committee's fiduciary duties require it to support, the Bondholders Committee has retained a right to withdraw from any agreement between the Bondholders' Committee and the Proponents. Pursuant to the letter of intent


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


between HET, HJC and the Bondholders Committee, executed August 23, 1996 (the "No Shop Date"), the Bondholders Committee has agreed not to solicit any other sponsors of a plan of reorganization after the No Shop Date. After the No Shop Date, if the Bondholders Committee supports a plan of reorganization not supported by HET, or withdraws its support for a plan of reorganization supported by HET, then at such time, the DIP Lender will be entitled to receive the immediate repayment of its DIP Loan (including all amounts advanced thereunder and accrued interest on such advances). In addition, if after the date on which HET, the City, the State and the Bondholders Committee are definitively committed to support a plan of reorganization supported by HET, (i) the Bondholders Committee supports a plan of reorganization not supported by HET, or (ii) withdraws its support for a plan of reorganization supported by HET, then HET will be entitled to receive from HJC a "break-up" fee of $2.5 million at such time, and the Bondholders Committee will not support any plan that does not provide that HET will be entitled to receive from HJC $5 million at the time of the confirmation of such other plan, and $5 million at the time of the consummation of such other plan. The Proponents acknowledge that the proposed break-up fee is not enforceable unless and until it has been approved by the Bankruptcy Court upon proper application.

R.       Filing and Confirmation of Previous Plans

              On April 3, 1996, the Proponents filed the first version of the plan, along with the first version of a disclosure statement. Thereafter, the legislative developments (discussed above in Section IV.G.) as well as further negotiations with key constituents in the Chapter 11 Cases necessitated certain amendments in the plan and disclosure statement which resulted in the filing of a first amended disclosure statement and a first amended plan on June 17, 1996, the filing of a second amended disclosure statement and a second amended plan on August 28, 1996 and the filing of a third amended disclosure statement and a third amended plan dated February 26, 1997. On April 28, 1997, the Bankruptcy Court confirmed the Original Plan, which reflected agreements with all major parties and constituencies except the State and was predicated upon receiving all necessary approvals, if any, of an amended Casino Operating Contract by the State and the LGCB.

              Although the LGCB did approve the April 29, 1997 Casino Operating Contract, the State took the position that the State legislature must also give its approval, which the State legislature failed to do in its regular session which adjourned on June 23, 1997. Because the Original Plan was predicated on receiving all necessary approvals, if any, of by the State and the LGCB of the April 29, 1997 Casino Operating Contract, and the State legislature failed to approve it prior to the legislature's adjournment, the Original Plan was not consummated.

              In light of the State legislature's adjournment without action on the April 29, 1997 Casino Operating Contract, on June 26, 1997, the Proponents filed a motion seeking Bankruptcy Court approval of the June 26, 1997 Plan which provided, among other things, for the assumption of HJC's existing Casino Operating Contract without any amendments requiring the approval of the LGCB or the State legislature. In July 1997, the Debtors' Fourth Amended Summary Joint Disclosure Statement Pursuant to Sections 1125 and 1127 of the Bankruptcy Code, was circulated to all parties entitled to vote on the June 26, 1997 Plan. The State and the LGCB vigorously opposed the June 26, 1997 Plan. While sufficient acceptances of the June 26, 1997 Plan were obtained, a confirmation hearing on the June 26, 1997 Plan was not held.

              While the Proponents' motion to approve the June 26, 1997 Plan was pending, negotiations among the various parties in interest resulted in the preparation of revisions to the April 29, 1997 Casino Operating Contract, incorporating, among other things, a guaranty of the annual minimum payments due under an amended casino operating contract. On December 9, 1997, the LGCB unanimously approved the December 9, 1997 Casino Operating Contract for submission to the Governor of the State with the request that


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


he submit it to the State legislature for its approval. Shortly thereafter, the Proponents proposed a new set of modifications to the Original Plan which abandoned the modifications proposed in the June 26, 1997 Plan. In December 1997, copies of the Original Plan as so modified, the Fifth Disclosure Statement, and ballots affording an opportunity to change votes previously cast with respect to the Original Plan were distributed all holders of claims entitled to vote on such plan. With the requisite number of votes for acceptance continuing to be received in support of the Original Plan as so modified, the Bankruptcy Court entered an order on January 29, 1998 approving those modifications, as well as certain other immaterial modifications, and confirming the January 29, 1998 Plan.

              The effectiveness of the January 29, 1998 Plan, like the Original Plan, was conditioned upon, among other things, the execution and delivery of an amended casino operating contract and all necessary approvals, if any, from the State. The Governor indicated that he would call a special session of the State legislature commencing in the latter part of March 1998 which would consider, among other things, approval of the December 9, 1997 Casino Operating Contract. However, after receiving an opinion from the State Attorney General that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract, the Governor did not include consideration of the December 9, 1997 Casino Operating Contract in his call for the special session. Instead, on March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract, subject to, among other conditions, the condition that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC or JCC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval. See Section IV.U., "Events During the Chapter 11 Cases--Bean and Jordan Litigation.

              Following the LGCB's approval of the Amended and Renegotiated Casino Operating Contract without the State legislature's approval, the Proponents filed a motion to approve further modifications to the January 29, 1998 Plan to take into account, among other things, the LGCB's approval of the Amended and Renegotiated Casino Operating Contract without legislative approval. These modifications were deemed by the Bankruptcy Court to be immaterial in nature and therefore were not circulated for a vote. Accordingly, on April 6, 1998, the Bankruptcy Court entered an order confirming the Existing Plan. Copies of the Original Plan, the January 29, 1998 Plan, the Existing Plan and any disclosure statements related thereto can be obtained by contacting Vincent E. Lazar in writing at Jenner & Block.

S.       United States Trustee's Motion to Convert or Dismiss

              On October 6, 1997, the United States Trustee filed a motion to convert the HJC and Finance Corp. Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code or to dismiss these cases. That motion was presented to the Bankruptcy Court on November 5, 1997. On that date, after HJC informed the Bankruptcy Court that an agreement in principle had been reached involving a number of interested parties and that HJC would be filing a modified plan of reorganization shortly, and with the agreement and consent of the United States Trustee, the Bankruptcy Court continued the hearing on the United States Trustee's motion until December 10, 1997, and by subsequent order further continued the hearing on the United States Trustee's motion until May 5, 1998. On May 5, 1998, after HJC informed the Bankruptcy Court that it was continuing to make progress in the Chapter 11 cases, and that the Louisiana Supreme Court was hearing oral argument in consolidated Bean and Jordan cases (each as defined below) later that day, the Bankruptcy Court continued


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


the hearing on the United States Trustee's motion until May 27, 1998, and thereafter until June 18, 1998. On that date the motion was dismissed without prejudice to its subsequent refiling.

T.       Filing of Certain Lawsuits by Debtors and NOLDC

              In view of the fact that certain two-year statutes of limitations under Sections 108 and 546 of the Bankruptcy Code and applicable state law were to expire on November 22, 1997, HJC has filed complaints against multiple defendants on or before such date to preserve the Debtors' claims. In the event that the Effective Date occurs, virtually all of such claims will be settled and released pursuant to the Plan. Although the Debtors have indicated that no valid claims for avoidance as preferential or fraudulent transfers may exist because the Debtors may not have been insolvent at the time such transfers were made and, to the extent such avoidance claims may exist, there may be defenses such as that the transfers were made in the ordinary course of business, other parties in interest have expressed contrary views and contended that the Debtors were or may have been insolvent at the time transfers to creditors were made and that the transferees may not have valid defenses to avoidance actions.

              HJC and Finance Corp. sought and obtained an order directing them to abandon and not pursue recovery of charitable donations and small preferences. As a result of said order, HJC is not required to pursue the recovery or avoidance of charitable donations and small preferences (under $5,000.00). However, the United States Trustee and the Bondholders Committee recommended that as a matter of prudence, HJC should preserve for the estate in the event the Plan is not consummated avoidance actions of $5,000.00 and more. Because the Plan provides for the release of virtually all of such claims and to avoid the expense to all concerned of pursuing and defending such claims, the Debtors requested and obtained orders excusing service of the complaints and staying the adversary proceedings pending confirmation and consummation of the Plan at which time those claims which are settled or released by the Plan (virtually all of the claims) will be dismissed.

              NOLDC, which is the subject of its own Chapter 11 case, in order to preserve its right to do so before the lapsing of statutes of limitations, has filed a lawsuit, captioned New Orleans Louisiana Development Corporation v. Bankers Trust Company, First National Bank of Commerce, Inc., Harrah's Entertainment, Harrah's New Orleans Investment Company, Harrah's New Orleans Management Company and Harrah's Operating Company, Inc., No. 97-1176, in the Bankruptcy Court, alleging breach of fiduciary duty and other causes of action. NOLDC, however, states in its complaint that it is "actively pursuing confirmation and consummation of a plan of reorganization" and upon occurrence of these events "expects to waive, release or otherwise resolve" these claims.

U.       Bean and Jordan Litigation

              On March 16, 1998, the State Attorney General issued an opinion that the LGCB has independent authority, without the necessity of any legislative approval, to renegotiate and execute a renegotiated casino operating contract. Thereafter, on March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract, subject to the rendition of a final, non-appealable judgment of the State Supreme Court that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC and JCC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature.

              On March 18, 1998, shortly after the issuance of the Attorney General's opinion, two separate petitions were filed seeking a declaratory judgment and injunctive relief to preclude the LGCB from executing


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a casino operating contract without the approval of the State legislature. In a lawsuit captioned Jordan vs. Louisiana Gaming Control Board and Murphy J. Foster (19th Judicial District Court, State of Louisiana, Parish of East
Baton Rouge) ("Jordan"), the plaintiff, a Louisiana State Senator, sought a declaratory judgment and injunctive relief, among other things, to preclude the LGCB from executinga casino operating contract without the approval of the State legislature. In a lawsuit captioned Bean vs. Louisiana Gaming Control Board and Rivergate Development Corporation (19th Judicial District Court, State of Louisiana, Parish of East Baton Rouge) ("Bean"), the plaintiff, also a member of the State Senate, sought declaratory and injunctive relief, among other things, to preclude the LGCB from entering into a casino operating contract with JCC without the approval of the State legislature. HJC and the Bondholders Committee filed separate petitions of intervention in that litigation.

              The two cases were consolidated and HJC intervened in the Bean litigation and the Bondholders Committee intervened in both the Bean and Jordan litigation. After a trial, the district court on April 9, 1998 entered judgment rejecting the plaintiffs' claims and declaring among other things, that the LGCB has the independent authority to renegotiate and execute a casino operating contract without seeking gubernatorial or legislative approval. In reaching its decision, the district court made a number of written findings of fact and conclusions of law, including the conclusion that insofar as the provisions of La. R.S. 27:224(D) and La. R.S. 27:224(E) subject the acts of the LGCB or the governor to legislative approval or authorize the State legislature to take executive action, those provisions are unconstitutional as violative of Article II, Section 2 of the Louisiana Constitution, which establishes the principle of separation of powers between the branches of government.

              The consolidated cases were heard by the First Circuit Court of Appeal which issued a decision on April 22, 1998, affirming in part and reversing in part the judgment of the district court. The court of appeal affirmed the district court's determination that the LGCB had the authority independently to renegotiate the casino operating contract, but reversed what it perceived to be the district court's conclusion that the State legislature had no right to participate in the process of renegotiating the casino operating contract of a casino operator in bankruptcy and concluded the State legislature may set aside or order the LGCB to renegotiate the provisions of the casino operating contract of a casino operator in bankruptcy.

              The parties filed applications for various writs for review in the Louisiana Supreme Court, which were subsequently granted and on May 15, 1998 the Louisiana Supreme Court issued a decision affirming in part and reversing in part the judgment of the court of appeal. The opinion of the Louisiana Supreme Court affirmed the court of appeal's determination that the LGCB has the independent authority to renegotiate and execute the casino operating contract without seeking gubernatorial or legislative approval, and reversed that portion of the court of appeal's decision that purported to interpret the State legislature's power under La. R.S. 27:224(D) to set aside or order the LGCB to renegotiate the provisions of the casino operating contract of a casino operator in bankruptcy on the basis that such holdings by the court of appeal and the district court were impermissible advisory opinions. The decision of the Louisiana Supreme Court has since become final and non-appealable.


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                          V. THE PLAN OF REORGANIZATION

         THIS IS A SUMMARY OF THE PROVISIONS OF THE PLAN AND, ACCORDINGLY, IS NOT AS COMPLETE AS THE FULL TEXT OF THE PLAN THAT ACCOMPANIES THIS DISCLOSURE STATEMENT. THE PLAN ITSELF SHOULD BE READ IN ITS ENTIRETY. IN THE EVENT OF ANY INCONSISTENCIES BETWEEN THE DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF, THE PROVISIONS OF THE PLAN SHALL CONTROL.

A.       Classification and Treatment of Claims and Equity Interests

              The Proponents believe that the classification of Claims and Equity Interest provided by the Plan is consistent with the requirements of the Bankruptcy Code. Under the Bankruptcy Code, only the holders of Allowed Claims or Allowed Equity Interests that are impaired and that receive distributions under the Plan are entitled to vote on the Plan.

         1.   Administrative Expense Claims

              Each holder of an Allowed Administrative Expense Claim against a Debtor will receive (i) the amount of such holder's Allowed Claim in one cash payment on, or as soon as practicable thereafter, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim (but in no event after the tenth Business Day after the later of those dates), or (ii) such other treatment as may be agreed upon in writing by the applicable Debtor (prior to the Effective Date) or JCC (from and after the Effective Date) and such holder; provided, however, that an Administrative Expense Claim representing a liability incurred in the ordinary course of business of a Debtor (including fees payable to the United States Trustee) may be paid in the ordinary course of business by such Debtor, and provided further, that the payment of an Allowed Administrative Expense Claim representing a right to payment under Sections 365(b)(l)(A), 365(b)(l)(B) or Section 365(d)(3) of the Bankruptcy Code may be made in one or more cash payments over a period of time as is determined to be appropriate by the Bankruptcy Court.

              Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HET, NOLDC and Grand Palais and their Affiliates and Insiders will be deemed to have waived or agreed to cancel any Administrative Expense Claim other than, (i) any Administrative Expense Claim covered by any insurance policy assumed pursuant to Section 8.1(c) of the Plan (provided, however, that any such Administrative Claim will be payable only from available coverage under such insurance policy (and not payable by any Debtor) and only to the extent permitted under the NOLDC Shareholders/HET Settlement Agreement or GP Representative/HET Settlement Agreements (as defined below), as applicable) and
(ii) in the case of HET and its Affiliates, the principal amount of the DIP Indebtedness outstanding on the Effective Date, which will be converted to equity and contributed by the Harrah's Investor as part of the Harrah's New Equity Investment or any Administrative Expense Claim for unreimbursed premiums or other unreimbursed amounts paid for insurance coverage provided to any Debtor under any insurance policy assumed pursuant to Section 8.1(c) of the Plan. The distributions to which the Bondholders and, if applicable, the Old Indenture Trustee are entitled under Article IV of the Plan will be deemed to be in complete satisfaction, discharge and release of any Administrative Expense Claim or any superpriority administrative expense claim or any lien securing any of the foregoing of the Bondholders or the Old Indenture Trustee, as applicable, other than the Administrative Expense Claims of Fidelity, the respective claims for compensation or reimbursement of expenses of the members of the Bondholders Committee and the professionals retained by the Bondholders Committee, any


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Bondholder or the Old Indenture Trustee, which claims will be governed by the applicable provisions of the Plan and the Bankruptcy Code.

              In consideration of, among other things, the execution and delivery of releases provided pursuant to or in connection with the Plan and the issuance of New Common Stock in accordance with Sections 6.2(e) and (f) of the Plan, the principal amount of the DIP Indebtedness outstanding on the Effective Date, which will be converted to equity and contributed by the Harrah's Investor as part of the Harrah's New Equity Investment. All accrued interest on the DIP Indebtedness on the Effective Date will be cancelled.

         2.   Priority Tax Claims

              Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, JCC will pay to each holder of an Allowed Priority Tax Claim, at the sole option of JCC, (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable (but in no event after the tenth Business Day after the later of those two dates), or (b) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by JCC and such holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                               HJC Classification

         3.   Class A1 -- Other Priority Claims (Impaired)

              Class A1 consists of all Allowed Claims against HJC that are entitled to priority in right of payment under any or all of Sections 507(a)(3) through (a)(7) of the Bankruptcy Code. JCC will pay to each holder of an Allowed Claim in Class A1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

         4.   Class A2 -- Non-Bondholder Secured Claims (Impaired)

              Class A2 consists of all Allowed Secured Claims against HJC other than the Secured Claims specified in Class A3 or A4 of the Plan. Except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class A2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, each Allowed Claim in Class A2 will be reinstated and rendered unimpaired in accordance with
Section 1124(2) of the Bankruptcy Code. JCC may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class A2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Bankruptcy Court will determine the value of any such property so assigned, abandoned or surrendered, and any Deficiency Claim resulting therefrom will be paid as a Class A6 or A7 Claim.

         5. Class A3 -- Bank Claims and Old Bank Collateral Agent Claims (Impaired)

              Class A3 consists of two separate subclasses. Class A3(a) consists of all Allowed Secured Claims of the Participating Banks and FNBC and its successors and assigns, as collateral agent for the Banks


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


under the Old Bank Credit Documents (the "Old Bank Collateral Agent"), against HJC and Class A3(b) consists of all Allowed Secured Claims of the Non-Participating Banks against HJC. Solely for voting purposes, each Participating Bank will be deemed to have an Allowed Class A3(a) Claim in the aggregate amount set forth in clauses (i) through (iv) below.

              The Claim of each holder in Class A3(a) shall be allowed in an amount equal to: (i) with respect to any holder that participated in the pre-petition standby letter of credit issued by BTCo in the amount of $5,000,000 and previously drawn in full by Broadmoor as the beneficiary, such holder's Pro Rata Share of the sum of $5,000,000 plus all unpaid interest thereon (at the nondefault rate specified in the Old Bank Credit Documents) and unpaid fees in respect of such letter of credit that accrue through the Effective Date; (ii) with respect to any holder that participated in the undrawn Standby Letter of Credit S10269 issued by BTCo in the amount of $1,500,000 in favor of the City, such holder's Pro Rata Share of the unpaid fees in respect of such letter of credit that accrue through the Effective Date; (iii) the amount paid by such holder in respect of the fees and expenses of Wachtell, Lipton, Rosen & Katz, as the restructuring counsel of the Administrative Agent that accrue through the Effective Date (the "Wachtell Fees and Expenses") (which shall not include any fees and expenses in connection with the Convertible Junior Subordinated Debentures, the A Term Loan, the B Term Loan and/or the Working Capital Facility), provided that such holder purchases on the Effective Date additional Convertible Junior Subordinated Debentures in an amount equal to its Pro Rata Share of the Wachtell Fees and Expenses; and (iv) in the case of the Administrative Agent, all unpaid facing fees arising under the Old Bank Credit Agreement through the Effective Date; provided, however, that the Class A3(a) Claims of FNBC as a Participating Bank and as Old Bank Collateral Agent will be allowed and otherwise treated in accordance with the provisions of the FNBC Settlement Agreement. Each Allowed Class A3(a) Claim will be paid from the Withheld Funds on the Effective Date by the Administrative Agent and, to the extent such Withheld Funds are insufficient to pay the Allowed Class A3(a) Claims of FNBC, the unpaid portion of FNBC's Allowed Class A3(a) Claims will be paid by JCC. Any remaining Withheld Funds will be remitted by the Administrative Agent to the Old Bank Collateral Agent for distribution pursuant to Section 4.3(b)(ii) of the Plan. The Participating Banks and FNBC as the Old Bank Collateral Agent will waive all of their other Class A3(a) claims against the Debtor and will not receive any distributions on account thereof. As a condition to the allowance of their respective Class A3(a) Claims, the holders of Class A3(a) Claims will purchase on the Effective Date Convertible Junior Subordinated Debentures in an aggregate principal amount equal to the sum of (x) $11,000,000 plus (y) in the case of any holders of Class A3(a) Claims electing to have the portion of their Class A3(a) Claim described in clause (iii) above allowed, the aggregate amount of Class A3(a) Claims allowed pursuant to such clause (iii). The $11,000,000 portion of the Convertible Junior Subordinated Debentures to be purchased by each holder of a Class A3(a) Claim pursuant to clause (x) in the immediately preceding sentence will be based on the ratio of the amount of fees and expenses paid to such holder in connection with the credit facility under the Old Bank Credit Documents to the aggregate amount of fees and expenses paid to all holders of Class A3(a) Claims in connection with such credit facility. Notwithstanding anything to the contrary in the Plan, FNBC will be obligated to purchase the principal amount of Convertible Junior Subordinated Debentures specified in the FNBC Settlement Agreement, and $357,150 of such principal amount will be deemed to have been purchased by FNBC as a holder of Class A3(a) Claims and will be credited against the $11,000,000 in aggregate principal amount of Convertible Junior Subordinated Debentures to be purchased by holders of Class A3(a) Claims pursuant to Section 4.3(a)(ii) of the Plan.

         "FNBC Settlement Agreement" means the letter agreement, dated April 24, 1997, among HJC, HET, FNBC, the Bondholders Committee and BTCo attached to the Plan as Exhibit H.

              The amount of the Allowed Secured Claim of each holder in Class A3(b) will be estimated for distribution purposes on or before the Effective Date. The effect of estimation on final allowance of a


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


claim, as well as on the affected creditor's rights against the estate, other creditors and third parties, is to be determined by the Bankruptcy Court under applicable law. As soon as practicable after the later of the Effective Date and the date on which all of the Allowed Secured Claims in Class A3(b) have been estimated pursuant to an order of the Bankruptcy Court (the "Estimation Order"), the Old Bank Collateral Agent (i) will distribute to each such holder from the Withheld Funds (as defined below) remitted to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) of the Plan an amount of cash equal to the lesser of (A) the portion of such holder's estimated Allowed Secured Claim that has been liquidated as of the date of such Estimation Order, and (B) the product of
(x) the amount of such Withheld Funds and (y) a fraction, the numerator of which is the amount specified in the immediately preceding clause (A) above and the denominator of which is the aggregate amount of each holder's estimated Allowed Secured Claim that has been liquidated as of the date of the Estimation Order,
(ii) will retain a portion (the "Bank Reserve Fund") of the Withheld Funds equal to the aggregate amount of each such holder's estimated Class A3(b) Claim that remains Contingent as of such date, which Bank Reserve Fund will secure the unliquidated portion of each holder's unliquidated estimated Class A3(b) Claims, and (iii) will remit promptly to JCC the balance of such Withheld Funds. "Withheld Funds" means the funds withdrawn by or on behalf of any or all of the Banks from one or more accounts of HJC on November 21 or November 22, 1995 (less the amount of any such funds which were subsequently returned to HJC), to the extent such funds were not, prior to the commencement of HJC's Chapter 11 Case, legally and properly setoff or otherwise legally and properly applied against the outstanding balance of the prepetition indebtedness (exclusive of contingent indebtedness or obligations) owing to the Banks under the Old Bank Credit Documents as of the commencement of HJC's Chapter 11 Case, plus interest thereon either (i) in the amount of interest actually credited to the account(s) at which the Withheld Funds have been deposited if HET, on behalf of the Plan Proponents, the Bondholders Committee and BTCo so agree in their respective sole discretion, or (ii) if there is no such agreement, at a rate to be determined by the Bankruptcy Court. On the tenth (10th) Business Day ("Subsequent Bank Distribution Date") after each six-month anniversary of the Effective Date, and upon receipt of the appropriate documentation from the applicable holder, the Old Bank Collateral Agent will distribute to each holder of an estimated or actual Allowed Class A3(b) Claim an amount equal to the lesser of (A) the portion of such Claim, if any, that has been liquidated during the six-month period ending on such sixth (6th) month anniversary date, and (B) the product of
(x) the remaining amount of funds in the Bank Reserve Fund times (y) a fraction, the numerator of which is the amount specified in the immediately preceding clause (A) and the denominator of which is the aggregate amount of all such estimated or actual Allowed Secured Claims that have been liquidated during such six month period. In the event the Claims of the holders in Class A3(b) are allowed as Secured Claims in an aggregate amount in excess of the amount of Withheld Funds distributed to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) of the Plan, then each such holder will receive the "indubitable equivalent" (within the meaning of Section 1129(b)(2)(A)(iii) of the Bankruptcy
Code) as determined by Final Order of the Bankruptcy Court with respect to that portion of such holder's Allowed Secured Claim in excess of its Pro Rata Share of such Withheld Funds. In the event that the Secured Claim of any holder in Class A3(b) is, pursuant to a Final Order, disallowed or allowed in an amount less than the amount of distributions previously made on account of such Claim, such holder is required promptly to remit to JCC the excess of any such distributions over the amount of its Allowed Secured Claim, if any. Upon the liquidation and payment in full of all Allowed Class A3(b) Claims, the Old Bank Collateral Agent will remit promptly to JCC the remaining balance in the Bank Reserve Fund.

         6.   Class A4 -- Bondholder Claims (Impaired)

              Class A4 consists of all Allowed Secured and Unsecured Claims of the Bondholders against HJC. The Claim of each record holder of Old Bonds as of the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, to the extent such Claim is based on the principal of and accrued


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


interest on the Old Bonds owned as of the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, will be allowed in the aggregate amount of the principal of such Old Bonds plus accrued interest (calculated in accordance with the provisions of the Old Indenture) through and including the Effective Date. On the Effective Date or as soon as practicable thereafter, but in no event after the tenth Business Day after the Effective Date (or in the case of clause (v), as provided in Section 5.2 of the Plan), each record holder of an Allowed Claim in Class A4 will receive (i) 8.529 shares of Class A New Common Stock for each $1,000 of the principal amount of the Old Bonds held by such holder on the Distribution Record Date, (ii) $431 in principal amount of New Bonds for each $1,000 of the principal amount of the Old Bonds held by such holder on the Distribution Record Date, (iii) its Pro Rata Share of the New Contingent Bonds, (iv) its Pro Rata Share of the interests in the proceeds of Assigned Litigation Claims allocated to holders of Allowed Class A4 Claims (as of the Distribution Record Date) and/or Releasing Bondholders, (as of the Release Pool Distribution Record Date) as applicable, under Section 5.9 of the Plan, and (v) in the case of any holder which is a Releasing Bondholder, as consideration for its release of claims against the Released Parties, if such holder specifically elects to release such claims as provided in Section 5.2 of the Plan, from the Release Pool, 3.448 shares of Class A New Common Stock, for each $1,000 in principal amount of Old Bonds held by such holder on the Release Pool Distribution Record Date plus its Pro Rata Share (based on the total principal amount of Old Bonds held by all Releasing Bondholders) of Class A New Common Stock consisting of 86.67% of the Unsubscribed Release Pool Shares (subject to the Plan's restriction on the issuance of fractional shares). The foregoing distributions will be deemed to include the distribution to which each holder of an Allowed Claim in Class A4 is entitled as a holder of an Allowed Claim in Class B3. "Released Parties" means the Debtors and the JCC Entities and each Person in any or all of the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the Bank/Underwriter Group, the NOLDC Group (if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement) and the Grand Palais Group (if the applicable Persons in the Grand Palais Group execute on or before the Effective Date the GP Representative/HET Settlement Agreements). The terms used above have the following meanings:

         "Bank/Underwriter Group" means each Participating Bank and Underwriter which executes the Bank/Underwriter Release and FNBC in any capacity and their respective Affiliates, predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents or other representatives of each of the foregoing.

         "Bondholders Committee Group" means the Bondholders Committee, and each of the current and former members thereof in its capacities as a member of the Bondholders Committee and as a Bondholder, and each professional retained by the Bondholders Committee.

         "City Group" means the City, the Mayor of the City, the City Council of the City, the members of the City Council, the RDC, all boards, commissions, agencies and other instrumentalities of the City and the officers, directors, employees, staff members, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

         "Debtors Group" means each Debtor's officers, directors, employees, attorneys, financial advisors, accountants and, in the case of HJC, the members of its Executive Committee and its Reorganization Steering Committee.

         "Grand Palais Group" means Grand Palais, and its Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

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


         "HET Group" means HET, HOCI, HNOMC, the Harrah's Investor and their
          ---------
         respective Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

         "NOLDC Group" means NOLDC, the NOLDC Shareholders, and their respective
          -----------
         Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

         "Release Pool" means 1,500,000 shares of Class A New Common Stock (or
          ------------
         Class B New Common Stock with respect to any shares distributed to Harrah's Investor) to be distributed to Bondholders or Harrah's Investor in accordance with Sections 4.5(b) and 5.2 of the Plan.

         "Releasing Bondholder" means a Bondholder (including, without
          --------------------
         limitation, each Major Bondholder), that through an appropriate indication on the ballot provided to such Bondholder in connection with the Original Plan or in such other manner as may be prescribed by order of the Bankruptcy Court, has affirmatively evidenced its intent to release the persons in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group.

         "State Group" means the State, the Governor of the State, the LEDGC,
          -----------
         the LGCB, the Riverboat Gaming Commission, the Attorney General of the State, all boards, commissions, agencies, and other instrumentalities of the State, and all of their respective predecessors, successors, and assigns, and the officers, directors, employees, staff, members, attorneys, financial advisors, accountants, agents, and other representatives of each of the foregoing.

         "Unsubscribed Release Pool Shares" means the shares of New Common Stock
          --------------------------------
         in the Release Pool equal to the product of (i) 1,500,000 times (ii) a fraction, the numerator of which is the aggregate principal amount of Old Bonds held by Bondholders on the Release Pool Distribution Record Date that are not Releasing Bondholders, and the denominator of which is $435 million. All Unsubscribed Release Pool Shares which are distributed to the Releasing Bondholders in accordance with the provisions of the Plan will be shares of Class A New Common Stock, and all Unsubscribed Release Pool Shares which are distributed to Harrah's Investor in accordance with the provisions of the Plan will be shares of Class B New Common Stock.

         7. Class A5 -- Old Indenture Predecessor Trustee and Old Indenture Predecessor Collateral Agent Claims (Impaired)

              Class A5 consists of all Allowed Secured Claims of (i) FNBC as predecessor trustee under the Old Indenture and its successors and assigns (the "Old Indenture Predecessor Trustee"), and (ii) FNBC and its successors and
 ---------------------------------
assigns, as the predecessor collateral agent for the Old Indenture Trustee and the Bondholders under the Old Bond Documents (the "Old Indenture Predecessor
                                                   -------------------------
Collateral Agent") against HJC.
----------------

              All of FNBC's Claims as Old Indenture Predecessor Trustee and Old Indenture Collateral Agent will be allowed and otherwise treated in accordance with the provisions of the FNBC Settlement Agreement.


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

         8.   Class A6 -- WARN Act Claims (Impaired)

              Class A6 consists of all Allowed WARN Act Claims against HJC of holders who are part of the Certified WARN Act Class and are bound by the WARN Act Settlement. "WARN Act Claim" means any Claim against any or all of the Debtors arising under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101 et seq. and/or the Employee Retirement Income Security Act of 1974 as amended, 29 U.S.C. Section 1001 et seq. "Certified WARN Act Class" means the class of holders of WARN Act Claims to be certified for settlement purposes by the Bankruptcy Court pursuant to Bankruptcy Rule 7023 by order dated December 10, 1996. "Warn Act Settlement" means the settlement agreement approved by the Bankruptcy Court by order dated February 20, 1997 providing for the settlement of the respective WARN Act Claims of the members of the Certified WARN Act Class against any or all of the Debtors, HNOMC and Affiliates of HNOMC.

              Solely for purposes of voting, each holder of a WARN Act Claim will be deemed to have an Allowed WARN Act Claim in the amount of $1.00. On or as soon as practicable after the Effective Date, JCC shall pay the sum of $2.265 million minus the fees and expenses of WARN Act Counsel incurred in connection with its representation of the holders of WARN Act Claims, and a portion of certain taxes attributable to the WARN Act Settlement (all as more fully described in the February 20, 1997 Bankruptcy Court order approving the settlement of WARN Act Claims), to holders of Allowed 11/95 WARN Act Claims based on their respective Pro Rata Interests in the balance of the $2.265 million payment, subject to any tax or other withholdings required by law. The Allowed amount of the WARN Act Claim of each 11/95 WARN Act Claimant for purposes of determining his or her Pro Rata Interest shall be determined by WARN Act Counsel in its reasonable discretion pursuant to a set of objective and nondiscriminatory criteria to be filed with the Bankruptcy Court on or before the Effective Date. In addition, to the extent such positions are or become available, JCC shall offer each 11/95 WARN Act Claimant re-employment to his or her former position or, if his or her former position no longer exists or is not then available, to a substantially equivalent position, prior to offering employment to such position to any other Person other than any 11/95 WARN Act Claimant.

         "11/95 WARN Act Claimant" means a holder of a WARN Act Claim who was terminated from his or her casino position on or about November 22, 1995.

              As for the holders of WARN Act Claims who were terminated from their casino positions in August, 1995 ("8/95 WARN Act Claimants"), JCC (A) shall place each 8/95 WARN Act Claimant on a preferential re-hire list for one year following the date on which the Casino opens for business, and (B) to the extent such positions are or become available, shall offer re-employment to his or her former positions or, if his or her former position no longer exists or is not then available, to a substantially equivalent position, prior to offering employment to such position to any Person other than any 11/95 WARN Act Claimant, any 8/95 WARN Act Claimant or any Person who was formerly employed and laid off by the Flamingo Casino.

         9.   Class A7 -- General Unsecured Claims (Impaired)

              Class A7 consists of all Allowed Unsecured Claims against HJC other than the Unsecured Claims of Bondholders and the Unsecured Claims in Class A6(a), A6(b) or A8. JCC will pay to each holder of an Allowed Claim in Class A7 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Claim, or as soon as practicable thereafter. Solely for purposes of the Plan, and subject to the occurrence of the Effective Date, HNOIC, Finance Corp., HET, NOLDC, Grand Palais and all of their respective Affiliates and Insiders will be deemed to have waived any Class A7 Claim except (i) any Allowed Class A7 Claim covered by any insurance policy assumed pursuant to Section 8.1(c) of the Plan (provided that any such Allowed Class A7 Claim will be payable only from


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


available coverage under such insurance policy (and not payable by any Debtor) and only to the extent permitted under the NOLDC Shareholders/HET Settlement Agreement or GP Representative/HET Settlement Agreements, as applicable), (ii) in the case of HET and its Affiliates and Insiders, any Class A7 Claim for unreimbursed premiums or other unreimbursed amounts paid for insurance coverage provided to any Debtor under any insurance policy assumed pursuant to Section 8.1(c) of the Plan, and (iii) the Allowed Class A7 Claim of Deborah Sulzer in the amount of $39,579.52 as reflected in Claim No. 490.

         10.  Class A8 -- Penalty Claims (Impaired)

              Class A8 consists of all Allowed Penalty Claims against HJC. "Penalty Claims" are defined as (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary loss suffered by the holders of such Claims, (b) Claims filed after the Bar Date, (c) Claims increased through amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, (d) Claims subject to subordination under Section 510 of the Bankruptcy Code, including, without limitation, Securities Law Claims and (e) Claims for postpetition attorneys' fees except to the extent allowed under Section 506(b) of the Bankruptcy Code. A "Securities Law Claim" is defined as an Allowed Claim held by any person for rescission, damages or reimbursement, indemnification or contribution arising out of a purchase or sale of any security (including, without limitation, any Old Bonds) of any of the Debtors or any Affiliate thereof. The holders of Class A8 Claims will not receive any distributions on account of such Claims, and on the Effective Date, all Class A8 Claims will be extinguished; provided, however, that if a Valuation Order is entered on or before the Effective Date, each holder of an Allowed Claim in Class A8 will receive its Pro Rata Share of the interests in the proceeds of Assigned Debtor Litigation Claims as allocated to holders of Allowed Class A8 Claims under Section 5.9 of the Plan. Each holder of a Class A8 Claim is conclusively presumed to have rejected the Plan as a holder of a Class A8 Claim and is not entitled to vote to accept or reject the Plan. "Valuation Order" means the order, if any, entered by the Bankruptcy Court on or before the Effective Date determining that the value of the Assigned Debtor Litigation Claims (net of all estimated Litigation Costs and the estimated aggregate amount of all Third Party Claims) is greater than the sum of (i) the Bondholder Deficiency Amount, plus (ii) the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims, plus (iii) the aggregate amount of all Allowed Claims in Class A7, plus (iv) the aggregate amount of all cure payments made as provided in Section 8.1(c) of the Plan.

         11.  Class A9 -- HJC Equity Interests (Impaired)

              Class A9 consists of all Allowed Equity Interests in HJC, and any option, warrant or other agreement requiring the issuance of any such Equity Interest. The holders of Equity Interests in Class A9 will not receive any distributions on account of such Equity Interests; and on the Effective Date, all Equity Interests in HJC will be extinguished.

                          Finance Corp. Classification

         12.  Class B1 -- Other Priority Claims (Impaired)

              Class B1 consists of all Allowed Claims against Finance Corp. that are entitled to priority in right of payment under any or all of Sections 507(a)(3) through (a)(7) of the Bankruptcy Code. JCC will pay to each holder of an Allowed Claim in Class B1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

         13.  Class B2 -- Bank Claims (Impaired)

              Class B2 consists of all Allowed Secured Claims of the Banks and the Old Bank Collateral Agent against Finance Corp. Collateral for such claims consists of $1,000 held in an account of Finance Corp. As soon as practicable after the later of the Effective Date and the date on which all of the Allowed Secured Claims in Class B2 have been allowed or disallowed by Final Order, each holder of an Allowed Class B2 Claim is entitled to receive from JCC its pro rata share (based on the ratio of its Allowed Class B2 Claim to the aggregate amount of all Allowed Secured Claims in Class B2 and Class B3) of $1,000 in cash. The distribution to which each holder of an Allowed Class B2 Claim which is also a holder of an Allowed Class A3(a) Claim is entitled shall be deemed part of, and satisfied upon receipt of, the distributions which such holder is entitled to receive as a holder of an Allowed Class A3(a) Claim.

         14.  Class B3 -- Bondholder Claims (Impaired)

              Class B3 consists of all Allowed Secured and Unsecured Claims of the Bondholders against Finance Corp. Each holder of an Allowed Claim in Class B3 is entitled to receive its Pro Rata Share of shares of Class A New Common Stock and New Bonds which, in the aggregate, have a value equal to the product of (i) $1,000 and (ii) a fraction, the numerator of which is the aggregate amount of Allowed Secured Claims in Class B3, and the denominator of which is the aggregate amount of Allowed Secured Claims in Class B2 and Class B3. The distribution to which each holder of an Allowed Class B3 Claim is entitled will be deemed part of, and satisfied upon receipt of, the distributions which such holder is entitled to receive as a holder of an Allowed Class A4 Claim.

         15.  Class B4 -- WARN Act Claims (Impaired)

              Class B4 consists of all Allowed WARN Act Claims against Finance Corp. of holders who are part of the Certified WARN Act Class and are bound by the WARN Act Settlement. Each holder of an Allowed Claim in Class B4 will be deemed to have received on account of his or her Class B4 Claims, and in full satisfaction thereof, the distribution and/or other treatment he or she receives as a holder of a Class A6 Claim pursuant to Section 4.6 of the Plan. No other distribution will be provided to such holder on account of his or her Class B4 Claims.

         16.  Class B5 -- General Unsecured Claims (Impaired)

              Class B5 consists of all Allowed Unsecured Claims against Finance Corp. other than the Unsecured Claims of the Bondholders. JCC will pay to each holder of an Allowed Claim in Class B5 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Claim, or as soon as practicable thereafter. Solely for purposes of the Plan, and subject to the occurrence of the Effective Date, HNOIC, HJC, HET, NOLDC, Grand Palais and all of their respective Affiliates and Insiders will be deemed to have waived their right to receive any distribution as a holder of a Class B5 Claim.

         17.  Class B6 -- Penalty Claims (Impaired)

              Class B6 consists of all Allowed Penalty Claims against Finance Corp. The holders of Class B6 Claims will not receive any distributions on account of such Claims, and on the Effective Date, all Class B6 Claims will be extinguished; provided, however, that if a Valuation Order is entered on or before the

Effective Date, each holder of an Allowed Class B6 Claim will be deemed to have received on account of its Class B6 Claim, and in full satisfaction thereof, the distribution it receives as a holder of a Class A8 Claim pursuant to Section 4.8 of the Plan. Each holder of a Class B6 Claim is conclusively presumed to have rejected the Plan as a holder of a Class B6 Claim and is not entitled to vote to accept or reject the Plan.

         18.  Class B7 -- Equity Interests (Impaired)

              Class B7 consists of all Allowed Equity Interests in Finance Corp., and any option, warrant or other agreement requiring the issuance of any such Equity Interest. The holders of Equity Interests in Class B7 will not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests in Finance Corp. will be extinguished.

                              HNOIC Classification

         19.  Class C1 -- Other Priority Claims (Impaired)

              Class C1 consists of all Allowed Claims against HNOIC that are entitled to priority in right of payment under any or all of Sections 507(a)(3) through (a)(7) of the Bankruptcy Code. JCC will pay to each holder of an Allowed Claim in Class C1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

         20.  Class C2 -- Secured Claims (Impaired)

              Class C2 consists of all Allowed Secured Claims against HNOIC. Except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class C2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of default, each Allowed Claim in Class C2 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class C2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Bankruptcy Court will determine the value of any such property so assigned, abandoned or surrendered, and any Deficiency Claim resulting therefrom will be paid as a Class C4 or C6 Claim.

         21.  Class C3 -- WARN Act Claims (Impaired)

              Class C3 consists of all Allowed WARN Act Claims against HNOIC of holders who are part of the Certified WARN Act Class and are bound by the WARN Act Settlement. Each holder of an Allowed Claim in Class C3 will be deemed to have received on account of his or her Class C3 Claims, and in full satisfaction thereof, the distribution and/or other treatment he or she receives as a holder of a Class A6 Claim pursuant to Section 4.6 of the Plan. No other distribution will be provided to such holder on account of his or her Class C3 Claims.

         22.  Class C4 -- Unsecured Claims (for which HJC is liable) (Impaired)

              Class C4 consists of all Allowed Unsecured Claims against HNOIC for which HJC is also liable. Each holder of an Allowed Claim in Class C4 will be deemed to have received on account of its Class C4 Claims, and in full satisfaction thereof, the distribution it receives as a holder of a Class A7 Claim pursuant to Section 4.7 of the Plan. No other distribution will be provided to such holder on account of its Class C4 Claims.

         23.  Class C5 -- General Unsecured Claims (Impaired)

              Class C5 consists of all Allowed Unsecured Claims against HNOIC other than Unsecured Claims in Class C3, C4, C6 or C7. Each holder of an Allowed Claim in Class C5, if any, will receive the lesser of the amount of its Allowed Class C5 Claim or its Pro Rata Share of $1,000 in cash to be provided by JCC.
Section 4.21 of the Plan provides a mechanism by which initial distributions to holders of Allowed Class C5 Claims will be made on the ninetieth day after the Effective Date or as soon as practicable thereafter, and subsequent distributions will be made as Class C5 Claims, which are not Allowed Claims as of the Effective Date, become liquidated. Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HJC, Finance Corp., HET, NOLDC, Grand Palais and all of their Affiliates and Insiders will be deemed to have waived any right to receive any distribution as a holder of a Class C5 Claim.

              The Proponents do not believe that there will be any allowed claims in Class C5 (based upon the likely outcome of claims objections HNOIC has filed or intends to file shortly and after giving effect to certain waivers of claims held by entities related to HNOIC) and, thus, believe that $1,000 will be more than sufficient to satisfy any allowed claims in Class C5.

         24.  Class C6 -- NOLDC/Showboat Claim (Impaired)

              Class C6 consists of the Claim of NOLDC against HNOIC for reimbursement of a portion of the amount owing by NOLDC to Showboat, Inc. (together with its successors and assigns, "Showboat"). Such claim of NOLDC, if any, would have arisen out of transactions involving Showboat and Louisiana Jazz Company, a partnership formed by HNOIC and NOLDC prior to HJC's formation, with respect to development costs for the Casino project. Louisiana Jazz Company has since dissolved. In accordance with the terms of the NOLDC Plan and the NOLDC Shareholders/HET Settlement Agreement, consideration will be furnished directly to Showboat in exchange for a full release from Showboat to NOLDC. This transaction will result in a release of NOLDC's Class C6 Claim. No distributions will be provided to NOLDC on account of its Class C6 Claim.

         25.  Class C7 -- Penalty Claims (Impaired)

              Class C7 consists of all Allowed Penalty Claims against HNOIC. The holders of Class C7 Claims will not receive any distributions on account of such Claims, and on the Effective Date, all Class C7 Claims will be extinguished; provided, however, that if a Valuation Order is entered on or before the Effective Date, each holder of an Allowed Claim in Class C7 will be deemed to have received on account of its Class C7 Claim, and in full satisfaction thereof, the distribution it receives as a holder of a Class A8 Claim pursuant to Section 4.8 of the Plan. Each holder of a Class C7 Claim is conclusively presumed to have rejected the Plan as a holder of Class C7 Claim and is not entitled to vote to accept or reject the Plan.

         26.  Class C8 -- Equity Interests (Impaired)

              Class C8 consists of all Allowed Equity Interests in HNOIC, and any option, warrant or other agreement requiring the issuance of any such Equity Interest. The holder of Equity Interests in Class C8 will not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests in HNOIC will be extinguished.

B.       Settlement of Certain Claims and Prosecution and Assignment of Certain
         Claims

              As set forth in greater detail below, the Plan provides for numerous releases of claims among the Debtors and various other parties in interest and injunctions in support of such releases. The releases fall generally into two categories: (i) releases by the Debtors of other parties in interest; and (ii) consensual releases by non-debtors of claims against other non-debtor persons or entities. The Plan does not purport to create non-consensual releases of any direct claims any third parties may have against any non-debtor persons or entities. (Two tables summarizing the releases in the Plan follow this introduction.)

              Releases By Debtors

              A plan of reorganization may "provide for -- (A) the settlement or adjustment of any claim or interest belonging to the debtor or to the estate . . . ." 11 U.S.C. Section 1123(b)(3). To obtain approval of such settlements by the Bankruptcy Court, the Debtors must demonstrate that the settlement, from the perspective of their estates, is fair and equitable as a whole. Bankruptcy Rule 9019; Watts v. Williams (In re Watts), 154 B.R. 56, 59 (S.D. Tex. 1993); In re Best Prods. Co., 168 B.R. 35, 50 (Bankr. S.D.N.Y.
1994) (settlement must fall within range of reasonableness). The Proponents have analyzed the claims the Debtors are releasing as compared to the value their estates are receiving in return for such releases.

              The Debtors believe that the claims they are releasing have no value or have value less than or equal to the consideration being provided for the releases.

         - Avoidance Claims. While any payments or transfers that could form the basis for avoidance claims are disclosed in the Debtors' schedules and statements of financial affairs, the Debtors do not believe that they have any valid claims for avoidance of transfers as preferential or fraudulent transfers. Avoidance under either such theory would require that the Debtors be shown to have been insolvent at the time of the transfers, and the Debtors believe that they were solvent until immediately prior to the commencement of their Chapter 11 Cases, when the Banks withdrew their financing. In addition, to the extent that any such claims might potentially exist, there may be other defenses, such as that the transfers in question were made in the ordinary course of business.

         - Claims Against Banks and Others Based on Acceleration of Bank Loans or Related Circumstances. The Debtors and their creditors have taken extensive document and deposition discovery under Bankruptcy Rule 2004 throughout the Chapter 11 Cases to explore the relationships between certain Released Parties and the Banks relating to the acceleration of the Banks' loans to HJC and Finance Corp. and related circumstances. To the extent that the Debtors have any claims against the Released Parties related to the acceleration of the Banks' loans to HJC and Finance Corp. and related circumstances, the Debtors believe that the consideration being provided by the parties being released at least equals the value of any claims being released (as well as the value of any other benefits received by any of the Released Parties under the
              Plan). For example, the Participating Banks (as defined below) (in conjunction with the Underwriters (as defined below)) will provide to JCC construction financing with terms substantially more favorable than would otherwise be available to JCC in the market. The benefits of this financing include: (i) subordination to a lien securing obligations of JCC to HET and HOC pursuant to the HET/JCC Agreement, (ii) limitation of senior status for the construction financing to $30 million, (iii) financing of approximately $26 million from the sale of Convertible Junior Subordinated Debentures to the Participating

              Banks and the Underwriters on terms favorable to JCC (including the subordination of such Convertible Junior Subordinated Debentures to the New Bonds and New Contingent Bonds), (iv) a reduction in the project cost of approximately $5 million, (v) savings to JCC due to reduced financing costs including the subsidy of the credit support fee payable to the guarantors of Tranche A-2 of A Term Loan, Tranche B-2 of the B Term Loan and the Working Capital Facility, (vi) a lower cost of working capital and enhanced working capital availability (due to increased availability under the Working Capital Facility and a reduction in the amount of excess cash flow that must be paid to lenders under the Term Loans), (vii) later dates of maturity on the Term Loans,
              (viii) forbearance of reimbursement with respect to substantial legal fees, and (ix) other favorable financing conditions. All these benefits should enhance the feasibility of the Plan, the financial stability of JCC, and the value of the New Bonds and New Contingent Bonds. HET and its affiliates are providing, among other things (i) the HET Loan Guarantee, the New Completion Guarantees and the Surety Bond (as defined below), (ii) debtor in possession financing of up to $60 million, which financing no other lender has been willing to provide, (iii) the Harrah's New Equity Investment of $75 million (including the principal amount of the debtor in possession financing which will be converted to equity and contributed to JCC Holding, including any portion of the Future DIP Loan which may be approved by the Bankruptcy Court and funded by the DIP Lender), (iv) waivers of their substantial prepetition claims (which have been asserted in amounts that could exceed $125 million) and certain administrative claims that would otherwise be entitled to administrative priority, and (v) pre-development and development services without compensation performed prior to the Effective Date. In addition to the consideration being furnished by the Participating Banks, the Underwriters, and HET and its affiliates for the releases of the Released Parties, NOLDC, Grand Palais and their affiliates are waiving claims asserted in excess of $80 million. With respect to all parties receiving releases from the Debtors under the Plan, the Debtors believe that the consideration being provided by such parties provides sufficient consideration to purchase their releases.

              The sufficiency of such consideration is even more obvious when the costs and uncertainties of litigation are taken into account. The potential defendants with respect to such claims have indicated that they would vigorously oppose all such claims, and their resources far exceed those available to the Debtors. Indeed, HJC is the only Debtor with any funds, and those limited funds constitute the cash collateral of the DIP Lender, the Bondholders and the Old Indenture Trustee under Section 363 of the Bankruptcy Code. The Debtors cannot use such cash collateral without the consent of the DIP Lender, the Bondholders and the Old Indenture Trustee or the approval of the Bankruptcy Court, which in turn would require the Debtors to provide adequate protection to the Bondholders and the Old Indenture Trustee for the use of such cash collateral. The Debtors do not believe that adequate protection could be furnished for the use of cash collateral to fund any such speculative litigation. Any such litigation at the trial and appellate level would likely take years to resolve, and the present value of any litigation recoveries would be far less than the consideration provided by or on behalf of the potential defendants.

         - Claims Arising Out of Underwriting Activities and Issuance of Old Bonds. To the extent that there are claims of the Debtors against the Underwriters, including, but not limited to, claims based on activities in connection with the issuance of the Old Bonds, the Debtors believe that the purchase of approximately $15 million of the Convertible Junior Subordinated Debentures by the Underwriters on terms much more favorable than would otherwise be available in the market (including the subordination of such Convertible Junior Subordinated Debentures to the New Bonds and New Contingent Bonds to be distributed to the Bondholders under the Plan) is adequate consideration for the release of such claims.

         - Claims Against LEDGC, State, City and Others. The following claims of the Debtors' estates are being released under the Plan: (a) claims against members of the State Group for all events and claims arising prior to the Effective Date, with the exception of certain tax claims, including (i) claims against the LEDGC, the Riverboat Gaming Commission, the State and/or others for breach of exclusivity with respect to the right to conduct land-based gaming in metropolitan New Orleans, and (ii) claims against the LEDGC and the State, among others, with regard to breaches of representations, wrongful conduct in regard to the scope of the project, and violation of legal rights by recent legislation; and
              (b) claims against the City based upon, among other things, the validity of the Canal Street Casino Lease and the enforcement of the Open Access Program and Plans. The Proponents believe that the release of such claims is part of the price to pay for a successful reorganization, inasmuch as such releases are necessary to obtain the consent of the parties being released to a restructuring of HJC's lease arrangements with the City and the RDC, an Amended and Renegotiated Casino Operating Contract, and other accommodations. Absent the release of such claims, the Debtors believe that no reorganization would be possible and that the estates would be embroiled in costly litigation for many years. The Debtors further believe that the value in obtaining a successful reorganization now for all parties in interest exceeds the present value of the proceeds the estates could hope to obtain from litigating such claims for many years in a liquidation scenario (assuming that the Debtors ever had the funds available to undertake such protracted litigation).

         - Other Claims. As to other types of claims, neither the Debtors nor any of the parties who objected to the adequacy of this Disclosure Statement has identified any valid claims that could be pursued by the Debtors as against the parties receiving releases under the Plan beyond those set forth in the Notes to the Liquidation Analysis (Exhibit C to the Disclosure Statement) and in the immediately preceding paragraph.

              It should be noted that the Plan provides for an injunction with respect to Derivative Claims of the Debtors' estates. Such claims belong to the estates, and cannot be litigated by creditors, equity interest holders or other parties in interest. It is within the province of the Debtors, as debtors in possession, to settle or release such claims. See Sobchack v. American Nat'l Bank & Trust Co. (In re Ionosphere Clubs, Inc.) 17 F.3d 600, 604 (2d Cir. 1994) (derivative claims are property of estate and are extinguished when settled in bankruptcy case); American Nat'l Bank v. Mortgageamerica Corp. (In re Mortgageamerica Corp.), 714 F.2d 1266, 1276 (5th Cir. 1983) (derivative action upon bankruptcy passes to trustee for benefit of all creditors and equity holders). Thus, the Debtors' analysis of the release of certain of their claims set forth above includes their analysis of any Derivative Claims.

              The Proponents believe that the best indication that the release of claims by the Debtors contained in the Plan fall well within the range of reasonableness is the "market check" resulting from the informal auction process that effectively has occurred in these cases. During these bankruptcy cases, at least two major companies in the gaming industry (i.e., ITT Corporation and Hilton Hotels Corporation) examined the possibility of acquiring the Debtors' assets (through a plan of reorganization or a sale transaction under Section 363 of the Bankruptcy Code), and engaged in discussions with the Bondholders Committee, the City, the State and perhaps other parties in interest concerning the terms of such a transaction. In addition, given the wide publicity surrounding these bankruptcy cases and the negotiations concerning this Plan (and prior versions), as well as the considerable passage of time since the filing of these cases, the Debtors believe that all other potential acquirors have had ample opportunity to make a competing bid. The Debtors believe that the failure of any potential acquiror to make a competing bid (or even to oppose the recent extensions of the exclusivity period in these cases) convincingly demonstrates both the sufficiency of the consideration to be provided for the releases of the Debtors' claims as well as the superiority of the distributions to creditors under the Plan. Indeed, the Proponents believe that if the consideration for the releases of the Debtors' claims were inadequate, one or more potential acquirors would have proposed a competing plan of reorganization providing distributions to creditors at least comparable to those provided by the Plan but without providing for any release of claims of the Debtors.

              Consensual Non-Debtor Releases

              In addition to releases of claims by the Debtors, the Plan features an array of consensual releases among non-debtor parties. A plan of reorganization may provide for consensual releases of claims by third parties against other non-debtor parties. See In re AOV Indus., Inc., 792 F.2d 1140 (D.C. Cir. 1986) (holding that voluntary discharge of non-debtor does not violate Section 524(e) where non-debtor made financial contribution to the plan of reorganization); In re Saint Mary Hosp., 155 B.R. 345 (Bankr. E.D. Pa. 1993) (finding that release did not violate the Bankruptcy Code where each creditor in one class had the voluntary decision to release the non-debtors and opt into a separate class which the non-debtors funded); In re River Village Assocs., 1993 Bankr. LEXIS 870, at *7 (Bankr. E.D. Pa. June 25, 1993) (holding that a release does not violate section 524(e) if creditors affirmatively and voluntarily agree to it, after receipt of notice of their rights); In re Resorts Int'l, Inc., 145 B.R. 412, 467-68 (Bankr. D.N.J. 1990) ("[P]ermitting individual creditors the option of providing a voluntary release to non-debtor plan funders and other third parties does not violate Section 524(e)."); In re Monroe Well Serv., Inc., 80 B.R. 324, 334-35 (Bankr. E.D. Pa. 1987) (holding that if a creditor is given the opportunity to render its own decision to provide a release to a non-debtor in return for contribution by the non-debtor, the release does not violate
Section 524(e)). The controlling law of the Fifth Circuit Court of Appeals does not preclude such third-party releases where the releasing parties provide their consent. Feld v. Zale Corp. (In re Zale Corp.), 62 F.3d 746 (5th Cir. 1995).

              The consensual non-debtor releases under the Plan, in turn, fall into two categories. First, the Plan contemplates a number of releases among non-debtors in which the parties to the releases will provide mutual releases of claims and, in some instances, other consideration. Such releases, as discussed in greater detail below and in the Plan, are: the City/RDC Release; the State/LGCB Release; the Centex-Landis Release*; the Broadmoor Release*; the NOLDC Shareholders/HET Settlement Agreement; the GP Representative/HET Settlement Agreements**; the NOLDC/Grand Palais Settlement Agreement; and the Bank/Underwriter Settlement Agreement.**

              Second, the Plan contains a mechanism for obtaining consensual releases of certain claims by Bondholders. Because the Old Bonds are publicly held, it would be impossible to obtain separate, negotiated releases from each holder, as is contemplated with respect to the settlement agreements described

--------
* The Centex-Landis Release and the Broadmoor Release are non-mutual releases; they provide releases of various groups.
** Certain of these releases are still being negotiated by the applicable non-debtor parties. The Debtors believe that all such releases will be finalized on or before the Effective Date. The execution and delivery of these Releases is a condition to the Effective Date, which may be waived pursuant to Section 10.3 of the Plan.

in the preceding paragraph. Instead, each Bondholder will be offered a choice, on its ballot for accepting or rejecting the Plan, to elect to receive additional stock in the reorganized company (which will otherwise be distributed to Harrah's Investor and/or its Affiliates) in exchange for providing a release (and assigning its non-released claims as a Bondholder to JCC).*** If a Bondholder elects to provide the release, it will receive an amount of stock calculated in accordance with a formula set forth below. If not, it will retain its claims that would have otherwise been released, but will not receive any additional stock (above the amount it receives on its claim for principal and interest on account of the Old Bonds it holds).

              Given the terms of the settlement described above in Section IV.M., Bondholders Class Action counsel believe that it is in the best interest of the Settlement Class, consisting of all purchasers of Old Bonds between November 8, 1994 and November 22, 1995, to participate in the settlement of the Bondholders Class Action.

              Set forth below are two tables summarizing the releases provided for under the Plan. For a more complete description of the releasing parties, the released parties, the consideration being given for the releases and the claims being released, please refer to the text following the tables as well as the Plan, which is attached as Exhibit "A" hereto.


----------
*** Pursuant to Section 5.2 of the Plan, the Major Bondholders (consisting of each member of the Bondholders Committee as of the Voting Record
         Date) are conclusively deemed to have elected to provide this release.


-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                          Plan Releases
-------------------------------------------------------------------------------------------------------------
         Releasing Parties                Released Parties                    Consideration for Releases
-------------------------------------------------------------------------------------------------------------
1.       Debtors                     HET Group                   -        HET Loan Guarantee, New
         (Plan Section 5.1)                                               Completion Guarantees and Surety
                                     NOLDC                                Bond
                                     Group****
                                                                 -        DIP Financing
                                     Grand Palais
                                     Group****                   -        Harrah's New Equity Investment
                                                                          (including conversion of the
                                     Debtors Group                        outstanding principal amount of the
                                                                          DIP Indebtedness to equity and
                                     Bondholders                          contribution of the same to JCC
                                     Committee Group                      Holding)

                                                                 -        Pre-development and development
                                                                          services performed by HET and its
                                                                          Affiliates prior to the Effective Date

                                                                 -        Waiver by HET Group, NOLDC
                                                                          Group and Grand Palais Group of
                                                                          unsecured claims

                                                                 -        Waivers of certain administrative
                                                                          claims by HET, NOLDC, Grand
                                                                          Palais and their Affiliates

                                                                 -        Other consideration
-------------------------------------------------------------------------------------------------------------
2.       Releasing                   HET Group                   -        Harrah's Investor's contribution of
         Bondholders (Plan                                                200,000 shares of New Common
         Section 5.2)                NOLDC Group                          Stock to Release Pool

                                     Grand Palais Group          -        JCC Holding's contribution of
                                                                          1,300,000 shares of New Common
                                     Debtors Group                        Stock to Release Pool, which, in
                                                                          turn, is in consideration of, among
                                     Bondholders                          other things, certain consideration
                                                                          provided
-------------------------------------------------------------------------------------------------------------

--------
**** Note that, with respect to each of the releases of the NOLDC Group and the Grand Palais Group set forth in this and the following table, such releases are effective as against the NOLDC Group and the Grand Palais Group only if they have executed on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement and/or the GP Representative/HET Settlement Agreements, respectively. As previously noted, however, the execution and delivery of the NOLDC Shareholders/HET Agreement and the GP Representative/HET Settlement Agreements is a condition to the Effective Date, which may be waived pursuant to Section 10.3 of the Plan.


-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                          Plan Releases
-------------------------------------------------------------------------------------------------------------
         Releasing Parties                Released Parties                    Consideration for Releases
-------------------------------------------------------------------------------------------------------------
                                     Committee Group                      provided by HET and others

                                     City Group                  -        Value of New Bonds and New
                                                                          Contingent Bonds enhanced by
                                     State Group                          favorable terms of financing
                                                                          provided by certain members of
                                     Bank/Underwriter                     Bank/Underwriter Group (resulting
                                     Group                                in a decrease in the project cost,
                                                                          increase in cash flow and an increase
                                                                          in working capital availability)
-------------------------------------------------------------------------------------------------------------
3.       Debtors                     State                       -        State/LGCB Release
         (Plan Section 5.3)
                                     LGCB                        -        Amended and Renegotiated Casino
                                                                          Operating Contract
-------------------------------------------------------------------------------------------------------------
4.       Debtors                     City                        -        City/RDC Release
         (Plan Section 5.4)
                                     RDC                         -        Documents set forth in Section 6.2(o)
                                     of Plan
-------------------------------------------------------------------------------------------------------------
5.       Debtors                     Bank/Underwriter            -        Provision of financing to JCC with
         (Plan Section 5.5)          Group                                terms more favorable than would
                                                                          otherwise be available to JCC
                                                                          in the market (resulting) in a
                                                                          decrease in the project cost,
                                                                          increase in cash flow and an
                                                                          increase in working capital
                                                                          availability)
-------------------------------------------------------------------------------------------------------------
6.       Grand Palais                HET Group                   -        Grand Palais Settlement
         Releasing                                                        Consideration (consisting of New
         Bondholders (Plan           NOLDC Group                          Common Stock otherwise
         Section 5.6)                                                     distributable to Harrah's Investor)
                                     Grand Palais Group
                                                                 -        HET Loan Guarantee, New
                                     Debtors Group                        Completion Guarantees and Surety
                                      Bond
                                     Bondholders                 -        DIP Financing
                                     Committee Group
                                                                 -        Harrah's New Equity Investment
                                     City Group                           (including conversion of the
                                                                          outstanding principal amount of the
                                     State Group                          DIP Indebtedness to equity and
                                                                          contribution of the same to JCC
                                     Bank/Underwriter                     Holding)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                          Plan Releases
-------------------------------------------------------------------------------------------------------------
         Releasing Parties                Released Parties                    Consideration for Releases
-------------------------------------------------------------------------------------------------------------
                                     Group


                                                                 -        Pre-development and development
                                                                          services performed by HET and its
                                                                          Affiliates prior to the Effective Date

                                                                 -        Waiver by HET Group, NOLDC
                                                                          Group and Grand Palais Group of
                                                                          unsecured claims

                                                                 -        Waivers of certain administrative
                                                                          claims by HET, NOLDC, Grand
                                                                          Palais and their Affiliates

                                                                 -        Provision by certain members of
                                                                          Bank/Underwriter Group of
                                                                          financing to JCC with terms more
                                                                          favorable than would be available to
                                                                          JCC in the market (resulting in a
                                                                          decrease in the project cost, increase
                                                                          in cash flow and an increase in
                                                                          working capital availability)

                                                                 -        Other consideration
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


              In addition, as described above, the Plan contemplates certain consensual, mutual releases, through which the mutually releasing parties also release certain third parties, as summarized below:


-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

                                             Plan Related Releases
-------------------------------------------------------------------------------------------------------------
       Mutual                            Releasing               Releasing Party        Additional Parties
      Releases                           Party #1                      #2                    Released
-------------------------------------------------------------------------------------------------------------
1.  City/RDC Release               Debtors                        City                   Bank/Underwriter
                                                                                         Group
                                   Debtors Group                  RDC

                                   New Entities                   Affiliates

                                   HET Group

                                   Bondholders
                                   Committee Group

                                   NOLDC Group

                                   Grand Palais Group
-------------------------------------------------------------------------------------------------------------
2.  State/LGCB Release             Debtors                        State                  Bank/Underwriter
                                                                                         Group
                                   New Entities                   LGCB

                                   HET Group                      Affiliates

                                   Debtors Group

                                   Bondholders Committee
                                   Group

                                   NOLDC Group

                                   Grand Palais Group
-------------------------------------------------------------------------------------------------------------
3.  Centex-Landis Release                                         Centex                  Debtors

                                                                  Affiliates              Debtors Group

                                                                                          HET Group

                                                                                          NOLDC Group

                                                                                          Grand Palais Group
-------------------------------------------------------------------------------------------------------------
4.  Broadmoor Release                                             Broadmoor               Debtors

                                                                  Affiliates              Debtors Group

                                                                                          HET Group

                                                                                          NOLDC Group

                                                                                          Grand Palais Group
5.  NOLDC Shareholders/            HET                            NOLDC                   Bondholders
    HET Settlement                                                                        Committee Group
    Agreement                      HOCI                           NOLDC
                                                                  Shareholders            Debtors Group
-------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

                                             Plan Related Releases
-------------------------------------------------------------------------------------------------------------
       Mutual                            Releasing               Releasing Party        Additional Parties
      Releases                           Party #1                      #2                    Released
-------------------------------------------------------------------------------------------------------------
                                   HNOIC
                                                                  Affiliates              City Group
                                   HNOMC
                                                                                          State Group
                                   Affiliates
                                                                                          Bank/Underwriter
                                                                                          Group
-------------------------------------------------------------------------------------------------------------
6.  GP Representative and          HET                            Authorized              Bondholders
    Hemmeter/HET                                                  Representative          Committee Group
    Settlement Agreement           HOCI                           of Grand Palais
                                                                                          Debtors Group
                                   HNOIC                          Hemmeter
                                                                                          City Group
                                   HNOMC                          Hemmeter's
                                                                  Chapter 7               State Group
                                   Affiliates                     Bankruptcy
                                                                  Trustee                 Bank/Underwriter
                                                                                          Group
                                                                  Affiliates
-------------------------------------------------------------------------------------------------------------
7.  Froelich/HET                   HET                            Froelich                Bondholders
    Settlement Agreement                                                                  Committee Group
                                   HOCI                           Affiliates
                                                                                          Debtors Group
                                   HNOIC
                                                                                          City Group
                                   HNOMC
                                                                                          State Group
                                   Affiliates
                                                                                          Bank/Underwriter
                                                                                          Group
8.  Sapir and Broadhurst/          HET                            Sapir                   Debtors
    HET Settlement
    Agreement                      HOCI                           Broadhurst              Debtors Group

                                   HNOIC                          Affiliates              Bondholders
                                                                                          Committee Group
                                   HNOMC
                                                                                          City Group
                                   Affiliates
                                                                                          State Group
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

                                             Plan Related Releases
-------------------------------------------------------------------------------------------------------------
       Mutual                            Releasing               Releasing Party        Additional Parties
      Releases                           Party #1                      #2                    Released
-------------------------------------------------------------------------------------------------------------
                                                                                          Bank/Underwriter
                                                                                          Group
9.  NOLDC/Grand Palais             NOLDC                          Grand Palais
    Settlement Agreement
                                   NOLDC Shareholders             Affiliates

                                   Affiliates
-------------------------------------------------------------------------------------------------------------
10. Bank/Underwriter               Participating Banks            Debtors                 Debtors Group
    Settlement Agreement
                                   Underwriters                                           Bondholders
                                                                                          Committee Group

                                                                                          HET Group

                                                                                          City Group

                                                                                          State Group

                                                                                          NOLDC Group

                                                                                          Grand Palais Group
-------------------------------------------------------------------------------------------------------------
11. First American                 First American,                HJC                     JCC Group
    Settlement Agreement           its reinsurers
                                   and related parties                                    Debtors Group
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


         1. NOLDC Shareholders/HET Settlement Agreement; GP Representative and Hemmeter/HET Settlement Agreement; Froelich/HET Settlement Agreement; NOLDC/Grand Palais Settlement Agreement

              The Plan contemplates the settlement agreements described below. No such settlement agreement provides for any of the NOLDC Shareholders, Grand Palais, its shareholders, its bondholders, Hemmeter or Froelich to have any management position with any New Entity or any role in the management of the Casino. In addition, no such settlement agreement provides for the transfer of property from the Debtors to any of the NOLDC Shareholders, Grand Palais, its shareholders, its bondholders, Hemmeter or Froelich, and the Debtors' estates shall not have any obligation to any of the NOLDC Shareholders, Grand Palais, its shareholders, its bondholders, Hemmeter or Froelich.

                   a. The "NOLDC Shareholders/HET Settlement Agreement" means collectively, (i) the settlement agreement to be executed on or before the Effective Date by the NOLDC Shareholders, HET, HOCI and HNOMC, (ii) the mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which the NOLDC, the NOLDC Shareholders and certain Affiliates thereof, on the one hand, and HET, HOCI, HNOIC, HNOMC and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other, (iii) the releases provided for in the settlement agreement in favor of the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and (iv) all other agreements, instruments or documents executed or to be executed in connection with the settlement agreement. The NOLDC Shareholders/HET Settlement Agreement will be in form and substance satisfactory to the NOLDC Shareholders and HET, and will be approved by the Bankruptcy Court in the Chapter 11 case of NOLDC. Under the terms of this settlement agreement, the NOLDC Shareholders will receive consideration from HET and HOCI in exchange for their release in favor of HET, HOCI, HNOIC, HNOMC and certain Affiliates. Such consideration shall include certain payments from HOCI to the NOLDC Shareholders. In consideration of a release and certain other undertakings by NOLDC, payments will be paid by HOCI directly to certain creditors of NOLDC to satisfy obligations of NOLDC. Each of the nine (9) NOLDC Shareholders or their designees will also receive an option and put agreement which shall entitle each NOLDC Shareholder to acquire from HET shares of Class B New Common Stock of JCC Holding equal to one third of one percent (0.33%) of the stock of JCC Holding determined as of the Effective Date for an aggregate of three percent (3.0%) of the New Common Stock of JCC Holding. Such options shall be exercisable at any time during the period beginning one (1) year after the Effective Date and ending sixty-two (62) months following the Effective Date. In addition, FNBC, an NOLDC creditor, will receive an option and put agreement which shall entitle it to receive shares of Class B New Common Stock of JCC Holding equal to 1.5% of the New Common Stock of JCC Holding determined as of the Effective Date. FNBC's option shall be exercisable at any time during the period beginning the day after the Effective Date and ending sixty-two
              (62) months following the Effective Date. Each NOLDC Shareholder shall be entitled to put its stock of JCC Holding to HET in exchange for One Million Dollars ($1,000,000) at any time during the period beginning sixty (60) months following the Effective Date and ending two (2) months thereafter (the "Put Term"). FNBC shall be entitled to put its stock of JCC Holding to HET in exchange for Four Million Five Hundred Thousand Dollars ($4,500,000), at any time during the Put Term; provided, that FNBC shall only have the right to exercise its put right to the extent it has received less than Seven Million Dollars ($7,000,000) from HOCI pursuant to the terms of the NOLDC Shareholders/HET Settlement Agreement. The NOLDC Shareholders and HET continue to negotiate the terms of the NOLDC Shareholders/HET Settlement Agreement.

                   b. The "GP Representative and Hemmeter/HET Settlement
              Agreement" means, collectively, (i) the settlement agreement to be executed on or before the Effective Date by person(s) authorized under applicable law to act on behalf of Grand Palais, Hemmeter, Hemmeter's Chapter 7 bankruptcy trustee and certain of their Affiliates on one hand, and HET, HOCI and HNOMC, on the other hand, (ii) the mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which authorized representative(s) of Grand Palais, Hemmeter, Hemmeter's Chapter 7 bankruptcy trustee and certain Affiliates thereof, on the one hand, and HET, HOCI, HNOIC, HNOMC and certain Affiliates thereof, on the other hand, will release certain claims and causes of action against each other, (iii) the releases provided for in the settlement agreement in favor of the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and (iv) all other agreements, instruments and documents executed or to be executed in connection with such settlement agreement. The GP Representative and Hemmeter/HET Settlement Agreement will be in form and substance satisfactory to the authorized representative(s) of Grand Palais and HET. Under the terms of this settlement agreement, the Grand Palais bondholders and Hemmeter's bankruptcy trustee (or creditors of Hemmeter's bankruptcy estate designated by the trustee) will receive consideration from HET and HOCI in the form of certain payments (in the case of Hemmeter, Hemmeter's Chapter 7 bankruptcy trustee or the trustee's designee) and stock (in the case of the Grand Palais bondholders), in exchange for their release in favor of HET, HOCI, HNOIC, HNOMC and certain Affiliates. The Grand Palais bondholders will receive from HET shares of Class B (to become Class A upon receipt by such bondholders) New Common Stock of JCC Holding in an amount equal to three and one-half percent (3.5%) of the New Common Stock of JCC Holding determined as of the Effective Date. HET, Hemmeter and Hemmeter's Chapter 7 bankruptcy trustee continue to negotiate the terms of the GP Representative and Hemmeter/HET Settlement Agreement.

                   c. The "Froelich/HET Settlement Agreement" means
              collectively, (i) the settlement agreement to be executed on or before the Effective Date by Froelich, HET, HOCI and HNOMC, (ii) the mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which Froelich and certain Affiliates thereof, on the one hand, and HET, HOCI, HNOIC, HNOMC and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other, (iii) the releases provided for in the settlement agreement in favor of the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and
              (iv) all other agreements, instruments or documents executed or to be executed in connection with the settlement agreement. The Froelich/HET Settlement Agreement will be in form and substance satisfactory to Froelich and HET. Under the terms of this settlement agreement, Froelich will receive consideration in exchange for his release in favor of HET, HOCI, HNOIC, HNOMC and certain Affiliates. Such consideration shall be certain payments from HOCI to Froelich. HET and Froelich continue to negotiate the terms of the Froelich/HET Settlement Agreement.

                   d. The "Sapir and Broadhurst/HET Settlement Agreement" means collectively, (i) the settlement agreement to be executed on or before the Effective Date by Eddie L. Sapir ("Sapir"), HET, HOCI and HNOMC, (ii) the settlement agreement to be executed on or before the Effective Date by William C. Broadhurst ("Broadhurst"), HET, HOCI and HNOMC, (iii) the mutual releases, in the forms attached as exhibits to such settlement agreements, pursuant to which each of Sapir and Broadhurst and certain Affiliates thereof, on the one hand, and HET, HOCI, HNOIC and HNOMC and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other (iv) the releases provided for in the settlement agreement in favor of the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and (v) all other agreements, instruments or documents executed or to be executed in connection with such settlement agreements. The Sapir and Broadhurst/HET Settlement Agreement will be in form and substance satisfactory to Sapir, Broadhurst and HET. Under the terms of the Sapir and Broadhurst/HET Settlement Agreement, each of Sapir and Broadhurst will receive consideration in exchange for their release in favor of the HET, HOCI, HNOIC and HNOMC and certain Affiliates. Such consideration shall be certain payments from HOCI to each of Sapir and Broadhurst. Sapir, Broadhurst and HET continue to negotiate the terms of the Sapir and Broadhurst/HET Settlement Agreement. (The GP Representative and Hemmeter/HET Settlement Agreement, the Froelich/HET Settlement Agreement and the Sapir and Broadhurst/HET Settlement Agreement are referred to collectively herein and in the Plan as the "GP Representative/HET Settlement Agreements.")

                   e. The "NOLDC/Grand Palais Settlement Agreement" means
              collectively, (i) the settlement agreement to be executed on or before the Effective Date by the NOLDC Shareholders and Grand Palais, (ii) mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which NOLDC, the NOLDC Shareholders and certain Affiliates thereof, on the one hand, and Grand Palais and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other, and (iii) all other agreements, instruments or documents executed or to be executed in connection with such settlement agreement. The NOLDC/Grand Palais Settlement Agreement will be in form and substance satisfactory to the NOLDC Shareholders and Grand Palais.

         2. Release by Debtors of Causes of Action Against the HET Group, the Debtors Group, the Bondholders Committee Group, NOLDC Group and Grand Palais Group

              In consideration of, among other things, (i) the execution and delivery of the HET Loan Guarantee by HET and the New Completion Guarantees by HET and HOCI and the provision of a surety bond to assure completion of the construction of the Casino (the "Surety Bond"), (ii) the DIP Lender's consent to conversion of equity and contribution of the principal amount of the DIP Indebtedness outstanding on the Effective Date as part of the Harrah's New Equity Investment, (iii) the Harrah's New Equity Investment, (iv) the waiver by Persons in the HET Group, the NOLDC Group or the Grand Palais Group of any right to distributions as holders of certain Class A7 and/or Class C5 Claims, (v) certain pre-development and development services performed by HET and its Affiliates prior to the Effective Date, and (vi) other good and valuable consideration, without which the Plan could not be confirmed and consummated, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released any and all Release Claims (as defined below) of such Debtor or its estate against, respectively, (i) each Person in the HET Group, (ii) each person in the Debtors Group, (iii) each person in the Bondholders Committee Group, (iv) each Person in the NOLDC Group but only if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, and (v) each Person in the Grand Palais Group but only if the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements.

         "HET Loan Guarantee" means, collectively, the payment guarantees or "put" agreements by HET and HOCI with respect to Tranche A-2 of the A Term Loan, Tranche B-2 of the B Term Loan and the Working Capital Facility on terms satisfactory to such lenders and HET. The forms of the HET Loan Guarantee will be filed with the Bankruptcy Court as Plan Documents pursuant to Section 6.2(f) of the Plan.

         "Release Claims" means any actions, causes of action, in law or in equity, suits, debts, Liens, liabilities, claims, demands, damages, punitive damages, losses, costs or expenses and reasonable attorneys' fees of any kind or nature whatsoever, whether fixed or contingent, known or unknown, and whenever arising (including, without limitation, claims based on legal fault, misrepresentations or omissions, negligence, offense, quasi-offense, contract, quasi-contract or any other theory) which in any way relate to any Debtor, the business affairs or operations of any Debtor, issuance by any Debtor of any securities or the Casino or the Temporary Casino (as defined in the Basin Street Casino Lease) including but not limited to the licensing, leasing, financing, arranging, development, construction, promotion, management, or operation thereof, or other matters relating to any Debtor or any successor to any of them in connection with the Casino or the Temporary Casino, except to the extent any of the foregoing arises under any of the Plan Documents on or after the Effective Date.

         3. Release by Bondholders of Causes of Action Against HET Group, Debtors Group, Bondholders Committee Group, City Group, State Group, NOLDC Group, Grand Palais Group, and Bank/Underwriter Group

              In consideration of (i) Harrah's Investor's contribution of 200,000 shares of Class A New Common Stock to the Release Pool, and (ii) JCC Holding's contribution of 1,300,000 shares of New Common Stock to the Release Pool on the Effective Date, each Releasing Bondholder will be conclusively and irrevocably deemed to have (i) released each Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively, from any and all Release Claims that such Releasing Bondholder, or any of its predecessors-in-interest, successors or assigns, has or may have as of the Effective Date arising in whole or in part from any acts, omissions, activities and/or events prior to the Effective Date, and (ii) released, waived and agreed not to bring any Claims against HET or HOCI whether a known Claim or an Unknown Claim, that may arise in any way, in whole or in part, out of (a) HET's or HOCI's decision either to renew or not renew the HET/JCC Agreement or any Minimum Payment Guaranty, (b) HET's or HOCI's acting in their own best interests in connection with the execution of, renewal of or failure to renew the HET/JCC Agreement or any Minimum Payment Guaranty, and/or (c) any alleged assurance or guarantee by HET or HOCI concerning the operation of the Casino, the financial results of the Casino or any other matter concerning the Casino or the Plan, unless such Claim is based on a writing (but in any event cannot be based on the HET/JCC Agreement or any Minimum Payment Guaranty) properly executed by the party against whom such a Claim is being made, provided, however, that the release described in this clause (ii) will not bar or release any Claims against HET or HOCI for (x) any breach of the HET/JCC Agreement or any Minimum Payment Guaranty to which HET or HOCI is a party, (y) mismanagement of the Casino after the Effective Date, or (z) any other conduct, act or omission occurring after the Effective Date which is not directly related to the matters set forth in this clause (ii)(a) through (c) above; further, however, the foregoing release by the Releasing Bondholders will not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, (ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the GP Representative/HET Settlement Agreements. Under the Plan, each "Major Bondholder" (defined as each member of the Bondholders Committee in its capacity as a Bondholder or a member of the Bondholders Committee) is conclusively and automatically deemed to be a Releasing Bondholder without the necessity of taking the action otherwise required of any Bondholder to become a Releasing Bondholder and regardless of the manner in which such Major Bondholder fills out its ballot with respect to the Plan or filled out its ballot with respect to the Original Plan or the January 29, 1998 Plan. Nothing in the foregoing release by the Releasing Bondholders constitutes a release of any claims or causes of action of any Releasing Bondholders against any Persons other than Released Parties, including, without limitation, any claims or causes of action against any or all of the Non-Participating Banks and any Underwriter which fails to execute and deliver the Bank/Underwriter Release.

              The release provisions in any ballot or other writing previously executed by any Bondholder to evidence its agreement to the release, unless revoked as set forth below, will be binding on such Bondholder and any transferee of the Old Bonds held by such Bondholder. Any Bondholder who agreed to the release in connection with the Original Plan will be entitled to revoke such agreement by evidencing in writing its intent to do so in any manner and subject to such conditions and within any time period set by the Bankruptcy Court.

              On, or as soon as practicable after the Effective Date, (i) each Releasing Bondholder will receive from the Release Pool 3.448 shares of Class A New Common Stock for each $1,000 in principal amount of Old Bonds held by such Releasing Bondholder on the Release Pool Distribution Record Date plus its Pro Rata Share (based on the total principal amount of Old Bonds held by all Releasing Bondholders on the Release Pool Distribution Record Date) of Class A New Common Stock consisting of 86.67% of the Unsubscribed Release Pool Shares (subject to the Plan's restriction on the issuance of fractional shares), and
(ii) Harrah's Investor will receive from the Release Pool Class B New Common Stock consisting of 13.33% of the Unsubscribed Release Pool Shares. Notwithstanding the foregoing, and except as otherwise provided for in Section
6.20 of the Plan, (i) no Releasing Bondholder will be entitled to any distribution from the Release Pool unless such holder is a Bondholder of record on the Release Pool Distribution Record Date (or, in the case of a beneficial owner of any Old Bonds, is the beneficial owner of Old Bonds on the Release Pool Distribution Record Date that are held on its behalf by a Person which is a holder of record on the Release Pool Distribution Record Date) and has not assigned or otherwise transferred its claims, if any, against any Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the NOLDC Group, the Grand Palais Group or the Bank/Underwriter Group to be released pursuant to Section 5.2 of the Plan, except that any Releasing Bondholder may transfer its Old Bonds on or after the Release Pool Distribution Record Date subject to clause (ii) below, (ii) the foregoing release by each Releasing Bondholder will be binding on any subsequent transferee of the Old Bonds held by such Releasing Bondholder on the Release Pool Distribution Record Date, and (iii) the foregoing release by each Releasing Bondholder which is a beneficial owner of any Old Bonds will be binding on any record holder, participant or nominee with respect to such Old Bonds.

         4.   Release by Debtors of Causes of Action Against Bank/Underwriter
              Group.

              In consideration of, and subject to, the execution and delivery by each Participating Bank, FNBC and each Underwriter of the Bank/Underwriter Release and the provision by certain Persons in the Bank/Underwriter Group of the A Term Loan, the B Term Loan and the Working Capital Facility and the purchase of the Convertible Junior Subordinated Debentures by the Underwriters, FNBC, BTCo and any other Participating Banks, all as more particularly described in the Bank Term Sheet, the FNBC Settlement Agreement and the Underwriter Term Sheet, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released any and all Release Claims of such Debtor or its estate against each Person in the Bank/Underwriter Group. As set forth in the Bank/Underwriter Release, other than pursuant to Section 4.3 and 4.11 of the Plan, each Person in the Bank/Underwriter Group will be deemed to have waived any Claim against any Debtor or NOLDC (except for FNBC with respect to NOLDC as set forth in the NOLDC Plan and the NOLDC Shareholders/HET Settlement Agreement) and any right to receive any distribution on account of any such Claim against any Debtor. Without limiting the foregoing and except for its Lien on the FNBC Cash Collateral, FNBC will be deemed to have released all of its Liens (including without limitation, its Indenture Trustee Charging Lien) on any and all (i) assets of each Debtor (including, without limitation, all cash collateral held by the Old Indenture Trustee) and (ii) any distributions made or to be made under the Plan.

         "Bank/Underwriter Release" means the mutual releases described in the Bank Term Sheet, the Underwriter Term Sheet and the FNBC Settlement Agreement, including without limitation, mutual releases between the Participating Banks, the Underwriters, the Old Bank Collateral Agent, the Old Indenture Predecessor Trustee and the Old Indenture Predecessor Collateral Agent on the one hand, and the other Released Parties, on the other hand. The Bank/Underwriter Release shall be in form and substance satisfactory to the non-Debtor parties thereto in their sole discretion, HJC (which shall not unreasonably withhold or delay its approval), HET (in its sole discretion) on behalf of the other Proponents and the Bondholders Committee (in its sole discretion).

         "FNBC Cash Collateral" means the $100,000 plus any interest accruing thereon from and after the Effective Date that FNBC is authorized to retain as security for certain indemnification obligations of HJC that are to be assumed by JCC.

         "Participating Banks" means BTCo, as Bank and Administrative Agent, and any other Bank which elects through an appropriate indication on the ballot provided to such Bank or otherwise in writing on or before the Effective Date to be treated as a "Participating Bank" pursuant to
         Section 4.3(a) of the Plan and for all other purposes under the Plan. No Bank will be treated as a Participating Bank for voting purposes unless it makes such election prior to the deadline for submitting completed ballots. The term "Participating Bank" will include FNBC, provided that FNBC will not have any obligations under the Bank Term Sheet but will instead be subject to the provisions of the FNBC Settlement Agreement.

         "Underwriters" means Salomon, DLJ and BT Alex. Brown Incorporated as underwriters of the Old Bonds.

         5.   Release by Debtors of Causes of Action Against the State Group

              In consideration of and subject to, the execution and delivery of the State/LGCB Release and the Amended and Renegotiated Casino Operating Contract by the LGCB and/or the State, as applicable, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released each Person in the State Group from any and all Release Claims of such Debtor or its estate only to the extent set forth in the State/LGCB Release.

         6.   Release by Debtors of Causes of Action Against the City and RDC

              In consideration of, and subject to, the execution and delivery by the City and the RDC of the City/RDC Release and the other documents set forth in Section 6.2(o) of the Plan, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released each of the City and the RDC from any and all Release Claims of such Debtor or its estate (including, without limitation, claims relating to title to the land underlying the Casino and to the Landmarks (Joan of Arc) litigation discussed above in Section III.E.) only to the extent set forth in the City/RDC Release.

         7. Release by Grand Palais Bondholders of Causes of Action Against the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group

              In consideration of, among other things, (i) the Grand Palais Settlement Consideration (as defined in Section V.D.2.f. below), (ii) the execution and delivery of the HET Loan Guarantee and the New Completion Guarantees by HET and HOCI and the provision of the Surety Bond, (iii) DIP Lender's consent to conversion to equity and contribution of the principal amount of the DIP Indebtedness outstanding on the Effective Date as part of the Harrah's New Equity Investment, (iv) the Harrah's New Equity Investment, (v) the waiver by Persons in the HET Group, the NOLDC Group and the Grand Palais Group of any right to


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distributions as holders of certain Class A7 and/or Class C5 Claims, (vi)
certain pre-development and development services performed by HET and its Affiliates prior to the Effective Date, (vii) the provision by certain Persons in the Bank/Underwriter Group of certain financing to JCC, and (viii) other good and valuable consideration, without which the Plan could not be confirmed and consummated, on the Effective Date, each Grand Palais Bondholder (as defined below) that, through an appropriate indication on the release solicitation statement provided to such Grand Palais Bondholder by the Disbursing Agent or in such other manner as may be prescribed by an applicable order of the Bankruptcy Court, has affirmatively evidenced its intent to release the Persons in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively (each, a "Grand Palais Releasing Bondholder") will be conclusively and irrevocably deemed to have (i) released each Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively, from any and all Release Claims that such Grand Palais Releasing Bondholder, or any of its predecessors-in-interest, successors or assigns, has or may have as of the Effective Date arising in whole or in part from any acts, omissions, activities and/or events prior to the Effective Date and (ii) released, waived and agreed not to bring any Claims against HET or HOCI, whether a known Claim or an Unknown Claim, that may arise in any way, in whole or in part, out of (a) HET's or HOCI's decision either to, renew or not renew the HET/JCC Agreement or any Minimum Payment Guaranty, (b) HET's or HOCI's acting in their own best interests in connection with the execution, renewal or failure to renew the HET/JCC Agreement or any Minimum Payment Guaranty, and/or
(c) any alleged assurance or guarantee by HET or HOCI concerning the financial results of the Casino, unless such Claim is based on a writing (but in any event cannot be based on the HET/JCC Agreement or any Minimum Payment Guaranty) properly executed by the party against whom such a Claim is being made. Such release by the Grand Palais Releasing Bondholders will not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, and (ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements.

              On, or as soon as practicable after the Effective Date, each Grand Palais Releasing Bondholder will receive its pro rata share of the Grand Palais Settlement Consideration (with respect to each Grand Palais Releasing Bondholder, such pro rata share for such Grand Palais Releasing Bondholder will be determined by the ratio between the aggregate principal amount of Grand Palais Senior Secured Bonds beneficially owned by such Grand Palais Releasing Bondholder and the aggregate principal amount of Grand Palais Senior Secured Bonds beneficially owned by all of the Grand Palais Releasing Bondholders, each calculated as of the Distribution Record Date). Notwithstanding the foregoing,
(i) no Grand Palais Releasing Bondholder will be entitled to any distribution of the Grand Palais Settlement Consideration unless such holder is a Grand Palais Bondholder of record on the Distribution Record Date (or, in the case of a beneficial owner of any Grand Palais Senior Secured Bonds, is the beneficial owner of Grand Palais Senior Secured Bonds on the Distribution Record Date that are held on its behalf by a Person which is a holder of record on the Distribution Record Date) and has not assigned or otherwise transferred its claims, if any, against any Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group or the Bank/Underwriter Group to be released pursuant to
Section 5.6 of the Plan, except that any Grand Palais Releasing Bondholder may transfer its Grand Palais Senior Secured Bonds, subject to clause (ii) below,
(ii) the foregoing release by each Grand Palais Releasing Bondholder will be binding on any subsequent transferee of the Grand Palais Senior Secured Bonds held by such Grand Palais Releasing Bondholder on the Distribution Record Date, and (iii) the foregoing release by each Grand Palais Releasing Bondholder which is a beneficial owner of any Grand Palais Senior Secured


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Bonds will be binding on any record holder, participant or nominee with respect to such Grand Palais Senior Secured Bonds.

         "Grand Palais Senior Secured Bonds" means the 18.25% Senior Secured Pay-In-Kind Notes, due November 1, 1997, issued by Grand Palais pursuant to that certain Amended and Restated Indenture, dated as of November 16, 1994, between Grand Palais and Fleet National Bank of Connecticut (formerly known as Shawmut Bank Connecticut, National Association), as trustee, governing the Grand Palais Senior Secured Bonds, as the same may be amended from time to time.

         "Grand Palais Bondholders" means the holders and beneficial owners of the Grand Palais Senior Secured Bonds.

         8. Injunction Against Commencement of Individual Actions Against the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group

              To implement the Releases (as defined below) and the release provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 of the Plan, the Confirmation Order will constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against (a) any Releasing Bondholder or any Grand Palais Releasing Bondholder from (i) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or any property of any Released Party, (ii) enforcing, attaching, collecting and/or recovering by any manner or means any judgment, award, decree or order against any Released Party or any property of any Released Party, (iii) creating, perfecting or enforcing any Encumbrance of any kind against any Released Party or any property of any Released Party, or (iv) asserting any right of setoff, right of subrogation or recoupment against any Released Party or any property of any Released Party, in each case to the extent any of the foregoing is released, waived or otherwise prohibited by the release provisions of Section 5.2 or 5.6 of the Plan, as applicable; (b) except as provided in the FNBC Settlement Agreement or Section 6.1(k)(ii), 6.2(l)(i) or 6.2(l)(ii) of the Plan any party to any of the Releases from (i) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or any property of any Released Party, (ii) enforcing, attaching, collecting and/or recovering by any manner or means any judgment, award, decree or order against any Released Party or any property of any Released Party, (iii) creating, perfecting or enforcing any Encumbrance of any kind against any Released Party or any property of any Released Party, or (iv) asserting any right of setoff, right of subrogation or recoupment against any Released Party or any property of any Released Party, in each case to the extent any of the foregoing is released, waived or otherwise prohibited by the applicable Release(s); and (c) any Creditor, any holder of an Equity Interest or any other party in interest in any of the Chapter 11 Cases from commencing or continuing any Derivative Claim against any Released Party; however, the foregoing injunction against the Releasing Bondholders and the Grand Palais Releasing Bondholders will not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, (ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the applicable GP Representative/HET Settlement Agreements, (iii) any Claim or cause of action other than a Release Claim that is released pursuant to Section 5.2 or 5.6 of the Plan or a Derivative Claim.

         "Releases" means the City/RDC Release, the State/LGCB Release, the Centex-Landis Release, the Broadmoor Release, the NOLDC Shareholders/HET Settlement Agreement, the GP Representative/HET Settlement Agreements, the NOLDC/Grand Palais Settlement Agreement and the Bank/Underwriter Release (each as defined herein or in the Plan).


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         9.   Assigned Litigation Claims

              On the Effective Date, the Debtors and the Releasing Bondholders (to the extent provided in the definition of Assigned Litigation Claims) will be deemed to have assigned their respective Assigned Litigation Claims (as defined below) to JCC, without any representations or warranties (except as to ownership).

         10. Extinguishment of Certain Causes of Action Under the Avoiding Power Provisions

              On the Effective Date, Avoidance Claims against any Released Party, any Bondholder or any other Person other than the Non-Participating Banks and any Underwriter which fails to execute and deliver the Bank/Underwriter Release will be released, discharged and extinguished, whether or not then pending.

         "Avoidance Claims" means all rights, claims, causes of action, avoiding powers, suits and proceedings of or brought by or on behalf of any Debtor or any Person and arising under any or all of Sections 510 and 544 through 554 of the Bankruptcy Code.

              While any payments or transfers that could form the basis for Avoidance Claims are disclosed in the Debtors' schedules and statements of financial affairs, the Debtors do not believe that they have any valid claims for avoidance of transfers as preferential or fraudulent transfers. Avoidance under either such theory would require that the Debtors be shown to have been insolvent at the time of the transfers, and the Debtors believe that they were solvent until immediately prior to the commencement of their Chapter 11 Cases, when the Banks withdrew their financing. In addition, to the extent that any such claims might potentially exist, there may be other defenses, such as that the transfers in question were made in the ordinary course of business.

         11. Assignment and Prosecution of Assigned Litigation Claims, Judgment Reduction Protection and Distribution of Recoveries from Assigned Litigation Claims.

              On the Effective Date, the Debtors and the Releasing Bondholders will be deemed to have assigned their respective Assigned Litigation Claims to JCC. "Assigned Litigation Claims" means all Assigned Debtor Litigation Claims and all Assigned Bondholder Litigation Claims. "Assigned Bondholder Litigation Claims" means any and all claims and causes of action, including without limitation, Avoidance Claims, of any Releasing Bondholder (in its capacity as a Bondholder) which, as of the Effective Date, exists or may exist against any or all of (i) the Non-Participating Banks and (ii) any Underwriter which fails to execute the Bank/Underwriter Release and to the extent such Releasing Bondholder, through appropriate indication on the ballot provided to such holder or in such other manner as may be prescribed by an applicable order of the Bankruptcy Court, has affirmatively evidenced its intent to be a Releasing Bondholder and as a consequence to assign all such claims and causes of action to JCC. "Assigned Debtor Litigation Claims" means any and all claims and causes of action, including without limitation, Avoidance Claims, of any Debtor which, as of the Effective Date, exists or may exist against any or all of (i) the Non-Participating Banks and (ii) any Underwriter which fails to execute the Bank/Underwriter Release.

              At the direction of (i) approval of the majority of the Bondholders Director Nominees in the case of any and all Assigned Bondholder Litigation Claims and (ii) both a majority of all directors of JCC and a majority of the Bondholders Director Nominees in the case of any and all Assigned Debtor Litigation Claims, JCC, in its sole discretion will have the exclusive right to prosecute or otherwise enforce, settle or release all


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Assigned Litigation Claims, subject to certain conditions. JCC cannot settle any
Assigned Litigation Claim without either obtaining a written release in favor of each Released Party of all Third Party Claims or the consent of the Released Party. JCC will pay all Litigation Costs.

              In the event any Third Party Claim is brought against any Released Party or such Released Party is otherwise required to participate in litigation in connection with any Assigned Litigation Claim, the Released Party will select counsel from a list of attorneys previously approved by the Bondholders Committee and HET (on behalf of the Proponents). Unless a conflict of interest precludes such joint representation, and subject to certain specified exceptions, the same counsel will represent all Released Parties involved in the same action. Subject to certain conditions, JCC will pay for all reasonable legal fees, costs and expenses of the Released Party and indemnify the Released Party for any liability incurred with respect to any judgment or settlement of a Third Party Claim. The liability of JCC under such indemnity to each Released Party is limited to the aggregate proceeds of the Assigned Litigation Claims to the extent such proceeds are available under the distribution scheme set forth below. The Plan limits the out-of-pocket cost of this indemnity by reducing judgments and settlements by an amount equal to the aggregate recovery to which such defendants are entitled against a Released Party on a Third Party Claim. To facilitate this judgment/settlement reduction mechanism, the Confirmation Order will provide that each Litigation Defendant must assert all Third Party Claims on or before the earlier of (i) 170 days after the commencement of an action by JCC and (ii) the entry of a Final Order adjudicating all claims asserted in such action, and all Third Party Claims must be asserted and maintained exclusively in such action. Furthermore, each Litigation Defendant will be forever barred from asserting in any other forum or action any Third Party Claim not asserted in accordance with the provisions of the Plan and the Confirmation Order.

              Any proceeds recovered by JCC on account of any and all Assigned Litigation Claims shall be held in escrow in an interest bearing account and will be applied and/or distributed as follows: (1) to the payment of all accrued and unpaid Litigation Costs (or the reimbursement of JCC for any litigation costs previously paid by JCC); (2) to a reserve in the amount of $2,000,000 (which amount may be reduced under certain circumstances) for payment of future Litigation Costs (and the amount in this reserve will be distributed in the manner set forth below at such time as all litigation of Assigned Litigation Claims has been completed and certain other conditions have been satisfied); (3) to satisfy the liability of any Released Party as set forth above; and (4) to the extent that any pending Third Party Claim has not been conclusively resolved or any Assigned Litigation Claim has been pending for less than six months, then the proceeds in the escrow will be held as a reserve to satisfy the liability of any Released Party in respect of any Third Party Claim. If the above amounts have been paid or fully reserved and if there are no pending Third Party Claims that have not been conclusively resolved and no Assigned Litigation Claims have been pending for less than six months, the remaining proceeds of any Assigned Bondholder Litigation Claims will be distributed to the Releasing Bondholders pro rata based upon the aggregate amount of Old Bonds held by Releasing Bondholders.

              If the above amounts have been paid or fully reserved and if there are no pending Third Party Claims that have not been conclusively resolved and no Assigned Litigation Claims have been pending for less than six months, then any remaining distributable funds in the escrow account (other than the proceeds of any Assigned Bondholder Litigation Claims) will be retained by JCC; provided, however, that if the Bankruptcy Court enters a Valuation Order, the remaining funds in the escrow account will be distributed as follows: (1) the holders of Allowed Class A4 Claims will receive their Pro Rata Interests in the distributable funds in an aggregate amount up to $435 million plus accrued interest thereon (unless the Bankruptcy Court otherwise orders) less the sum of $187.5 million and the estimated value of the Class A New Common Stock to be distributed to the holders of Allowed Class A4 Claims; (2) the Harrah's Investor will receive any remaining distributable funds up to the sum of the aggregate


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amount of Allowed Claims in Class A7, plus the aggregate amount of cure payments made under Section 8.1(e) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims; (3) the holders of Allowed Class A8 Claims will receive their Pro Rata Interests in any of the remaining distributable funds in an aggregate amount necessary to pay all such Allowed Claims in full (without post-petition interest thereon unless the Bankruptcy Court orders otherwise); provided that the Bankruptcy Court may allocate the funds under this clause in any other manner which the Bankruptcy Court determines is required by the Bankruptcy Code; and (4) the holders of Allowed Claims in Classes A4 and A8 and Harrah's Investor will receive their respective pro rata interests (based on the ratio of their respective Allowed Claims (or in the case of Harrah's Investor, the aggregate amount of Allowed Claims in Class
A7 plus the aggregate amount of cure payments made under Section 8.1(c) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims) to the aggregate amount of the Allowed Claims in Classes A4, A7 and A8 plus the aggregate amount of cure payments made under Section 8.1(c) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims) in any remaining distributable proceeds.

              The Debtors believe that if all of the various settlements and releases contemplated under the Plan become effective, the value of the remaining non-released Assigned Litigation Claims will be de minimis.

         12.  Approval of Other Settlement Agreements

              Except to the extent the Bankruptcy Court has entered a separate order providing for such approval, the Confirmation Order shall constitute an order (a) approving as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, the Broadmoor Settlement Agreement, the Broadmoor Release, the Centex Settlement Agreement, the Centex-Landis Release, the First American Settlement Agreement, the NOLDC Shareholders/HET Settlement Agreement, the NOLDC/Grand Palais Settlement Agreement, the GP Representative/HET Settlement Agreements, the FNBC Settlement Agreement and all other settlement agreements entered into or to be entered into by any Debtor and any other Person as contemplated by the Plan and all other agreements, instruments or documents relating to any of the foregoing to which any Debtor is a party and (b) authorizing the Debtors' execution and delivery of the Broadmoor Settlement Agreement, the Broadmoor Release, the Centex Settlement Agreement, the Centex-Landis Release, the First American Settlement Agreement, the NOLDC Shareholders/HET Settlement Agreement, the NOLDC/Grand Palais Settlement Agreement, the GP Representative/HET Settlement Agreements, the FNBC Settlement Agreement and all other settlement agreements entered into or to be entered into by any Debtor and any other Person as contemplated by the Plan and all related agreements, instruments or documents to which any Debtor is a party.

C.       Executory Contracts and Unexpired Leases

              The Bankruptcy Code gives the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. Claims resulting from the rejection of executory contracts and unexpired leases will fall within Class A7, A8, B5, B6, C4, C5, C6 or C7, as appropriate. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code. Under the Plan, all of the Debtors' executory contracts and leases are rejected, except for any executory contract or unexpired lease (i) which is to be assumed (in certain instances, as modified) by JCC (as HJC's successor) or, at JCC's option by HJC and assigned to JCC pursuant to Section 8.1(a) or 8.1(c) of the Plan, (ii) which has been assumed (in certain instances, as modified) pursuant to an order of the Bankruptcy Court entered prior to and is pending on the Confirmation Date, (iii) which has been entered into by HJC after the Petition Date in the ordinary


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course of business or pursuant to an order of the Bankruptcy Court, (iv) as to which a motion for approval of the assumption of such contract (in certain instances, as modified) has been filed prior to and is pending on the Confirmation Date or (v) which (in certain instances, as modified) is set forth in a schedule (acceptable to the Bondholders Committee (in its sole discretion) and acceptable to HET (in its sole discretion) on behalf of the Proponents) to be filed prior to the conclusion of the Confirmation Hearing.

              In addition, the directors and officers liability insurance policy of HJC and all other insurance policies and any agreements or instruments related thereto, (including, without limitation, any retrospective premium rating plans relating to such policies), except for the Existing Owner's Title Insurance Policy (as defined below) and those policies (and any agreements, documents or instruments) set forth in a schedule to be filed prior to commencement of the Confirmation Hearing, are treated as executory contracts under the Plan and will be assumed by JCC or assumed by HJC and assigned to JCC on the Effective Date.

              If that certain settlement agreement by and between HJC and First American Title Insurance Company, dated as of December 18, 1996, providing for, among other things, the issuance of new owner's and lender's title insurance policies (the "First American Settlement Agreement") becomes effective on or before the Effective Date (including, without limitation, the issuance of new owner's and lender's title insurance policies on or before the Effective Date), the existing title insurance policy issued by First American Title Insurance Company, with an original effective date of March 16, 1994, Policy Number D 102631, as superseded and replaced by a policy of the same number with an effective date of November 16, 1994 (together with all reinsurance agreements, endorsements and supplements thereto, the "Existing Owner's Title Insurance Policy") will be deemed rejected and terminated as of the Effective Date in accordance with the terms of the First American Settlement Agreement. HJC has sought and obtained the approval of the Bankruptcy Court to enter into the First American Settlement Agreement. The First American Settlement Agreement provides that if it does not become effective by the date agreed to by the parties or has become ineffective for any reason, then HJC or JCC (as HJC's successor), with the consent of HET (in its sole discretion) on behalf of the Proponents, will be entitled, upon ten days' prior notice, to seek to assume the Existing Owner's Title Insurance Policy pursuant to Section 365(a) of the Bankruptcy Code. The parties have subsequently extended the date by which the First American Settlement Agreement must become effective on a month to month basis with any party thereto having the right to terminate any further extensions thereof upon written notice to the other parties thereto ten calendar days prior to the expiration of the month. If the First American Settlement Agreement does not become effective by the time at which all other conditions to the Effective Date have been satisfied or waived, then HJC or JCC (as HJC's successor), with the consent of HET (in its sole discretion) on behalf of the Proponents, will be entitled, upon ten days' prior notice, to seek to assume the Existing Owner's Title Insurance Policy pursuant to Section 365(a) of the Bankruptcy Code. To the extent HJC or JCC (as HJC's successor) seeks to assume the Existing Owner's Title Insurance Policy in accordance with the provisions of the Plan, First American Title Insurance Company will be entitled to oppose such assumption on any grounds other than on the grounds that the Confirmation Date has already occurred.

              With respect to any executory contracts to be assumed by the Debtors, the Debtors will, among other things, cure (or provide adequate assurance that they will promptly cure) existing defaults and provide adequate assurance of future performance under such contracts in accordance with the requirements of the Bankruptcy Code. The Proponents believe that the budget for completing the Casino, and the financing being arranged to make the payments contemplated under such budget, are sufficient to make the cure payments and provide adequate assurance of future performance of any executory contracts the Debtors are likely to assume through the Plan. Indeed, built into the Debtors' budget are sufficient funds to satisfy in full the cure amounts agreed upon by HJC to be paid to (i) Broadmoor as to the Broadmoor Construction Agreement, and
(ii) Centex as to the Centex Construction Agreement.


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              Any cure payments required to be made by the Debtors will be made as set forth in Section 8.1(e) of the Plan. Any dispute as to the amount of any cure payment required to be made will be resolved by the Bankruptcy Court.

              The following is a description of the material executory contracts and unexpired leases which may be assumed (in certain instances, as modified) pursuant to the Plan. The modified versions of such agreements or term sheets thereof are attached as exhibits to the Plan.

         1.   General Development Agreement

              The GDA sets forth the obligations of HJC, the RDC and the City, as intervenor, and the procedures to be followed relating to the design, development and construction of the Casino and certain related facilities (the "Casino Development"). Pursuant to the Plan, JCC (as successor to HJC), the RDC and the City, as intervenor, will enter into an Amended and Restated General Development Agreement (the "Amended GDA"), which will be effective upon execution and delivery by the parties thereto and the occurrence of the Effective Date. The Amended GDA reflects, among other things, the modified ownership, equity, financing and capital structure of JCC, and the RDC's and the City's approval of the revised opening schedule of the Casino and its modified design. See Section III.B., "General Information--Description of the Casino."

              The Amended GDA provides for the issuance of a new completion guarantee from HET and HOCI (HET and HOCI together, the "Completion Guarantors") in favor of the RDC and the City. Such completion guarantee supersedes and replaces the completion guarantee granted by the predecessor entities of the Completion Guarantors in November 1994 in favor of the City and the RDC and contains no financing conditions. See Section V.D.2.g., "Means for Implementation and Execution of the Plan--Effective Date Transactions--New Completion Guarantees, Amended and Restated Construction Lien Indemnity Obligation Agreement."

              The Amended GDA continues to impose responsibility on JCC for the location, identification and condition of all utilities serving the Casino Development and obligates JCC to provide certain traffic signals and intersection improvements in accordance with Exhibit A to the Amended GDA as a part of the cost of the project. No other transportation or roadway improvements will be required of JCC and the RDC. The Amended GDA also obligates JCC to reimburse the RDC for reasonable fees and expenses of the RDC commencing on the date as of which the Amended GDA is executed and delivered by the parties and the Effective Date has occurred for the services of the RDC's project manager and his or her staff. Project manager and staff reimbursement amounts vary depending on the status of construction and certain other timing conditions.

              The Amended GDA establishes scheduling parameters for the construction and completion of the Casino Development. It also contains the RDC's approval and acceptance of the preliminary schedule set forth therein for the recommencement of construction and a recognition by the parties that the preliminary schedule is subject to the preparation and submission of additional schedules (including a working development schedule, a development schedule and a construction schedule) as the design documents for each Component (as defined below) and phase are prepared and approved and as construction planning evolves. "Component" means the individual components comprising the Casino Development which are the Casino, the Poydras Tunnel Area, the Poydras Street Support Facility, the Employee and Bus Parking Support Facility,


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the Landscape Improvements (each as defined in the Amended GDA), and other facilities that may be added as Components by amendments to the Amended GDA.

              Under the Amended GDA, JCC is required to reactivate the Casino site no later than 30 days after the Effective Date. The site is considered reactivated on the date when personnel and/or equipment first enter the Casino site for the purpose of preparing the property for construction of the improvements required by the Amended GDA (the "Site Reactivation Date"). Work on the Initial Casino Facilities and the Second Floor Shell Construction is required to begin on the Site Reactivation Date, subject, under certain circumstances, to the receipt of all necessary permits and other government authorizations (the "Permits"). For all phases of Casino Development, the RDC must approve the construction documents and, provided that there is no outstanding event of default under the Amended Canal Street Casino Lease (as defined below), must thereafter issue to JCC notice to proceed with the particular phase of Casino Development within 10 days of such approval.

              The construction and development schedules, JCC's obligation to cause the completion of any phase or Component of the Casino by the applicable deadline and any other duty or obligation of JCC under the Amended GDA shall be adjusted for "Force Majeure" events, but only for the number of days due to such causes and only to the extent that such occurrences actually delay the performance of such duty or obligation. "Force Majeure" is defined in the Amended GDA as (a) strikes, lockouts, labor disputes, inability to procure materials (for which there is no suitable substitute or alternative that can be timely obtained on reasonable commercial terms), failure of power; (b) material and adverse changes in governmental requirements applicable to the construction of a Component or a phase of the Casino Development, first effective after the Effective Date and after the submission to and approval by the LGCB of the design thereof, and any material and adverse changes after the Effective Date in any applicable orders of any governmental authority having jurisdiction over a party, the project area, or the development (not including stop work orders due to a building, safety or other code violation); (c) acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, epidemics, quarantine, pestilence, abnormal inclement weather and extended periods of rainfall during periods of any material excavation; (d) acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, governmental preemption in connection with a national emergency, or national or international calamities; and (e) any judgment, directive, ruling or order is entered that restrains or substantially interferes with substantial completion of the Initial Casino Facilities and the Second Floor Shell Construction.

              The Amended GDA will terminate upon the earlier of (i) the last of the final completion dates of all Components and phases of the Casino or (ii) the termination of the Amended Canal Street Casino Lease, whether by default or otherwise. If the Amended GDA is terminated upon termination of the Amended Canal Street Casino Lease as a result of the occurrence of an event of default by JCC thereunder, the RDC may, under certain circumstances, have the work completed, repaired or replaced at the expense of JCC.

                  The Amended GDA and the Amended Canal Street Casino Lease obligate JCC to comply with an amended open access program and any open access plans adopted thereunder (the "Amended Open Access Program and Plans").

         2.   Canal Street Casino Lease

              As part of the Plan, it is proposed that JCC (as successor to HJC), the RDC and the City, as intervenor, enter into an Amended and Restated Canal Street Casino Lease (the "Amended Canal Street Casino Lease"). The City Agreement sets forth certain terms and conditions which have been reflected in the Amended Canal Street Casino Lease, which the parties expect will be effective as of the Effective Date. The Amended


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Canal Street Casino Lease will have an initial term of 30 years plus the amount of time between April 27, 1993 and the Effective Date, with three consecutive ten-year renewal options. If the initial term of the Amended and Renegotiated Casino Operating Contract expires prior to the expiration of the initial term of the Amended Canal Street Casino Lease or the Amended and Renegotiated Casino Operating Contract fails to be renewed or extended following due application, JCC and the RDC each have the right to terminate the Amended Canal Street Casino Lease and upon such termination the parties thereto will have no further rights or obligations thereunder. If the RDC or JCC elects not to terminate the Amended Canal Street Casino Lease in such circumstance, JCC is obligated to pay only the rent, impositions, and certain other payments under the Amended Canal Street Casino Lease, and JCC will be excused from complying with all obligations of the Amended Canal Street Casino Lease which directly or indirectly require operation of the Casino Development for casino gaming operations until such time as a casino operating contract is re-acquired by JCC. The Amended Canal Street Casino Lease will entitle JCC to possess the Rivergate site and obligate JCC to construct, build and operate the Casino, the support facilities and the other improvements in accordance with the terms of the Amended Canal Street Casino Lease and the Amended GDA. The Amended Canal Street Casino Lease also reflects, among other things, the modified ownership, equity, financing and capital structure of JCC and the revised opening schedule of the Casino.

              The RDC and the City have been paid $736,000 per month since January 1, 1997 as pre-opening day rent (the "Pre-Opening Date Rent"), although the RDC, the City and HJC remain in negotiations as to whether any escalated rent will be required. See Section IX.A.19. "Certain Risk Factors To Be Considered--Overall Risks to Recovery by Holders of Claims--Uncertainty Regarding Termination of City Agreement and Canal Street Casino Lease." HJC initially deposited $2,208,000 in escrow to secure this rental obligation through May 31, 1997, all of which has been paid to the City, and the Pre-Opening Date Rent has been paid to the RDC and the City each month thereafter through and including July 1998. Under the Amended Canal Street Casino Lease, the Pre-Opening Date Rent will continue to be paid until the day on which the Casino is open for business to the general public (the "Opening Date"). After the Opening Date, the rent under the Amended Canal Street Casino Lease will be $5 million per year for the first five years after the Opening Date and will increase by $2.5 million every 5 years; provided that these increases do not result in yearly rent exceeding 3% of the Gross Gaming Revenue (as defined in the Amended Canal Street Casino Lease) for the fiscal year immediately preceding the rental adjustment date. If the adjusted rent would exceed the 3% threshold, the rent for the five-year period will be the greater of the rent for the preceding fiscal year or 3% of Gross Gaming Revenue for the preceding fiscal year. In addition to the above rent payments, payments under the Amended Canal Street Casino Lease will also be made based upon a varying percentage of Gross Gaming Revenue. This percentage has been modified from that which was contained in the Canal Street Casino Lease and set forth in the City Agreement which is on file with the Bankruptcy Court attached as Exhibit "A" to the Original Plan.

              JCC will also be obligated to pay additional sums pursuant to the Amended Canal Street Casino Lease, including, but not limited to, an annual contribution of $2 million to the City to be allocated to the Orleans Parish School Board, an annual contribution of $200,000 to be allocated to the Audubon Park Commission, two payments of $875,000 to be allocated to the New Orleans Police Department and a variable monthly payment to the RDC based upon certain non-gaming revenue. The Amended Canal Street Casino Lease provides that the minimum of the rent payments, the payments based upon gross revenue (both gaming and non-gaming) and the payment allocated to the Audubon Park Commission must equal $12.5 million per year to be payable in monthly installments. JCC will also be obligated under the Canal Street Casino Lease to pay the City $1.25 million for each fiscal year in which JCC receives gross gaming revenue in excess of $350 million. Certain other payments are to be made by JCC under the Canal Street Casino Lease including a one time payment, at a time elected by the RDC, based upon the aggregate value of the stock of JCC


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Holding, payments based upon dividends and/or distributions made to shareholders of JCC Holding and a yearly contribution of $1.0 million to the City for its tourism marketing program in which JCC will be permitted to participate by, among other things, controlling, with certain exceptions, the expenditure of the $1.0 million contribution. Also, the City will agree, as part of the Amended Canal Street Casino Lease, to take all necessary actions to move the Joan of Arc statue to a location other than the Rivergate site. As set forth more fully in the Amended Canal Street Casino Lease, JCC will make a payment to the City to assist in the relocation as provided in the City's conditional use ordinance for the Casino.

              The Amended Canal Street Casino Lease provides that either the RDC or the City Council may, for any reason, refuse to consent or financially condition any assignment, sale or transfer of JCC's interest in the Amended Canal Street Casino Lease, the sublease of the second floor of the Casino between JCC and JCC Development (the "Second Floor Sublease"), or the Amended Management Agreement to any entity (including a subsidiary or affiliate thereof) that has previously operated a licensed gaming establishment (including a riverboat) within Orleans Parish.

              The Amended Canal Street Casino Lease provides that all persons employed at the Casino shall be employed by JCC or JCC Development (other than certain key Casino management personnel to be employed by HNOMC). On the Opening Date, not less than 55% of the employees of JCC and JCC Development shall live and reside in Orleans Parish. The minimum percentage of JCC and JCC Development employees that are Orleans Parish residents will increase by 2% on the anniversary of the Opening Date until the residency requirement reaches 65%. JCC has agreed to use its best efforts to maximize hiring in Orleans Parish with the goal being that 80% of employees of JCC and JCC Development, in the aggregate, live and reside in Orleans Parish.

              The Amended Canal Street Casino Lease permits JCC to enter into the Second Floor Sublease to develop the second floor of the Casino for non-gaming uses upon the completion of Second Floor Shell Construction. As rent, JCC Development will pay 50% of net operating income from the second floor development to the RDC. The remaining 50% of net operating income shall be paid by JCC Development to JCC as sublease rent. JCC may convert any portion of the second floor in the future to a gaming use, subject to the approval of LGCB; provided, that if such conversion would result in less sublease revenue to the RDC, JCC will compensate the RDC for such reduction in the sublease revenue. In the event that such a conversion to gaming use takes place, such space will be removed from the Second Floor Sublease and will thereafter be subject to the terms of the Amended Canal Street Casino Lease that apply to the first floor of the Casino.

              The City Agreement provides that a group composed of RDC and HJC representatives will develop a master plan for the initial build-out and leasing of the second floor for non-gaming use. The initial non-gaming tenant build-out and development will be consistent with such master plan.

         3.   Casino Operating Contract

              Pursuant to the Casino Operating Contract, which commenced on July 15, 1994, the LEDGC granted to HJC the right to conduct gaming operations at the Casino. Under the Plan, all of HJC's right, title and interest in and to the Casino Operating Contract shall revest in HJC on the Effective Date, which Casino Operating Contract shall then be modified by the Amended and Renegotiated Casino Operating Contract and assigned to JCC in accordance with applicable State law and the agreement of the parties thereto. The term of the Amended and Renegotiated Casino Operating Contract will continue to be 20 years from July 15, 1994 with one 10 year renewal option.


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              The Amended and Renegotiated Casino Operating Contract will not require any concessions by the State regarding State minimum compensation provisions as required by the Gaming Act and will provide for annual payments to the LGCB in an amount equal to the greater of $100 million or the sum of the following percentages of Gross Gaming Revenue from the Casino in that fiscal year: (A) eighteen and one-half percent (18.5%) of Gross Gaming Revenue up to and including Six Hundred Million Dollars ($600,000,000); plus (B) twenty percent (20%) of Gross Gaming Revenue in excess of Six Hundred Million Dollars ($600,000,000) up to and including Seven Hundred Million Dollars ($700,000,000); plus (C) twenty two percent (22%) of Gross Gaming Revenue in excess of Seven Hundred Million Dollars ($700,000,000) up to and including Eight Hundred Million Dollars ($800,000,000); plus (D) twenty four percent (24%) of Gross Gaming Revenue in excess of Eight Hundred Million Dollars ($800,000,000) up to and including Nine Hundred Million Dollars ($900,000,000); plus (E) twenty five percent (25%) of Gross Gaming Revenue in excess of Nine Hundred Million Dollars ($900,000,000). (the "Gross Revenue Share Payments"). JCC will be required to make a daily payment to the LGCB equal to $100 million divided by 365 days with a year-end settling up of Gross Revenue Share adjustments. Any unpaid portion due to the State in any one fiscal year (including any short fiscal year for the period immediately following opening of the Casino) in which JCC might cease operations other than in the ordinary course of business whether or not in connection with a filing for relief (after the closing of the present proceedings) in the United States Bankruptcy Court (the "Minimum Payments") will be guaranteed by a Minimum Payment Guaranty. For purposes of JCC's Minimum Payment obligations, the Amended and Renegotiated Casino Operating Contract uses a fiscal year ending March 31 (a "COC Fiscal Year"). A failure by JCC to cause to be provided a Minimum Payment Guaranty before the first day of a COC Fiscal Year will result in a termination with no cure period of the Amended and Renegotiated Casino Operating Contract.

              For the partial COC Fiscal Year of operation ending March 31, 2000 and, subject to the terms and conditions set forth in the HET/JCC Agreement, for the four (4) subsequent full COC Fiscal Years, HET and HOCI have proposed to provide a Minimum Payment Guaranty. The obligations of JCC under the HET/JCC Agreement will be secured by a first priority lien on substantially all the assets of JCC Holding, JCC, JCC Development, CP Development and FP Development (excluding the Amended and Renegotiated Casino Operating Contract and the Gross Revenue Share Payments). Pursuant to the terms of the HET/JCC Agreement, after the second full COC Fiscal Year, JCC may terminate the HET/JCC Agreement by providing notice of its intent to HET and HOCI. If JCC elects to terminate the HET/JCC Agreement for the COC Fiscal Year beginning April 1, 2001, JCC will pay a termination fee of one million dollars ($1,000,000) to HET. For a termination in the COC Fiscal Years beginning April 1, 2002 and April 1, 2003, no such fee shall be payable. A Minimum Payment Guaranty will guarantee JCC's obligation to pay the Minimum Payments only during the COC Fiscal Year JCC abandons operations of the Casino, fails to make daily payments to the LGCB or files for bankruptcy and has ceased casino operations (each a "Minimum Payment Default") and will not secure any obligations during, or otherwise apply to, any subsequent COC Fiscal Year. In the event a non-renewal condition under the HET/JCC Agreement has occurred or upon termination of the HET/JCC Agreement on March 31, 2004, JCC will be required to secure a substitute guarantor to provide a Minimum Payment Guaranty. Such guarantor may or may not be HET. In the Amended and Renegotiated Casino Operating Contract, the State and the LGCB will acknowledge that HET and HOCI have no legal obligation or duty, express or implied, to provide a Minimum Payment Guaranty for any COC Fiscal Year following a COC Fiscal Year in which a Minimum Payment Default has occurred or any other non-renewal condition under the HET/JCC Agreement has occurred, for any COC Fiscal Year after March 31, 2004, or if the HET/JCC Agreement has otherwise terminated pursuant to its terms.

              The Amended and Renegotiated Casino Operating Contract will continue to be exclusive in Orleans Parish and will contain provisions affording certain specified relief to JCC as described in the form


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of Amended and Renegotiated Casino Operating Contract approved (subject to certain conditions) by the LGCB on March 20, 1998, with such changes as may be agreed to by the LGCB and HJC. In such event, JCC will not be relieved of the obligation to pay any additional charges or to perform its non-monetary obligations under the Amended and Renegotiated Casino Operating Contract, including construction and operation of the Casino. See Section IX.A.1., "Certain Risk Factors to be Considered--Overall Risks of Recovery by Holders of Claims--Uncertainty Regarding Gaming Regulations."

              The Amended and Renegotiated Casino Operating Contract will reflect the redesign of the Casino and the revised opening schedule of the Casino in accordance with the Plan. Subject to the receipt of appropriate regulatory approvals, the Amended and Renegotiated Casino Operating Contract will modify the original Casino Operating Contract to permit the modified size and design of the Casino and the revised opening schedule. The Amended and Renegotiated Casino Operating Contract will also provide for a new completion guarantee and certain other non-economic changes, all of which are permissible under current law.

              Upon the Effective Date, JCC will provide complete releases of any and all claims, demands and causes of action, that any of the participants in the Chapter 11 Cases have against the State, the LGCB, and the LEDGC, their predecessors, successors, officers, directors, employees, attorneys, financial advisors, agents, and other representatives, other than certain tax claims.

         4.   Management Agreement

              The Management Agreement grants HNOMC the right to manage and operate the Casino. As part of the Plan, it is proposed that a Second Amended and Restated Management Agreement (the "Amended Management Agreement") be entered into between JCC (as successor to HJC) and HNOMC, and approved by LGCB. Under the Amended Management Agreement, HNOMC will continue to be responsible for and have authority over, among other things: (a) hiring, supervising, and establishing labor policies, with respect to employees of the Casino; (b) gaming and entertainment operations including security and internal control procedures;
(c) public relations and promotions; (d) retaining certain suppliers: (e) all accounting, budgeting, financial and treasury functions at the Casino; (f) performing certain system services generally performed at casinos owned or operated by HET and its affiliates; and (g) other responsibilities to be negotiated by the parties. During the term of the Amended Management Agreement, JCC will be required to fund the cost of operating the Casino and will be responsible for, among other things, equipping and furnishing the Casino, maintaining JCC's leasehold estate, and obtaining and maintaining licenses and permits to conduct business.

              Under the Amended Management Agreement, as consideration for managing the Casino, HNOMC will receive an annual payment equal to 3.0% of the gross revenues of JCC (the "Base Management Fee") and 7.0% of EBITDA of JCC above (i) $40 million for the six month period ending on the date which is six months after the opening of the Initial Casino Facilities and each anniversary of such date, and (ii) $75 million for the twelve month period ending on the date which is twelve months after the opening of the Initial Casino Facilities and each anniversary of such date, less the Incentive Fee paid to HNOMC for the prior six months (the "Incentive Management Fee" and, together with the Base Management Fees, the "Management Fees"); provided, however, that HNOMC will refund to JCC all fees paid by JCC under subsection (i) if EBITDA does not exceed $75 million for the twelve month period ending on the date which is twelve months after the opening of the Initial Casino Facilities and each anniversary of such date. "EBITDA" means earnings before interest, taxes, depreciation and amortization but after payment of the Base Management Fee (and including, solely for purposes of calculating Contingent Payments (as defined below) and the Incentive Management Fee, the proceeds, if any, from the exercise of the HET Warrant). The Base Management Fee


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will be paid monthly. The Incentive Management Fee, if any, will be paid at six-month intervals on the next business day following actual cash payment of all accrued Fixed Interest and Contingent Payments (each as defined below), if any, on the New Bonds and the New Contingent Bonds. No Base Management Fee will be paid, and no Incentive Management Fee will be accrued or paid, during or with respect to any period in which JCC is in default with respect to interest or principal payments on the New Bonds, the New Contingent Bonds or the Bank Loans. Any unpaid Base Management Fees shall be deferred and payable to HNOMC out of the first available funds.

              The New Bonds provide for six elections by JCC to pay semi-annual Fixed Interest in kind rather than in cash for the first three years of the New Bonds and for further elections by JCC to pay semi-annual Fixed Interest in kind thereafter if the EBITDA for the prior twelve (12) months have not exceeded $28.5 million. If JCC elects to pay Fixed Interest in kind during the first four interest payment periods, HNOMC will defer its Base Management Fee if the cash savings from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 or Tranche A-2. If JCC is required to pay Fixed Interest in kind during the third, fourth, fifth or sixth interest payment periods because of the terms of the Term Loans or if JCC elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee will be deferred during such corresponding period. Any such election or elections will be by written notice from JCC to HNOMC specifying the amount, if any, of cash savings resulting from paying Fixed Interest in kind that is needed for the above cash flow deficiencies (the "Deferral Amount"). Such Deferral Amount shall first be applied to offset any Base Management Fees then unpaid and thereafter accruing during the applicable six month period. To the extent any such Deferral Amount exceeds the projected amount of any unpaid and thereafter accruing Base Management Fees for the applicable six month period or if such six month deferral period has already elapsed, HNOMC will repay to JCC the remaining amount of such Deferral Amount not to exceed the amount of any Base Management Fees previously paid to HNOMC with respect to any portion of the applicable six month period accruing prior to JCC's election to pay Fixed Interest in kind. To the extent HNOMC is required to refund to JCC any deferred Management Fees as described above, HET will guarantee HNOMC's obligation to make such refund.

         5.   Completion Guarantees

              Under the Plan, it is proposed that the Completion Guarantors enter into separate New Completion Guarantees in favor of each of (i) the RDC and the City, (ii) the LGCB, (iii) the holders of the New Bonds and New Contingent Bonds, and (iv) the lenders under the Term Loans and the Working Capital Facility (collectively, the "Beneficiaries"). Under such New Completion Guarantees, the Completion Guarantors will agree to guarantee the Completion Obligations (as defined below), the Carry Obligations (as defined below) and the Preservation Obligations (as defined below).

              The "Completion Obligations" mean the obligations of JCC to commence and complete the construction of and timely and fully pay for all costs and expenses of completion when due for the Initial Casino Facilities and Second Floor Shell Construction, to equip the Casino with the required furniture, fixtures and equipment so that the Casino is ready to open to the public (subject to any necessary regulatory approvals from the LGCB or any other State regulatory agencies) as a casino gaming operation and the Components, respectively, in accordance with the terms of the Amended Canal Street Casino Lease, the Amended GDA, the New Indentures and any applicable requirements of the LGCB, including, without limitation: (i) the payment of any and all costs of completing the Initial Casino Facilities and Second Floor Shell Construction, including, without limitation, all labor, materials, supplies and equipment related thereto, to be paid and satisfied when due, including, without limitation, all cost overruns not paid by JCC; (ii) the payment, satisfaction or discharge of liens arising from injuries or damages to persons or property in connection with


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the Initial Casino Facilities and Second Floor Shell Construction, and all
liens, charges and claims, other than permitted liens, arising from the furnishing of labor, material, supplies or equipment for the Initial Casino Facilities and Second Floor Shell Construction, that are or may be imposed upon or asserted against the Casino or any portion thereof; and (iii) the defense and indemnification of the Beneficiaries against all such liens arising from injuries or damages to persons or property in connection with the Initial Casino Facilities and Second Floor Shell Construction, and all such liens, charges and claims, other than permitted liens, arising from the furnishing of labor, materials, supplies or equipment for the Initial Casino Facilities and Second Floor Shell Construction.

              The "Carry Obligations" mean the full and complete payment and performance of all obligations of JCC to pay on a timely basis all amounts due from or incurred by or otherwise payable by JCC to any person, including without limitation, any rent, liquidated damages or other amounts payable to the City and the RDC under the Amended Canal Street Casino Lease or the Amended GDA (including but not limited to JCC Development's obligation, if any, to pay rent directly to the City and the RDC under the Second Floor Sublease prior to the completion of the Initial Casino Facilities and Second Floor Shell Construction), and all project costs (other than any costs which are included as a part of the Completion Obligations), including without limitation, the payment of interest and scheduled principal payments (excluding principal on the New Bonds and New Contingent Bonds), taxes (prior to delinquency), amounts owing to the LGCB under the Amended and Restated Casino Operating Contract, amounts owing to the City and the RDC under the Amended Canal Street Casino Lease, assessments, utilities, insurance, maintenance expenses, and amounts owing from injuries or damages to person or property or amounts due pursuant to contracts or agreements to be funded, paid and satisfied on or prior to the Termination of Construction Date (as defined below); provided that the Completion Guarantors in no event guarantee the payment of any minimum payments under the Amended and Renegotiated Casino Operating Contract. The Carry Obligations will include, without limitation, the obligation of JCC upon the Termination of Construction Date to have available for working capital at least $5.0 million of cash and the Working Capital Facility Maximum Amount (as defined below) of availability for immediate drawdown(s) under the Working Capital Facility, subject to the terms thereof (which may require the Completion Guarantors to contribute working capital directly to JCC or to pay down the Working Capital Facility). The "Working Capital Facility Maximum Amount" equals $25 million reduced by the amount of funds, if any, not to exceed $2 million, available under any letter of credit sub-facility under the Working Capital Facility for purposes other than those relating to project costs of the Casino and a drawing of up to $10.0 million to fund a certain Casino bank account on or before the Termination of Construction Date.

              The "Preservation Obligations" include the Completion Guarantors' obligations, after notices of failure of JCC to fulfill the Completion Obligations in a timely manner, to pay any of the Carry Obligations or to be the subject of a voluntary or involuntary bankruptcy proceeding, to take all necessary steps to maintain insurance coverage and to secure the Casino to prevent deterioration and unauthorized access.

              The "Termination of Construction Date" means that date by which all of the following have occurred: (i) a temporary certificate of occupancy has been issued for the Initial Casino Facilities by the building department and other relevant agencies; (ii) all required permits with respect to the Initial Casino Facilities and Second Floor Shell Construction have been received by JCC;
(iii) a notice of completion has been recorded with respect to the Initial Casino Facilities and Second Floor Shell Construction; (iv) an officers' certificate of the Completion Guarantors has been delivered to the Beneficiaries certifying that the Termination of Construction Date has occurred; (v) the Casino is equipped with the required furniture, fixtures and equipment and ready to open for business as a casino gaming operation; (vi) a certificate has been delivered by the general contractor and the project architect to the Beneficiaries for the Initial Casino Facilities and Second Floor Shell Construction certifying that the Initial Casino Facilities and


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Second Floor Shell Construction has been substantially completed in accordance with the plans and specifications therefor and all applicable building laws, ordinances and regulations; and (vii) the Initial Casino Facilities has opened for business as a casino gaming operation so long as any necessary regulatory approvals from the LGCB or any other State regulatory authorities have been received, or, if such approvals have not been received, even though timely receipt of any such approvals has been diligently pursued by or on behalf of JCC in accordance with the Rules and Regulations for such approvals, the Initial Casino Facilities are in a condition to receive customers in the ordinary course of business.

              The New Completion Guarantees are subject to a number of important exceptions and qualifications. The Completion Guarantors' obligation to complete the Casino does not take effect until and unless JCC fails or neglects to commence and complete the Initial Casino Facilities and Second Floor Shell Construction, fails in any other manner to prosecute with diligence and continuity the Completion Obligations, fails timely to pay any of the Carry Obligations, or files or has filed against it a petition for bankruptcy or similar relief. In addition, the Completion Obligations (but not the Carry Obligations) under the New Completion Guarantees are suspended during the pendency of any Force Majeure. The New Completion Guarantees are not for the benefit of, and are not enforceable by, the holders of equity interests in JCC Holding, including holders of Class A New Common Stock.

              The New Completion Guarantees terminate upon the occurrence of any of the following: (i) the termination of the Amended Canal Street Casino Lease or the Amended GDA other than as a result of a breach by JCC; (ii) casino gaming operations are no longer permitted to be conducted at the Casino or are modified, restricted or limited in a manner that materially diminishes the benefits afforded to JCC or the gaming activities permitted to be conducted at the Casino pursuant to the Gaming Act by reason of a change of law or the enactment of a new law or by reason of JCC's rights under the Amended and Renegotiated Casino Operating Contract having been terminated in any material respect, other than as a result of a breach by JCC or the Completion Guarantors; provided that, upon the occurrence of any of the events described in this clause
(ii) prior to the Termination of Construction Date, the Completion Guarantors are nevertheless obligated to complete the Poydras Street Support Facility, the Poydras Street Tunnel Area, exterior site and street work, and certain improvements which may be required under the Amended Canal Street Casino Lease;
(iii) only as to the Carry Obligations but not as to the Completion Obligations, a Force Majeure shall have continued for more than one year from the receipt of a notice from any of the Beneficiaries to the Completion Guarantors that the Completion Guarantors' obligation to complete the Casino has taken effect, notwithstanding the Completion Guarantors' actual and continuous best efforts to remove such Force Majeure; provided, however, that the Completion Guarantors will remain liable for all Carry Obligations that actually come due through the expiration of such one year period to the extent not satisfied by JCC; and, provided further, that the Completion Guarantors shall have used their best efforts to remove such Force Majeure within such one year period; or (iv) as to the Carry Obligations, as of and upon the Termination of Construction Date and as to the Completion Obligations upon the date on which all such payments or satisfactory provisions for all such payments have been made, all lien periods with respect to the Initial Casino Facilities and Second Floor Shell Construction have expired and no liens or privileges arising from the furnishing of labor, materials, supplies or equipment for the Initial Casino Facilities and Second Floor Shell Construction affecting or purporting to affect the Casino remain of record in Orleans Parish. JCC expects to obtain the Surety Bond from a surety for the benefit of the Beneficiaries for the construction of the Initial Casino Facilities and Second Floor Shell Construction.

              The remedy of specific performance and the remedies described below are not intended to be exclusive of remedies that Beneficiaries may have against JCC under any other documents or agreements. If,


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after notice and opportunity to cure, the Completion Guarantors fail timely to pay the Carry Obligations (a "Carry Obligation Default") or if, after notice and an opportunity to cure, the Completion Guarantors fail to commence and diligently thereafter continue to perform the Completion Obligations (a "Completion Obligation Default"), or if after notice and an opportunity to cure, the Completion Guarantors shall fail to perform the Preservation Obligations (a "Preservation Obligation Default"), then the Beneficiaries, subject to certain provisions, may elect to require specific performance by the Completion Guarantors of any or all of the Carry Obligations after a Carry Obligation Default, the Completion Obligations after a Completion Obligation Default and the Preservation Obligations after a Preservation Obligation Default. After a Completion Obligation Default or a Preservation Obligation Default, the Beneficiaries, at their option, have the right, but have no obligation, to require the surety to perform the Completion Obligations or the Preservation Obligations pursuant to the Surety Bond. The Beneficiaries' election to require the surety to perform the Completion Obligations will not release, diminish or extinguish the liability of JCC or the Completion Guarantors to the extent the surety fails to perform the Completion Obligations or the Preservation Obligations. The Completion Guarantors will remain obligated to perform the Carry Obligations notwithstanding any such election and notwithstanding the surety's performance of the Completion Obligations or the Preservation Obligations. In addition to the Beneficiaries' right to require specific performance by the Completion Guarantors of any and/or all of the Completion Obligations after a Completion Obligation Default, the Carry Obligations after a Carry Obligation Default or the Preservation Obligations after a Preservation Obligation Default, and whether or not the Beneficiaries have called on the surety pursuant to the Surety Bond, (i) the Beneficiaries have the right to recover from the Completion Guarantors all unreimbursed costs and expenses, including but not limited to attorneys' fees, incurred by the Beneficiaries in protecting, preserving, enforcing or defending their interests both as against JCC and as against the Completion Guarantors under the New Completion Guarantees; (ii) after a Carry Obligation Default, the Completion Guarantors shall be liable for the joint benefit of the Beneficiaries as their interests may appear for any interest or delinquency costs arising from such Carry Obligation Default; provided that the Completion Guarantors shall not be liable for more than one payment of any such interest or delinquency costs of JCC regardless of whether multiple demands are made by any or all of the Beneficiaries; (iii) after a Completion Obligation Default, the Completion Guarantors shall be liable, for the joint benefit of the Beneficiaries as their interests may appear, for damages to pay for the costs of performance of the Completion Obligations arising from such Completion Obligation Default or for such other damages as may otherwise be available under applicable law, and (iv) after a Preservation Obligation Default, the Completion Guarantors shall be liable for the joint benefit of the Beneficiaries as their interests may appear for damages to pay for the costs of performance of the Preservation Obligations arising from such Preservation Obligation Default; provided that in no event shall the Completion Guarantors be liable for duplicate payments in respect of damages nor for more than one performance of the Preservation Obligations.

         6.   Completion Loan Agreement

              Under the Plan, it is proposed that pursuant to an Amended and Restated Completion Loan Agreement (the "Amended Completion Loan Agreement") among JCC and the Completion Guarantors, any expenditures made by the Completion Guarantors under the New Completion Guarantees which are not also expenditures under the Construction Lien Indemnity Obligation Agreement (as defined below) will be deemed loans ("Completion Loans") by the Completion Guarantors in favor of JCC. In addition, the Completion Guarantors will be required to make Completion Loans to the extent that the total cost to complete the Casino (to the point at which the Casino contains 100,000 square feet of gaming space) exceeds the budgeted cost to complete the Casino. The obligation of JCC to repay amounts advanced by the Completion Guarantors will be an unsecured obligation of JCC and junior in right of payment to the principal and interest due and payable with regard to the New Bonds and the Bank Loans. Such repayment obligation will have an interest rate of 8% per annum and will mature six months after the maturity of the New Bonds and the New Contingent


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Bonds; provided, however, that early repayment of such obligation will be permitted if allowed pursuant to a "restricted payments" covenant in the New Indentures and in the Term Loan and Working Capital Facility documents. Such payment will only be allowed if JCC achieves a specified interest coverage ratio and will not be allowed in any event until JCC has paid the maximum amount of contingent payments under the New Bonds and the New Contingent Bonds for two consecutive years. At such time that there is a demand, call, notice or requirement for performance of any completion guarantee, the Completion Guarantors shall be entitled to control the disbursement and use of, and apply toward the cost to complete the Casino, certain available funds of JCC without any further action or consent by JCC, including, without limitation, drawing and use of any portion of the Term Loans, the Junior Subordinated Credit Facility, or the proceeds from Convertible Junior Subordinated Debentures up to the total amount available thereunder, until all obligations of the Completion Guarantors in respect of the New Completion Guarantees have been fully satisfied. The Amended Completion Loan Agreement shall also provide that JCC shall use all of its available funds other than available cash flow for the construction and development of the Casino. Certain mechanisms will be in place to ensure that revenues from the Casino are not utilized to fund the project costs of constructing the Casino until the Casino has opened at least 100,000 square feet of net gaming space. Such mechanisms will include a requirement that JCC maintain separate accounts for construction and operations.

         7.   Construction Lien Indemnity Obligation Agreement

              Under an Amended and Restated Construction Lien Indemnity Obligation Agreement to be entered into by and between HOCI and JCC pursuant to the Plan (the "Construction Lien Indemnity Obligation Agreement"), any expenditures made by HOCI under any indemnity agreement as may be required to be delivered to the title insurers regarding mechanic's liens claiming priority to the Bank Loans, the New Bonds or the New Contingent Bonds, will be deemed unsecured limited recourse indebtedness ("Indemnity Obligations") of JCC due and payable on demand if allowed pursuant to a "restricted payments" covenant in the New Indentures and in the Term Loan and Working Capital Facility documents. See
Section V.C.6., "--Completion Loan Agreement." In the event such an indemnity agreement is required, any Indemnity Obligations will bear interest at the rate of 8%.

         8.   Basin Street Casino Lease Termination Agreement

              On January 15, 1997, HJC entered into a Basin Street Casino Lease Termination Agreement with the RDC and the City, as intervenor (the "Basin Street Termination Agreement"). Under the Basin Street Termination Agreement, the RDC and the City, on the one hand, and HJC, on the other hand, have mutually released all rights and obligations under the Basin Street Casino Lease; provided that such release does not affect any rights or obligations of the parties under the City Agreement in respect of the Municipal Auditorium or certain restoration work described therein. The RDC and the City will have no claim for damages as a result of such termination. The LGCB has approved the termination of the Basin Street Casino Lease. Pursuant to the Basin Street Termination Agreement, the Basin Street Casino Lease automatically terminated on the date the LGCB approved the termination of the Basin Street Casino Lease. Possession of the Basin Street Casino premises has been transferred to the City.

              The Basin Street Casino Lease Termination Agreement required HJC to restore the Municipal Auditorium to its previous use whether or not the Effective Date occurred. In accordance with the terms of the Basin Street Casino Lease Termination Agreement, HJC deposited $3,475,399 into escrow on October 3, 1996 to fund the restoration work and commenced and substantially performed the restoration work. Pursuant to an Assignment and Assumption Agreement dated as of September 9, 1997, HJC assigned, and the City and the RDC assumed, all of HJC's rights regarding performance of all remaining restoration work under the Basin


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Street Casino Lease Termination Agreement, thus releasing HJC from any obligation under the Basin Street Casino Lease Termination Agreement to complete and fund the remaining restoration work at the Municipal Auditorium. In addition, in connection with such assignment and assumption, certain funds on deposit in the escrow account were returned to HJC and all remaining rights and obligations of HJC with respect to the escrow account were assigned and transferred to the City and the RDC.

         9.   Railroad Lease

              HJC currently leases real property, which formerly served as a part of the patron parking lot for the Basin Street Casino and which was intended to serve as part of the employee and bus parking support facility premises for the Casino, under a lease between the Alabama Great Southern Railroad Company and Grand Palais, dated November 10, 1993, (as modified and subsequently assigned to HJC, the "Railroad Lot Lease"). A portion of the land which forms the parking lot was also leased to HJC under the Basin Street Casino Lease (and under the Canal Street Casino Lease). Under the City Agreement, a portion of the parking lot which was leased from the RDC was surrendered to it effective upon Bankruptcy Court approval of the City Agreement. HJC exercised its right to terminate its lease of the northerly portion of the Railroad Lot Lease premises on August 1, 1997. Also under the City Agreement, HJC has sought, at the request of the City, to assume and assign portions of the Railroad Lot Lease to the City and/or to the RDC. This motion was denied by the Bankruptcy Court.

         10.  Title Insurance

              As described above, under the Plan, JCC will seek to assume the Existing Owner's Title Insurance Policy, unless the First American Settlement Agreement becomes effective subject to certain conditions (in which case the Existing Owner's Title Insurance Policy will be deemed rejected and terminated). The form of the First American Settlement Agreement was approved by the Bankruptcy Court on January 21, 1997. If the First American Settlement Agreement becomes effective, it will resolve certain of the parties' claims against each other, cause the cancellation of the Existing Owner's Title Insurance Policy, and provide for the issuance of new title insurance to JCC and its lenders at reduced "re-issue" rates. The Debtors currently are discussing the scope and terms of the exceptions and endorsements to the new title insurance policies, and also have requested that First American provide separate title insurance policies insuring the interests in real property covered by the Existing Owner's Title Insurance Policy that will be transferred to CP Development and FP Development on the Effective Date.

         11.  Broadmoor Contract

              Under the Plan, JCC will assume the Broadmoor Construction Agreement, as modified by the settlement agreement between HJC and Broadmoor which is on file with the Bankruptcy Court attached as Exhibit "H" to the Original Plan (the "Broadmoor Settlement Agreement") or JCC will contract with another company to perform that same work under the same or substantially similar terms. Among other things, the Broadmoor Settlement Agreement provides for the assumption of the Broadmoor Construction Agreement, with certain specified modifications, as of the Effective Date, payment of a "cure amount" of $2,365,533 to Broadmoor, and certain adjustments to the contract price under the Broadmoor Construction Agreement. HJC sought and obtained approval by the Bankruptcy Court of the Broadmoor Settlement Agreement and of the assumption of the Broadmoor Construction Agreement, to become effective on the Effective Date. The Broadmoor Settlement Agreement provides that if the Effective Date did not occur by July 31, 1997, thereby preventing the issuance of a notice to proceed, Broadmoor has the right to have its contract deemed rejected and to pursue its proof of claim, a right Broadmoor has not yet exercised. In the event Broadmoor exercises


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that right, HJC would have to negotiate a new settlement agreement with
Broadmoor or would have to retain a replacement contractor to complete the parking facility. Negotiations are in process to revise the Broadmoor Settlement Agreement to accommodate the construction schedule currently contemplated by the Plan, the Amended and Renegotiated Casino Operating Contract and the Amended Canal Street Casino Lease.

         12.  Architect Contract

              Under the Plan, JCC will assume HJC's Design Agreement with Perez Ernst Farnet/Modus, Inc., Architects and Planners ("Perez Ernst"), dated January 16, 1995 (and effective November 15, 1994), as modified, if necessary, with the amount required to cure defaults, if any, under such agreement to be resolved by settlement or by order of the Bankruptcy Court. Negotiations are in process with Perez Ernst to revise such contract to accommodate the redesign of the Casino as contemplated by the Plan.

         13.  Audubon Contract

              HJC and The Audubon Institute entered into a letter agreement on or about July 19, 1995 (the "Audubon Ticket Agreement") pursuant to which HJC agreed, among other things, to purchase in excess of 1 million tickets from The Audubon Institute from 1995 through 2001. Under the Plan, JCC will assume the Audubon Ticket Agreement, as modified by the settlement agreement between HJC and The Audubon Institute which is on file with the Bankruptcy Court attached as Exhibit "I" to the Original Plan (the "Audubon Settlement Agreement"). Among other things, the Audubon Settlement Agreement provides for the assumption of the Audubon Ticket Agreement as of the Effective Date, payment of a "cure amount" of $250,000, and certain modifications of the Audubon Ticket Agreement, including adjustments of JCC's ticket purchase obligations going forward.

         14.  Centex Contract

              Under the Plan, JCC will assume the Centex Construction Agreement, as modified by the Centex Settlement Agreement, a copy of which is on file with the Bankruptcy Court attached as Exhibit "L" to the Original Plan. Among other things, the Centex Settlement Agreement provides for the assumption of the Centex Construction Agreement, with certain specified modifications, as of the Effective Date, payment of a "cure amount" of $34,000,000 to Centex, and certain adjustments to the guaranteed maximum price under the Centex Construction Agreement. HJC filed motions seeking approval of the Centex Settlement Agreement and of the assumption of the Centex Construction Agreement to become effective on the Effective Date. The Court granted these motions on December 5, 1996. The Centex Settlement Agreement provides that it will be a condition precedent to such assumption that the Plan shall become effective, and that the effective date of such assumption will be the Effective Date of the Plan. Negotiations are in process to revise the Centex Settlement Agreement to accommodate the construction schedule contemplated by the Plan.

D.       Means for Implementation and Execution of the Plan

                         General Implementation Matters

         1.   General Corporate Matters

              On or before the Effective Date, each New Entity will take such action as is necessary under the laws of the State of Louisiana, or in the cases of JCC Holding under the laws of the State of Delaware, federal law and other applicable law to effect the terms and provisions of the Plan. Among other actions, on


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or before the Effective Date, each New Entity will (i) file their respective organizational documents with the Secretary of State of Delaware (in the case of JCC Holding), or the State of Louisiana (in the cases of all other New Entities), in accordance with applicable law, and (ii) in the case of JCC, JCC Intermediary, JCC Development, CP Development and FP Development enter into their respective operating agreements.

         2.   Effective Date Transactions

              a. Membership Interest(s). On the Effective Date, (i) if JCC Intermediary is formed, JCC Intermediary will receive all the membership interests of JCC, JCC Development, FP Development and CP Development, or (ii) if JCC Intermediary is not formed, JCC Holding will receive all the membership interests of JCC, JCC Development, FP Development and CP Development. See
Section V.G.8., " Miscellaneous Provisions--JCC Intermediary."

              b. JCC Intermediary Member's Interest(s). If JCC Intermediary is formed, on the Effective Date, JCC Holding will receive all membership interest(s) of JCC Intermediary.

              c. New Bond Documents. On the Effective Date, (i) JCC and the New Indenture Trustee will enter into the New Indentures and will execute and deliver all instruments, agreements, legal opinions and other operative documents contemplated by the New Indentures, and (ii) JCC will execute and deliver all other New Bond Documents, which include, without limitation, the New Bonds and the New Contingent Bonds.

                   i.   New Bonds

              Upon the Effective Date, JCC will issue to holders of Allowed Class A4 claims $187.5 million aggregate principal amount of New Bonds maturing in 2009. The New Bonds will pay fixed interest semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the fourth and fifth years (as set forth in the Bondholder Term Sheet) and increasing to 8% per annum after the first five years. Fixed Interest on the New Bonds will begin to accrue on the Effective Date. JCC will have the option of making the first six semi-annual payments of Fixed Interest on the New Bonds in kind rather than in cash; provided, however, that JCC must pay the first four semi-annual payments of Fixed Interest in kind if Tranche A-1 and/or Tranche A-2 is outstanding when such payments are due. JCC will have the option to pay the fifth and sixth semi-annual payments of Fixed Interest in kind and may be required to do so by the Credit Agreement under certain circumstances; provided, however, that JCC may not pay the fifth and sixth semi-annual payments of Fixed Interest in kind if (i) Tranches A-1 and A-2 have been fully repaid, (ii) there are no outstanding drawings under the Working Capital Facility, other than letters of credit as permitted pursuant to the Credit Agreement, and (iii) JCC has accumulated cash availability of at least $20 million. If JCC pays Fixed Interest in kind on any of the first four semi-annual interest payment dates, HNOMC will defer its Base Management Fees and HET and HOCI will defer their fees under the HET/JCC Agreement to the extent that the cash saving from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 and Tranche A-2. If JCC is required to pay Fixed Interest in kind with respect to the third, fourth, fifth or sixth semi-annual interest payment, because of the terms of the Term Loans or if JCC elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee payable to HNOMC will be deferred during such corresponding period. The Term Loans provide for quarterly amortization; however, such payments on principal will be deferred for any of the first six semi-annual interest payment periods if (i) JCC has elected to pay Fixed Interest in kind during the interest period ending prior to the current quarter, (ii) HNOMC has deferred both Base Management Fees and Incentive Management Fees for the corresponding interest period and (iii) HET and HOCI have deferred their

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fees under the HET/JCC Agreement. Deferred Base Management Fees and deferred guaranty fees shall be due and payable pro rata to HNOMC out of excess cash flow remaining after repayment of Tranches A-1 and A-2 required by the Credit Agreement at such time and to the extent that EBITDA exceeds $65 million; deferred Incentive Management Fees shall be due and payable to HNOMC out of excess cash flow after repayment of any deferred Base Management Fees and deferred guaranty fees at such times and to the extent that EBITDA exceeds $75 million.

              Other payments of Fixed Interest in kind or deferrals of fees and other obligations are required if JCC does not meet certain EBITDA targets starting with the fourth year after the Effective Date. If EBITDA for JCC is not in excess of $28.5 million for the twelve months ending one month prior to each semi-annual interest payment date, Fixed Interest on the New Bonds will be paid in kind, the Base and Incentive Management Fees will be deferred, amortization under the Term Loans will be deferred and the fees due under the HET/JCC Agreement will be deferred. See Section V.C.4., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Management Agreement." Payments of Fixed Interest not made in kind are payable in cash.

              The New Bonds will also require contingent payments ("Contingent Payments"), payable semi-annually and limited to 75% of EBITDA (including, solely for purposes of calculating Contingent Payments and the Incentive Management Fee, the proceeds, if any, from the exercise of the HET Warrant) of JCC over $65 million and under $85 million, calculated on an annual basis. If JCC's EBITDA results for any year are less than $65 million, no Contingent Payments in respect of the New Bonds will be paid for such year. If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, such payments will never be made. Procedures to address seasonality and tax considerations in connection with semi-annual payments will be developed. For federal income tax purposes, all Contingent Payments in respect of New Bonds will be recharacterized as principal and interest using a 12% discount factor.

              The New Bonds will be secured by a lien on all assets of JCC Holding, JCC Intermediary (if formed), JCC, JCC Development, CP Development and FP Development (except the Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments), junior to the liens securing certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility and any refinancings of the A Term Loan and the Working Capital Facility which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or (y) of the fees and expenses incurred in connection with the refinancing indebtedness) or decrease the weighted-average maturity thereof (collectively, the "Senior Permitted Refinancings"), and pari passu with the liens securing the New Contingent Bonds, the B Term Loan and any refinancings of the B Term Loan which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or (y) of the fees and expenses incurred in connection with the refinancing indebtedness) or decrease the weighted-average maturity thereof (collectively, the "Senior Subordinated Permitted Refinancings"). The New Bonds will be guaranteed by JCC Holding, JCC Development, CP Development and FP Development. The New Bonds will not be redeemable or subject to mandatory prepayment prior to maturity. The holders of New Bonds, however, will, subject to certain conditions, be able to require JCC to repurchase such New Bonds upon a change in the manager of the Casino or other similar events. With the exception of the New Contingent Bonds, the Term Loans, the Working Capital Facility, Senior Permitted Refinancings, Senior Subordinated Permitted Refinancings, and certain special purpose indebtedness, any other indebtedness for borrowed money of JCC must be subordinated to the New Bonds.


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The indenture for the New Bonds will include covenants regarding change of control and limitations on restricted payments, dividends affecting subsidiaries, indebtedness, payment of management fees, asset sales, transactions with affiliates (except for transactions with affiliates approved by the board of directors of JCC Holding within limitations to be established by the board of directors of JCC Holding), liens and mergers and consolidations. The New Bonds will also contain provisions such that in the event of a payment default or bankruptcy, the holders will be made whole for any accelerated maturity, accrued and unpaid interest, all Fixed Interest and Contingent Payments in respect of future periods and any other costs and expenses; provided, however, that the amount of future Contingent Payments shall be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Bank Loans, the Senior Permitted Refinancings and the Senior Subordinated Permitted Refinancings.

                        ii.  New Contingent Bonds

              Upon the Effective Date, JCC will also issue to holders of Allowed Class A4 claims a pro rata share of New Contingent Bonds. All payments in respect of the New Contingent Bonds will be Contingent Payments and will be limited to 75% of EBITDA (including, solely for purposes of calculating Contingent Payments and the Incentive Management Fee, the proceeds, if any, from the exercise of the HET Warrant) over $85 million and under approximately $109.4 million calculated on an annual basis. If JCC's EBITDA results for any year are less than $85 million, no Contingent Payments in respect of the New Contingent Bonds will be paid for such year. If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, such payments will never be made. Subject to the contingency described above, the New Contingent Bonds will be self-amortizing with semi-annual payments, and all payments thereunder will be recharacterized as part principal and part interest. The terms of the New Contingent Bonds will treat the Contingent Payments as being comprised of principal and interest thereon at a 16% annual rate from the date of issue (with semi-annual compounding). Procedures to address seasonality and tax considerations in connection with semi-annual payments will be developed. See
Section X.B.4., "Certain Federal Income Tax Consequences of the Plan--Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)--Tax Treatment of New Bonds and New Contingent Bonds."

              The New Contingent Bonds will be secured by a lien on all assets of JCC Holding, JCC Intermediary (if formed), JCC, JCC Development, CP Development and FP Development (excluding the Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments), junior to the liens securing certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility and Senior Permitted Refinancings, and pari passu with the liens securing the New Bonds, the B Term Loan and Senior Subordinated Permitted Refinancings. The New Contingent Bonds will be guaranteed by JCC Holding, JCC Development, CP Development and FP Development. The New Contingent Bonds will not be redeemable or subject to mandatory prepayment prior to maturity. With the exception of the New Bonds, the Term Loans, the Working Capital Facility, Senior Permitted Refinancings, Senior Subordinated Permitted Refinancings, and certain special purpose indebtedness, any other indebtedness for borrowed money of JCC must be subordinated to the New Contingent Bonds. The indenture for the New Contingent Bonds will include covenants regarding limitations on restricted payments, dividends affecting subsidiaries, indebtedness, payment of management fees, asset sales, transactions with affiliates (except for transactions with affiliates approved by the board of directors of JCC Holding within limitations to be established by the board of directors of JCC Holding), liens and mergers and consolidations. The New Contingent Bonds will also contain provisions such that in the event of a payment default or bankruptcy, the holders will be made whole for any accelerated maturity (which shall consist solely of Contingent Payments that are due but have not yet been paid), all Contingent Payments in respect of future


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periods or any other expenses or costs; provided, however, that the amount of future Contingent Payments shall be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Bank Loans, the Senior Permitted Refinancings and the Senior Subordinated Permitted Refinancings.

         d. Distribution to Creditors. On, or as soon as practicable after, the Effective Date but in no event after the tenth (10th) Business Day after the Effective Date (or in the case of holders of Allowed Class C5 Claims, on or as soon as practicable after the ninetieth day after the Effective Date), or as otherwise provided in the Plan, JCC and, in the case of the New Common Stock, JCC Holding will issue and deliver to the Disbursing Agents for distribution to the applicable holders of Allowed Claims in accordance with the Plan (i) the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures, (ii) cash in the amount determined pursuant to the provisions of Article IV of the Plan, and (iii) shares of Class A and Class B New Common Stock in the respective amounts determined pursuant to the provisions of Article IV of the Plan.

         e. Purchase of New Common Stock by Harrah's Investor. On the Effective Date, Harrah's Investor will pay to JCC Holding, as an equity contribution, the Harrah's New Equity Investment. In consideration of the Harrah's New Equity Investment, including the conversion of the principal amount of the Existing DIP Indebtedness then outstanding to equity and contribution of the same to JCC Holding (and, subject to Bankruptcy Court approval, any Future DIP Loan), on the Effective Date, JCC Holding will sell to Harrah's Investor 4,990,000 shares of New Common Stock, a portion of which will be issued by JCC Holding to certain other persons in accordance with the provisions of Section 6.2(f) of the Plan (summarized in Section V.D.2.f. below). All shares of New Common Stock purchased by Harrah's Investor and issued by JCC Holding to Harrah's Investor or to the Disbursing Agent for the benefit of Harrah's Investor pursuant to Section 6.2(f) of the Plan will be shares of Class B New Common Stock, and all shares purchased by Harrah's Investor and issued by JCC Holding directly to the Disbursing Agent for the benefit of the Releasing Bondholders or the Grand Palais Releasing Bondholders pursuant to Section 6.2(f) will be shares of Class A New Common Stock.

              On the Effective Date, all proceeds from the Harrah's New Equity Investment will be contributed as an equity contribution by JCC Holding (i) if JCC Intermediary has been formed, to JCC Intermediary, which in turn, will contribute such amounts as an equity contribution to JCC, or (ii) if JCC Intermediary has not been formed, to JCC.

              f. Transfer of New Common Stock to Certain Persons in Settlement of Claims.

                   (i) NOLDC Shareholders and Grand Palais. On the later of the Effective Date and the date on which the NOLDC Shareholders/HET Settlement Agreement is executed and delivered by all of the parties thereto and is approved by the Bankruptcy Court in the Chapter 11 Case of NOLDC, the nine NOLDC Shareholders will have an option, on the terms set forth in the NOLDC Shareholders/HET Settlement Agreement, to purchase .33% of the shares of New Common Stock (for an aggregate of up to 3% of the shares of New Common Stock), and FNBC will have the option to purchase 1.5% of the shares of New Common Stock, which shares are to be initially distributed to Harrah's Investor pursuant to Section 6.2(e) of the Plan. On the later of the Effective Date and the date on which the GP Representative/HET Settlement Agreements are executed and delivered by all of the parties thereto, JCC Holding will, in accordance with the provisions of the GP Representative/HET Settlement Agreements, issue directly to the Disbursing Agent on behalf of the Grand Palais Releasing Bondholders a number of shares of Class A New Common Stock to be specified in the GP Representative/HET Settlement Agreements (the "Grand Palais Settlement Consideration"), which shares would otherwise be distributed to Harrah's Investor pursuant to Section 6.2(e) of the Plan (summarized


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in Section V.D.2.e. above). In no event will the aggregate number of such shares of Class B New Common Stock distributed to the NOLDC Shareholders, FNBC and
Grand Palais Releasing Bondholders exceed 800,000 shares.

                   (ii) Releasing Bondholders. On the Effective Date, JCC Holding will issue directly to the Disbursing Agent on behalf of the Releasing Bondholders and, if applicable, Harrah's Investor, the 1,500,000 shares of New Common Stock which constitute the Release Pool. The Release Pool will include 200,000 shares of New Common Stock to which Harrah's Investor would otherwise be entitled pursuant to Section 6.2(e) of the Plan. The remaining 1,300,000 shares of New Common Stock in the Release Pool will be issued by JCC Holding in consideration of, among other things, (A) the execution and delivery of the HET Loan Guarantee and the New Completion Guarantees by HET and HOCI and the provision of the Surety Bond, (B) the DIP Lender's consent to conversion to equity and contribution of the principal amount of the DIP Indebtedness outstanding on the Effective Date as part of the Harrah's New Equity Investment,
(C) the Harrah's New Equity Investment, (D) the waiver by persons in the HET Group, the NOLDC Group and the Grand Palais Group of any right to distributions as holders of certain Class A7 and/or Class C5 Claims, (E) certain pre-development and development services performed by HET and its Affiliates prior to the Effective Date, (F) the execution and delivery by the City and the RDC of the agreements referenced in Section 6.2(o) of the Plan and the City/RDC Release, (G) the execution and delivery by the LGCB and/or the State of the agreements referenced in Section 6.2(n) of the Plan and the State/LGCB Release, and (viii) and (H) other good and valuable consideration from the various beneficiaries of the releases provided by the Releasing Bondholders pursuant to
Section 5.2 of the Plan, without which this Plan could not be confirmed and consummated. The 1,500,000 shares of New Common Stock in the Release Pool will be distributed in accordance with the provisions of Sections 4.4(b) and 5.2 of the Plan (discussed in Sections V.A.7. and V.B.3. above, respectively).

         g. New Completion Guarantees, Amended and Restated Construction Lien Indemnity Obligation Agreement; Minimum Payment Guaranty. On the Effective Date, HET, HOCI (in the case of clauses (i) through (v)) and JCC (in the case of clauses (iii) through (v)) will execute and deliver (i) the HET Loan Guarantee,
(ii) the New Completion Guarantees, (iii) the Amended and Restated Construction Lien Indemnity Obligation Agreement, (iv) the Amended and Restated Completion Loan Documents and (v) a Minimum Payment Guaranty for the COC Fiscal Year ending March 31, 2000. On the Effective Date, the Old Completion Guarantees will be terminated and canceled to the extent any of such guarantees has not been previously terminated and canceled. On the Effective Date, the Surety Bond will be obtained to assure completion of the construction of the Casino subject to any non-renewal or early termination pursuant to the HET/JCC Agreement. As consideration for providing the HET Loan Guarantee, HET will be paid an annual credit support fee based on the average aggregate principal amount of indebtedness outstanding and guaranteed by HET pursuant thereto as set forth in Exhibit "F" to the Plan, and JCC Holding will issue to Harrah's Investor or its designee the HET Warrant. Pursuant to the HET/JCC Agreement, and subject to the non-renewal and termination provisions thereof, as consideration for providing a Minimum Payment Guaranty, HET and HOCI, among other things, will be paid an annual guarantee fee of $6 million for the COC Fiscal Years ending March 31, 2000 and 2001 and $5 million for the COC Fiscal Years ending March 31, 2002, 2003 and 2004, all payable quarterly; provided, however, that HET and HOCI will be paid a pro rata fee based on an annual fee of $6 million for any partial COC Fiscal Year ending March 31, 2000.

         "HET Warrant" means warrants to purchase additional shares of New Common Stock such that, upon exercise of the warrants in their entirety, HET and its subsidiaries, including Harrah's Investor, would own in the aggregate 50.0% of the New Common Stock issued on the Effective Date, subject to certain adjustments. The number of shares issuable upon exercise of the HET Warrant will be


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


         calculated and/or adjusted as necessary to reflect, among other things, the transfer of shares upon exercise of the options held by FNBC and the NOLDC Shareholders to purchase New Common Stock from HET or its subsidiaries and the issuance of shares of New Common Stock upon conversion of any of the Convertible Junior Subordinated Debentures. The HET Warrant will be exercisable at any time in whole or in part at a price of $15.00 per share of New Common Stock. Harrah's Investor will not be permitted to exercise the HET Warrant with respect to that number of shares which would cause HET and its subsidiaries, including Harrah's Investor, to own in the aggregate more than 50.0% of the New Common Stock until such time as such exercise would not cause Harrah's Investor to own more than 50.0% of the New Common Stock. If at any time after the Transition Date the closing bid price of the New Common Stock has exceeded $20.00 per share for sixty consecutive trading days, JCC Holding's board of directors may elect to give written notice to Harrah's Investor of an election to redeem 75% of the warrants at $0.05 per warrant unless Harrah's Investor exercises the warrants within forty-five days after the date of such notice. If (i) an election to redeem warrants is made by JCC Holding, and (ii) Harrah's Investor exercises warrants with respect to that number of shares which at the time of exercise would cause HET and its subsidiaries, including Harrah's Investor, to own in the aggregate 50.0% of the New Common Stock, then none of the then unexercised warrants which were called for redemption shall be redeemed. The HET Warrant will be satisfactory in form and substance to HET (in its sole discretion) on behalf of the Proponents and the Bondholders Committee (in its sole discretion). The form of the HET Warrant will be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

         h. Bank/Underwriter Financing. On or before the Effective Date, JCC and the applicable Persons in the Bank/Underwriter Group will execute and deliver the A Term Loan Documents, the B Term Loan Documents, the Working Capital Loan Documents and the Convertible Junior Subordinated Debenture Documents, pursuant to which JCC will obtain the A Term Loan, the B Term Loan and the Working Capital Credit Facility and issue the Convertible Junior Subordinated Debentures.

         i. HET Affiliate Financing and Development Services Agreement. On or before the Effective Date, JCC and HET (or an Affiliate of HET) will execute and deliver, the Junior Subordinated Loan Documents pursuant to which JCC shall obtain the Junior Subordinated Credit Facility. On or before the Effective Date, JCC and the Harrah's Investor will execute and deliver the Development Services Agreement which will contain the terms and conditions described in Exhibit "I" to the Plan and in form and substance satisfactory to HET, a subsidiary of HOCI, and the Bondholders Committee (the "Development Services Agreement").

         j. Releases. On the Effective Date, each of the State, LEDGC, the LGCB, the City, the RDC, Centex, Broadmoor, the Debtors, JCC and the applicable Persons in the HET Group, the NOLDC Group and the Grand Palais Group will execute and deliver the State/LGCB Release, the City/RDC Release, the Centex-Landis Release, or the Broadmoor Release, as the case may be. On or before the Effective Date, (i) the NOLDC Shareholders, HET, the Debtors, JCC and the other parties thereto will execute and deliver the NOLDC Shareholder/HET Settlement Agreement, (ii) the authorized representative of Grand Palais, Hemmeter, Hemmeter's bankruptcy trustee, Froelich, Sapir, Broadhurst, HET, the Debtors, JCC and the other parties thereto will execute and deliver the applicable GP Representative/HET Settlement Agreements, and (iii) the authorized representative of Grand Palais, NOLDC, the NOLDC Shareholders and the other parties thereto will execute and deliver the NOLDC/Grand Palais Settlement Agreement. On or before the Effective Date, the Debtors, the Underwriters, the Participating Banks, FNBC (in all capacities) and the other parties thereto, as the case may be, will execute and deliver the Bank/Underwriter Release.


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         k.   Cancellation of Old Indenture, Old Bond Documents and Existing
Lenders' Title Insurance Policy.

                   (i) On the Effective Date, except as otherwise provided in Sections 6.2, 6.9 and 6.10 of the Plan, (A) the Old Indenture will be terminated and canceled, (B) the other Old Bond Documents, and all Liens granted under the Old Bond Documents, will be terminated and canceled, and (C) all collateral pledged or otherwise granted as security pursuant to the Old Bond Documents will be released by the Old Indenture Trustee or the Old Indenture Collateral Agent, as applicable, and will be repledged to secure the obligations secured by the Minimum Payment Guarantor Lien, Term Loans, the Working Capital Facility, the New Bonds and the New Contingent Bonds pursuant to the A Term Loan Documents, the B Term Loan Documents, the Working Capital Loan Documents and the New Bond Documents, as applicable; provided, however, that except for the termination of the Indenture Trustee Charging Lien, nothing in the Plan will terminate or impair the rights, if any, of FNBC under the Old Bond Documents against any Persons other than the Debtors or the New Entities. The Old Indenture Predecessor Trustee, the Old Indenture Predecessor Collateral Agent, and any other holder of any liens under the Old Bond Documents and/or the Old Bank Credit Documents will execute and deliver all termination statements, mortgage releases and other instruments or documents reasonably requested by JCC to effectuate or evidence the release of any such Liens.

         "Minimum Payment Guarantor Lien" means the lien securing certain obligations of JCC under the HET/JCC Agreement.

                   (ii) On the Effective Date, all of FNBC's claims or other rights to indemnity and/or reimbursement under the Old Indenture and the other Old Bond Documents and all Liens securing same (including the Indenture Trustee Charging Lien) will be canceled and extinguished except as follows: On the Effective Date, JCC (A) will assume on an unsecured basis any obligation of HJC under the Old Bond Documents to indemnify FNBC for attorneys' fees or other costs of defense incurred in connection with any claim asserted by any Person against FNBC and (B) will assume as an in rem obligation limited in recourse solely to the FNBC Cash Collateral any other indemnification obligations of HJC under the Old Bond Documents. As security for the assumed indemnification obligations of JCC set forth in the immediately preceding sentence and in
Section 6.2(l)(ii) of the Plan, FNBC will be authorized to retain the FNBC Cash Collateral until the later of (x) the first anniversary of the Effective Date or
(y) the date of resolution by final unappealable judgment of any litigation filed against FNBC within one year of the Effective Date to which FNBC is entitled to indemnity under the Old Bank Credit Documents and/or Old Bond Documents, at which time the then remaining balance of the FNBC Cash Collateral shall be released to JCC.

                   (iii) If pursuant to the First American Settlement Agreement, First American issues one or more new lender's title insurance policies satisfactory to the Persons in the Bank/Underwriter Group which are parties to the A Term Loan Documents, B Term Loan Documents and/or Working Capital Loan Documents, then the Existing Lender's Title Insurance Policy shall be deemed terminated as of the Effective Date, and First American Title Insurance Company shall not have any further liability thereunder.

         l. Cancellation of Old Bank Credit Documents. On the Effective Date, except as otherwise provided in Section 6.2 of the Plan, the Old Bank Credit Documents, and all Liens granted thereunder, will be terminated and canceled to the extent the foregoing have not been previously terminated and canceled and all collateral pledged or otherwise granted as security pursuant to the Old Bond Documents will be released by the Banks and, in the case of any collateral held by any Bank or the Old Bank Collateral Agent, promptly returned to JCC; provided, however, that to the extent provided in Section 4.3 of the Plan, the Administrative Agent and the Old Bank Collateral Agent may retain, for application to any Allowed


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Secured Claim of any Bank or Old Bank Collateral Agent or as security for any
Disputed Secured Claims of any Bank or Old Bank Collateral Agent, a portion of the Withheld Funds as specified in Section 4.3 of the Plan; provided, further, that nothing in the Plan will terminate or impair the rights, if any, of FNBC under the Old Bank Credit Documents against any persons other than the Debtors or the New Entities.

              On the Effective Date, all of FNBC's claims or other rights to indemnity and/or reimbursement under the Old Bank Credit Documents and all Liens securing same will be canceled and extinguished except as follows: On the Effective Date, JCC (A) will assume on an unsecured basis any obligation of HJC under the Old Bank Credit Documents to indemnify FNBC for any attorney's fees or other costs of defense incurred in connection with any claim asserted by any Person against FNBC, and (B) will assume as an in rem obligation limited in recourse solely to the FNBC Cash Collateral any other indemnification obligations of HJC under the Old Bank Credit Documents. As set forth in Section 6.2(k)(ii) of the Plan, the FNBC Cash Collateral will secure, among other things, the assumed indemnification obligations of JCC set forth in Section 6.2(l)(ii) of the Plan.

         m. Cancellation of Equity Interests. On the Effective Date, all Equity Interests in each Debtor will be canceled.

         n. Agreements with the State Group. On the Effective Date, HJC shall execute the Amended and Renegotiated Casino Operating Contract and shall thereafter assign the Amended and Renegotiated Casino Operating Contract to JCC, which assignment shall take place pursuant to and in accordance with applicable State law and the agreement of the parties thereto. On the Effective Date, upon the assignment of the Amended and Renegotiated Casino Operating Contract from HJC to JCC, JCC shall undertake the obligations of HJC thereunder, and shall execute the State/LGCB Release and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein.

         o. Agreements with City and RDC. Provided that the City Council shall have enacted the ordinance(s) approving the Lease Documentation (as defined in the City Agreement), on the Effective Date, JCC, the City and RDC will enter into the Amended Canal Street Casino Lease, the Amended GDA and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein. Unless earlier terminated in accordance with the provisions thereof, the City Agreement will remain in full force and effect through the occurrence of the Effective Date.

         p. Agreements with HNOMC. On the Effective Date, JCC and HNOMC will enter into the Amended Management Agreement and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein.

         q. Registration and Listing of Class A New Common Stock. The JCC Entities must use their best efforts to cause the Class A New Common Stock to be listed on a national securities exchange or quoted on NASDAQ upon the Effective Date. JCC Holding must also use its best efforts to be, on or prior to the Effective Date, a reporting company under the Securities Exchange Act of 1934, as amended (the "34 Act") with respect to the Class A New Common Stock. JCC Holding must file a registration statement under the 34 Act (the "Class A 34 Act Registration Statement") no later than promptly after the date of entry of the Final Order approving the Disclosure Statement. If the Class A 34 Act Registration Statement is not effective by the later of (i) 60 days after the filing of such registration statement with the Securities and Exchange Commission (the "SEC") (provided, however, that this clause (i) is not applicable if JCC Holding did not file such registration statement prior to the date which is five days after the date of entry of the Final Order


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


approving the Disclosure Statement), (ii) 60 days after the date of entry of the Final Order approving the Disclosure Statement, (iii) 30 days after receipt of any SEC comments on such registration statement, and (iv) the Effective Date, then the JCC Entities shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of Class A New Common Stock (based on the greater of (x) the market value of such Class A New Common Stock at such time and (y) $15.00 per share) to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

              In addition, to the extent that it is reasonably determined that the registration of public resales by any Bondholder of any Class A New Common Stock received by such Bondholder under the Plan is required by law, JCC Holding will file a registration statement (the "Class A 33 Act Registration Statement") with respect to such resales promptly after the Effective Date. If such Class A 33 Act Registration Statement is not effective within 120 days after it is filed, then the JCC Entities must pay to the Bondholders an amount equal to $.05 per week for each $1,000 of Class A New Common Stock (based on the greater of (x) the market value of such Class A New Common Stock at such time and (y) $15.00 per share) to be registered, which amount will increase by $.05 every 45 days to a maximum of $.30 per week.

         r. Registration of Class B New Common Stock. On the Effective Date, JCC Holding and Harrah's Investor will enter into a Registration Rights Agreement (the "Class B Registration Rights Agreement") containing such terms and conditions as are customary under the circumstances, including the following:

                   (i) upon the request of Harrah's Investor, which request may not be made prior to the second anniversary of the opening of the Casino, JCC Holding must promptly file with the SEC and cause to become effective as soon as reasonably practicable thereafter a registration statement on the appropriate form (the "Class B Registration Statement") relating to all shares of Class B New Common Stock held by Harrah's Investor including any shares of Class B New Common Stock obtained by Harrah's Investor pursuant to the exercise of the HET Warrant; and

                   (ii) JCC Holding will cause such Class B Registration Statement to be continually effective, subject to customary exceptions, through the third anniversary of the day on which the Class B Registration Statement first becomes effective.

         s. Registration of New Bonds. To the extent that it is reasonably determined that the registration of public resales by any Bondholder of any New Bonds or New Contingent Bonds received by such Bondholder under the Plan is required by law, JCC will file a registration statement (the "New Bonds 33 Act Registration Statement") with respect to such resales promptly after the Effective Date. If such New Bonds 33 Act Registration Statement is not effective within 120 days after it is filed, then the JCC Entities must pay to the Bondholders an amount equal to $.05 per week for each $1,000 securities, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

         t. Plan Documents. All Plan Documents will be in form and substance satisfactory to the Bondholders Committee in its sole discretion and to HET (in its sole discretion) on behalf of the Proponents, and if a party thereto, HJC (which consent will not be unreasonably withheld or delayed). The forms of the respective Bylaws, Certificates of Incorporation and other organizational documents of the New Entities and any shareholders' agreements relating to any New Entity will be filed with, and approved by, the Bankruptcy Court on or before the Effective Date. In addition, the operative Plan Documents specified in Sections 1.2, 1.11 - 1.12, 1.23, 1.79, 1.93, 1.132 - 1.133, 1.147 - 1.148,
1.152 - 1.153, 1.155, 1.164, 1.166, 1.170, 1.173 and 1.256 of the Plan shall be filed with the Bankruptcy Court on or before the Effective Date.


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


         u. Continued DIP Financing. Through the later of October 31, 1998 and such later date to which the DIP Lender may consent, and subject to any necessary additional approval by the Bankruptcy Court, HJC will request, and the DIP Lender will provide to HJC, debtor-in-possession financing in an aggregate principal amount, together with all other outstanding Existing DIP Indebtedness, of up to $60 million (and on terms and conditions similar to those set forth in the Final Order (1) Authorizing Debtor-in-Possession To Incur Post-Petition Secured Indebtedness, (2) Granting Security Interests And Priority Pursuant to 11 U.S.C. ss. 364, And (3) Modifying The Automatic Stay entered by the Bankruptcy Court on or about August 26, 1998. Such additional debtor-in-possession financing will be used to fund expenditures necessary to recommence construction of the Casino and any other amounts necessary for the completion of the Chapter 11 Case of HJC and the consummation of the Plan.

         v. Dismissal of Litigation. Upon the earlier of (i) the date provided in a release executed pursuant to this Plan, and (ii) 180 days following the Confirmation Date, the Debtors will voluntarily dismiss with prejudice all litigation (including any adversary proceedings) as to, and to the extent of, Claims that are released pursuant to the Plan.

                                  Distributions

         3.   Distributions Generally

              All distributions required to be made under the Plan to holders of Allowed Claims will be made by a Disbursing Agent pursuant to a Disbursing Agreement; however, no Disbursing Agreement will be required if any JCC Entity makes such distributions or if Norwest Bank Minnesota, N.A., as successor indenture trustee under the Old Indenture (together with its successors and assigns, the "Old Indenture Successor Trustee") makes such distributions pursuant to Section 6.11 of the Plan.

         4.   Services of Old Indenture Trustee

              The Old Indenture Successor Trustee (or its nominee, designee or affiliate) is designated a Disbursing Agent for purposes of effecting distributions to the Bondholders pursuant to the Plan. All distributions to be made to the Bondholders under the Plan will be made to the Old Indenture Successor Trustee in accordance with the Old Indenture, applicable law and the Plan, and the Old Indenture Successor Trustee will, as soon as reasonably practicable, in accordance with the Old Indenture, applicable law and the Plan, deliver the distributions, free and clear of any Indenture Trustee Charging Lien, which Lien will be canceled and extinguished on the Effective Date.

         5.   Distributions to be Made to Bondholders as of Distribution Record
              Date

              Only Bondholders of record as of the Distribution Record Date, or the Release Pool Distribution Record Date as to distributions from the Release Pool will be entitled to receive the distributions provided for in Article IV of the Plan.

         6.   Cancellation and Surrender of Existing Securities and Agreements

              a. On the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest will be deemed canceled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of any Debtor under the agreements,


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


indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, will be discharged.

              b. Each holder of a promissory note, share certificate or other instrument evidencing a Claim or Equity Interest will surrender such promissory note, share certificate or instrument to JCC or, in the case of the Old Bonds, to the Old Indenture Successor Trustee. Any holder that fails within one year after the date of entry of the Confirmation Order (i) to surrender or cause to be surrendered such promissory note or instrument, (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to JCC and/or the Old Indenture Successor Trustee, and (iii) if requested, to furnish a bond reasonably satisfactory to JCC and/or the Old Indenture Successor Trustee, upon request will be deemed to have forfeited all rights, Claims, and interests and will not participate in any distribution under the Plan.

         7.   Distributions of Cash

              Any payment of cash made by JCC pursuant to the Plan will be made by check drawn on a domestic bank, or at the option of JCC, by wire transfer from a domestic bank; except that payment to foreign holders of Allowed Claims may be in such funds and by such means (as determined by JCC) as are customary or necessary in a particular foreign jurisdiction.

         8.   Timing of Distributions

              Any payment or distribution required to be made under the Plan on a day other than a Business Day will be due on the next succeeding Business Day.

         9.   Hart-Scott-Rodino Compliance.

              Any shares of Class A or Class B New Common Stock to be distributed under the Plan to any Person required to file a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, will not be distributed until the notification and waiting periods applicable under such Act to such Person shall have expired or been terminated.

         10.  Minimum Distributions; No Duplicative Distributions; No Interest

              No payment of cash less than ten dollars is required to be made by JCC to any holder of a Claim unless a request for such payment is made in writing to JCC. Notwithstanding anything to the contrary in this Plan, to the extent more than one Debtor is liable for any Allowed Claim (including, without limitation, any Allowed WARN Act Claim), any distribution to which a holder of such Allowed Claim is entitled from any Debtor under the Plan will be reduced pro tanto by any distribution received from any other Debtor on account of such Allowed Claim, and the portion of the Allowed Claim to which the received distribution relates will be deemed satisfied and discharged. Except as otherwise expressly provided in the Plan, no holder of any Allowed Claim will be entitled to any post-Petition Date interest on such Claim.

         11.  Fractional Distributions

              Except as otherwise provided in Section 6.16 of the Plan, no fractional shares of New Common Stock or cash in lieu thereof will be distributed and no New Contingent Bonds shall be issued in a nominal (face) amount that contains any fraction of a dollar.

         12. Delivery of Distributions

             Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims will be made at the address of each such holder as set forth on the schedules filed by the applicable Debtor with the Bankruptcy Court, unless superseded by the address as set forth on proofs of claim filed by such holders or other writing notifying the applicable Debtor of a change of address (or at the last known address of such a holder if no proof of claim is filed or if the applicable Debtor has not been notified in writing of a change of address). In the case of the Bondholders, such distributions may be made at the addresses of the registered Bondholders contained in the records of the Registrar as of the Distribution Record Date or, with respect to the Release Pool Distribution in the manner specified in the proofs of ownership or other documentation delivered by each Releasing Bondholder to the Balloting Agent. If any distribution to a holder of an Allowed Claim is returned as undeliverable, no further distributions to such holder will be made, unless and until JCC or the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions will be made to such holder together with any interest or dividends earned thereon. Amounts in respect of the undeliverable distributions made through the Disbursing Agent will be returned to the Disbursing Agent making such distribution until such distributions are claimed. All Claims for undeliverable distributions will be made on or before the later of the first anniversary of the Effective Date and the date ninety days after such Claim is Allowed. After such date, all unclaimed property held for distribution to any holder of an Allowed Claim will be revested in and returned to JCC except for any unclaimed New Common Stock which will be revested in and returned to JCC Holding, and the Claim of any holder with respect to such property will be discharged and forever barred.

         13. Fees and Expenses of Disbursing Agents

             Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent, including, but not limited to, the Old Indenture Successor Trustee, on or after Confirmation Date, and any compensation and expense reimbursement claims (including reasonable fees and expenses of its attorneys and other agents) made by such Disbursing Agent will be repaid by JCC in accordance with the applicable Disbursing Agreement or the Old Indenture, as the case may be, without further order of the Bankruptcy Court; however, the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses. In addition, the amount of any reasonable fees and expenses incurred by FNBC as Old Bank Collateral Agent, Old Indenture Predecessor Trustee and/or Old Indenture Predecessor Collateral Agent on or after the Confirmation Date to consummate the transactions contemplated by the Plan will be paid by JCC without further order of the Bankruptcy Court; provided, however, that the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses.

         14. Time Bar to Cash Payments

             Checks issued by JCC in respect of Allowed Claims will be null and void if not negotiated within ninety days after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check must be promptly returned to JCC by the Disbursing Agent.

         15. Transfer of Release Pool Distributions

             Upon request of the Debtors or the Bondholders Committee, the Bankruptcy Court may enter an order with or without notice or hearing establishing a form (the "Release Pool Transfer Form") and procedure whereby Releasing Bondholders who, on or after the Release Pool Distribution Record Date but prior to the Distribution Record Date, sold, assigned or otherwise transferred their rights under the Plan to



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receive distributions in accordance with Section 4.4(b)(v) of the Plan to a third party (each such third party, a "Release Pool Transferee") may designate a Release Pool Transferee to directly receive such Releasing Bondholder's distribution of New Common Stock from the Release Pool pursuant to Section 4.4(b)(v) of the Plan; provided, however, that no person (including a Disbursing Agent, any of the Proponents or any of the New Entities) shall have any liability to a Release Pool Transferee in the event that a distribution of New Common Stock from the Release Pool is for any reason whatsoever made to the Releasing Bondholder instead of the Release Pool Transferee designated in such Release Pool Transfer Form; provided, further, that any Release Pool Transfer Form shall contain an acknowledgment by the Release Pool Transferee that it is the legal or beneficial owner of the Old Bonds to which such Release Pool Transfer Form relates as of the Distribution Record Date.

                     Procedure for Resolving Disputed Claims
                     ---------------------------------------

         16. Objection Deadline

             As soon as practicable, but in no event later than ninety days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims will be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

         17. Authority to Oppose Claims

             On and after the Effective Date, except for the Assigned Litigation Claims, the objecting to, disputing, defending against, and otherwise opposing, and the making, asserting, filing, litigation, settlement or withdrawal of all objections to, Claims will be the exclusive responsibility of JCC. The managing member of JCC will have the power, without notice to or approval of the Bankruptcy Court, in the exercise of its business judgment to preserve, fail to preserve, settle, compromise or litigate any claim or cause of action (except for any claims or causes of action released under the Plan and any Assigned Litigation Claims) in any applicable or appropriate forum that JCC may have against any Person based on acts, omissions or events prior to the Effective Date.

         18. No Distributions Pending Allowance

             Notwithstanding any other provision in the Plan, no payment or distribution will be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Claim becomes an Allowed Claim.

         19. Determination by Bankruptcy Court

             The amount of any Disputed Claim, and the rights of the holder of such Claim, if any, to payment in respect thereof will be determined by the Bankruptcy Court, unless it shall have sooner become an Allowed Claim.

         20. Treatment of Disputed Claims

             Cash, shares of New Common Stock, New Bonds and/or New Contingent Bonds, as applicable, will be distributed by JCC or JCC Holding (in the case of the New Common Stock) to a holder of a Disputed Administrative Expense Claim or Disputed Claim when, and to the extent that, such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or



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Allowed Claim pursuant to a Final Order. Such distribution will be made in accordance with the Plan to the holder of such Claim based upon the amount in which such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim, as the case may be.

E.       Effect of Confirmation of Plan

         1. Revesting of Assets

             a. On the Effective Date, all of HJC's right, title and interest in and to the Casino Operating Contract shall revest in HJC on the Effective Date, which Casino Operating Contract shall then be modified by the Amended and Renegotiated Casino Operating Contract and assigned to JCC in accordance with applicable State law and the agreement of the parties thereto and the provisions of Section 8.1(g) of the Plan. In addition, on the Effective Date, all right title and interest of the Debtors in the Fulton Property will vest in FP Development, and all right title and interest of the Debtors in the 3CP Property will vest in CP Development. All other property of the estates (including, without limitation, all present and future claims and causes of action) of the Debtors will vest in JCC on the Effective Date, and JCC will be deemed to be the successor to each of the Debtors; provided that none of the New Entities or any of their respective property will be subject to any of the Claims or Equity Interests against or in any Debtor except as expressly provided in the Plan.

             b. From and after the Effective Date, the New Entities may operate their business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code.

             c. As of the Effective Date, all property of the Debtors will be free and clear of all Claims and Equity Interests of holders thereof, except as provided in the Plan.

             d. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, except
(i) those rights, causes of action and claims released or to be released under the Plan, (ii) HJC's right, title and interest in and to the Casino Operating Contract, which will revest in HJC on the Effective Date, (iii) as otherwise provided in Section 5.9 of the Plan with respect to Assigned Litigation Claims, and (iv) rights relating to the 3CP Property and Fulton Property which will be transferred to CP Development and FP Development respectively, JCC, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates, will have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any Person and rights of the Debtors that arose before or after the Petition Date, and will be entitled to retain all proceeds thereof. CP Development, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates, will have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any person and rights of the Debtors that arose before or after the Commencement Date relating to the 3CP Property, and will be entitled to retain all proceeds thereof. FP Development, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates, will have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any person and rights of the Debtors that arose before or after the Commencement Date relating to the Fulton Property, and will be entitled to retain all proceeds thereof.

             There may be claims that could be asserted by JCC after the Effective Date, unless such claims are otherwise settled through the Plan. The Plan reflects settlements of certain of such claims, including:



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         -   claims against the City and/or the RDC, including, but not limited to, claims for overpayment of support services and breach of covenant of quiet enjoyment;

         - claims against the LEDGC, LGCB and/or the State, including, but not limited to, claims relating to overpayments and breach of the Casino Operating Contract;

         - claims against the Participating Banks and the Underwriters, including, but not limited to, claims based upon the excess sweep of funds from HJC's accounts, claims based on the underwriting activities of the Underwriters and/or other actions taken prior to the commencement of the Chapter 11 Cases;

         - claims against First American Title Insurance Company relating to the McCall Litigation, the Tucker Litigation and the Landmarks Litigation, which claims will be released if the First American Settlement Agreement becomes effective on or before the Effective Date; and

         - claims against FNBC for the excess sweep of funds from HJC's accounts and/or other actions taken prior to the commencement of the Chapter 11 Cases.

             e. The Plan provides that, for federal income tax purposes, the vesting of HJC assets in the New Entities (other than JCC Development) shall be deemed to have occurred as a deemed exchange by the Bondholders of the Old Bonds for such assets of HJC and a deemed exchange by the Bondholders of such assets for the Class A New Common Stock, the New Bonds and the New Contingent Bonds. See Section X.B.2., "Certain Federal Income Tax Consequences of the Plan--Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)--Exchange of Old Bonds by Bondholders."

         2. Discharge of Debtors

             The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan will be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against any or all Debtors, or any of their assets or properties. Except as otherwise provided in the Plan, on the Effective Date (a) all such Claims against, and Equity Interests in, the Debtors will be satisfied, discharged, and released in full and (b) all Persons will be precluded from asserting against any Debtor or New Entity, or its successors, or their respective assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature, whether known or unknown, that occurred prior to the Effective Date, whether or not (i) a proof of claim or interest based upon such Claim or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or Equity Interest has accepted the Plan. Except as provided in the Plan, the Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors. As provided in
Section 524 of the Bankruptcy Code, such discharge will void any judgment against any Debtor or any New Entity at any time obtained to the extent it relates to a Claim or Equity Interest discharged, and will operate as an injunction against the prosecution of any action against any Debtor or any New Entity, or the property of any of them, to the extent it relates to a Claim or Equity Interest discharged. Nothing in the Plan shall be construed as or constitute a release of any Claim against HJC arising under the Casino Operating Contract, which Casino Operating Contract shall revest in HJC on the Effective Date, be modified by the Amended and Renegotiated Casino Operating Contract, and be assigned to JCC in accordance with applicable State law, the agreement of the parties, and the provisions of the Plan.

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         3. Dissolution of Debtors

            On or as of the Effective Date, each Debtor shall be dissolved, liquidated or otherwise terminated under applicable law.

         4. Exculpations

            Subject to the occurrence of the Effective Date, neither the Debtors, the New Entities, the Committees, nor any of their respective members (including, in the case of HJC, its executive committee members and reorganization steering committee members), officers, directors, employees, agents or professionals will have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Chapter 11 Cases (including the activities and deliberations of the Committees), the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. Such exculpation will not extend to any prepetition act, event or omission of any party nor will it extend to any post-petition act of any party other than in connection with that party's official capacity in the Chapter 11 Cases.

            The Proponents believe that this exculpation of certain entities and individuals associated with the reorganization for activities related to the Chapter 11 Cases implements the qualified immunity which courts have found to exist for those who act in a fiduciary capacity with respect to a Chapter 11 reorganization. See In re Drexel Burnham Lambert Group, Inc., 138 B.R. 717 (Bankr. S.D.N.Y. 1992) (expressly approving of provision implementing qualified immunity in a plan of reorganization). Such a provision was included within the plan of reorganization that was ultimately confirmed by the court in the Zale case. Furthermore, to the extent this exculpation provision covers claims that could be asserted by the Debtor, such exculpation is adequately supported by the consideration set forth in the discussion of the Releases.

F.       Conditions Precedent to Confirmation and Effective Date

         1. Effective Date

            The Effective Date will be a Business Day selected by HET (in its sole discretion) on behalf of the Proponents after the first Business Day (A) which is on or after the date of the entry of the Confirmation Order and (B) on which (i) the Confirmation Order is not stayed and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in Article X of the Plan, but not later than October 31, 1998, which date may be extended by HET (in its sole discretion) on behalf of the Proponents only with the written consent of the Bondholders Committee (in its sole discretion), the LGCB (in its sole discretion) and the City (in its sole discretion).

         2. Condition Precedent to Confirmation of the Plan

            Confirmation of the Plan will not occur unless all of the following conditions precedent have been satisfied or have been waived by HET (in its sole discretion) on behalf of the Proponents subject to the provisions of Section
10.3 of the Plan (and described in Section V.F.4. below):

            a. The Confirmation Order and the Plan as confirmed pursuant to the Confirmation Order must be in form and substance satisfactory to HJC (which may not unreasonably withhold or delay its approval) and HET (in its sole discretion) on behalf of the other Proponents, and must confirm the Plan as to each of the Debtors. Without limiting the foregoing, the Confirmation Order must expressly provide that



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pursuant to Section 364(f) and Section 1145 of the Bankruptcy Code, all New
Common Stock, New Bonds, New Contingent Bonds, Convertible Junior Subordinated Debentures, the HET Warrant and all other securities issued in connection with the Plan (including, without limitation, all shares of New Common Stock in the Release Pool which are distributed to the Releasing Bondholders or Harrah's Investor pursuant to Section 5.2 of the Plan or to the NOLDC Shareholders and Grand Palais Releasing Bondholders pursuant to Section 6.2(f) of the Plan) will be (i) exempt from Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and (ii) otherwise entitled to all of the benefits and protections afforded by Section 1145 of the Bankruptcy Code.

         3. Conditions Precedent to Effective Date

            The Effective Date of the Plan will not occur unless all of the following conditions precedent have been satisfied or waived by HET (in its sole discretion) on behalf of the Proponents, but only as permitted by Section 10.3 of the Plan:

            a. Each of the conditions precedent set forth in Section 10.1 of the Plan shall have been satisfied or waived by HET (in its sole discretion) on behalf of the Proponents subject to the provisions of Section 10.3 of the Plan.

            b. The Confirmation Order shall have been entered and shall not be stayed.

            c. The Effective Date shall occur no later than October 31, 1998 unless extended pursuant to Section 10.4 of the Plan.

            d. All those transactions described in Section 6.2 of the Plan shall have been effected, and all of the agreements and instruments described in
Section 6.2 hereof shall have been executed and delivered, and all other agreements and instruments to be delivered under or necessary to effectuate the Plan shall have been executed and delivered and all executory contracts and unexpired leases to be assumed by or assigned to JCC as provided in Section 8.1 of the Plan shall have been assumed by or assigned to JCC. The Amended and Renegotiated Casino Operating Contract, the State/LGCB Release, and all other agreements, instruments and documents necessary to evidence or consummate the transactions contemplated therein shall be executed and delivered by the parties thereto. All other cure or other payments required to be paid in connection with the assumption of any executory contract or unexpired lease shall be acceptable to HET (in its sole discretion) on behalf of the Proponents and the Bondholders Committee (in its sole discretion).

            e. The New Indentures shall have been qualified under the Trust Indenture Act.

            f. The $10 million Tranche A-1 of the A Term Loan, the $30 million Tranche A-3 of the A Term Loan and the $30 million Tranche B-1 of the B Term Loan shall be fully funded, and the Convertible Junior Subordinated Debentures shall be issued, concurrently with the occurrence of the Effective Date and the documentation of the A Term Loan, the B Term Loan, the Working Capital Facility and the Convertible Junior Subordinated Debentures shall have been executed and delivered.

            g. The documentation of the Junior Subordinated Credit Facility shall have been executed and delivered.



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



            h. The Bankruptcy Court shall have entered (i) an order (which may be the Confirmation Order) estimating, for purposes of distribution, the maximum amount of the Allowed Secured Claims of the Non-Participating Banks in an aggregate amount no greater than the amount of the Withheld Funds which the Administrative Agent is obligated to remit to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) of the Plan, or (ii) to the extent such Allowed Secured Claims of the Non-Participating Banks are estimated by the Bankruptcy Court to exceed the amount of such portion of the Withheld Funds, an order (which may be the Confirmation Order) granting the Banks the indubitable equivalent of that portion of the Allowed Secured Claims in excess of the amount of such portion of the Withheld Funds, which indubitable equivalent shall be acceptable to HET (in its sole discretion) on behalf of all Proponents.

            i. The LGCB, the State, and the City and their respective agencies and instrumentalities, shall have given or issued all approvals, consents, waivers, permits and licenses or modifications thereof (including any modification to any conditional use ordinances), if any, and, in the case of the LGCB, shall have (i) made all suitability determinations and given all approvals required by the Louisiana Economic Development and Gaming Control Act, the rules and regulations of the LGCB (as said rules and regulations are in effect at such time as the issuance of the approvals and making of suitability determinations) and the Amended and Renegotiated Casino Operating Contract, and (ii) consented to the assignment of the Amended and Renegotiated Casino Operating Contract to JCC, in each case to the extent necessary to enter into the agreements contemplated by the Plan. The City Council shall have enacted the ordinance(s) approving the Lease Documentation (as defined in the City Agreement).

            j. HET shall have received all approvals, consents and waivers from its board of directors or its lenders or any other third parties which HET determines in its sole discretion to be necessary or appropriate in order for it or any of its Affiliates to take any of the actions, execute and deliver any of the agreements, instruments or documents, or consummate any of the transactions contemplated by the Plan.

            k. The NOLDC Plan shall have been confirmed by a Final Order (in form and substance satisfactory to the NOLDC Shareholders and HET), and the NOLDC Shareholders/HET Settlement Agreement and the GP Representative/HET Settlement Agreements shall have been executed and delivered by all of the parties thereto, and the NOLDC Shareholders/HET Settlement Agreement shall have been approved by the Bankruptcy Court in the Chapter 11 Case of NOLDC.

            l. The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) approving the A Term Loan, the B Term Loan, the Working Capital Facility, the Convertible Junior Subordinated Debentures and the Junior Subordinated Credit Facility, respectively, which order shall be in form and substance satisfactory to HET (in its sole discretion) on behalf of the Proponents, the non-debtor parties providing such financing (in their sole discretion).

            m. The Bondholders Committee shall have approved in its sole discretion all of the Plan Documents.

            n. Except as provided in the FNBC Settlement Agreement or Sections 6.2(k)(ii), 6.2(l)(i) or 6.2(l)(ii) of the Plan, the assets of JCC, JCC Development, CP Development and FP Development shall not be subject to any Liens other than the Minimum Payment Guarantor Lien and the Liens securing the A Term Loan, the B Term Loan, the Working Capital Facility, the New Bonds, and the New Contingent Bonds and if applicable, the Convertible Junior Subordinated Debentures and the Junior Subordinated Credit Facility, or any Liens expressly permitted under the HET/JCC Agreement, the A Term Loan Documents and B Term Loan Documents, the Working Capital Loan Documents, the Junior Subordinated Loan Documents, the Convertible

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


Junior Subordinated Debenture Documents, or the New Indenture or any other Liens as may be approved by the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents.

            o. The Debtors and the Bondholders Committee shall have requested a determination by the Bankruptcy Court that the value of the Assigned Debtor Litigation Claims (net of all estimated Litigation Costs and the estimated aggregate amount of all Third Party Claims) is no greater than the sum of (i) Bondholder Deficiency Amount, plus (ii) the aggregate amount of the Allowed Class A7 Claims, plus (iii) the aggregate amount of the cure payments made as provided in Section 8.1(e) of the Plan, plus (v) the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims pursuant to
Section 4.6 of the Plan, and the Bankruptcy Court shall have entered an order (which may be the Confirmation Order) adjudicating this issue.

            p. The First American Settlement Agreement shall have become effective or JCC shall have assumed the Existing Owner's Title Insurance Policy.

            q. The LGCB shall have found suitable (or deemed exempt or waived from such suitability requirements) in accordance with its rules and regulations (as said rules and regulations are in effect at the time of the suitability determinations) at least one proposed officer of JCC Holding and at least two of the proposed directors of JCC Holding (including at least one Bondholders Director Nominee and one Harrah's Director Nominee).

         4. Waiver of Conditions

            HET (in its sole discretion) on behalf of the Proponents may waive any condition or any portion of any of the conditions to confirmation or effectiveness of the Plan, without notice and without leave or order of the Bankruptcy Court but only with the written consent of both the Bondholders Committee (which consent may be withheld in its sole discretion) and HJC (which consent may not be unreasonably withheld or delayed) and to extent such waiver is inconsistent with the City Agreement, the written consent of the City; provided, however, that HET on behalf of the Proponents may not waive without the consent of the City, any condition to the Effective Date set forth in Sections 10.2(b), (c) or (i) of the Plan or Section 10.2(d) of the Plan (but only to the extent Section 10.2(d) requires the execution and delivery of the City/RDC Release, the Amended Canal Street Casino Lease, and the other agreements, instruments and documents referenced in Section 6.2(o) of the Plan) and (ii) without the consent of LGCB, any condition to the Effective Date set forth in Section 10.2(b), (c), (i) or (q) of the Plan or Section 10.2(d) of the Plan (but only to the extent Section 10.2(d) relates to execution and delivery of the Amended and Renegotiated Casino Operating Contract, the State/LGCB Release and the other agreements, instruments and documents referred to in
Section 6.2(n) of the Plan.

         5. Effect of Failure of Conditions

            In the event that all of the conditions specified in Section 10.1 or
10.2 of the Plan have not been satisfied or waived in accordance with the provisions of Article X of the Plan on or before October 31, 1998 (which date may be extended by HET (in its sole discretion) on behalf of the Proponents only with the written consent of the Bondholders Committee (which consent may be withheld in its sole discretion), the LGCB (which consent may be withheld in its sole discretion) and the City (which consent may be withheld in its sole discretion)), and upon notification submitted by HET to the Bankruptcy Court and counsel for the Committees, (a) the Confirmation Order will be vacated, (b) no distributions under the Plan will be made, (c)


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


the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding confirmation of the January 29, 1998 Plan as though such date never occurred, and (d) all of the Debtors' respective obligations with respect to the Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person.

         6. Status of Satisfaction of Conditions

            The Proponents are presently engaged in discussion with prospective lenders under the Term Loans and the Working Capital Facility and prospective purchasers of the Convertible Junior Subordinated Debentures with respect to documentation of the parties' intentions as set forth in the Plan and the exhibits thereto. On March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract. The Proponents are also presently in discussions with the LGCB regarding the required consents, waivers, permits, approvals and licenses to be received from the State and the LGCB.

            Ordinances were adopted by the City Council on October 3, 1996 approving the Amended GDA and the exhibits thereto, including the form of the New Completion Guarantee in favor of the City and the RDC, the Amended Canal Street Casino Lease and the exhibits thereto, including the form of the Amended Management Agreement and the form of the Second Floor Sublease, and the Basin Street Termination Agreement and the exhibits thereto with respect to the Amended Canal Street Lease and related documentation contemplated by the Original Plan. The City Council, also on October 3, 1996, adopted ordinances approving changes in conditional use and zoning ordinances to accommodate the modified design of the Casino with respect to the Amended Canal Street Lease and related documentation contemplated by the Original Plan. The Mayor has signed these approved ordinances. Subsequently, on December 18, 1997, revised and modified versions of the Amended Canal Street Casino Lease and exhibits thereto, including the form of the Amended Management Agreement and the form of the Second Floor Sublease, and the Amended GDA and exhibits thereto, including the New Completion Guarantee in favor of the City and the RDC and related documents contemplated by the Plan were submitted to the City Council for first reading. However, ordinances approving the forms of Amended Canal Street Casino Lease and exhibits, Amended GDA and exhibits and related documentation contemplated by the Plan, as submitted to the City Council on December 18, 1997, have not been adopted by the City Council and the Mayor has not signed such documents. Proponents expect to submit further revisions to the Amended Canal Street Casino Lease and exhibits, Amended GDA and exhibits and related documentation contemplated by the Plan to the City Council for first reading and approval prior to the Effective Date. There can be no assurance that the City Council and the Mayor will provide the necessary approvals.

            It is a condition precedent to the Effective Date that the Underwriters execute a Bank/Underwriter Release that includes a release of all claims against HET and purchase approximately $15 million in Convertible Junior Subordinated Debentures. Certain Underwriters have indicated that they are not willing to execute a Bank/Underwriter Release or purchase the approximately $15 million in Convertible Junior Subordinated Debentures to the extent the Bank/Underwriter Release releases claims of the Underwriters against HET.

            HET has received from certain of its lenders the consents necessary for HET and its Affiliates to take the actions contemplated by the Plan.

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

            The Proponents believe that it is likely that all of the conditions precedent to the Effective Date will be satisfied or waived.


G.       Miscellaneous Provisions

         1. Retention of Jurisdiction

            As more specifically provided in the Plan, after the Confirmation Date the Bankruptcy Court (to the maximum extent permitted by the Bankruptcy Code or other applicable law) will retain jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan.

         2. Exemption from Transfer Taxes

            Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan will not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         3. Post-Confirmation Date Fees and Expenses of Professional Persons

            After the Confirmation Date, each Debtor (before the Effective Date) and JCC (from and after the Effective Date) will, in the ordinary course of business and with such approval of the Bankruptcy Court as it may require, pay the reasonable fees and expenses incurred after the Confirmation Date by the Professional Persons employed by such Debtor or in the case of HJC, either Committee, to the extent such fees and expenses are related to implementation and consummation of the Plan. No such fees and expenses will be paid, however, except upon receipt by such Debtor or JCC, as applicable, of a written invoice from the Professional Person seeking fee and expense reimbursement.

         4. Committees

            The appointment of the Committees will terminate on the Effective Date except that the professionals of the Committees will be entitled to prosecute their respective applications for final allowances of compensation and reimbursement of expenses.

         5. Amendment or Modification of the Plan; Severability

            The Plan may not be altered, amended or modified without the written consent of HET (in its sole discretion) on behalf of the Proponents and the written consent of the Bondholders Committee (which consent may be withheld in its sole discretion) and the consent of HJC (which consent may be unreasonably withheld or delayed by HJC). Subject to the preceding sentence, the treatment of any Claim provided for under the Plan may be modified with the consent of such holder of such Claim or the approval of the Bankruptcy Court. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision will be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision will in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

         6. Revocation or Withdrawal of the Plan

            HET (in its sole discretion) on behalf of the Proponents and with the written consent of HJC (which consent may not be unreasonably withheld or delayed) reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan is so revoked or withdrawn prior to the Confirmation Date, then the Plan will be deemed null and void. In such event,
(i) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding confirmation of the January 29, 1998 Plan as though such date never occurred, and (ii) all the Debtors' respective obligations with respect to the Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person. Notwithstanding anything to the contrary in the Plan, (i) none of HET, HOCI, HNOMC, HNOIC, Harrah's Investor, the DIP Lender and their respective Affiliates will have any obligations or liabilities (including, without limitation, any obligation to provide the Harrah's New Equity Investment) under the Plan or any Plan Documents at any time prior to the Effective Date, and (ii) HET and HNOIC expressly reserve their respective rights in their sole discretion to withdraw as Proponents of the Plan or to otherwise terminate their support for the Plan.

         7. Existing Agreements

            Unless otherwise ordered by the Bankruptcy Court or the context clearly requires otherwise, all references in any settlement agreement, agreement regarding the assumption or rejection of executory contracts, Plan exhibits or other writings to the confirmation, consummation or Effective Date of the Original Plan, the January 29, 1998 Plan and/or the April 6, 1998 Plan shall be deemed to refer to the Plan.

         8. JCC Intermediary

            Notwithstanding anything to the contrary in the Plan or any Plan Document, any provisions herein or therein relating to JCC Intermediary will be applicable only if JCC Intermediary is formed at the election of HET (in its sole discretion) on behalf of the Proponents. If JCC Intermediary is not formed, JCC will be owned directly by JCC Holding.

                   VI. CONFIRMATION AND CONSUMMATION PROCEDURE

            Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.       Solicitation of Votes

            In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5, C1, C2, C3, C4, C5, and C6 of the Plan are impaired and the holders of Allowed Claims in each of such Classes are entitled to vote to accept or reject the Plan. The Plan provides that the holders of Equity Interests in Classes A8, A9, B6, B7, C7 and C8 will not receive any distributions of property or retain any interest in the Debtors. In accordance with Section 1126(g) of the Bankruptcy Code, such Classes of Equity Interests are conclusively presumed to have rejected the Plan.

            As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than



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one-half in number of the claims of that class that have timely voted to accept or reject a plan. For purposes of calculating the number of Allowed Claims in a Class of Claims held by holders of Allowed Claims in such Class that have voted to accept or reject the Plan under Section 1126(c) of the Bankruptcy Code, the Plan provides that all Allowed Claims in such Class held by the same entity or affiliate thereof (as defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder) will be aggregated and treated as one Allowed Claim in such Class. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

            Any creditor of an impaired Class (i) whose Claim has been listed by the Debtors in the schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before May 15, 1996 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court), which Claim is not the subject of an objection, and who timely voted on the Original Plan (or later changed its vote in connection with the solicitation of votes on the January 29, 1998 Plan) is entitled to vote. Holders of Claims which are disputed, contingent and/or unliquidated are entitled to vote their Claims only to the extent that such Claims are allowed for the purpose of voting pursuant to an order of the Bankruptcy Court. Any holder of an Old Bond as of the close of business on November 25, 1996 who timely voted on the Original Plan (or later changed its vote in connection with the solicitation of votes on the January 29, 1998 Plan) is also entitled to vote to accept or reject the Plan.

            If you have already timely voted to accept or reject the Original Plan, you will be deemed to have accepted or rejected, as the case may be, the accompanying Plan unless you affirmatively change your vote on the accompanying ballot. Only (i) holders of Old Bonds as of November 25, 1996 who timely voted to accept or reject the Original Plan and who continue to hold such Old Bonds, and (ii) holders who purchased Old Bonds (directly or indirectly) from such holders and who properly execute a notice of transfer of claim as prescribed by the Bankruptcy Court are entitled to change their acceptances or rejections of the Plan.

B.       The Confirmation Hearing

            The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing with respect to the accompanying Plan. The Confirmation Hearing in respect of the Plan has been scheduled for the date and time set forth in the accompanying notice before the Honorable Thomas M. Brahney, III, United States Bankruptcy Judge at the United States Bankruptcy Court, 501 Magazine Street, 709 Hale Boggs Building, New Orleans, Louisiana. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or a description of the interest in the Debtors held by the objector, and must be made in accordance with any pre-trial or scheduling orders entered by the Bankruptcy Court. Any such objection must be filed with the Bankruptcy Court (with a copy to Chambers) and served so that it is received by the Bankruptcy Court, Chambers and the following parties on or before the date and time set forth in the accompanying notice:




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                                     Counsel to HJC and Finance Corp.:

                           Jenner & Block
                           One IBM Plaza
                           Suite 4400
                           Chicago, IL  60611
                           Attn:  Daniel R. Murray, Esq.

                           William Hardy Patrick, III, Esq.
                           A Professional Corporation
                           10636 Linkwood Court
                           Baton Rouge, LA  70810-2854

                                             Counsel to HNOIC:

                           Heller, Draper, Hayden & Horn, L.L.C.
                           650 Poydras Street
                           New Orleans, LA  70130
                           Attn:  Edward M. Heller, Esq.

                                              Counsel to HET:

                           Latham & Watkins
                           885 Third Avenue, Suite 1000
                           New York, NY  10022
                           Attn:  Robert J. Rosenberg, Esq.

C.       Confirmation
         ------------

            At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and interest holders that are impaired under the plan.

         1. Acceptance

            Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5,
C1, C2, C3 C4, C5 and C6 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes A8, A9, B6, B7, C7 and C8 of the Plan are conclusively deemed to have voted to reject the Plan; as to such Classes, the Proponents intend to seek nonconsensual confirmation of the Plan under Section 1129(b) of the Bankruptcy Code. In addition, the Debtors reserve the right to seek nonconsensual confirmation of the Plan with respect to any Class of Claims that is entitled to vote to accept or reject the Plan if such Class rejects the Plan (however, the Proponents acknowledge that the Plan, in the form of the "Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998" cannot be confirmed under the cramdown requirements of
Section 1129(b) of the Bankruptcy Code if Class A4 does not accept the Plan).

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         2. Unfair Discrimination and Fair and Equitable Tests

            To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

                           (a) Secured Creditors. Either (i) each impaired
                  secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments (x) totaling at least the allowed amount of the secured claim and (y) having a present value at least equal to the value of the secured creditor's collateral, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with the secured creditor's lien to attach to the proceeds of the sale and such lien on proceeds is treated in accordance with clause
                  (i) or (ii) of this subparagraph.

                           (b) Unsecured Creditors. Either (i) each impaired
                  unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                           (c) Equity Interests. Either (i) each holder of an
                  equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

In addition, the "cram down" standards of the Bankruptcy Code prohibit "unfair discrimination" with respect to the claims of an impaired, nonaccepting class. While the existence of "unfair discrimination" under a plan of reorganization depends upon the particular facts of a case and the nature of the claims at issue, in general, courts have interpreted the standard to mean that the impaired, nonaccepting class must receive treatment under a plan of reorganization which allocates value to such class in a manner that is consistent with the treatment given to other classes with similar legal claims against the debtor.

            The Proponents believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

         3. Feasibility

            The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Proponents have analyzed the ability of the Debtors, and upon and after the Effective Date, the JCC Entities, to meet their obligations under the Plan. As part of this analysis, HET, on behalf of the Proponents, in consultation with HJC's financial advisor, Jefferies & Company, Inc., has prepared projections of JCC Holding's financial performance for each of the twelve month periods ending October 31, 1999, October 31, 2000, October 31, 2001, and October 31, 2002 (the "Projection Period"). These projections, and the assumptions on which they are based, are annexed hereto as Exhibit "B" (the "Financial Forecast").



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            In developing an estimate of the reorganization value of JCC
Holding, the Proponents have been advised by Jefferies & Company, Inc. (the "Financial Advisor"). The Financial Advisor developed a range of reorganization values by employing both comparable market capitalization and net present value discounted cash flow methodologies, which the Financial Advisor believes are considered by the financial community to be the most appropriate valuation techniques for estimating the going concern value of a business undergoing a Chapter 11 plan of reorganization. The Financial Advisor's estimate of JCC Holding's reorganization value is based upon a number of assumptions which the Financial Advisor believes are reasonable, including a successful reorganization of HJC's business and finances in a timely manner in accordance with the Plan, HET's estimates of the JCC Entities' future operations, and the Financial Forecast. Many of such assumptions are beyond the control of the Proponents and the Financial Advisor. Actual events may vary from such assumptions and the variations may be material. See Section IX, "Certain Risk Factors to Be Considered." The reorganization value utilized by the Proponents is considered to be reasonable by the Financial Advisor based upon the methodologies employed and utilizing the Financial Forecast and HET's estimates of the Company's future operations. The Financial Advisor will provide testimony at the Confirmation Hearing as to the reasonableness of the reorganization value utilized by the Proponents, the valuation approaches undertaken and the assumptions underlying such valuation.

            The Financial Forecast is based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and the initial distributions thereunder take place on October 31, 1998. The estimated project costs set forth in the Financial Forecast take into account the repayment of certain organizational costs and expenses incurred by HET for the New Entities' benefit prior to the Effective Date, including $2 million in professional fees and expenses to be reimbursed by JCC to HET on the Effective Date, after Court approval prior to the Effective Date. Unless previously reimbursed under the DIP Loan facility, then subject to the approval of JCC Holding's Board of Directors and budgetary constraints, HET also intends to seek reimbursement for certain additional expenses related to management, administrative, legal and technical advisory services and personnel provided or incurred by HET for the New Entities' benefit prior to the Effective Date. The estimated project costs listed above do not include costs associated with the build-out of the second floor of the Casino beyond the Second Floor Shell Construction, any development of the second floor of the Casino by JCC Development, and any development of the 3CP Property and Fulton Property by CP Development and FP Development, respectively. The New Entities likely will require additional financing to fund any such developments, and their ability to obtain additional financing is uncertain.

            Based upon the Financial Forecast, the Proponents believe that JCC will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Proponents further believe that JCC will be able to repay or refinance any and all of the then-outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness. See Section IX.A.7., "Certain Risk Factors to Be Considered--Overall Risks to Recovery by Holders of Claims--Financial Forecast."

            HET has prepared the Financial Forecast based upon certain assumptions which it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Financial Forecast. The Financial Forecast has not been examined or compiled by independent accountants. The Proponents make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled



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to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Forecast is based in evaluating the Plan.

         4. Best Interests Test

            With respect to each impaired Class of Claims and Equity Interests, the standards for confirmation under the Bankruptcy Code require that each holder of such a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The cash amount available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

            The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee might engage. The foregoing types of claims and other claims that may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

            To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the chapter 7 and Chapter 11 administrative claims described in the preceding paragraph, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

            After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 described above, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

            The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.



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            The Debtors' Liquidation Analysis is attached hereto as Exhibit "C"
(the "Liquidation Analysis"). The information set forth in Exhibit "C" provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Debtors' analysis.

            Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of one year.

D.       Consummation

            The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the effectiveness of the Plan and the impact of a failure to meet such conditions. See Section V.F., "The Plan of Reorganization--Conditions Precedent to Confirmation and Effective Date."

E.       Term Loans and Working Capital Facility

            The Plan provides that JCC will fund the completion of construction of the Casino in part through the Term Loans. In addition, as of the Effective Date, JCC will have up to $25 million available under the Working Capital Facility to meet its short-term working capital requirements. The Term Loans and the Working Capital Facility may be a single combined credit facility.

            The A Term Loan will consist of a $60 million term loan from a syndicate of banks led by BTCo which generally will rank senior to all existing and future indebtedness of JCC except certain obligations of JCC under the HET/JCC Agreement. The A Term Loan will consist of three tranches: (i) a $10 million Tranche A-1; (ii) a $20 million Tranche A-2; and (iii) a $30 million Tranche A-3. The Bank Loans will be secured on a second priority basis (junior only to a lien securing certain obligations of JCC under the HET/JCC Agreement). Within the Bank Loans, the A Term Loan and related Senior Permitted Refinancings will be senior to the Working Capital Facility; the Working Capital Facility and related Senior Permitted Refinancings will be senior to the B Term Loan. The B Term Loan and the Senior Subordinated Permitted Refinancings will be pari passu with the New Bonds and the New Contingent Bonds. The Bank Loans will be secured by a lien on substantially all of the assets of JCC Holding, JCC, JCC Development, CP Development and FP Development (except the Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments).

            The B Term Loan will consist of two tranches: (i) a $30 million Tranche B-1, and (ii) a $121.5 million Tranche B-2. HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche B-2. The B Term Loan will rank junior to certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility and Senior Permitted Refinancings, rank pari passu with the New Bonds, the New Contingent Bonds and Senior Subordinated Permitted Refinancings, and generally rank senior to all other existing and future indebtedness of JCC. The scheduled quarterly amortization payments under the Term Loans will be deferred for any of the first six semi-annual interest payment periods if (i) Fixed Interest on the New Bonds is paid in kind for the period ending prior to such quarterly amortization date,
(ii) HNOMC has deferred Base Management Fees for the corresponding interest

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payment period, (iii) HNOMC has deferred Incentive Management Fees for the corresponding interest payment periods and (iv) HET and HOCI have deferred their fees under the HET/JCC Agreement.

            The Working Capital Facility will provide JCC with up to $25 million of availability to meet short-term working capital requirements, including up to $10 million of availability for letters of credit. The Working Capital Facility will rank junior to certain obligations of JCC under the HET/JCC Agreement, the A Term Loan and any portion of Senior Permitted Refinancings relating to the A Term Loan, and rank senior to the New Bonds, the New Contingent Bonds, the B Term Loan, Senior Subordinated Permitted Refinancings and all other existing and future indebtedness of JCC.

            HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche A-2, Tranche B-2 and the Working Capital Facility (provided, however, that any payments by HET or HOCI in respect of the Working Capital Facility prior to the termination of the Carry Obligations of HET and HOCI under the New Completion Guarantees shall be made pursuant to the New Completion Guarantees). In exchange for providing the HET Loan Guarantee, BTCo will pay to HET an annual credit support fee (the "BTCo Credit Support Fee") equal to 2%, and JCC will pay to HET an annual credit support fee (the "JCC Credit Support Fee") equal to 0.75%, of the average aggregate principal amount of loans and/or stated amount of letters of credit outstanding from time to time under Tranche A-2, Tranche B-2 (in the case of Tranche B-2, only to the extent the aggregate outstanding principal amount thereof from time to time is in excess of $10 million) and the Working Capital Facility; provided, however, that
(1) the BTCo Credit Support Fee and the JCC Credit Support Fee shall be subject to adjustment as provided in the Indicative Bank Term Sheet attached as Exhibit "F" to the Plan; (2) HET shall not receive credit support fees based on amounts outstanding, or stated amounts of letters of credit relating to project costs of the Casino, under the Working Capital Facility until the Carry Obligations of HET and HOCI under the New Completion Guarantees have terminated; and (3) the BTCo Credit Support Fee will be payable only to the extent such fee is actually received by BTCo from JCC as interest under Tranche A-2, Tranche B-2 and the Working Capital Facility, and so long as HET and HOCI are not in default under the HET Loan Guarantee. The net effect of JCC's payment of the credit support fee combined with the applicable interest rate for Tranche A-2, Tranche B-2 and the Working Capital Facility is that JCC would pay in credit support fees and interest a sum equal to Libor plus 3.25% which under certain circumstances could increase to Libor plus 3.50%. Also in consideration of the HET Loan Guarantee, Harrah's Investor will receive the HET Warrant. See Section VI.H., "--HET Warrant."

            The $10 million Tranche A-1 of the A Term Loan, the $30 million Tranche A-3 of the A Term Loan and the $30 million Tranche B-1 of the B Term Loan will be funded on the Effective Date. The $121.5 million Tranche B-2 of the B Term Loan and the $20 million Tranche A-2 of the A Term Loan will be funded as required for the construction of the Casino with Tranche B-2 to be drawn prior to Tranche A-2. The $22.5 million Junior Subordinated Credit Facility will be funded prior to Tranche A-2. If any amount of Tranche B-2 of the B Term Loan remains undrawn upon completion of the construction of the Casino, it shall be drawn to pay down Tranche A-1 of the A Term Loan. The failure of the lenders under Tranche A-2 of the A Term Loan or Tranche B-2 of the B Term Loan to disburse funds will not terminate the Completion Guarantors' obligations under the New Completion Guarantees. See Section V.C.5, "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Completion Guarantees."

            HJC has not yet obtained an enforceable commitment letter from a lender to provide financing under the Term Loans and the Working Capital Facility, and the availability of such financing is a condition precedent to the confirmation of the Plan. See Section IX.A.9., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Availability of Term Loans and Working Capital Facility."



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F.       Junior Subordinated Credit Facility

            On the Effective Date, JCC will enter into the Junior Subordinated Credit Facility pursuant to which HET has agreed to make available up to $22.5 million of subordinated indebtedness to fund project costs to the extent that such costs exceed amounts available under the Term Loans (excluding Tranche A-1 and Tranche A-2), the proceeds from the sale of the Convertible Junior Subordinated Debentures and the Harrah's New Equity Investment. The Junior Subordinated Credit Facility will be applied to project costs prior to Tranche A-1 and Tranche A-2, will be unsecured, and amounts outstanding thereunder will be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Term Loans, the New Bonds, the New Contingent Bonds, the Working Capital Facility, Senior Permitted Refinancings and Senior Subordinated Permitted Refinancings. The terms of the Junior Subordinated Credit Facility will be no less favorable to JCC than the terms of the obligation of JCC to repay amounts advanced by the Completion Guarantors under the New Completion Guarantees and the Amended Completion Loan Agreement. See Section V.C.6., "Plan of Reorganization--Executory Contracts and Unexpired Leases--Completion Loan Agreement." The Junior Subordinated Credit Facility will have such terms and conditions as may be agreed to by the Bondholders Committee, the lender under such facility, HET (in its sole discretion) on behalf of the Proponents, and the lenders under the Term Loans and the Working Capital Facility and, if HJC is a party to such documents, with the consent of HJC, which consent may not be unreasonably withheld or delayed.

G.       Convertible Junior Subordinated Debentures

            On the Effective Date, the Participating Banks and the Underwriters will purchase approximately $27 million aggregate principal amount of the Convertible Junior Subordinated Debentures. The aggregate principal amount of Convertible Junior Subordinated Debentures may increase if Banks in addition to BTCo elect to become Participating Banks. See Section V.A.5., "The Plan of Reorganization--Classification and Treatment of Claims and Equity Interests--Class A3--Bank Claims and Old Bank Collateral Agent Claims (Impaired)." The Convertible Junior Subordinated Debentures will be unsecured obligations of JCC and will be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Term Loans, the New Bonds, the New Contingent Bonds, the Working Capital Facility, Senior Permitted Refinancings and Senior Subordinated Permitted Refinancings. The Convertible Junior Subordinated Debentures will have such other terms and conditions as shall be agreed upon by the Bondholders Committee, BTCo, Salomon, BT Alex. Brown Incorporated, DLJ, HET (in its sole discretion) on behalf of the Proponents, and if HJC is a party to the Convertible Junior Subordinated Debenture Documents, with the consent of HJC, which consent may not be unreasonably withheld or delayed.

H.       HET Warrant

            In consideration of the HET Loan Guarantee, Harrah's Investor will receive, among other things, the HET Warrant entitling it to purchase additional shares of New Common Stock such that, upon exercise of the HET Warrant in its entirety, HET and its subsidiaries, including Harrah's Investor, would own in the aggregate 50.0% of the New Common Stock, subject to certain adjustments. The number of shares issuable upon exercise of the HET Warrant will be calculated and/or adjusted as necessary to reflect, among other things, the transfer of shares upon exercise of the options held by FNBC and the NOLDC shareholders to purchase New Common Stock from HET or its subsidiaries and the issuance of shares of New Common Stock upon conversion of any of the Convertible Junior Subordinated Debentures. The HET Warrant will be exercisable at any time after the Transition Date until the sixth anniversary of the opening of the Casino, in whole or in part at a price of $15.00 per share of New Common Stock. Harrah's Investor will not be permitted to exercise the HET Warrant with respect to that number of shares which would cause HET and its



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subsidiaries, including Harrah's Investor, to own in the aggregate more than
50.0% of the New Common Stock until such time as such exercise would not cause Harrah's Investor to own more than 50.0% of the New Common Stock. If at any time after the Transition Date the closing bid price of the New Common Stock has exceeded $20 per share for sixty consecutive trading days, JCC Holding's board of directors may elect to give written notice to Harrah's Investor of an election to redeem 75% of the warrants at $0.05 per warrant unless Harrah's Investor exercises the warrants within forty-five days after the date of such notice. If (i) an election to redeem warrants is made by JCC Holding, and (ii) Harrah's Investor exercises warrants with respect to that number of shares which at the time of exercise would cause HET and its subsidiaries, including Harrah's Investor, to own in the aggregate 50.0% of the New Common Stock, then none of the then existing warrants which were called for redemption shall be redeemed.

I.       HET/JCC Agreement

            HET and HOCI propose to enter into the HET/JCC Agreement with JCC to provide a Minimum Payment Guaranty in the maximum stated amount of $100 million for the benefit of the LGCB to assure payment of the Minimum Payment, subject to renewal or early termination in accordance with the terms of the HET/JCC Agreement. Any drawing on a Minimum Payment Guaranty provided by HET or HOCI shall bear interest at the Tranche A-3 interest rate. The Casino's fiscal year for purposes of the calculation of the Minimum Payment will begin on April 1.

            HET and HOCI will commit to provide a Minimum Payment Guaranty through the COC Fiscal Year ending March 31, 2004; provided that a Minimum Payment Guaranty shall not renew for any of the COC Fiscal Years beginning April 1, 2000, 2001, 2002 or 2003 if: (a) there has been a JCC bankruptcy or a cessation of Casino operations; (b) there are any unpaid guarantee fees (other than fees deferred as agreed in the HET/JCC Agreement); (c) there are any unreimbursed guarantee drawings; (d) there has been a Minimum Payment Default (as defined in the Amended and Renegotiated Casino Operating Contract); (e) in the case of the renewal of the Minimum Payment Guaranty for the COC Fiscal Year beginning April 1, 2000, the project has failed to generate positive EBITDA for the period of operations ending January 31, 2000, however, there shall be no EBITDA test for the period of operations ending January 31, 2000 if such period of operations commenced after August 1, 1999; (f) in the case of the renewal of the Minimum Payment Guaranty for the COC Fiscal Years beginning April 1, 2001, 2002, and 2003, the project has failed to generate positive EBITDA as of the twelve month period ending November 30, 2000, $20 million as of the twelve month period ending November 20, 2001, and $25 million as of the twelve month period ending November 30, 2001, and $25 million as of the twelve month period ending November 30, 2002; (g) HET, HOCI or HNOMC or any of HET's affiliates has been determined to be unsuitable or HNOMC has been removed as manager of the Casino;
(h) the Amended and Renegotiated Casino Operating Contract has been terminated;
(i) JCC has breached any of the covenants of JCC set forth in Section 5 of the HET/JCC Agreement; (j) an Excusable Temporary Cessation of Operations (as defined below) has occurred and is continuing and has not been cured in accordance with the Amended and Renegotiated Casino Operating Contract; or (k) the Amended and Renegotiated Casino Operating Contract has been terminated. For purposes of clauses (e) and (f) above, EBITDA shall mean operating income determined according to generally accepted accounting principles plus depreciation and amortization according to generally accepted accounting principles, but will not include any extraordinary non-cash items such as the write down of assets or pre-opening expenses.

            Commencing with the COC Fiscal Year ending March 31, 2002, upon ninety days written notice prior to the first day of the respective COC Fiscal Year, JCC may cancel the commitment of HET and HOCI to renew the HET/JCC Agreement for the COC Fiscal Year ending March 31, 2002 upon payment of a termination fee of $1 million in cash and may cancel the commitment of HET and HOCI to renew the



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HET/JCC Agreement for the COC Fiscal Years ending March 31, 2003 and 2004 without any fee. Notwithstanding any other provision hereof, JCC will be restricted from terminating the HET/JCC Agreement unless JCC has obtained a replacement guaranty or letter of credit which meets the requirements of the Amended and Renegotiated Casino Operating Contract and which does not result in increased cost to JCC (after giving effect to payment to HET and HOCI of the termination fee, if applicable), the Amended and Renegotiated Casino Operating Contract no longer requires JCC to provide a guaranty or letter of credit, or the LGCB waives the requirement that JCC provide a guaranty or letter of credit.

            HET and HOCI, collectively, will receive a $6 million per annum guaranty fee for the fiscal years ending March 31, 2000 and 2001 and a $5 million per annum guaranty fee for the fiscal years ending March 31, 2002, 2003 and 2004, all payable quarterly. HET and HOCI, collectively, shall receive a pro rata fee based on an annual fee of $6 million for the COC Fiscal Year ending March 31, 2000 if it is a partial COC Fiscal Year. HET and HOCI shall not receive a guaranty fee for any COC Fiscal Year in which a Minimum Payment Guaranty is not provided and shall repay to JCC any guaranty fee previously advanced to it in respect of such COC Fiscal Year. If EBITDA is less than $28.5 million for the twelve month reporting period ending one month prior to each semi-annual New Bond interest payment date beginning with the fourth year after the Effective Date, the guaranty fee to HET and HOCI will be deferred, the Fixed Interest on the New Bonds will be paid in kind, Management Fees will be deferred and bank principal will be deferred. JCC's obligation to pay the per annum guaranty fee and any termination fee to HET and HOCI and to reimburse HET and HOCI for any drawings (including interest thereon) by the State under any Minimum Payment Guaranty will be secured by a first lien on substantially all of the assets of JCC Holding, JCC, JCC Development, CP Development and FP Development (except the Amended and Renegotiated Casino Operating Contract and the Gross Revenue Share Payments). The parties agree that any successor guarantor may be secured by the first lien position of HET and HOCI, subject to payment of any unpaid fees or obligations to HET and HOCI in respect of the HET/JCC Agreement.

            With respect to clause (e) of the preceding paragraph regarding the renewal of the Minimum Payment Guaranty for the COC Fiscal Year beginning April 1, 2000, if an Excusable Temporary Cessation of Operations occurs, the Minimum Payment Guaranty will automatically renew if the Casino's failure to generate positive EBITDA for the period of operations ending January 31, 2000 is solely the result of an Excusable Temporary Cessation of Operations and but for the Excusable Temporary Cessation of Operations the applicable EBITDA test would have been met. To determine whether the Casino would have generated positive EBITDA in the absence of an Excusable Temporary Cessation of Operations for the period of operations ending January 31, 2000, it will be assumed that the Casino would have generated EBITDA for each day of any period of time the Casino was closed due to an Excusable Temporary Cessation of Operations in an amount equal to the average daily EBITDA generated during the thirty days prior to such period of time the Casino was closed due to an Excusable Temporary Cessation of Operations.

            With respect to clause (f) of the second preceding paragraph regarding the renewal of the Minimum Payment Guaranty for COC Fiscal Years beginning April 1, 2001, 2002, and 2003, if an Excusable Temporary Cessation of Operations occurs, the Minimum Payment Guaranty will automatically renew if the Casino's failure to generate EBITDA for the twelve month period ending November 30 of the prior calendar year in an amount equal to $15 million as of the twelve month period ending November 30, 2000, $20 million as of the twelve month period ending November 30, 2001, and $25 million as of the twelve month period ending November 30, 2002, is solely the result of an Excusable Temporary Cessation of Operations; provided that (i) such $15 million, $20 million and $25 million, EBITDA tests, respectively, will be reduced pro rata for any period of time the Casino was closed due to an Excusable Temporary Cessation of Operations during



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the applicable twelve month period and (ii) the Minimum Payment Guaranty will automatically expire and not renew if any such reduced EBITDA tests are not met.

            An "Excusable Temporary Cessation of Operations" occurs if any of
                -------------------------------------------
the following circumstances occurs, to the extent and only for such time that it causes temporary closure or temporary cessation of operations of the Casino beyond the reasonable control of JCC, and further provided that the Casino Operator diligently and in good faith seeks to reopen the Casino and to recommence Casino operations: (a) strikes, lockouts, inability to procure materials or failure of power; (b) arbitrary or capricious State, local or municipal governmental action (but in no event will an Excusable Temporary Cessation of Operations pursuant to this clause (b) exceed a period of six months); (c) acts of God, hurricanes, floods, sinkholes, fires and other casualties, earthquakes, epidemics, or quarantines; (d) acts of a public enemy, acts of war, terrorism, blockades, insurrections, riots, civil disturbances, governmental preemption in connection with a national emergency, or national or international calamities; (e) the entry of a judgment, order or ruling in litigation not filed by JCC or any affiliates of JCC and which judgment, order or ruling was not entered substantially as the result of the fault of JCC or any affiliates of JCC and which judgment, order or ruling restrains or substantially interferes with operations of the Casino; (f) any action by the legislature or any governmental agency the result of which is that gaming as currently proposed to be conducted at the Casino is materially diminished; (g) any other causes related to or arising out of the causes stated in subsections (a) through (g) above beyond the reasonable control of JCC (excluding any bankruptcy of JCC or failure of JCC to obtain financing or to pay its financial obligations as they come due) and not substantially the result of the fault of JCC; and (h) any other cause which the LGCB in its sole discretion formally determines to be an Excusable Temporary Cessation of Operations.

                   VII. MANAGEMENT OF THE REORGANIZED DEBTORS

A.       Entity Structure
         ----------------

            Pursuant to the Plan, on the Effective Date, except for certain excess real property which will vest in CP Development and FP Development, the assets of the Debtors (except for property distributed pursuant to the Plan) will vest in a single entity, JCC, as successor to each of the Debtors. The Plan provides that, for federal income tax purposes, such vesting shall be deemed to have occurred as a deemed exchange by the Bondholders of the Old Bonds for such assets, and a deemed exchange by the Bondholders of such assets for the Class A New Common Stock, the New Bonds and the New Contingent Bonds. Prior to or concurrent with such vesting, (i) JCC Holding will become the initial member of JCC Intermediary and (ii) JCC Intermediary will become the initial member of JCC, JCC Development, CP Development and FP Development. Accordingly, JCC, JCC Development, CP Development and FP Development will be wholly-owned by JCC Intermediary, and JCC Intermediary will be wholly-owned by JCC Holding. Pending the resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective Date. In such case, JCC Holding would be the initial member of JCC, JCC Development, CP Development and FP Development. Upon the Effective Date, Class A New Common Stock and the Class B New Common Stock distributed to holders of certain classes of Claims in accordance with the Plan will constitute all of the outstanding shares of common stock of JCC Holding.

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

B.       Board of Directors and Management

         1. Composition of the Board of Directors

            The board of directors of JCC Holding (the "Board") will consist of an equal number of HET Directors and Independent Directors. JCC Holding will pay reasonable directors' fees to all of the Independent Directors and HET Directors who are not employees of HET (or its subsidiaries), will pay out-of-pocket expenses for all directors, and will carry adequate directors' insurance for the benefit of all of their directors. Generally, the HET Directors will supervise the day-to-day activities with respect to the New Entities unless one of the following events ("Flip Events") occurs: (i) (a) an event of default has occurred under the Term Loans, the Working Capital Facility, the Convertible Junior Subordinated Debentures, or any other financing agreement pursuant to which any of the JCC Entities is a borrower and under which the aggregate amount outstanding exceeds $2.5 million and (b) such default by the JCC Entities is caused by HET or HNOMC related events; (ii) (a) an Event of Default (as defined in the New Bonds or New Contingent Bonds Indentures) has occurred under the New Bonds or the New Contingent Bonds and (b) such default by the JCC Entities is caused by HET or HNOMC related events; (iii) (a) an Event of Default (as defined in the Amended Canal Street Casino Lease) in respect of payments due and owing by JCC under the Amended Canal Street Casino Lease, or any other material Event of Default under the Amended Canal Street Casino Lease in response to which any other party to the Amended Canal Street Casino Lease would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Amended Canal Street Casino Lease, and (b) such Event of Default is caused by HET or HNOMC related events; (iv) (a) an Event of Default (as defined in the Amended and Renegotiated Casino Operating Contract) in respect of payments due and owing by JCC under the Amended and Renegotiated Casino Operating Contract, or any other material Event of Default under the Amended and Renegotiated Casino Operating Contract in response to which any other party to the Amended and Renegotiated Casino Operating Contract would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Amended and Renegotiated Casino Operating Contract and (b) such default by the JCC Entities is caused by HET or HNOMC related events; (v) a material Event of Default (as defined in the Amended Management Agreement) has occurred under the Amended Management Agreement and HET or HNOMC is the Defaulting Party (as defined in the Amended Management Agreement) and in response to which Event of Default any party to the Amended Management Agreement would be entitled to terminate or rescind the Amended Management Agreement; (vi) HET or an affiliate of HET has not fulfilled its obligations, or is in default, under any of the New Completion Guarantees or under any material agreement relating to the Casino between HET and the City or the State or any agency or instrumentality of the City or State; (vii) (a) JCC Holding is in violation of its corporate governance documents in any material respect and (b) such violation is caused by HET or HNOMC related events; (viii) the LGCB, or any successor thereto, makes a determination that HET is unsuitable to own an equity interest in the JCC Entities; or (ix) a filing for bankruptcy by or against HET, HNOMC, any direct or indirect parent thereof or any affiliate of HET which is controlled by HET (a "Controlled Affiliate") if the filing by or against such Controlled Affiliate has or is reasonably likely to have an adverse effect on JCC, the Casino or the suitability of any person required to be found suitable under the Gaming Act or the Rules and Regulations. Upon the occurrence of a Flip Event, the Independent Directors will supervise the day-to-day activities with respect to the New Entities; provided, however, that if all defaults set forth in clauses (i) through (viii) of the previous sentence are cured, the HET Directors will resume supervising the day-to-day activities with respect to the JCC Entities. In addition, if a Flip Event occurs (including a Flip Event resulting from HNOMC bankruptcy events, but excluding a Flip Event resulting from HET bankruptcy events) as the result of a willful action or failure to act by the HET Directors, HET, HNOMC, or a Controlled Affiliate as determined in a speedy arbitration process (an "Extraordinary Flip Event"), one additional Independent Director will be added to the Board; provided, however, that such additional Independent Director will be removed from the Board if such Extraordinary Flip Event is cured. Unless an Extraordinary Flip Event has occurred and has not been cured, one HET Director will be added to the board in the event that at least 20% of the outstanding shares of Class A New Common Stock are acquired (a "Change of Control") by any entity (including any parent and any controlled affiliates) (a "Conflicted Entity") (a) which controls or operates, or is licensed or qualified in any of Illinois, Indiana,



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
Louisiana, Mississippi, Missouri, Nevada or New Jersey to control or operate, as of the Effective Date, a casino or casino hotel facility, or (b) which has been involved in material litigation with HET within the five years prior to the Effective Date; provided, however, that such additional HET Director will be removed if (x) the percentage of Class A New Common Stock owned by such Conflicted Entity falls below 20%, or (y) an Extraordinary Flip Event occurs after such Change of Control. In addition, the Board will be divided into three classes of directors with staggered terms of office (with an equal number of Independent Directors and HET Directors in each class). When an Independent Director's term of office expires, the remaining Independent Directors will constitute the committee authorized to nominate the candidate for such Independent Director's position, and when a HET Director's term of office expires, the remaining HET Directors will constitute the committee authorized to nominate the candidate for such HET Director's position.

            Notwithstanding the foregoing, approval by the Independent Directors will be required if any of the New Entities proposes to engage in a Significant Transaction (as defined below). If a Flip Event has not occurred or has occurred other than as the result of a willful action or failure to act by the HET Directors, HET or HNOMC, the approval by the HET Directors will be required if any of the JCC Entities (or any subsidiary thereof) proposes to engage in a Significant Transaction. If a Flip Event has occurred and the approval of the HET Directors is not required for a Significant Transaction, any action or inaction by the Independent Directors during the period after the Flip Event and prior to the cure of all defaults giving rise thereto shall not disproportionately affect any group of holders of equity of JCC Holding. Such approval by the Independent Directors and the HET Directors, respectively, will, in certain cases, require a majority thereof and in other cases will require unanimity. "Significant Transactions" shall include, without limitation, (a) amendments of corporate governance documents or organizational documents of any New Entity, (b) any merger, consolidation, lease or sale of a material portion of their business or assets, (c) any material transaction or transactions, except for certain excluded transactions, during a single fiscal year with HET or its affiliates (including, without limitation, any decisions regarding the exercise, waiver or modification of rights or obligations, or the determination of fees with respect to project development services, under the Amended Management Agreement), which in the aggregate involve consideration in excess of a threshold to be determined by the Board, (d) declarations of dividends, (e) amendment of any material agreements with the City or the State, or any agency or instrumentality of the City or the State, (f) any filing for protection under bankruptcy or other insolvency laws, (g) incurrence of, or assumption of liability for, indebtedness for borrowed money, other than the Term Loans, the Working Capital Facility, the Subordinated Credit Facility, the Convertible Junior Subordinated Debentures, the New Bonds, and the New Contingent Bonds, any Completion Loans, the amendment of the terms of any indebtedness for borrowed money or any modification, determination, consent or waiver thereunder, (h) any issuance of securities, (i) any repurchase of securities of a New Entity, (j) any change in the independent auditors, and (k) approval of JCC's annual operating plan and annual capital budget. All changes to the JCC Entities' capital budget prior to termination of the New Completion Guarantees, except for changes which reduce the scope and character of the Casino, as in the plans and specifications outlined in the Amended GDA, or which exceed $5 million or such other threshold as may be determined by the Board (including a majority of the Independent Directors), will be approved by the Gaming Committee of the Board; thereafter, all changes to the JCC Entities' capital budget up to $250,000 will be approved by the Gaming Committee of the Board and all changes to the JCC Entities' capital budget between $250,000 and $2 million will be approved by the Capital Committee of the Board (consisting of a single Independent Director and a single HET director). The capital budget itself will be approved by the Board.


            The above governance provisions shall terminate upon the earliest of
(i) the third anniversary of the date on which the Casino is open to customers,
(ii) the end of two consecutive 12-month periods in each of which the Contingent Payments under the New Bonds and the New Contingent Bonds equals or exceeds $15 million, (iii) the end of a period consisting of 30 consecutive trading days during which the average daily



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

closing Minimum Market Value (as defined below) equals or exceeds $435 million. The "Minimum Market Value" is, for each trading day, the sum of (i) the closing bid price of a share of Class A New Common Stock multiplied by the number of such shares issued to the Bondholders on the Effective Date in connection with the Plan, plus (ii) the closing bid price per $1,000 of New Bonds and New Contingent Bonds, divided by $1,000, and multiplied by the aggregate principal amount of such bonds outstanding.

         2. Identity, Affiliations, and Nature of Certain Compensation

            At or prior to the Confirmation Hearing, the Proponents will disclose the identity and affiliations of the officers and directors of the JCC Entities, as well as the identity and nature of compensation of any insiders to be employed or retained by the JCC Entities.

VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN

            In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "33 Act"), and state securities and "blue sky" laws afforded by Section 1145 of the Bankruptcy Code and available exemptions under the 33 Act, the New Common Stock, the New Bonds, the New Contingent Bonds, the Convertible Junior Subordinated Debentures and the HET Warrant to be issued on the Effective Date pursuant to the Plan will not need to be registered under the 33 Act or any state securities or "blue sky" laws. Shares of Class B New Common Stock and the HET Warrant will be restricted securities and may be resold pursuant to a registration statement or available exemptions under the 33 Act. Shares of Class A New Common Stock, New Bonds and New Contingent Bonds generally may be resold by any holder without registration under the 33 Act or other federal securities laws pursuant to the exemption provided by section 4(l) of the 33 Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (a "Statutory Underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration on the state level pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal or state law in any given instance and as to any applicable requirements or conditions to the availability thereof.

            Section 1145(b) of the Bankruptcy Code defines a Statutory Underwriter for purposes of the 33 Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim,
(ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (iv) is a controlling person of the issuer of the securities.

            Entities deemed to be Statutory Underwriters may be able to sell securities without registration pursuant to the provisions of Rule 144 under the 33 Act which, in effect, permit the public sale of securities received pursuant to the Plan by Statutory Underwriters subject to the availability of public information concerning JCC Holding and JCC, volume limitations and certain other conditions. Entities who believe they may be Statutory Underwriters under the definition contained in Section 1145 of the Bankruptcy Code are advised to consult their own counsel with respect to the availability of the exemption provided by such Rule.


                  The JCC Entities must use their best efforts to cause the Class A New Common Stock to be listed on a national securities exchange or quoted on NASDAQ upon the Effective Date. JCC Holding must also use its best efforts to be, on or prior to the Effective Date, a reporting company under the 34 Act, with



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

respect to the Class A New Common Stock. JCC Holding must file the Class A 34 Act Registration Statement no later than promptly after the date of entry of the Final Order approving the Disclosure Statement. If the Class A 34 Act Registration Statement is not effective by the later of (i) 60 days after the filing of such registration statement with the SEC (provided, however, that this clause (i) is not applicable if JCC Holding did not file such registration statement prior to the date which is five days after the date of entry of the Final Order approving the Disclosure Statement), (ii) 60 days after the date of entry of the Final Order approving the Disclosure Statement, (iii) 30 days after receipt of any SEC comments on such registration statement, and (iv) the Effective Date, then the JCC Holding shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of securities to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

            In addition, to the extent that it is reasonably determined that the registration of public resales by any Bondholder of any shares of Class A New Common Stock, New Bonds or New Contingent Bonds received by such Bondholder under the Plan is required by law, JCC Holding, with respect to the Class A New Common Stock, and the New Entities, with respect to the New Bonds or New Contingent Bonds, will file a registration statement with respect to such resales promptly after the Effective Date. If such registration statement is not effective within 120 days after it is filed, then JCC Holding or the New Entities, as applicable, shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of securities to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week. See Section V.D.2.q., "The Plan of Reorganization--Means for Implementation and Execution of the Plan--Effective Date Transactions--Registration and Listing of Class A New Common Stock" and "--Registration of New Bonds."

                    IX. CERTAIN RISK FACTORS TO BE CONSIDERED

            HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       Overall Risks to Recovery by Holders of Claims

            The ultimate recoveries under the Plan to holders of Claims (other than those holders who are paid in cash under the Plan) will depend upon the realizable value of the New Common Stock, the New Bonds, the New Contingent Bonds and the Convertible Junior Subordinated Debentures to be issued pursuant to the Plan. The New Common Stock, the New Bonds and the New Contingent Bonds to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or before October 31, 1998. Prior to voting on the Plan, each holder of a Claim should carefully consider the risk factors specified or referred to below, including the Exhibits annexed hereto, as well as all of the information contained in the Plan.

         1. Uncertainty Regarding Gaming Regulation

                  On March 18, 1996, the Governor of the State of Louisiana called a special session of the State legislature to consider a number of topics, including topics relating to the Casino. The special session


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

convened on March 24, 1996 and ended on April 19, 1996. Several bills were enacted into law as a result of the special session which may impact JCC's rights under the Gaming Act and the Amended and Renegotiated Casino Operating Contract.

            One such bill called for the Local Option Election during the November 5, 1996 election to decide, on an item-by-item basis, whether riverboat gaming, video poker gaming, and in Orleans Parish, the land-based casino, should be permitted to operate in their parish. In addition, another law enacted as a result of the special session purports to provide the State and all its political subdivisions with retroactive immunity from liability and from suit for any action or failure to act on the part of the State, or any political subdivision of the State (including the LEDGC and the LGCB). See Section III.G., "General Information--Regulation." Although voters in Orleans Parish voted on November 5, 1996 to permit land-based casino gaming in that parish, there can be no assurance that the State legislature will not enact other similar legislation. In addition, the Proponents believe that the law providing for the Local Option Election had a material adverse effect on HJC and the Plan even prior to voter action, by impairing the Proponents' ability to obtain financing for the Plan and by increasing the costs relating to the Plan. See Section IX.A.9., "--Availability of Term Loans and Working Capital Facility."

            In addition, state laws generally requiring riverboats to sail in accordance with their schedules and safety conditions are frequently unenforced. Another law enacted as a result of the special session, among other things, purports to retroactively amend the Gaming Act: (i) to state that the conduct of gaming operations upon riverboats in accordance with the provisions of the Louisiana Riverboat Economic Development and Gaming Control Act or otherwise while upon a designated waterway while temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations which relieves the operator of the Casino of the obligation to pay compensation to the LGCB; and (ii) to provide that governmental inaction which results in the operation of another land-based casino in Orleans Parish shall not relieve the operator of the Casino of the obligation to pay compensation to the LGCB. This law also purports to provide that in the event of litigation between the operator of the Casino and the State or any of its political subdivisions (including the LGCB), the operator of the Casino must continue to make all payments to the State and any of its political subdivisions (including the LGCB) as required by law during the pendency of such litigation, and that any failure to make the required payments will render the operator of the Casino unsuitable. See Section III.G., "General Information--Regulation."

            Although the Proponents believe that each of these pieces of legislation may be unconstitutional, unenforceable, or otherwise legally infirm, there can be no assurance that the Proponents' beliefs with respect to such legislation will prevail.

            In addition, on May 1, 1996, also as a result of the special session of the State legislature, the Governor signed into law a bill which, among other things, dissolves the separate boards that had governed riverboat gaming and land-based casino gaming, including the LEDGC, and purports to substitute in their place the LGCB with the assistance of the Louisiana State Police. See
Section III.G., "General Information--Regulation." Although the existing Rules and Regulations promulgated by the LEDGC remain in force and effect at this time, the LGCB has been empowered to repeal such Rules and Regulations and promulgate its own rules and regulations. This law also authorizes the Louisiana State Police to, among other things, conduct investigations and audits of gaming license applicants and to assist the LGCB in determining compliance with gaming laws and regulations. Given the lack of experience in dealing with the LGCB and the new regulatory framework established by the State legislature, the Proponents are unable at this time to determine what effect, if any, this legislative change will have on the likelihood that the Proponents will be successful in negotiating with the LGCB and the impact of future rules and regulations on the Plan.

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         2. Anti-Gaming Legislation and Activities

            Considerable opposition to gaming among a segment of the population of Louisiana has meant that the enactment and implementation of gaming legislation in Louisiana and the development of the Casino have been the subject to numerous lawsuits, claims and delays brought about by various anti-gaming and preservationist groups. To date, these lawsuits and claims have significantly delayed development of the Casino. Additional lawsuits and the uncertain political environment may result in further delays, all of which could have a material adverse effect on the Debtors and the New Entities.

            During the 1998 special session of the State legislature which convened on March 23, 1998 and finally adjourned on April 17, 1998 and the 1998 regular session of the State legislature which convened on April 27, 1998 and finally adjourned on June 10, 1998, members of the State legislature introduced, or indicated that they intended to introduce, legislative instruments which, if enacted, would repeal the law authorizing the Casino, purport to set aside the Casino Operating Contract and/or Amended and Renegotiated Casino Operating Contract, or otherwise have a detrimental impact on the Debtors' and the New Entities' rights and obligations. Although no adverse legislation was enacted during the 1998 special session or the 1998 regular session, two bills have been pre-filed in the State House of Representatives for consideration during the State legislature's 1999 regular session which begins March 1999. If passed, the first bill would repeal the Gaming Act in its entirety. The second would amend the Gaming Act to broaden the food service restrictions applicable to the Casino and all parts of any connecting structure or building. There can be no assurance that the New Entities will be successful in preventing such legislative changes or that the New Entities will be able to recover damages as a result thereof. The enactment into law of any such legislation or resolution could have a material negative impact upon the Debtors and the New Entities. The Debtors cannot accurately assess the likelihood that any legislation such as that described above will be enacted by the State legislature in the future.

         3. Ability to Commence Operations as Scheduled

            The Initial Casino Facilities are scheduled to open and Second Floor Shell Construction is scheduled to be completed within twelve months after the Effective Date but only after receipt of the appropriate regulatory approvals. Construction projects, such as the Casino, can entail significant development and construction risks including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, environmental problems, geological problems (including those resulting from construction activities below sea level), construction, demolition, excavation, zoning or equipment problems, unanticipated cost increases litigation and other events beyond JCC's control, any of which could give rise to delays or cost overruns. During the past eighteen months, HJC has significantly increased its estimates of the cost to complete construction of the Casino and the adjoining parking facilities, primarily as a result of (i) increases in general construction costs in the region, (ii) physical deterioration to the partially-completed Casino and parking lot structures caused in large part by high humidity and moisture levels, and (iii) the need to upgrade the interior of the Casino in order effectively to compete with casinos in the Mississippi Gulf Coast. Depending on the cause of any delay, a failure to complete construction of the Casino within 12 months after the Effective Date may constitute an event of default under the Amended and Renegotiated Casino Operating Contract and constitute a "deemed opening" resulting in liability for the minimum daily payment due under the Amended and Renegotiated Casino Operating Contract. Any such event of default would have a material adverse effect on the New Entities.

            In connection with preparations for consummation of the Confirmed Plan, HJC commenced a review of the partially-constructed Casino and adjoining parking lot structure to determine (i) what redesign



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of the Casino interior will be necessitated by the dedication of the second floor of the Casino building to non-gaming uses and by the other changes in the configuration of the Casino contemplated by the Amended and Renegotiated Casino Operating Contract, (ii) whether to upgrade the Casino design and gaming equipment to meet more intense competition from other gaming facilities such as those located on the Mississippi Gulf Coast, (iii) the extent of physical deterioration to the Casino structure and adjoining parking facilities during the three year reorganization process, and (iv) the extent to which increased costs resulting from proposed modifications and additions might be offset by changes to the Casino design. In addition, HJC obtained estimates for the costs of the various modifications to the Casino project under consideration, and also determined what costs have and will be occasioned by the delay in the reorganization process resulting from the developments described above.

            Upon determining what modifications and additions to the Casino project are reasonably necessary to its success, what other changes to the Casino design should be made to partially offset the increased costs occasioned by such modifications and the delay in the reorganization process, and after negotiations with the Bondholders Committee and the Bank Lenders, HJC revised its budget for completion and operation of the Casino. HJC's revised budget for completion of the Casino project contemplates that $25 million in additional new financing and the cancellation of all accrued interest on the DIP Loan will be necessary to fund the costs of the redesign of the interior of the Casino, the upgrade of the Casino design and gaming equipment, the remediation work to the Casino and the extended reorganization process. Design and planning work has already begun with respect to the interior of the Casino.


         4. Suitability

            The JCC Entities, HNOMC and certain of their respective shareholders, members, officers, and directors will be required to undergo extensive investigation and review by the LGCB and State Police, including character and financial responsibility reviews, to be found suitable and qualified under the Gaming Act and to obtain the requisite authorizations, permits and licenses. The Chairman of the LGCB has stated that the suitability determination process is targeted to conclude in October of 1998, although there can be no assurance that the process will be completed by such time. The Plan cannot become effective unless and until such persons and entities are found suitable or licensed (or deemed exempt or waived from such requirements) by the LGCB, and any required regulatory approvals are obtained from the LGCB. JCC, HNOMC and all other persons and entities required to be found suitable, including those already found suitable, will have an ongoing obligation to maintain their suitability throughout the term of the Amended and Renegotiated Casino Operating Contract. The failure of JCC or HNOMC to maintain its suitability and other defaults under the Amended and Renegotiated Casino Operating Contract could result in fines or the suspension or revocation of the Amended and Renegotiated Casino Operating Contract. In addition, certain employees and vendors of JCC will also have to be found suitable prior to the opening of the Casino. The failure of such employees and vendors employees of JCC to obtain such findings prior to the opening of the Initial Casino Facilities could delay the opening of the Initial Casino Facilities.


         5. Litigation

            For a summary of pending material litigation involving HJC, see
Section III.F., "General Information--Certain Prepetition Legal Proceedings" and
Section IV, "Events During the Chapter 11 Cases."

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

         6. Conflicts of Interest

            HNOMC will be exclusively responsible for supervising and managing the Casino. However, HET, through its operating subsidiaries and other affiliates, has also developed and currently operates dockside casinos in Vicksburg and Tunica, Mississippi and Shreveport, Louisiana and HET, through its operating subsidiaries and other affiliates, may develop other casinos that may compete with the Casino (collectively, the "Competing Casinos"). Due to the Competing Casinos' proximity to the Casino, they may compete directly with the Casino for patrons. HET, through its operating subsidiaries and other affiliates, also operates casinos in the five major Nevada and New Jersey gaming markets which may compete with the Casino on a national basis.

         7. Financial Forecast

            The Financial Forecast attached as Exhibit "B" was prepared assuming an Effective Date of October 31, 1998 and is based upon HET's current best estimate of the results it expects for the Casino. The Proponents do not intend to update or otherwise revise the Financial Forecast to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, except as required by applicable law. Arthur Andersen LLP, independent certified public accountants for the Debtors, has not examined, compiled or applied agreed-upon procedures to the Financial Forecast and consequently, assumes no responsibility for the Financial Forecast. The Financial Forecast necessarily is based upon a number of estimates and assumptions that, while presented with numerical specificity and considered reasonable by the Proponents, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Proponents, and upon assumptions with respect to future business decisions which are subject to change. The Financial Forecast assumes, among other things, that the Casino will open as scheduled and will be successful. The success and the expected opening date of the Casino are subject to uncertainties and contingencies beyond the Proponents' control. Accordingly, there can be no assurance that the forecast results will be realized. The Financial Forecast and actual results will vary, and those variations may be material. The inclusion of the Financial Forecast herein should not be regarded as a representation by the Debtors, the Proponents or any other person that the Financial Forecast will be achieved. Holders of Claims are cautioned not to place undue reliance on the Financial Forecast. See Section VI.C.3., "Confirmation and Consummation Procedure--Confirmation--Feasibility."

         8. No Operating History; Lack of Prior Gaming Experience

            The success of gaming in a market that has never supported significant land-based gaming operations, such as New Orleans, cannot be guaranteed or accurately predicted. The number of visitors to a land-based casino in a new gaming jurisdiction and their propensity to wager cannot be predicted with any degree of certainty and there can be no assurance that JCC will be able to operate the Casino in a profitable manner. In addition, in connection with HJC's bankruptcy filing, HJC has received a significant amount of negative publicity in and around Louisiana. Such negative publicity may reduce the number of patrons from Louisiana and surrounding areas.

            JCC has no operating history and has never been involved in constructing or operating a land-based casino. Although HET, through its operating subsidiaries and other affiliates, has experience operating casinos, HET, through its operating subsidiaries and other affiliates, has not operated a casino as large as the anticipated size of the Casino or a land-based casino without the full array of services many customers require, such as full-service hotel and food operations and public transportation services. JCC will rely on HNOMC to manage the Casino and will grant it a significant degree of independence in operating matters. There is no assurance that JCC and HNOMC will be able to operate and manage the Casino on a profitable basis or that cash flow from operations will be sufficient to pay the principal of, or interest on,

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the Term Loans, the New Bonds, the New Contingent Bonds, the Working Capital
Facility, the Subordinated Credit Facility, the Convertible Junior Subordinated Debentures, JCC's obligations under the HET/JCC Agreement, and JCC's obligations to the RDC and the LGCB.

         9. Availability of Term Loans and Working Capital Facility

            The availability of the Term Loans and the Working Capital Facility is a condition precedent to the Effective Date of the Plan. The Proponents are presently attempting to obtain such financing, but neither the Term Loans nor the Working Capital Facility is presently in place. No assurance can be given that such facilities will be in place by the Effective Date.

         10. Execution of the Amended and Renegotiated Casino Operating Contract

             The execution and delivery of the Amended and Renegotiated Casino Operating Contract is a condition precedent to the Effective Date of the Plan. The Amended and Renegotiated Casino Operating Contract will address the revised opening schedule for the Casino, the modified size and design of the Casino, the payments due to the LGCB pursuant to such contract, and other considerations. On March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract subject to several conditions which include (i) that the JCC Entities, HNOMC and certain of their respective shareholders, members officers, and directors are found suitable and qualified under the Gaming Act, (ii) that the LGCB approve, among other things, the financing of the JCC Entities, the ownership of the JCC Entities and the management of the Casino, and (iii) that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval. See Section IV.U., "Events During the Chapter 11 Cases--Bean and Jordan Litigation." There can be no assurance that all of the other conditions to the LGCB's approval of the Amended and Renegotiated Casino Operating Contract will be met.

         11. Competition

             The gaming industry is characterized by intense competition among companies that, in many instances, have greater resources than will JCC. JCC will face significant competition on a national, regional and local scale from gaming operations in Mississippi and, on a regional and local scale, from gaming operations in Louisiana. In particular, the Mississippi Gulf Coast has recently emerged as a major gaming destination. There have been several announcements regarding major gaming destinations on the Mississippi Gulf Coast which will include lodging, entertainment and food and beverage services. JCC will also compete for patrons on a national and international scale with large casino hotel facilities in Las Vegas, Nevada and Atlantic City, New Jersey. Such facilities operate without pricing restrictions or restrictions on lodging, food and beverage services, and entertainment, and several of such facilities have recently expanded to enhance such services. Unlike JCC, the vast majority of JCC's competitors operate without restrictions on lodging, food and beverage services, and entertainment. The Proponents believe that the ability to provide such amenities is a considerable competitive advantage for JCC's competitors.

             Further, during the 1997 Regular Session, the State legislature authorized the use of slot machines (subject to a 15,000 square foot limitation) at race tracks located in three parishes in the State (but




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not Orleans Parish) subject to local elections in the parishes where the race tracks are located. The voters in two of the three parishes approved the use of slot machines at the race tracks located in those parishes but the State legislature's authorization is subject to further legislative action on the fees and taxes to be imposed. Legislation to impose such fees and taxes was introduced in the 1998 fiscal session of the State legislature, but failed to receive legislative approval. Future consideration of this issue is likely by the State legislature. There can be no assurance that this authorization will not negatively impact JCC should slot machines ultimately be permitted at these race tracks.

         12. Reliance on Single Market

             Since JCC has no present intention to have operations other than the Casino and will be dependent upon visitors to New Orleans and, to a lesser extent, New Orleans area residents, a decline in the New Orleans economy, a decline in the convention and tourist travel to New Orleans, a decline in the New Orleans gaming market or an increase in competition could have a material adverse effect on JCC. In addition, a reduction or cessation of activities at the Casino due to flood, severe weather, natural disaster or otherwise could have a material adverse effect on JCC.

         13. Lack of Experienced Personnel

             A shortage of skilled labor exists in the gaming industry, which may make it more difficult and expensive to attract and retain qualified employees. While JCC and HNOMC believe that they will be able to attract and train qualified individuals to staff the Casino, there is no assurance that they will be able to do so. In addition, the Amended GDA and the Amended Canal Street Casino Lease obligate the JCC Entities to comply with the Amended Open Access Program and Plans to facilitate participation by minorities, women, and disadvantaged persons and business enterprises in developing, constructing and operating the Casino. This program may increase the costs of attracting qualified individuals. In addition, HJC's closure of the Basin Street Casino and bankruptcy filing may negatively affect JCC's ability to attract qualified employees.

         14. Repurchase of Securities Relating to Gaming Matters

             The Gaming Act, the rules and regulations thereunder, and the Amended and Renegotiated Casino Operating Contract impose certain suitability requirements with respect to the holding of the New Common Stock, the New Bonds and the New Contingent Bonds (collectively, the "New Securities"). To the extent
                                                 --------------
any holder of New Securities is required to be found suitable and fails to be so found, such holder may be required to divest such New Securities at prices substantially below the market-prices for such securities; to the extent such holder fails to divest, JCC will have the right to redeem such New Securities and, prior thereto, such holder will forfeit all benefits of ownership. Any failure to obtain required qualifications or approvals may, by virtue of requirements imposed on JCC or JCC Holding, subject such holders to certain requirements, limitations or prohibitions, including a requirement that such holders liquidate their New Securities at a time or at a cost that is otherwise unfavorable for such holders. There can be no assurance that the Gaming Act will not be interpreted, that additional rules and regulations will not be implemented, or that new legislation will not be enacted to impose additional restrictions on, or otherwise prohibit, certain persons from holding securities of the JCC Entities, including the New Common Stock, the New Bonds and New Contingent Bonds, or cause such holders to liquidate their New Securities at a time or at a cost that is otherwise unfavorable for such holders.

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

         15. Absence of Public Trading Market

             Each of the New Securities are new issues of securities, have no established trading market and may not be widely distributed. There can be no assurance that a trading market for any of the New Securities will develop. If a market does develop, the price of the New Securities may fluctuate and liquidity may be limited. If a market for any of the New Securities does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. Future trading prices of the New Securities will depend upon many factors, including, among other things, prevailing interest rates, JCC's operating results, competitive factors and the market for similar securities which is subject to various pressures, including, but not limited to, fluctuating interest rates.

         16. Uncertainty Regarding Tax Treatment of the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures

             As described below in Section X., "Certain Federal Income Tax Consequences of the Plan," there exist various uncertainties with respect to the proper federal income tax treatment of the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures. As a result, there can be no assurance that the JCC Entities will obtain the anticipated tax benefits associated with payments under the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures, or that the tax consequences to the Claimholders (as defined below) receiving the New Bonds and New Contingent Bonds will be as described therein.

         17. Uncertainty Regarding Objections to Claims

             The Plan provides that objections to claims can be filed with the Bankruptcy Court as late as ninety days after the Effective Date. Although the Debtors intend to file most of their claims objections prior to the confirmation hearing, and have, in fact, filed the bulk of them already, it is possible that a claimant may not know that its claim will be objected to until after the Effective Date.

         18. Uncertainty Regarding City and State Approvals

             It is a condition precedent to the Plan that, to the extent required by the Bankruptcy Code, the LGCB, the State and the City and their respective agencies and instrumentalities have given or issued, all approvals, consents, waivers, and permits and licenses or modifications thereof, in each case to the extent necessary or appropriate to consummate the transactions contemplated by the Plan. There can be no assurance that the LGCB, the State and the City and their respective agencies and instrumentalities will give or issue, all of such approvals, consents, waivers, permits and licenses, or that the LGCB, the State and the City and their respective agencies and instrumentalities will give or issue, such approvals, consents, waivers, permits and licenses within the time period required for the Casino to open in accordance with the present schedule. See Section III.B., "General Information--Description of the Casino," and Section IX.A.3, "--Ability to Commence Operations as Scheduled."

         19. Uncertainty Regarding Termination of City Agreement and Canal Street Casino Lease

             Various approvals contemplated by the City Agreement were not secured within the time set forth in the City Agreement with the result that each of the City, the RDC and HJC has the right to terminate the City Agreement. In addition, the City and the RDC may now have the right to terminate the City Agreement, as well as the Canal Street Casino Lease, because, among other reasons, the Effective Date did not occur by October 1, 1997. None of the parties has exercised such rights, however. HJC has continued to make rent payments each month, and the City as a consequence has not exercised its termination rights. There



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

is no assurance that one or more of the parties to the City Agreement will not exercise its rights to terminate the City Agreement or that the City will not terminate the Canal Street Casino Lease. Any such termination, or a refusal by the City or the RDC to execute and deliver the Amended Canal Street Casino Lease, would prevent the Effective Date from occurring.

             On October 28, 1997, the City and RDC filed a motion with the Bankruptcy Court to require HJC to negotiate in good faith pursuant to the City Agreement to reimburse the City and RDC for their professional fees and expenses incurred from January 1, 1997 through September 30, 1997 (in the amount of $603,151.04), and to reimburse the City and RDC for the cost of curtains (approximately $156,100) in connection with the restoration of the Municipal Auditorium, the site of the former Basin Street Casino. HJC has agreed in principle to reimburse the City and RDC for the professional fees and expenses incurred since January 1, 1997. HJC is discussing with the City the schedule for making such reimbursements.

             HJC has been making rent payments to the City and RDC at a rate of $736,000 per month. The City and RDC contend that the City Agreement requires HJC to pay rent at an escalated rate from November 1, 1997 through the opening of the Casino, as a result of the delay in consummating an HJC plan of reorganization and the resulting delay in opening the Casino within the time periods set forth in the City Agreement. HJC believes there is no legal basis for such contention. The City and RDC have not waived any claim to payment of escalated rent, and have requested that HJC and JCC make specified payments to the City and RDC in lieu of the escalated rent. The City, RDC and HJC are currently negotiating these and related issues. There can be no assurance that such negotiations will not result in additional payments to the City which may have a negative impact upon the Casino's profitability and may impact the Financial Forecast attached hereto as Exhibit "B."

B.       Hart-Scott-Rodino Act Requirements

             Any shares of Class A New Common Stock or Class B New Common Stock to be distributed under the Plan to any entity required to file a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.




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             X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

             The following summarizes the material federal income tax consequences expected to result to the holders of Claims ("Claimholders") in
                                                           ------------
Classes A1 (Other Priority Claims), A2 (Non-Bondholder Secured Claims), A3(a) (Participating Bank and Old Bank Collateral Agent Claims), A3(b) (NonParticipating Bank Claims), A4 (Bondholder Claims), A5 (Old Indenture Predecessor Trustee and Old Indenture Predecessor Collateral Agent Claims), A6 (WARN Act Claims), A7 (General Unsecured Claims), B1 (Other Priority Claims), B2 (Bank Claims), B3 (Bondholder Claims), B4 (WARN Act Claims), B5 (General Unsecured Claims), C1 (Other Priority Claims), C2 (Secured Claims), C3 (WARN Act Claims), C4 (Unsecured Claims), C5 (General Unsecured Claims) and C6 (NOLDC/Showboat Claim) from the Plan. This summary does not address the tax consequences to holders of Claims on which there will be no Plan distributions (Classes A8, A9, B6, B7, C7 and C8, except with respect to Classes A8, B6 and C7 to the extent that holders of Allowed Claims in such Classes receive any amounts in respect of Assigned Debtor Litigation Claims) or to the purchasers of the Convertible Junior Subordinated Debentures. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view. No ruling from the IRS has been or will be sought with respect to any aspect of the Plan described herein.

             Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Claimholders and the Debtors. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Claimholders and the Debtors.

             The following summary is for general information only. The tax treatment of a Claimholder may vary depending upon its particular situation, and certain Claimholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

             The IRS has issued various final and proposed regulations dealing with the inclusion of original issue discount in income and the recognition of income with respect to contingent payments by holders of debt instruments (the "Debt Regulations"). The Debt Regulations are ambiguous in certain respects, and
 ----------------
their precise application to the New Bonds and the New Contingent Bonds is unclear absent additional guidance from the IRS. Accordingly, the ultimate federal income tax treatment of the New Bonds and New Contingent Bonds may differ from that described herein.

             THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ACCORDINGLY, EACH CLAIMHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF THE DEBT REGULATIONS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS.



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A.       Tax Consequences to Holders of Claims in Classes A1, A2, A3(a), A3(b),
         ----------------------------------------------------------------------
         A5, A6, A7, A8, B1, B2, B4, B5, B6, C1, C2, C3, C4, C5, C6 and C7
         -----------------------------------------------------------------

             A holder of a Claim in these Classes (to the extent such holder receives any distribution under the Plan) will generally recognize gain or loss equal to the cash received (plus the fair market value of any other property received) with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the holder had previously claimed a bad debt deduction.

             Holders of Allowed Claims in Classes A8, B6 and C7 will not receive any distributions under the Plan unless a Valuation Order is entered on or before the Effective Date. If a Valuation Order is entered on or before the Effective Date and the fair market value of an interest in the proceeds of the Assigned Debtor Litigation Claims (net of estimated Litigation Costs and Third Party Claims) is ascertainable at the Effective Date, each Class A8 Claimholder will generally recognize gain or loss equal to the fair market value of its interest in the proceeds of the Assigned Debtor Litigation Claims (net of estimated Litigation Costs and Third Party Claims (and except to the extent attributable to accrued but unpaid interest)) less its adjusted basis in its Claim (other than for accrued but unpaid interest). Each Class B6 and C7 Claimholder will be deemed to receive on account of its Claim any distribution it may receive as a Class A8 Claimholder. Each Class A8 Claimholder would then generally recognize capital gain or loss on receipt of the proceeds of the Assigned Debtor Litigation Claims equal to the amount of such proceeds less such holder's allocable tax basis therein. If the fair market value of an interest in the proceeds of the Assigned Debtor Litigation Claims (net of estimated Litigation Costs and Third Party Claims) is not ascertainable at the Effective Date (even though a Valuation Order has been entered), then it is possible that each Class A8 Claimholder would not recognize any gain or loss with respect to its Claim until the actual receipt of the proceeds of the Assigned Debtor Litigation Claims. EACH CLASS A8 CLAIMHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO WHETHER THE FAIR MARKET VALUE OF THE ASSIGNED DEBTOR LITIGATION CLAIMS (NET OF ESTIMATED LITIGATION COSTS AND THIRD PARTY CLAIMS) IS ASCERTAINABLE AT THE EFFECTIVE DATE.

B.      Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)

             This discussion assumes that the Bondholders hold the Old Bonds as "capital assets" within the meaning of Code Section 1221. Based on this assumption and except as specifically noted below, any gain or loss recognized by a Bondholder on the disposition of the Old Bonds would be long-term capital gain or loss if the Bondholder's holding period with respect to the Old Bonds exceeds one year. Otherwise, any such gain or loss would be short-term capital gain or loss. The maximum federal income tax rate applicable to capital gains and ordinary income for corporations is currently 35%. The maximum ordinary federal income tax rate for individuals, estates and trusts is currently 39.6%, whereas the maximum long-term capital gains rate for such taxpayers is currently 20% for most capital assets (including the Old Bonds) held for more than one year. Capital losses generally may be used only to offset capital gains.


         1. Treatment of JCC Holding, JCC, CP Development, FP Development and JCC Intermediary as a Single Taxable Entity

            Each of JCC, JCC Intermediary (if formed), CP Development and FP Development will be organized as a single-member, limited liability company. Accordingly, for federal income tax purposes, each such entity may be ignored, with the result that the New Bonds and the New Contingent Bonds will be treated as indebtedness of JCC Holding, and all of the assets of HJC will be considered to be assets of JCC Holding.

JCC Holding, JCC Intermediary (if formed), JCC, CP Development and FP Development intend to file tax returns and elections consistent with such treatment.

            In the event that JCC affirmatively elects to be taxed as a corporation for federal income tax purposes, the New Bonds and New Contingent Bonds will be treated as indebtedness of JCC, and all of the assets of HJC (except for those assets actually transferred to CP Development and FP Development) will be considered to be assets of JCC for federal income tax purposes. See Section X.B.3 below for a description of the circumstances in which JCC will elect to be taxed as a corporation for federal income tax purposes.

         2. Exchange of Old Bonds by Bondholders

         Under the Plan, except for certain real property which will vest in CP Development and FP Development, the assets of HJC will vest in JCC, and the Bondholders will receive shares of Class A New Common Stock representing 50.1% of the value of JCC Holding's outstanding New Common Stock, the New Bonds and the New Contingent Bonds in exchange for their canceled Old Bonds (and for entering into certain releases). HJC, JCC Holding, JCC, CP Development and FP Development have agreed, and the Plan provides, that these transfers will be treated, for federal income tax purposes, as (1) a deemed exchange by the Bondholders of the Old Bonds for all of the assets of HJC (including any HJC claims assigned to JCC) and (2) a deemed exchange by the Bondholders of such HJC assets (not including any HJC claims assigned to JCC) with JCC Holding for shares of newly-issued Class A New Common Stock, the New Bonds and the New Contingent Bonds (each of which shall be considered obligations of JCC Holding as described above). The parties' agreement as to the tax treatment of these transfers is not binding on the IRS or the courts, and there can be no assurance that the IRS would not assert another characterization of the transfers that could have different (possibly less favorable) federal income tax consequences to JCC Holding or the Bondholders. Certain of such characterizations could result in certain Bondholders recognizing gains (but no Bondholders recognizing losses) on the asset transfers. EACH BONDHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE IMPACT ON IT OF A POSSIBLE RECHARACTERIZATION OF THESE TRANSFERS.

            Upon a deemed exchange of an Old Bond for an allocable portion of HJC's assets (including any HJC claims assigned to JCC), a Bondholder would recognize gain or loss equal to the difference between (i) the fair market value of such portion of the HJC assets (including its proportionate interest in the proceeds of the Assigned Litigation Claims (net of estimated Litigation Costs and Third Party Claims) (and except to the extent attributable to, and taxable as, accrued interest)) and (ii) the Bondholder's tax basis in the Old Bond. If the fair market value of an interest in the proceeds of the Assigned Litigation Claims (net of estimated Litigation Costs and Third Party Claims) is not ascertainable at the Effective Date, then it is possible that a Bondholder would recognize gain or loss with respect to its Claim without regard to such interest. EACH BONDHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO WHETHER THE FAIR MARKET VALUE OF THE ASSIGNED LITIGATION CLAIMS (NET OF ESTIMATED LITIGATION COSTS AND THIRD PARTY CLAIMS) IS ASCERTAINABLE AT THE EFFECTIVE DATE.

            HJC, JCC Holding and JCC anticipate commissioning a valuation of HJC's assets as of the Effective Date and to treat the fair market value of such assets as being equal to the amounts determined in the valuation. It is anticipated that such valuation will be similar in nature to that performed for purposes of the Liquidation Analysis. In this regard, the Liquidation Analysis ascribes little or no value to certain intangible assets of HJC due to the inherently speculative nature of valuing such assets. There can be no assurance that the IRS will not assert a higher or lower valuation of the HJC assets. Gain or loss recognized by a holder generally will be capital gain or loss, unless the Old Bond was acquired at a "market discount" (i.e., generally at a price below its face amount, subject to a statutory de minimis exception), in which case a Bondholder would recognize ordinary interest income equal to the lesser of (i) the amount of gain recognized with respect to such Old Bond (other than the amount thereof attributable to, and taxable as, accrued stated interest) or (ii) the portion of the market discount that accrued while the Bondholder held the Old Bond. This rule would not apply if the Bondholder had previously elected to include market discount in income as the discount accrued or elected to treat all interest on the Old Bond as original issue discount.

            A Bondholder generally would recognize capital gain or loss on receipt of the proceeds of the Assigned Litigation Claims equal to the amount of such proceeds less such holder's allocable tax basis therein. However, if the fair market value of an interest in the proceeds of the Assigned Litigation Claims (net of estimated Litigation Costs and Third Party Claims) was not ascertainable at the Effective Date, then a Bondholder generally would increase any capital gain (or amount of ordinary income under the market discount rules discussed below), or decrease any capital loss, recognized previously with respect to the Old Bonds by the amount of the Assigned Litigation Claims actually received.

            A Bondholder may recognize gain on the deemed contribution of such Bondholder's allocable portion of the HJC assets to JCC Holding if, and to the extent that, (a) the sum of (i) the fair market value of the Class A New Common Stock plus (ii) the amount realized with respect to the New Bonds and New Contingent Bonds (determined in accordance with the discussion below) received in exchange therefor exceeds (b) such Bondholder's basis in such assets (which should be equal to the fair market value of such assets, as determined in accordance with the second preceding paragraph). However, any such gain recognized will not exceed the amount realized with respect to the New Bonds and New Contingent Bonds received by such Bondholder. It is possible that the IRS may require that this gain recognition calculation be performed on an asset-by-asset basis (requiring the allocation of a portion of the Class A New Common Stock, the New Bonds and the New Contingent Bonds to each asset contributed to JCC Holding) rather than on an aggregate basis, although such an approach should not materially affect the amount or character of any gain recognized. Bondholders may not recognize a loss on such deemed contribution.

            The amount realized by a Bondholder with respect to the New Bonds and New Contingent Bonds would generally be their respective issue prices (i.e., the face amount for the New Bonds and zero for the New Contingent Bonds, as set forth in Section X.B.4., "--Tax Treatment of New Bonds and New Contingent Bonds"), plus, if reasonably ascertainable, the fair market value of the contingent payments payable on the New Bonds and New Contingent Bonds. It is not anticipated that such contingent payments will be considered to have a reasonably ascertainable fair market value on the Effective Date. Alternatively, it is possible that the IRS would assert that the amount realized with respect to the New Bonds and New Contingent Bonds should be determined by reference to their respective fair market values on the Effective Date rather than to their respective issue prices. EACH BONDHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE DETERMINATION OF THE AMOUNT REALIZED WITH RESPECT TO THE NEW BONDS AND NEW CONTINGENT BONDS ON THE EFFECTIVE DATE.

            A Bondholder's basis in the Class A New Common Stock should be equal to (a) the fair market value of its portion of the HJC assets (as determined in accordance with the fourth preceding paragraph) deemed contributed to JCC Holding, less (b) the amount realized with respect to the New Bonds and New Contingent Bonds it receives, plus (c) the gain (if any) recognized by the Bondholder on the deemed contribution of assets to JCC Holding. A Bondholder's holding period with respect to the Class A New Common Stock would begin on the day after the Effective Date.

            A Bondholder's tax basis in a New Bond and a New Contingent Bond should be equal to the amount realized with respect to each Bond on the Effective Date and its tax basis in its proportionate interest in the Assigned Litigation Claims should be equal to the fair market value thereof on the Effective Date (or zero if such value is not ascertainable at such time). A Bondholder's holding period with respect to the New Bonds, the New Contingent Bonds and its proportionate interest in the Assigned Litigation Claims should begin on the day after the Effective Date.

            The discussion herein assumes that none of the Old Bonds, the New Bonds or the New Contingent Bonds will be treated for purposes of the Debt Regulations as "publicly traded" property during a 60-day period beginning 30 days before the Effective Date. The application of the Debt Regulations in this regard is ambiguous. If any of such bonds were treated as so "publicly traded," the Bondholders' gain or loss on the deemed exchanges described above may be derived from the fair market value of such bonds based on trading prices on or about the Effective Date instead of the appraised asset values and the respective issue prices of the New Bonds and New Contingent Bonds as determined below.

         3. Classification of New Bonds and New Contingent Bonds as Equity Rather Than Debt

            The New Bonds and New Contingent Bonds have legal and other economic terms typically associated with indebtedness and are intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC and JCC Holding intend to treat the New Bonds and the New Contingent Bonds as debt of JCC Holding for federal income tax purposes, and the discussion herein assumes such treatment. Nevertheless, the IRS may assert that, because all payments on the New Contingent Bonds (and certain payments on the New Bonds) are contingent upon future positive cash flows being generated by JCC, the New Contingent Bonds (or, possibly, both types of Bonds) should be classified as equity, rather than debt, for federal income tax purposes. There can be no assurance that the IRS would not so challenge the characterization of the Bonds or that a court would not sustain such a challenge. If it were determined that either type of Bond constitutes equity for federal income tax purposes, the tax consequences to the holders of such instrument would be substantially different from those described herein. Among other effects, such a recharacterization would result in stated interest payments and/or contingent payments being recharacterized as corporate dividends, resulting in the loss of substantial interest deductions and other tax benefits for JCC Holding. EACH BONDHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISORS AS TO THE IMPACT ON IT OF A POSSIBLE RECHARACTERIZATION OF THE NEW BONDS AND/OR THE NEW CONTINGENT BONDS AS EQUITY.

            Moreover, if the New Bonds or the New Contingent Bonds (or the Convertible Junior Subordinated Debentures) were to be treated as equity for federal income tax purposes, then it is possible that JCC will not be ignored for federal income tax purposes, but rather will be treated as either an association taxable as a corporation or a partnership. JCC will file a protective election with the IRS to be treated as an association taxable as a corporation for federal income tax purposes in the event that any of the debt instruments are recharacterized as equity provided that, prior to the Effective Date, JCC can determine, to the satisfaction of the Bondholders Committee, that the IRS will respect such a protective election. If JCC cannot so determine, JCC has agreed to either (a) file an election that will cause it to be treated as a corporation for federal income tax purposes, or (b) with the consent of the Bondholders Committee, take other appropriate action to prevent it from being treated as a partnership for federal income tax purposes.

            If JCC were to be a corporation for federal income tax purposes, the New Bonds and the New Contingent Bonds constituting debt for federal income tax purposes would be an obligation of JCC (rather than JCC Holding). In addition, a portion of the HJC assets that are being deemed exchanged with JCC Holding for the New Bonds and New Contingent Bonds would instead be exchanged with JCC directly. Such alternative characterizations should not adversely affect the tax consequences to the Bondholders in a material manner. EACH BONDHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE IMPACT OF SUCH ALTERNATIVE CHARACTERIZATIONS.

         4. Tax Treatment of New Bonds and New Contingent Bonds

            a. Stated Interest, Original Issue Discount and Contingent Payments. Because the New Bonds permit JCC to make stated interest payments for the first several years in additional New Bonds, and because both the New Bonds and the New Contingent Bonds provide for contingent payments, both types of Bonds will be subject to special rules governing the accrual of interest and original issue discount for federal income tax purposes contained in the Debt Regulations. The proper application of these rules to both types of Bonds is, however, unclear absent additional guidance regarding the application of the Debt Regulations to these specific contingent payment obligations. As a result, there can be no assurance that the IRS will accept JCC Holding's application of the Debt Regulations as contemplated herein. Moreover, as set forth above, the discussion herein assumes that none of the Old Bonds, the New Bonds or the New Contingent Bonds will be "publicly traded" for purposes of the Debt Regulations, although the application of the Debt Regulations in this regard is ambiguous. Accordingly, while the discussion herein is based on the Debt Regulations and assumes no "public trading" for purposes of the Debt Regulations, the ultimate federal income tax treatment of the New Bonds and New Contingent Bonds may differ from that described herein. EACH HOLDER OF THE NEW BONDS AND NEW CONTINGENT BONDS IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE DEBT REGULATIONS TO THE NEW BONDS AND NEW CONTINGENT BONDS.

            b. Application of the Debt Regulations to the New Bonds. Under the Debt Regulations, debt instruments that provide for both contingent and non-contingent payments (such as the New Bonds) are separated into two distinct components, and each is treated as a separate debt instrument for purposes of applying the original issue discount rules. The non-contingent component will initially have a stated interest rate of 5.867% that will increase over each of the next five semi-annual periods by a pre-determined amount. In the fourth and fifth years the stated interest rate will be 6.214% and will be 8% thereafter. Based on current market rates, the non-contingent component should have an issue price equal to the face amount ($187.5 million) of the New Bonds. All interest with respect to the non-contingent component of the New Bonds will be treated as original issue discount. Each holder of a New Bond will be required to include, using a constant yield method, such original issue discount in ordinary income as interest for federal income tax purposes before receiving cash to which a portion of such interest income is attributable. The amount of such discount accruing in any full accrual period for the first five years will be somewhat greater than, and for the remaining years will be somewhat less than, the then stated interest rate on the New Bonds.

            The contingent component of the New Bonds (comprised solely of all contingent payments thereon) would not be subject to the original issue discount rules. Rather, all payments with respect to such contingent component would be recharacterized under the Debt Regulations as, in part, a payment of principal and, in part, a payment of stated interest. The terms of the New Bonds treat all contingent payments as being comprised of principal and interest thereon at a 12% annual rate from the date of issue (with semi-annual compounding). As an illustration, and assuming that (1) the New Bonds are issued on October 31, 1998, (2) additional New Bonds are issued for the first six interest payment dates, (3) all contingent payments on the New Bonds are made and each semi-annual payment is equal to one-half of the annual maximum payment, ***** and (4) the IRS accepts JCC Holding's application of the Debt Regulations to the New Bonds, payments on the New Bonds would be allocated between principal and interest as follows (amounts in 000s):




      Payment                 Semi-Annual                   Semi-Annual                   Semi-Annual
       Date                Non-Contingent OID           Contingent Interest           Contingent Principal
       ----                ------------------           -------------------           --------------------
      4/30/99                                6,548.61                       424.53                       7,075.47
     10/31/99                                6,777.33                       825.03                       6,674.97
      4/30/00                                7,014.03                     1,202.86                       6,297.14
     10/31/00                                7,259.01                     1,559.30                       5,940.70
      4/30/01                                7,512.53                     1,895.56                       5,604.44
     10/31/01                                7,774.92                     2,212.80                       5,287.20
      4/30/02                                8,046.46                     2,512.07                       4,987.93
     10/31/02                                8,084.43                     2,794.41                       4,705.59
      4/30/03                                8,123.73                     3,060.76                       4,439.24
     10/31/03                                8,164.40                     3,312.04                       4,187.96
      4/30/04                                8,206.49                     3,549.09                       3,950.91
     10/31/04                                8,180.20                     3,772.73                       3,727.27
      4/30/05                                8,152.99                     3,983.71                       3,516.29
     10/31/05                                8,124.83                     4,182.74                       3,317.26
      4/30/06                                8,095.69                     4,370.51                       3,129.49
     10/31/06                                8,065.53                     4,547.65                       2,952.35
      4/30/07                                8,034.32                     4,714.77                       2,785.23
     10/31/07                                8,002.01                     4,872.42                       2,627.58
      4/30/08                                7,968.58                     5,021.15                       2,478.85
     10/31/08                                7,933.98                     5,161.46                       2,338.54
      4/30/09                                7,898.17                     5,293.83                       2,206.17
     10/31/09                                7,861.11                     5,418.71                       2,081.29
                                           ----------                   ----------                     ----------
                                           171,829.35                    74,688.13                      90,311.87
                                           ----------                   ----------                     ----------
                                           ----------                   ----------                     ----------

--------------------------------------------------------------------------------
         is approximately $8.077 million, and the maximum aggregate contingent payment for the second semi-annual period of each year is the difference between (a) $15 million and (b) the amount of aggregate contingent payment made for the first semi-annual period of such year (approximately $6.923 million if the maximum payment is made for the first semi-annual period). The actual contingent payment to be made under the New Bonds for each semi-annual period of each year can be expected to vary from the illustration above. In addition, under certain circumstances JCC may issue additional New Bonds for one or more additional interest payment dates as well, which would result in higher semi-annual non-contingent OID for subsequent periods and a higher principal repayment at maturity.


----------
***** Under the New Bonds, the maximum aggregate contingent payment for the first semi-annual period of each year

            Under the Debt Regulations, a contingent interest payment is taxable to the holder in the year it is paid. Contingent principal payments are treated as a return of capital, thereby reducing the holder's basis in the contingent component and, to the extent they exceed such basis, are treated as gain on sale or exchange of the contingent component. Because a Bondholder's basis in the contingent component of a New Bond acquired upon issuance should be zero, all contingent principal payments received should be treated as gain on sale or exchange of such contingent component. Under general federal income tax principles, any gain recognized on such a principal payment would normally be a capital gain to the holder.

            If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, scheduled contingent payments for such year will never be made. The failure of any contingent payment to become payable should have no federal income tax consequences for either the holders of New Bonds or to JCC Holding.

            c. Application of the Debt Regulations to the New Contingent Bonds. Because the New Contingent Bonds provide solely for contingent payments, such Bonds will be treated as having an issue price of zero and generally in the same manner as the contingent component of the New Bonds described above. Hence, all payments thereunder would be recharacterized as part principal and part interest. The terms of such Bonds treat the contingent payments as being comprised of principal and interest thereon at a 16% annual rate from the date of issue (with semi-annual compounding). As an illustration, and assuming that
(1) the New Contingent Bonds are issued on October 31, 1998, (2) all contingent payments on the New Contingent Bonds are made and each semi-annual payment is equal to one-half of the annual maximum payment******, and (3) the IRS accepts JCC Holding's application of the Debt Regulations to the New Contingent Bonds, the maximum total payments made with respect to the New Contingent Bonds would be allocated between principal and interest as follows (amounts in 000s):


          Payment                     Semi-Annual                    Semi-Annual
           Date                    Contingent Interest          Contingent Principal
           ----                    -------------------          --------------------

          4/30/99                         678.49                       8,481.03
         10/31/99                       1,306.71                       7,852.81
          4/30/00                       1,888.40                       7,271.12
         10/31/00                       2,427.00                       6,732.52
          4/30/01                       2,925.71                       6,233.81

--------------------------------------------------------------------------------
****** Under the New Contingent Bonds, the maximum aggregate contingent payment for the first semi-annual period of each year will be approximately $9.864 million, and the maximum aggregate contingent payment for the second semi-annual period of each year will be the difference between (a) $18.319 million and (b) the amount of aggregate contingent payment made for the first semi-annual period of such year (approximately $8.455 million if the maximum payment is made for the first semi-annual period). The actual contingent payment to be made under the New Contingent Bonds for each semi-annual period of each year can be expected to vary from the illustration above.


          Payment                     Semi-Annual                    Semi-Annual
           Date                    Contingent Interest          Contingent Principal
           ----                    -------------------          --------------------
         10/31/01                       3,387.47                       5,772.05
          4/30/02                       3,815.03                       5,344.49
         10/31/02                       4,210.92                       4,948.60
          4/30/03                       4,577.48                       4,582.04
         10/31/03                       4,916.89                       4,242.63
          4/30/04                       5,231.16                       3,928.36
         10/31/04                       5,522.15                       3,637.37
          4/30/05                       5,791.58                       3,367.94
         10/31/05                       6,041.06                       3,118.46
          4/30/06                       6,272.06                       2,887.46
         10/31/06                       6,485.94                       2,673.58
          4/30/07                       6,683.99                       2,475.53
         10/31/07                       6,867.36                       2,292.16
          4/30/08                       7,037.15                       2,122.37
         10/31/08                       7,194.36                       1,965.16
          4/30/09                       7,339.93                       1,819.59
         10/31/09                       7,474.71                       1,684.81
                                      ----------                     ----------
                                      108,075.55                      93,433.89
                                      ----------                     ----------
                                      ----------                     ----------

            Under the Debt Regulations, a contingent interest payment is taxable to the holder in the year it is paid. Contingent principal payments are treated as a return of capital, thereby reducing the holder's basis in a New Contingent Bond and, to the extent they exceed such basis, are treated as gain on sale or exchange of a New Contingent Bond. Because a Bondholder's basis in a New Contingent Bond acquired upon issuance should be zero, all contingent principal payments received should be treated as gain on sale or exchange of such Bond. Under general federal income tax principles, any gain recognized on such a principal payment would normally be a capital gain to the holder.

            If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, scheduled contingent payments for such year will never be made. The failure of any contingent payment to become payable should have no federal income tax consequences for either the holders of New Contingent Bonds or to JCC Holding.



            d. Applicable High Yield Discount Obligations. Generally, under
Section 163(e)(5) of the Code, original issue discount is not deductible until paid with respect to any corporate debt instrument that (i) has a maturity date that is more than five years from the date of issue, (ii) has a yield to maturity that equals or exceeds five percentage points over the applicable federal rate for the calendar month in which the obligation is issued and (iii) has "significant original issue discount" (generally if, as of the close of any accrual period ending more than five years after the date of issue, payment of more than one year's accrued interest has been deferred). Moreover, if the debt instrument's yield to maturity exceeds the applicable federal rate plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount is denied (the "Disqualified OID"). For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated if it had been distributed by the issuing corporation with respect to its stock.

            The amount of interest or original issue discount that is deductible each year on contingent payment debt instruments is determined under the Debt Regulations. Because all interest under the New Contingent Bonds is taxable when paid, it does not appear that the New Contingent Bonds will have "significant original issue discount" for purposes of the Code Section 163(e)(5) rules and thus will not be subject to any of the original issue discount deduction limitations therein. Based on current market interest rates, it is possible that the yield to maturity on the New Bonds (but only if, contrary to the approach mandated by the Debt Regulations of treating the New Bonds as separate non-contingent and contingent instruments, the New Bonds are viewed as a single instrument) may exceed the applicable federal rate by five or more percentage points. However, the application of the Code Section 163(e)(5) rules to the New Bonds is uncertain.

            e. Subsequent Purchasers. The Debt Regulations require a holder of a contingent payment debt instrument whose tax basis in the instrument is different from its adjusted issue price (such as a subsequent purchaser) to allocate such basis first, to the noncontingent component of the instrument in an amount up to the adjusted issue price of such component and then, the balance of such basis to the contingent component. The Debt Regulations provide that any difference between the holder's basis in the noncontingent component and the adjusted issue price of the noncontingent component is taken into account under the market discount, amortizable bond premium and acquisition premium rules discussed below (although it would not appear that any premium would exist with respect to the New Bonds or the New Contingent Bonds upon issuance). Contingent payments treated as principal payments reduce the holder's basis in the contingent component and, to the extent that they exceed such basis, are treated as capital gain. When there are no further contingent payments due on the instrument, any remaining basis in the contingent component would be deductible as a capital loss.

            f. Amortizable Bond Premium and Acquisition Premium. Generally, if the tax basis of an obligation (usually, its purchase price) held as a capital asset exceeds the sum of all amounts payable on the obligation after the acquisition date (other than amounts treated as interest) such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from his acquisition date to the obligation's maturity date. Recently finalized Treasury regulations provide, however, that debt instruments that provide for contingent payments are not subject to the amortizable bond premium rules contained in such regulations. Hence, the amortizable bond premium rules should not apply to the New Bonds or New Contingent Bonds.

            Even if the amortizable bond premium rules do not apply, a debt instrument will be purchased at an acquisition premium if its tax basis is less than or equal to the sum of all amounts payable on the obligation after the acquisition date (other than amounts treated as interest), but greater than the instrument's adjusted issue price (such excess constituting the acquisition premium). The amount of original issue discount that the holder must include in income over the term of the debt instrument will be reduced ratably by the amount of acquisition premium. To the extent that any acquisition premium reduces the amount of original issue discount includable in a holder's income with respect to the debt instruments, such premium will not also be deductible as "amortizable bond premium" under the Code. Because the New Contingent Bonds provide solely for contingent payments, it does not appear that the acquisition premium rules should apply to them. However, the acquisition premium rules potentially may apply to the New Bonds.

            A HOLDER ACQUIRING A NEW BOND OR NEW CONTINGENT BOND AT A PREMIUM OR ACQUISITION PREMIUM IS URGED TO CONSULT ITS OWN TAX ADVISER AS TO THE APPLICATION OF THE AMORTIZABLE BOND PREMIUM OR ACQUISITION PREMIUM RULES TO SUCH BONDS.

            g. Market Discount. Bondholders should be aware that the resale of any New Bonds may be affected by the market discount provisions of the Code, which would generally require the holder to treat all or a portion of any gain recognized on the disposition of a New Bond acquired at a market discount as ordinary interest income at the time of the disposition. A purchase at a market discount includes (subject to a statutory de minimis exception) a purchase or exchange after the original issuance at a price or value below the stated redemption price at maturity, or, in the case of a debt instrument issued with original issue discount, at a price below (a) its "issue price," plus (b) the amount of original issue discount includable in income by all prior holders of the debt instrument (without regard to the rule discussed above with respect to acquisition premium), less (c) all cash payments (other than payments constituting qualified stated interest) received by such previous holders. The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to (a) treat all interest thereon as original issue discount or (b) include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

            A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a New Bond elects to include market discount in income on a current basis, the foregoing rules with respect to the recognition of ordinary income on a sale or other disposition of such New Bond and the deferral of interest deductions on indebtedness related to such New Bond would not apply.

            Because the New Contingent Bonds provide solely for contingent payments, it does not appear that the market discount rules described above should apply to them.

            h. Disposition of New Bonds and New Contingent Bonds. Under the Debt Regulations, a holder of a New Bond or a New Contingent Bond must allocate the amount of cash and fair market value of property received (other than amounts attributable to, and taxable as, accrued stated interest) upon the sale, exchange, redemption or other taxable disposition of a New Bond or a New Contingent Bond first, to the noncontingent component in an amount up to the total of the adjusted issue price of such component and then, the balance to the contingent component. The holder will recognize gain or loss measured by the difference between (i) the amount allocated to the noncontingent component and
(ii) the holder's tax basis in such component (as increased by any original issue discount and market discount previously included in income by the holder). Amounts allocated to the contingent component are treated as contingent payments made on the date of sale, exchange or retirement and are characterized as principal and interest under the rules discussed above. Subject to the original issue discount and market discount rules and the Debt Regulations discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the instrument was a capital asset in the hands of the holder and had been held for more than one year.

         5. Tax Treatment of Receipt of Common Stock for Certain Releases

                  While not free from doubt, it appears that additional Class A New Common Stock received by a Bondholder in exchange for entering into certain releases may be viewed as additional consideration for such Bondholder's Old Bonds, which generally would increase any capital gain, or decrease any capital loss, recognized thereon. Each Bondholder is urged to consult its own tax advisor as to the consequences to it of such receipt for federal income tax purposes.

         6. Tax Treatment of Penalties for Failure to Register Class A New Common Stock, New Bonds and New Contingent Bonds

            While not entirely free from doubt, it appears that any holder of Class A New Common Stock, New Bonds or New Contingent Bonds that receives a cash payment as a result of the failure to obtain proper registration of such securities under applicable securities laws will recognize ordinary taxable income in an amount equal to such amount received. Each holder is urged to consult its own tax advisor as to the consequences to it of such receipt for federal income tax purposes.

         7. Backup Withholding and Reporting Requirements

            Backup withholding at the rate of 31% may apply with respect to interest, original issue discount and other amounts paid on the New Bonds and the New Contingent Bonds and dividends and other amounts paid with respect to the Class A New Common Stock unless the holder (i) is a corporation, a qualifying financial institution or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide the issuer with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the holder's federal income tax liability, and will be refundable to the extent that it results in an overpayment of tax.

            JCC Holding will report to holders and to the IRS the amount of "reportable payments" (including any interest or other amounts paid and any original issue discount accrued) and any amount withheld during each calendar year.

C.       Tax Consequences to JCC Holding

            JCC Holding should not recognize gain or loss on the issuance of the Class A New Common Stock, the New Bonds and the New Contingent Bonds in exchange for the HJC assets. JCC Holding should generally take a basis in such assets received equal to the Bondholder's basis in such assets (plus any gain recognized by the Bondholders on their transfer of HJC assets to JCC Holding).

            The Convertible Junior Subordinated Debentures have legal and economic terms typically associated with indebtedness and are intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC and JCC Holding intend to treat such debentures as debt for federal income tax purposes. Nevertheless, the IRS may assert that such debentures should be classified as equity for federal income tax purposes. There can be no assurance that the IRS would not so challenge the characterization of such debentures or that a court would not sustain such a challenge. If such debentures were to be recharacterized as equity, then interest payments thereon would not be deductible for tax purposes by JCC Holding.

            In addition, even if the Convertible Junior Subordinated Debentures are treated as debt for federal income tax purposes, recent Code amendments may prohibit JCC Holding from deducting interest payments made thereon due to the debentures' conversion and redemption features. It is unclear whether the debentures will qualify for a transition rule or "grandfather" exception to these amendments.

            THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH CLAIMHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE CONTINUING OWNERSHIP AND DISPOSITION OF THE CLASS A NEW COMMON STOCK, NEW BONDS AND NEW CONTINGENT BONDS, INCLUDING THE POSSIBLE RECHARACTERIZATION OF THE BONDS AS EQUITY AND THE APPLICATION OF THE DEBT REGULATIONS AND STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR CLAIMHOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN ON THE FOREGOING DISCUSSION.

          XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

            If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.       Liquidation Under Chapter 7

            If no Chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section VI.C.4., "Confirmation and Consummation Procedure--Confirmation--Best Interests Test." The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B.       Alternative Plan or Plans of Reorganization

            If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan or plans of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. With respect to an alternative plan, various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan have been considered by the Debtors, the Committees and the State.

            ITT Corporation ("ITT") and Hilton Hotels Corporation ("Hilton") have previously expressed an interest in proposing a plan for one or more of the Debtors. ITT indicated in March 1996, in its response to HJC's first request for an extension of the time within which HJC had the exclusive right to file a plan of reorganization, that ITT was working toward submitting a plan of reorganization under which the State, the City, the Bondholders, and unsecured creditors would receive at least as much, if not more, than would be available under any competing plan. ITT has not come forward with any plan, and has not opposed any of the Debtors' subsequent requests for extensions of time within which they have the exclusive right to file and solicit acceptances of a plan of reorganization. Hilton has stated publicly that it is no longer interested in pursuing a transaction involving the Debtors, and no other party has approached the Debtors with any proposal to fund a plan of reorganization. In addition, no one opposed the Debtors' requests for extensions of the time within which they would have the exclusive right to solicit acceptances of a plan of reorganization through April 30, 1997. Furthermore, no one has proposed a competing plan of reorganization since exclusivity terminated. Based upon the lack of interest by third parties in proposing a plan of reorganization for the Debtors, among other things, the Debtors believe that the value being received by their estates under the Plan is the highest value possible.

            In a liquidation under Chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a Chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under Chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan. Consequently, the Debtors believe that the Plan, as opposed to any of the alternatives, enables the Debtors to emerge successfully and expeditiously from Chapter 11, preserves their business and allows creditors to realize the highest recoveries under the circumstances.

                       XII. CONCLUSION AND RECOMMENDATION

            The Proponents believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Proponents urge holders of impaired Claims who voted in favor of the Original Plan (or January 29, 1998 Plan, if applicable) not to change their previous votes, thereby permitting their earlier votes to continue to be counted as votes in favor of the Plan.

Dated: September 3, 1998

                                       Respectfully submitted:



                                       /S/ DANIEL R. MURRAY
                                       -----------------------------------------
                                       JENNER & BLOCK
                                       One IBM Plaza
                                       Chicago, Illinois 60611
                                       Telephone:  (312) 222-9350
                                       Fax:  (312) 840-7353


                                       /S/ WILLIAM H. PATRICK, III
                                       -----------------------------------------
                                       WILLIAM HARDY PATRICK, III,
                                       A PROFESSIONAL CORPORATION
                                       10636 Linkwood Court
                                       Baton Rouge, Louisiana 70810-2854
                                       Telephone:  (504) 767-1460
                                       Fax:  (504) 769-0010

                                       Attorneys for Harrah's Jazz Company
                                       and Harrah's Jazz Finance Corp.


                                       /S/ JAN M. HAYDEN
                                       -----------------------------------------
                                       HELLER, DRAPER, HAYDEN & HORN, L.L.C.
                                       650 Poydras Street, Suite 2500
                                       New Orleans, Louisiana 70130
                                       Telephone: (504) 568-1888
                                       Fax: (504) 522-0949

                                       Attorneys for Harrah's New Orleans
                                       Investment Company



                                       /S/ ROBERT J. ROSENBERG
                                       -----------------------------------------

                                       LATHAM & WATKINS
                                       885 Third Avenue
                                       New York, New York 10022
                                       Telephone:  (212) 906-1200
                                       Fax:  (212) 751-4864

                                       Attorneys for Harrah's Entertainment,
                                       Inc.

                                    Exhibit A

       Third Amended Joint Plan of Reorganization Under Chapter 11 of the
             Bankruptcy Code, as Modified Through September 3, 1998

                           (See Accompanying Document)

                                Exhibit B

                Forecasted Condensed Financial Statements

               Summary of Significant Forecasted Assumptions

                                Exhibit B

                Forecasted Condensed Financial Statements

               Summary of Significant Forecasted Assumptions


     A. Introduction

     This projected financial information (the "Financial Forecast") was prepared by Harrah's Entertainment, Inc. ("HET") on behalf of the Proponents, to show the estimated consolidated financial position, results of operations, cash flows and capitalization of JCC Holding, JCC Intermediary and JCC (collectively, the "Company") following October 31, 1998, which is assumed to be the Effective Date of the Plan of Reorganization for this Financial Forecast. This Financial Forecast does not include the financial position, results of operations, cash flows or capitalization of any of CP Development, FP Development or JCC Development.

     This Financial Forecast contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to a number of risks and uncertainties. The forecasted construction budget represents HET's estimate of the costs to complete construction of the Casino and to open the Casino. Accordingly, the forecast reflects HET's judgment, as of the date of the Disclosure Statement (as defined below), of the expected conditions and its expected course of action. Some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to September 3, 1998, the date of this Financial Forecast. Many of these events and circumstances are out of the control of the Proponents. Therefore, the actual results achieved during the forecast period will vary from those set forth in the Financial Forecast, and the variations may be material. As discussed elsewhere in the Disclosure Statement, there are a number of legal proceedings pending which may affect HJC or the Company. If adversely decided, such proceedings could have a material adverse effect on the Financial Forecast. In addition, the Financial Forecast does not include any adjustments that might result should HJC or the Company be unable to continue as a going concern. The Company and the Proponents undertake no obligation to publicly release the result of any revisions to this Financial Forecast that may be made to reflect any future events or circumstances. The Financial Forecast is based on the assumptions discussed below and should be read in conjunction with the Disclosure Statement, including "Section IX -- CERTAIN RISK FACTORS TO BE CONSIDERED."

     All capitalized terms not defined in this Exhibit "B" have the same meanings ascribed to them in the Debtors' Sixth Amended Joint Disclosure Statement Pursuant to Sections 1125 and 1127 of the Bankruptcy Code, dated September 3, 1998 (the "Disclosure Statement"). All cross references contained in this Exhibit "B" refer to the Disclosure Statement and not to the summary of the Disclosure Statement to which this Exhibit "B" has also been attached.

    THE FINANCIAL FORECAST WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") OR THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB"). FURTHERMORE, THE FINANCIAL FORECAST HAS NOT BEEN AUDITED OR REVIEWED BY THE PROPONENTS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL FORECAST IS BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE PROPONENTS. CONSEQUENTLY, THE FINANCIAL FORECAST SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE PROPONENTS OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE FINANCIAL FORECAST OR THAT THE FINANCIAL FORECAST WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE FINANCIAL FORECASTS.

    The financial information herein includes:

         Pro Forma Condensed Consolidated Balance Sheet of the Company as of October 31, 1998, based on the historical consolidated balance sheet as of June 30, 1998, updated to reflect the effect of projected activity up to the Effective Date, and reflecting the anticipated accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by AICPA Statement of Position 90-7 entitled "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

         Forecasted Condensed Consolidated Income Statements of the Company for the twelve months ending October 31, 1999, October 31, 2000, October 31, 2001 and October 31, 2002.

         Forecasted Condensed Consolidated Capitalization Tables of the Company as of October 31, 1999, October 31, 2000, October 31, 2001 and October 31, 2002.

         Forecasted Condensed Consolidated Statements of Cash Flows of the Company for the twelve months ending October 31, 1999, October 31, 2000, October 31, 2001 and October 31, 2002.

         The Financial Forecast has been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by HJC in the preparation of its historical consolidated financial statements except as noted in the accompanying assumptions. The Financial Forecast should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

    HJC does not, as a matter of course, publish its business plans and strategies or projections of its anticipated financial position, results of operations or cash flows. Accordingly, the Proponents and the Company do not intend, and disclaim any obligation, to (a) furnish updated business plans or projections to holders of Claims or Equity Interests, or
(b) include such updated information in any documents which may be required to be filed with the Securities and Exchange Commission. The Proponents and the Company do not intend to revise the Financial Forecast solely to reflect circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. The Proponents and the Company assume no responsibility to advise recipients of the Financial Forecast about any subsequent changes.

    NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL FORECAST WILL BE REALIZED. THE PROPONENTS URGE THAT THE UNDERLYING ASSUMPTIONS BE CONSIDERED CAREFULLY BY HOLDERS OF CLAIMS IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

    B.   Reorganization Assumptions

         The Financial Forecast assumes Confirmation of the Plan in accordance with its terms and that all transactions contemplated by the Plan to be consummated by the Effective Date will be so consummated on October 31, 1998.

         The application of fresh start reporting as set forth in SOP 90-7 requires the valuation of the assets and liabilities of the Company at their fair values. In accordance with SOP 90-7, for purposes of the October 31, 1998, Pro Forma Condensed Consolidated Balance Sheet and the Financial Forecast, the fair values of the Company's assets and liabilities have been derived from a reorganization value for JCC Holding determined as of the Effective Date.

         The Financial Forecast also assumes that, as part of the Plan of Reorganization, the Bondholders will exchange the Old Bonds for, among other things, $187.5 million in aggregate principal amount of Senior Subordinated Notes due 2009 with Contingent Payments (the "New Bonds"), and Senior Subordinated Contingent Notes (the "New Contingent Bonds"). The New Bonds will pay (i) Fixed Interest semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the fourth through fifth years (as set forth in the Bondholder Term Sheet), and increasing to 8% per annum after the first five years, and (ii) contingent interest equal to 75% of EBITDA over $65 million and under $85 million. Fixed Interest begins accruing on the New Bonds on the Effective Date. The Company will have the option of making the first six semi-annual payments of Fixed Interest on the New Bonds in kind rather than in cash; provided, however, that the Company must pay the first four semi-annual payments of Fixed Interest in kind if Tranche A-1 and/or Tranche A-2 is outstanding when such payments are due and must pay the fifth and sixth semi-annual payments of Fixed Interest in kind if Tranche A-1 and/or A-2 is outstanding and more than $5 million of indebtedness is outstanding under the Working Capital Facility; provided further, however, that JCC may not pay the fifth and sixth semi-annual payments of Fixed Interest in kind if (i) Tranches A-1 and A-2 have been fully repaid, (ii) there are no outstanding drawings under the Working Capital Facility, and (iii) JCC has accumulated cash availability of at least $20 million. If the Company pays Fixed Interest in kind on any of the first four semi-annual interest payment dates, HNOMC will defer its Base Management Fees and HET and HOCI will defer their fees under the HET/JCC Agreement to the extent that the cash savings from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of

Tranche A-1 and Tranche A-2. If the Company is required to pay Fixed Interest in kind with respect to the third, fourth, fifth or sixth semi-annual interest payment because of the terms of the Term Loans, or if the Company elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee payable to HNOMC will be deferred during such corresponding period.

     Payments of Fixed Interest in kind or deferrals of fees and other obligations are required if the Company does not meet certain EBITDA targets starting with the fourth year after the Effective Date. If EBITDA for the Company is not in excess of $28.5 million for the twelve months ending one month prior to each semi-annual interest payment date, Fixed Interest on the New Bonds will be paid in kind, the Base and Incentive Management Fees will be deferred, amortization under the Terms Loans will be deferred and the fees due under the HET/JCC Agreement will be deferred. The Financial Forecast assumes that the first six semi-annual payments of Fixed Interest will be made in kind. For accounting purposes, the New Bonds will be discounted at issuance to adjust the carrying amount to approximate their fair value at the date of issuance.

     All payments in respect of the New Contingent Bonds will be contingent and will be limited to 75% of EBITDA, as defined, over $85 million and under $109.425 million. Due to the contingent nature of all payments due under the terms of the New Contingent Bonds, no liability is recognized for these bonds in the October 31, 1998 Pro Forma Condensed Consolidated Balance Sheet of the Company. Payments made pursuant to the terms of the New Contingent Bonds are reported by JCC Holding in the Financial Forecast as interest expense.

     The Financial Forecast includes interest expense on the New Bonds at the fixed rate and amortization of the assumed discount, which combine for an effective annual interest rate for the eleven years that the New Bonds will be outstanding of 15.4%. The Financial Forecast also includes contingent interest on both the New Bonds and the New Contingent Bonds when payable in accordance with the terms of the respective agreements.

     The Financial Forecast assumes that the Company will enter into the A Term Loan and that such loan will provide the Company with $60 million to construct the Casino. The A Term Loan will consist of three tranches: (i) Tranche A-1 totalling $10 million, (ii) Tranche A-2 totalling $20 million, and
(iii) Tranche A-3 totalling 30 million. The Financial Forecast also assumes that the Company will enter into the B Term Loan and that such loan will provide the Company with $151.5 million to construct the Casino. The B Term Loan will consist of two tranches: (i) Tranche B-1 totalling $30 million, and
(ii) Tranche B-2 totalling $121.5 million. The Financial Forecast assumes that pursuant to the HET Loan Guarantee, HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche A-2 and Tranche B-2. The Financial Forecast assumes that Tranche A-1, Tranche A-3 and Tranche B-1 will be funded on the Effective Date, and that borrowings under Tranche A-2 and Tranche B-2 will be funded as required for the construction of the Casino. The Financial Forecast also assumes that the Company will enter into the Working Capital Facility, that such facility will provide the Company with up to $25 million of availability, that such facility will be fully available to meet the Company's short-term working capital requirements and to fund any minimum balance required by the Amended Management Agreement, and that pursuant to the HET Loan Guarantee, HET and HOCI will provide a payment guarantee or a "put" agreement with respect to the Working Capital Facility. The scheduled quarterly amortization payments will be deferred for any of the first six semi-annual interest payment periods if (i) the Company has elected to pay Fixed Interest in kind during the interest period ending prior to the current quarter, (ii) HNOMC has deferred both Base Management Fees and Incentive Management Fees for the corresponding interest period and (iii) HET and HOCI have deferred their fees under the HET/JCC Agreement. The Financial Forecast assumes that the Company will not defer any scheduled quarterly amortization payments.

    In exchange for providing the HET Loan Guarantee, BTCo will pay to HET an annual credit support fee equal to 2%, and the Company will pay to HET an annual credit support fee equal to 0.75%, of the average aggregate principal amount of loans and/or stated amount of letters of credit outstanding from time to time under the Working Capital Facility (but the Financial Forecast assumes that there will be no amount of loans or letters of credit outstanding under the Working Capital Facility), Tranche A-2 and Tranche B-2 (in the case of Tranche B-2, only to the extent the aggregate outstanding principal amount thereof from time to time is in excess of $10 million); provided, however, that (1) the BTCo Credit Support Fee and the JCC Credit Support Fee shall be subject to adjustment as provided in the Indicative Term Sheet attached as Exhibit J to the Plan; (2) HET shall not receive credit support fees based on amounts outstanding, or stated amounts of letters of credit relating to project costs of the Casino, under the Working Capital Facility until the Carry Obligations of HET and HOCI under the New Completion Guarantees have terminated; and (3) the BTCo Credit Support Fee will be payable only to the extent such fee is actually received by BTCo from the Company as interest under Tranche A-2, Tranche B-2 and the Working Capital Facility, and so long as HET and HOCI are not in default under the HET Loan Guarantee.

    The Financial Forecast also assumes that on the Effective Date, BTCo will purchase approximately $11 million aggregate principal amount, and that Salomon, BT Alex. Brown Incorporated and DLJ will purchase approximately
$16 million aggregate principal amount, of the Convertible Junior Subordinated Debentures. The Financial Forecast assumes that the Convertible Junior Subordinated Debentures will be due six months after the maturity of the New Bonds.

    The Financial Forecast assumes that the Company will enter into the Junior Subordinated Credit Facility, that such facility will provide
$22.5 million of availability, and that the Company will incur the entire $22.5 million of indebtedness available under the Junior Subordinated Credit Facility.

    On March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract subject to a number of conditions, some of which have not yet been fulfilled. Payments to the State are assumed to be substantially as set forth in the summary of the Amended and Renegotiated Casino Operating Contract in the Disclosure Statement. See Section V.C.3., "The Plan of Reorganization -- Executory Contracts and Unexpired Leases -- Casino Operating Contract." HJC is in the process of negotiating with the City of New Orleans with regard to certain modifications to the Canal Street Casino Lease. HJC has been making rent payments to the City and RDC at a rate of $736,000 per month. The City and RDC contend that the City Agreement requires HJC to pay rent at an escalated rate from November 1, 1997 through the opening of the Casino, as a result of the delay in consummating an HJC plan of reorganization and the resulting delay in opening the Casino within the time periods set forth in the City Agreement. HJC believes there is no legal basis for such contention. City rent payments are assumed to be at a rate of $736,000 per month until the opening of the Casino and thereafter substantially as set forth in the summary of the Amended Canal Street Casino Lease in the Disclosure Statement. See Section V.C.2. "The Plan of Reorganization -- Executory Contracts and Unexpired Leases -- Canal Street Casino Lease" and "Certain Risk Factors To Be Considered -- Overall Risks to Recovery by Holders of Claims -- Uncertainty Regarding Termination of City Agreement and Canal Street Casino Lease."

     The Financial Forecast assumes that the Harrah's New Equity Investment made on the Effective Date will be in the cash amount of $15.0 million (the difference between $75.0 million and the principal amount of $60.0 million of debtor-in-possession financing assumed to have been provided by the DIP Lender as of the Effective Date, which debtor-in-possession financing will be converted into equity and contributed to JCC Holding on the Effective Date). Upon, and subject to, the occurrence of the Effective Date, the claim of the DIP Lender to any interest which has theretofore accrued on the debtor-in-possession financing will be cancelled. The Harrah's Investor's obligation to make the Harrah's New Equity Investment is subject to various conditions. See Section V.F.3.s. "The Plan of Reorganization -- Conditions Precedent to Confirmation and Effective Date -- Conditions Precedent to Effective Date."

     C.  Certain Operating Assumptions

     The Financial Forecast assumes that HJC and the Company will enter into an exclusive contract to operate the sole land-based casino in Orleans Parish, Louisiana (which HJC will assign to JCC pursuant to and in accordance with applicable State law and the agreement of the parties thereto), and that the Company will enter into a long-term lease for the site in the City designated by law for the Casino's development.

     The Financial Forecast assumes that the Casino, upon the completion of the initial Casino Facilities, will contain approximately 100,000 square feet of net gaming space.

     The Financial Forecast includes the first four years of operations for the Company, HET has based this Financial Forecast on the assumptions identified herein including but not limited to the following:

    (i) the Company will own and operate the sole land-based casino in Orleans Parish, Louisiana, the number of riverboats in Louisiana remains limited, and riverboat casinos operating within the market area comply with the cruising requirements of existing Louisiana riverboat gaming statutes, thereby limiting the competitive environment in Louisiana;

    (ii) the Company will not be involved with any legal proceedings which could affect its revenues and expenses;

    (iii) the Initial Casino Facilities will open, and the Second Floor Shell Construction will be completed, on October 31, 1999;

    (iv) there will be no material changes made to the Gaming Act or the regulations thereunder or any other applicable legal requirements that would restrict or prevent the operations of the Casino;

    (v) the Company will not incur any labor disputes or other disturbances that would have a material effect on the construction or operations of the Casino;

    (vi) the underlying demographics and tourist visits to the New Orleans market remain substantially the same as the trends experienced over the past five years;

    (vii) gaming is not legalized in any new jurisdiction from which the Casino is expected to draw its customers;

    (viii) there is no material downturn in general economic conditions;

    (ix) the Company is able to identify and attract adequate competent personnel; and

    (x) there will be no change in generally accepted accounting principles that may have a material effect on the financial results of the Company.

    D. Estimated Project Costs

    The total additional construction and other costs required to complete and open the Initial Casino Facilities and the Second Floor Shell
Construction are estimated as follows (in millions):


Construction Costs
Total Construction Costs...........................................    $140.7
                                                                       ------
Non-constructions Costs
Gaming Equipment & Supplies........................................      23.8
Cash Loads, Preopening Expenses and Initial Working Capital........      40.0
Organization Costs/Financing Fees and Other (1) ...................      34.7
                                                                       ------
  Total Non-Construction Costs.....................................      98.5
Reorganization Expenses............................................      71.8
Unsecured Creditors (2) ...........................................      16.5
Cure Payments in connection with Contract Assumptions..............      40.4
Cash/Receivable Collections........................................     (32.9)
                                                                       ------
  Total Costs......................................................    $335.0
                                                                       ------
                                                                       ------

----------------------

(1) Other includes State payments, City payments, interest payments and contingency.

(2)   Excludes related parties.

         The estimated project costs listed above take into account the repayment of certain organizational costs and expenses incurred by HET for the New Entities' benefit prior to the Effective Date, including $2 million in professional fees and expenses to be reimbursed by the Company to HET on the Effective Date, after Court approval prior to the Effective Date. Unless previously reimbursed under the DIP Loan facility, then subject to the approval of JCC Holding's Board of Directors and budgetary constraints, HET also intends to seek reimbursement for certain additional expenses related to management, administrative, legal and technical advisory services and personnel provided or incurred by HET for the New Entities' benefit prior to the Effective Date. The estimated project costs listed above do not include costs associated with the build-out of the second floor of the Casino beyond the Second Floor Shell Construction, any development of the second floor of the Casino by JCC Development, and any development of the 3CP Property and Fulton Property by CP Development and FP Development, respectively. The New Entities likely will require additional financing to fund any such developments, and their ability to obtain additional financing is uncertain.

         Major construction projects, such as the Casino, entail significant risks, including, but not limited to, possible unanticipated shortages of materials or skilled labor, unforeseen engineering or environmental problems, remediation necessitated by the shutdown of the project, work stoppages, weather interference, unanticipated cost increases, and regulatory problems. Adverse developments in any of these areas could delay the project or increase its costs.

     E.  Casino Revenues

         The gaming demand forecast for the market was derived by analyzing anticipated demand of resident living within a 50-mile radius of New Orleans, as well as visitors coming from beyond the 50-mile range. The market was sub-divided to forecast annual demand generated in four market segments around New Orleans:


    Local residents (0 to 50 miles around New Orleans)
    Regional tourists (50 to 200 miles)
    Tourists (greater than 200 miles)
    Incremental tourists

    The demand for the Casino was estimated using a three step analysis: (i) determine population in the market based on distance from the Casino; (ii) assess that population's propensity to wager through comparable market research and local polling; and (iii) estimate the Company's market share of those wagers through local market research. Steps (i) and (ii) were duplicated for both residents and tourists. After estimating the number of casino visits the Casino is expected to attract, HET estimated the win per casino visit. HET then multiplied these two numbers to estimate gaming revenues.

     HET expects that the Company will compete with other gaming facilities and other forms of gaming in the market, including dockside casinos, riverboats, video poker and pari-mutual betting.

     F.  Operating Expenses

     The operating expense forecast was prepared, in general, based upon HJC's experience operating the Basin Street Casino and on the operations of casinos of similar size and with similar equipment in other markets.

     G.  Interest Expense

     See "Summary of Significant Forecasted Assumptions--Reorganization Assumptions."

     H.  Income Taxes

     The Financial Forecast assumes that JCC Holding is a corporation, that JCC Intermediary, JCC, JCC Development, CP Development and FP Development are limited liability companies, and that JCC Holding, JCC Intermediary, JCC, CP Development and FP Development will be treated as a single taxable entity subject to a 38.5% combined federal and state income tax rate on its estimated taxable income throughout the forecast period. See "Material Federal Income Tax Considerations" in the Disclosure Statement.

     I.  Capital Expenditures

     The Financial Forecast assumes that annual maintenance capital expenditures will be approximately 1% of Gross Revenues during the forecast period.

                               JCC HOLDING COMPANY
                        PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET AS OF OCTOBER 31, 1998
                                  (in millions)

                                     ASSETS

Current assets
  Cash and cash equivalents .........................................   $ 75.8
  Other .............................................................      1.8
                                                                        ------
      Total current assets ..........................................     77.6
                                                                        ------

Land, buildings and equipment
  Property held for development .....................................     13.2
  Construction in progress ..........................................    148.3
  Furniture, fixtures and equipment .................................     15.6
                                                                        ------
      Total land, buildings and equipment ...........................    177.1
                                                                        ------

Deferred operating contract costs ...................................     54.6
Lease prepayments ...................................................     13.5
Prepaid gaming tax ..................................................      4.8
Other ...............................................................      4.0
                                                                        ------
      Total other assets ............................................     76.9
                                                                        ------
         Total assets ...............................................   $331.6
                                                                        ------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities .................................................   $  --
                                                                        ------
Long-term debt ......................................................
  Senior Subordinated Notes due 2009 with
    Contingent Payments .............................................    187.5
    Discount ........................................................    (73.6)
  Senior Subordinated Contingent Notes ..............................      --
  A Term Loan .......................................................     40.0
  B Term Loan .......................................................     30.0
  Junior Subordinated Credit Facility ...............................      --
  Convertible Junior Subordinated Debentures ........................     26.6
                                                                        ------
      Total long-term debt ..........................................    210.5
                                                                        ------

Commitments and contingencies

Stockholders' equity
  Common stock
    Class A .........................................................     75.3
    Class B .........................................................     75.0
    Capital Surplus/(Deficit) .......................................    (29.2)
                                                                        ------
      Total stockholders' equity ....................................    121.1
                                                                        ------
         Total liabilities and stockholders' equity .................   $331.6
                                                                        ------

See accompanying Summary of Significant Forecasted Assumptions.

                               JCC HOLDING COMPANY
             FORECASTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (in millions)


                                                                    Twelve Months Ending
                                       ----------------------------------------------------------------------------
                                       October 31, 1999    October 31, 2000    October 31, 2001    October 31, 2002
                                       ----------------    ----------------    ----------------    ----------------

Revenues
  Casino ............................      $  --               $348.0              $387.0              $422.0
  Food and beverage .................         --                 20.9                23.2                25.3
  Parking, retail and other .........         --                 15.4                17.1                18.7
  Less: casino promotional
    allowances ......................         --                (16.5)              (18.4)              (20.1)
                                           ------              ------              ------              ------
         Net revenues ...............         --                367.8               408.9               445.9
                                           ------              ------              ------              ------

Operating Expenses
  Direct
    Casino
      LGCB payments .................         --                100.0               100.0               100.0
      Other casino ..................         --                114.5               121.7               130.2
    Food and beverage ...............         --                 15.4                16.8                18.1
    Parking, retail and other .......         --                  5.6                 6.2                 6.7
  Undistributed expenses ............         --                 55.2                57.5                59.9
  Management fees ...................         --                 11.5                12.8                15.0
  Ground lease rentals ..............         --                 15.8                17.8                19.6
  Other .............................         --                  1.3                 1.3                 1.3
  Franchise tax .....................         1.0                 1.7                 1.6                 1.5
  Guaranty Fee ......................         --                  6.0                 6.0                 5.0
  Depreciation and amortization .....         --                 28.7                24.7                25.3
  Preopening ........................        50.1                 --                  --                  --
                                           ------              ------              ------              ------
         Total operating expenses ...        51.1               355.7               366.4               382.6
                                           ------              ------              ------              ------

Operating income (loss) .............       (51.1)               12.1                42.5                63.3
Credit Support Fee ..................         1.1                 1.0                 0.9                 0.8
Interest expense, net ...............        19.5                38.7                40.5                55.9
                                           ------              ------              ------              ------

Income (loss) before income taxes ...       (71.7)              (27.6)                1.1                 6.6
Provision for income taxes ..........        27.6                 7.6                (3.7)               (6.0)
                                           ------              ------              ------              ------
Net income (loss) ...................      $(44.1)             $(20.0)             $ (2.6)             $  0.6
                                           ------              ------              ------              ------
                                           ------              ------              ------              ------

See accompanying Summary of Significant Forecasted Assumptions.

                               JCC HOLDING COMPANY
             FORECASTED CONDENSED CONSOLIDATED CAPITALIZATION TABLES
                                  (in millions)


                                                                    Twelve Months Ending
                                       ----------------------------------------------------------------------------
                                       October 31, 1999    October 31, 2000    October 31, 2001    October 31, 2002
                                       ----------------    ----------------    ----------------    ----------------

Long-term debt
  A Term Loan .......................      $ 60.0              $ 47.1              $ 22.7              $ 15.3
  B Term Loan .......................       151.5               149.9               134.0               116.6
  Senior Subordinated Notes due
    2009 with Contingent payments ...       128.6               144.9               163.3               169.9

  Senior Subordinated
    Contingent Notes ................         --                  --                  --                  --

  Junior Subordinated Credit
    Facility ........................        22.5                22.5                22.5                22.5

  Convertible Junior
    Subordinated Debentures .........        26.6                26.6                26.6                26.6
                                           ------              ------              ------              ------
         Total long-term debt .......       389.2               391.0               369.1               350.9
Total stockholders' equity ..........        77.0                57.1                54.7                55.4
                                           ------              ------              ------              ------
         Total capitalization .......      $466.2              $448.1              $423.8              $406.3
                                           ------              ------              ------              ------
                                           ------              ------              ------              ------

See accompanying Summary of Significant Forecasted Assumptions.

                             JCC HOLDING COMPANY
          FORECASTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in millions)





                                                                            Twelve Months Ending
                                               ----------------------------------------------------------------------------------
                                               October 31, 1998      October 31, 1998      October 31, 1998      October 31, 1998
                                               ----------------      ----------------      ----------------      ----------------

Cash flows from operating activities

  Net income (loss). . . . . . . . . . . . .       $ (44.1)                $(20.0)              $ (2.6)               $  0.6
  Adjustments to reconcile net income
    (loss) to net cash flows from
    operating activities
      Changes in deferred taxes. . . . . . .         (27.6)                  (7.6)                 3.7                   6.0
      Changes in prepaid gaming tax. . . . .            --                     --                  4.8                    --
      Depreciation and amortization. . . . .            --                   28.7                 24.7                  25.3
      Amortization of debt discount. . . . .           3.4                    4.2                  5.3                   6.6
      Expensed PIK interest. . . . . . . . .          11.2                   12.1                 13.1                    --
      Changes in working capital accounts. .            --                     --                   --                    --
                                                   -------                 ------               ------                ------
        Cash flows provided by
          operating activities. . . . . . . .        (57.1)                  17.4                 49.0                  38.5
                                                   -------                 ------               ------                ------
Cash flows used in investing activities

  Land, buildings and equipment
    additions. . . . . . . . . . . . . . . .        (175.7)                  (3.0)                (4.0)                 (5.0)
                                                   -------                 ------               ------                ------
Cash flows used in financing activities

  Proceeds from Bank Loans and Junior
    Subordinated Credit Facility . . . . . .         164.0                     --                   --                    --

  Debt retirements . . . . . . . . . . . . .            --                  (14.4)               (40.4)                (24.8)
                                                   -------                 ------               ------                ------
Cash Flows provided by (used in)
  financing activities . . . . . . . . . . .         164.0                  (14.4)               (40.4)                (24.8)
                                                   -------                 ------               ------                ------
Increase (Decrease) in cash and cash
  equivalents. . . . . . . . . . . . . . . .         (68.8)                    --                  4.6                   8.7

Cash and cash equivalents, beginning of
  period . . . . . . . . . . . . . . . . . .          75.8                    7.0                  7.0                  11.6
                                                   -------                 ------               ------                ------
Cash and cash equivalents, end of
  period . . . . . . . . . . . . . . . . . .       $   7.0                 $  7.0               $ 11.6                $ 20.3

                                                   -------                 ------               ------                ------
                                                   -------                 ------               ------                ------


       See accompanying Summary of Significant Forecasted Assumptions.

                                    Exhibit C


                      Liquidation Analysis under Chapter 7

                                    Exhibit C


                      Liquidation Analysis Under Chapter 7



Note that the analysis that follows is the same analysis that was annexed as Exhibit "C" to the Third Amended Disclosure Statement dated February 26, 1997. Such analysis shows (at page C-9) that the only claims against HJC and HJFC anticipated to recieve any distributions in a chapter 7 liquidation are
(i) the Bondholders' and Indenture Trustee's Cash Collateral Reserve, (ii) certain Professional Fee claims and (iii) a portion of the DIP Lender's superiority claim. (As shown in the analysis, no assets are anticipated to be available to satisfy any claims against HNOIC.) Thus, under the liquidation analysis, no distributions are anticipated to be made to Bondholders, unsecured creditors or any other creditors (other than those listed above). Since the time the liquidation analysis was prepared, assets available for distribution have not increased, while the DIP Lender's superiority claim has increased. Thus, if the analysis were updated, the only change in distributions that would result would be that a smaller portion of the DIP Lender's claim would be satisfied; anticipated distributions with respect to other claims would not change. In light of the lack of effect on the results of the analysis with respect to all creditors except the DIP Lender (which is an affiliate of HET, one of the Proponents), and in the interest of preserving the assets of the Debtors' estates, the Proponents have not commissioned the preparation of an updated liquidation analysis.

                             Harrah's Jazz Company
                           Harrah's Jazz Finance Corp.
                    Harrah's New Orleans Investment Company
                     Liquidation Analysis under Chapter 7
                               As of May 1, 1997


The following Chapter 7 liquidation analyses ("Analyses") present management's estimated net value of the consolidated assets of HJC and its wholly-owned subsidiary, Finance Corp., and HNOIC (collectively, the "Debtors"), assuming that the Debtors are liquidated under the provisions of Chapter 7 of the United States Bankruptcy Code, and that the net proceeds from the liquidation of each of the Debtors are applied among the creditors of the respective Debtors' estates. (Note that HJC's and Finance Corp.'s assets are treated as consolidated only for the purposes of these analyses; their estates have not been substantively consolidated.) In order to confirm a plan of reorganization, the Bankruptcy Court must independently determine that the plan is in the best interest of all classes of creditors and equity security holders impaired under that plan. The "best interest" test requires that the Bankruptcy Court find that the plan provides to each member of each impaired class of claims and interests (unless each member has accepted the plan) a recovery which has a value at least equal to the value of the distribution that each creditor or interest holder would receive if the applicable Debtor were liquidated under Chapter 7 of the United States Bankruptcy Code. The Analyses and this narrative summary were prepared to assist the Bankruptcy Court in making this determination. This information should not be used for any other purpose.

The Analyses contained herein are a representation of management of each of the Debtors and are based upon a number of assumptions. The assumptions are inherently subject to significant uncertainties and contingencies beyond the control of management. Accordingly, there can be no assurance that the results shown would be realized if each of the Debtors were liquidated, because the actual results could vary from those presented herein. Should the ultimate net proceeds realized upon liquidation of the assets of HJC and Finance Corp. be less than estimated herein, the resulting distribution to the Bondholders from the estates of HJC and Finance Corp.
would be reduced accordingly. Based upon the assumptions utilized in performing these liquidation analyses, there will be no net assets available for distribution to unsecured creditors. The date of these analyses is January 27, 1997. Events and circumstances occurring after January 27, 1997 may impact these analyses.


I.   INTRODUCTION
     ------------

In conjunction with the development of the Plan of Reorganization (the "Plan") and Disclosure Statement, management of each of the Debtors developed the following Analyses to assist holders of claims and interests in determining whether to accept or reject the Plan. These Analyses indicate the estimated values which might be obtained by classes of claims and interests if each of the Debtors' assets were sold pursuant to a Chapter 7 liquidation, as an alternative to restarting operations of the business and the payments under the Plan. Based on these Analyses, management of each of the Debtors believes that a liquidation under Chapter 7 would produce substantially less value for distribution to Bondholders than that recoverable under the Plan, and would produce no value to unsecured creditors.

II.  APPROACH

Underlying the Analyses are a number of estimates and assumptions that are inherently subject to significant competitive and operational uncertainties and contingencies beyond the control of each of the Debtors or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation value of each of the Debtors' assets will result in an accurate estimate of the proceeds which would be realized should each of the Debtors undergo actual liquidation. The actual amounts of claims against the estates could vary significantly from each of the Debtors' estimates depending on the claims asserted during the pendency of the bankruptcy proceedings and the outcomes of the Debtors' claims objections. These Analyses do not include the effect of any federal or state income tax liabilities which may arise as a result of the conversion of these cases, if any. These Analyses also do not include liabilities which may arise as a result of lease or contract rejections, litigation, real estate or ad valorem tax assessments, changes in gaming regulations or other potential claims unless expressly disclosed herein, because the Analyses indicate no recovery by unsecured creditors even before such liabilities are taken into account. Similarly, these Analyses do not include potential recoveries from avoidance and other claims unless expressly stated herein.

The accompanying Analyses have taken into consideration audited values of each of the Debtors' balance sheets at December 31, 1995, subject to and modified by transactions and events which have arisen subsequent to that date or that are expected to occur prior to May 1, 1997.

These Analyses are subject to any and all changes which may affect each of the Debtors' property, including but not limited to, further legislative efforts to limit or prohibit gaming in Louisiana.

III. ASSUMPTIONS

A Chapter 7 liquidation period is assumed to average one year following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than this period, other assets may be more difficult to realize or collect, requiring a liquidation period substantially longer than 12 months. Estimates were made of the cash balances of HJC which may exist as of the assumed effective date (May 1, 1997) as further described in Exhibit A attached.

Based on these Analyses, each class of creditors of each of the Debtors would receive under the Plan not less than the distribution that each such class would receive in a Chapter 7 liquidation. Under the Chapter 7 assumptions used in these analyses, no funds would be available to pay any unsecured claims.

The only asset of Finance Corp. is cash in the amount of $1,000 held in a bank account. These funds are included in the cash balance presented on the "Summary of Assets" schedule for the consolidated Debtors (HJC and Finance Corp.) included herein. It should be noted that whether or not this cash account represents cash collateral of the Bondholders, no portion of these funds is expected to be available for distribution to unsecured creditors after taking into consideration Chapter 7 and Chapter 11 administrative costs.

As is reflected in the Summary of Assets of HNOIC included herein, the only assets of this Debtor are cash balances in its bank accounts and a partnership interest in HJC, (which for purposes of this analysis is assumed to have no value). As is the case in the liquidation analysis of HJC and Finance Corp., these cash balances are assumed to be utilized for Chapter 7 and Chapter 11 administrative costs in the event of a liquidation of HNOIC, leaving no proceeds for distribution to the unsecured creditors.

Undersecured Creditors' Collateral -- The Bondholders have approximately $435 million in outstanding claims. HJC and Finance Corp. believe that the Bondholders' claims are secured by substantially all of HJC's assets, other than the Casino Operating contract. The Bondholders' loan documents and security agreements reflect a security interest in HJC's accounts, leasehold interests, fee simple interest and leasehold improvements, as well as a priority security interest in all of HJC's personalty, tangibles and intangibles, including the collateral assignment of all material agreements, licenses and permits (excluding the Casino Operating Contract) entered into by, or granted to, HJC and Finance Corp. Disposition of the assets of HJC, excluding the Casino Operating Contract, would produce no benefit to creditors other than the Bondholders (and the DIP lender, as described below).

In addition, the Bondholders have been granted adequate protection for the use of all cash collateral during the bankruptcy case. Their adequate protection rights are secured by a post-petition lien on all of HJC's property and are entitled by court order to ranking as a "super priority" administrative expense claim subordinate to the post-petition expenses set forth in cash collateral budgets approved by the Bankruptcy Court. As of May 1, 1997, HJC estimates that it will have spent at least $18 million of cash collateral during the case. Accordingly, in the event of liquidation under Chapter 7, the Bondholders will have an unpaid superpriority claim of at least $18 million secured by all property of the estate, including any property not already subject to their security interests.

HJC has also obtained post-petition loans of up to $17,677,125 from an affiliate (the "DIP Lender") of Harrah's Entertainment, Inc. ("HET") for use during the Chapter 11 case (and has obtained authorization to borrow up to an aggregate of $25 million from such lender). By order of the Bankruptcy
Court, this loan constitutes a superpriority administrative claim secured by a first priority, non-avoidable, valid, enforceable and automatically perfected lien and security interest on and in all of HJC's assets, subject only to (a) all non-avoidable, valid, enforceable and perfected liens and security interests in HJC's property (other than personal property, certain parcels of real estate and cash and cash equivalents) that existed as of the filing of HJC's Chapter 11 case, other than the pre-petition and post-petition liens and security interest in favor of the Bondholders, the Bondholders' indenture trustee or predecessor trustee, HJC's pre-petition bank lenders or their collateral agent, predecessor collateral agent or administrative agent on any of HJC's property, (b) non-avoidable, valid, enforceable and perfected liens, security interests and/or rights of setoff in favor of the Bondholders' predecessor and successor indenture trustees on $1.1 million currently held by the predecessor and successor trustees, subject to reduction for fees and expenses of the predecessor trustee which are paid by HJC, (c) any and all post-petition liens and security interests in favor of any or all of the Bondholders and their indenture trustee or any causes of action of HJC against any "insiders" (as defined in Section 101(31) of the Bankruptcy Code) erising under Sections

544(b), 547, 54B, 550 or 553 of the Bankruptcy Code, and (d) certain of the allowed administrative expense claims for the fees, expenses and costs of professionals retained by HJC and the official committees. All post-petition claims, including those of the DIP Lender, the Bondholders and professionals, which total over $45 million, and other administrative and priority claims of the Chapter 7 and Chapter 11 cases, would have to be paid in full before any distribution to the unsecured creditors.

Conversion - It is the belief of management of the Debtors that the most likely scenario to occur should a Chapter 7 trustee be appointed is that (i) the obligations owing to the DIP lender would immediately and automatically become due and payable, and the DIP lender would seek satisfaction of its claim, and (ii) the Bondholders would seek and obtain stay relief with respect to the remaining property of the estates of HJC and Finance Corp., except the Casino Operating Contract. The value of any property obtained by the Bondholders, assuming that the Bankruptcy Court grants stay relief, would be subtracted from the amount of their claim to yield a deficiency claim.
The property which Bondholders would likely seek to recover would include the Rivergate Casino Lease and improvements thereon, certain parcels of real estate and personal property (to the extent any of such property had not already been used to satisfy the claims of the DIP Lender). Material uncertainties, including but not limited to transferability, assignment, timing and other business issues, are such that management expresses no opinion on the net value of the preceding property in the bands of the Bondholders, but believes that value is considerably less than the value of the reorganization consideration to received by Bondholders under the Plan.

Administrative Insolvency - Management believes that upon the appointment of a Chapter 7 trustee, pre-existing cash collateral orders will terminate and the debtor in possession loans will immediately become due. Accordingly, all superpriority claims and unpaid Chapter 11 administrative expenses (other than Chapter 11 administrative expenses included in various cash collateral budgets approved by the Bankruptcy Court) will most likely be without unencumbered property for a source of repayment. Any property will be subject to the post-petition liens of the DIP Lender and the Bondholders and to the claims of professionals for over $45 million, in the aggregate. These circumstances, taken in conjunction with the collateral position of the DIP Lender and the Bondholders described above, will render the Chapter 7 estate of HJC administratively insolvent. Any Chapter 7 administrative expenses and unpaid Chapter 11 administrative expenses and superpriority claims would require consent of the DIP Lender and the Bondholders to be paid from the collateral, or in case of the Bondholders, otherwise subject to surcharge pursuant to Bankruptcy Code Section 506(c). Any additional claims would not affect distributions to unsecured creditors as the DIP Lender and the Bondholders would be the only claimants to receive distributions from any of the Debtors' estates in the event of a liquidation.

                              Harrah's Jazz Company
                           Harrah's Jazz Finance Corp.
                              Liquidation Analysis
                           Schedule of Distributions
                                As of May 1, 1997

                                                                                         Estimated
                                                                           Claim       Distributions      Balance
                                                                       ------------    -------------    -----------
Total Assets Abandoned to Bondholders & DIP Lender
  at Estimated Liquidation Value (1)                                                                    $17,743,259

Less:
  Bondholders' and Indenture Trustee's Cash Collateral Reserve (2)     $    950,000         950,000      16,793,259
  Professional Fees (3)                                                   2,500,000       2,500,000      14,293,259
  DIP Lender's Priority DIP Loan (4)                                     23,528,000      14,293,259               0
  Bondholders' Superpriority and Post-Petition Lien                      18,000,000               0               0
  Bondholders' Pre-Petition Lien                                        416,050,000               0               0
                                                                       ------------     -----------     -----------
     Total Secured and Priority Claims                                  461,028,000      17,743,259               0

       Remaining Assets to be Liquidated by Chapter 7 Trustee (1)                                                 0

Less:  Chapter 7 Administrative Claims: (5)
  Trustee Fees (6)                                                                0               0               0
  Trustee's Professional Fees (7)                                                 0               0               0
  Liquidation Expenses (8)                                                        0               0               0
                                                                       ------------     -----------     -----------

       Remaining Assets Available for Administrative and
         Unsecured Priority and Nonpriority Claimants (5)                                                         0

Plus:  Casino Operating Contract (9)                                                                              0
                                                                       ------------     -----------     -----------
       Balance of Assets at Estimated Liquidation Value                                                           0

Chapter 11 Administrative Claims: (5)
  Post-Petition Accounts Payable (10)                                    11,977,288               0
  Due to Manager (11)                                                     7,462,350               0
                                                                       ------------     -----------     -----------
     Total Chapter 11 Administrative Claims                              19,439,638               0

Unsecured Claims:
  Unsecured Priority Claims (12)                                            370,274               0               0
  Unsecured Nonpriority Claims: (13)
     Pre-Petition Accounts Payable                                      157,162,243               0               0
     Due to Manager                                                      20,102,490               0               0
  Executory Contract Rejection Claims (14)                                Unknown                 0               0
                                                                       ------------     -----------     -----------
     Total Unsecured Claims                                             177,635,007               0               0
                                                                       ------------     -----------     -----------

     Total Chapter 11 Administrative and Unsecured Claims               197,074,645               0               0
                                                                       ------------     -----------     -----------
       Total Claims/Estimated Distributions                            $658,102,645     $17,743,259              $0
                                                                       ------------     -----------     -----------
                                                                       ------------     -----------     -----------

                                Harrah's Jazz Company
                              Harrah's Jazz Finance Corp.
                                Liquidation Analysis
                          Notes to Schedule of Distributions
                                 As of May 1, 1997



1. Refer to Harrah's Jazz Company Liquidation Analysis Summary of Assets Abandoned to Bondholders & DIP Lender.

2.   Pursuant to the terms of orders of the Bankruptcy Court, at least
     $950,000 of the Bondholders' cash collateral (which, for purposes of this analysis, is assumed to be $950,000) is to be held in reserve by the Bondholders' former indenture trustee and the successor indenture trustee.

3. Estimated professional fees (legal, accounting, etc.) represent management's estimates of additional professional fees to be incurred by professionals retained by HJC and Finance Corp., the Unsecured Creditors' Committee and the Bondholders' Committee through May 1, 1997, as well as any unpaid holdbacks as of May 1, 1997.

4. HJC has obtained post-petition loans of up to $17,677,125 from the DIP Lender on a senior, secured, superpriority basis for use during the Chapter 11 case. Additionally, HJC has obtained authorization to borrow up to an aggregate of $25 million from such lender. For purposes of this analysis, management has assumed that the entire $25,000,000 has been funded as of May 1, 1997. A portion of the total DIP loan proceeds ($1,472,000), is anticipated to be held in escrow, but would be returned to the DIP Lender (to the extent not previously paid to the Rivergate Development Corporation) in the event of a liquidation. Therefore, the DIP Lender's estimated loan balance as of May 1, 1997 has been reflected net of this amount.

5. Management believes that upon the appointment of a trustee, pre-existing cash collateral orders will terminate and the debtor in possession loans will immediately become due. Accordingly, all earned or accrued Chapter 11 administrative expenses, which would otherwise be subordinated to Chapter 7 administrative expenses, will be without unencumbered property representing a source of payment. These circumstances, taken in conjunction with the collateral position of the DIP Lender and the Bondholders, will render the Chapter 7 estate administratively insolvent. Any Chapter 7 administrative expenses would require consent of the DIP Lender or the Bondholders to be paid from their collateral or, in the case of the Bondholders, otherwise subject to surcharge pursuant to Bankruptcy Code
     Section 506(c).

6. Ordinarily, the statutory limit for trustee compensation is approximately 5% of estimated amounts to be disbursed, plus out-of-pocket expenses. No such estimates are included herein.

                                Harrah's Jazz Company
                              Harrah's Jazz Finance Corp.
                                 Liquidation Analysis
                          Notes to Schedule of Distributions
                                  As of May 1, 1997

                                    (Page 2 of 3)


7. Ordinarily, trustee's professional fees would include the estimated costs to represent the Chapter 7 trustee, preparing and filing tax returns and other governmental reporting, and prosecuting and settling contested matters and adversary proceedings. No such estimates are included herein.

8. Ordinarily, liquidation expenses would include the estimated costs of operating the HJC and Finance Corp. estates during the expected liquidation period, and would include costs such as salaries for a minimal number of personnel and security staff, utilities for a limited period of time, storage space for HJC and Finance Corp. records to be utilized in pursuing contested matters and adversary proceedings, etc. No such estimates are included herein.

9. In accordance with the terms of the Casino Operating Contract, HJC has made payments to the LEDGC totaling $125 million. The initial term of the operating contract is twenty years, with a ten-year extension option. The Casino Operating Contract is collateral for the DIP Lender's claims and the Bondholders' post-petition claims, but is not collateral for the Bondholders' pre-petition claims. Accordingly, any amounts realized upon liquidation of this asset, which are not currently susceptible to being valued, but for purposes of this analysis are reflected as zero, would be used to satisfy the DIP Lender's claims and the Bondholders' post-petition claims, and the remainder, if any, would be available for distribution to unsecured creditors, including the Bondholders' deficiency claim, but only after payment in full of all Chapter 7 and Chapter 11 administrative, superpriority and priority claims.

10. Post-petition accounts payable have been approximated by management based upon, in part, estimated cash needs through May 1, 1997 which are assumed to be accrued rather than paid as of May 1, 1997 of $11,977,288. For purposes of this analysis, it has not been assumed that additional debtor in possession financing has been sought or obtained for the purpose of paying any such expenses.

11. The "due to manager" claim reflected herein is based upon the amount that HJC is advised by Harrah's New Orleans Management Company that it is owed by HJC for administrative expenses paid on behalf of HJC.

                                Harrah's Jazz Company
                              Harrah's Jazz Finance Corp.
                                 Liquidation Analysis
                          Notes to Schedule of Distributions
                                  As of May 1, 1997

                                    (Page 3 of 3)


12. Unsecured priority claims are based on HJC's amended Statements and Schedules. Disputed claims have not been included for purposes of this analysis.

13. Unsecured nonpriority claim amounts are based on HJC's amended Statements and Schedules.

14.  No estimate of executory contract rejection claims is included herein.

                             Harrah's Jazz Company
                          Harrah's Jazz Finance Corp.
                              Liquidation Analysis
           Summary of Assets Abandoned to Bandworkers & DIP Leases
                                As of May 1, 1997

                                                 Amended             Audited          Estimated                       Estimated
                                               Statements &         Net Book       Going-Concern     Estimated       Liquidation
                                                 Schedules            Value            Value       Recalculation        Value
                                                 11/22/95           12/31/95           5/1/97         Factor            5/1/97
                                               ------------       -------------    -------------   -------------     ------------
Cash(1)                                         $21,470,694        $ 22,957,203     $   950,000            100%        $  950,000

Trade Receivables (2)                             5,783,297           1,829,606               0              0%                 0
Market Receivables (3)                            6,100,670                   0               0              0%                 0
Bank Credit Agreement Receivable (4)              1,500,000                   0               0              0%                 0
                                                -----------        ------------     -----------                        ----------
Total Receivables                               $15,333,967        $  1,829,606     $         0                        $        0

Inventory (5)                                       575,461              86,787          73,678              0%                 0

Prepaid Assets (6)                                  281,643              40,008               0              0%                 0

Other Current Assets (7)                            140,096              69,278               0              0%                 0

Furniture, Fixtures & Equipment (8)
  Gaming Equipment                               27,893,779          19,569,979      19,569,979             17%         3,326,896
  Vehicles                                          177,992             154,260         154,260             25%            38,565
  Other Furniture, Fixtures and Equipment                             6,856,994       6,856,994             40%         2,742,798
                                                -----------        ------------     -----------                        ----------
   Total Furniture, Fixtures and Equipment       28,071,771        $ 26,581,223     $26,581,333                        $6,108,259

Construction in Progress (9)                      Unknown           144,634,288               0              0%                 0

Rivergate Casino Lease (10)                       Unknown            30,262,501               0              0%                 0

Basin Street Casino Lease (11)                    Unknown                                     0              0%                 0

Property Acquired for Development (12)           13,200,000          13,200,000      13,200,000             80%        10,560,000

Chip and Token Inventory (13)                     1,755,949           2,084,067         125,000            100%           125,000

Cause of Action (14)                              Unknown                    --       Unknown                           Unknown
                                                -----------        ------------     -----------                       -----------
   Total Actual/Estimated Liquidation Value     $80,829,781        $241,744,971     $40,929,911                       $17,743,259
                                                -----------        ------------     -----------                       -----------
                                                -----------        ------------     -----------                       -----------

                              Harrah's Jazz Company
                            Harrah's Jazz Finance Corp.
                               Liquidation Analysis
                        Notes to Summary of Assets Abandoned
                            To Bondholders & DIP Lender
                                 As of May 1, 1997



1. Cash of HJC and Finance Corp. includes petty cash, cash on hand, cash deposited in depository accounts and construction accounts and temporary short term investments. See Exhibit A attached for analysis of HJC's net cash available as of May 1, 1997. Cash balances reflected herein also include the $1,000 cash balance of Finance Corp., although as previously discussed, HJC's and Finance Corp.'s estates have not been substantively consolidated. It should be noted that current orders of the Court do not allow the Debtors to reduce the cash balances below $950,000. The estimated realization factor for cash for purposes of this analysis is 100%.

2. Trade receivables at audited net book value (December 31, 1995) include outstanding junket accruals, deposits for furniture not yet received, a use tax refund due from the City of New Orleans and a claim due from an insurance provider for flood damages incurred during May 1995 reflected net of a reserve for items determined to be uncollectable. Any trade receivables not received as of May 1, 1997 are assumed to be of zero value.

3. Marker receivables are based on the amended HJC Statements and Schedules. Marker receivables not collected as of May 1, 1997 are assumed for purposes of this analysis to have zero value in a liquidation.

4. Through November 21, 1995, $145 million was outstanding, although not available to HJC, under the Bank Credit Agreement. On November 21, 1995, Bankers Trust accelerated and terminated the Bank Loans and recovered $157 million of cash on deposit with First National Bank of Commerce to repay the Bank Loans and for other purposes including letters of credit (approximately $12 million). On August 26, 1996, the Bankruptcy Court approved the return of $3.5 million of the funds recovered by Bankers Trust. These funds were received by HJC on September 9, 1996.

5. Inventory per the amended Statements and Schedules includes beverage inventory, gift shop inventory, and other miscellaneous inventory including silverware, slot cups, bar glassware, marketing giveaways, bar and restaurant supplies, uniforms and gold card stock. Management is unable to determine what, if any, value may be realized in a commercial liquidation context.

                              Harrah's Jazz Company
                            Harrah's Jazz Finance Corp.
                               Liquidation Analysis
                        Notes to Summary of Assets Abandoned
                            To Bondholders & DIP Lender
                                 As of May 1, 1997

                                  (Page 2 of 3)


6. Prepaid assets consist of prepaid junkets, prepaid insurance, prepaid property taxes, prepaid training classes, office rent, school board payments, daily payments to the LEDGC and tickets to miscellaneous civic functions. For purposes of this analysis, these items are expected to have no value at the time of liquidation.

7. Other current assets includes deposits paid for furniture and equipment, utilities, office space and beverage distributors and other miscellaneous rentals. For purposes of this analysis, these items are expected to have no value at the time of liquidation.

8. Gaming equipment, fixtures, furniture, supplies, etc., reflected in a single lump sum of $27,893,779, are based on HJC's amended Statements and Schedules, which represents book value less accumulated depreciation. Absent appraisals, estimated going concern values are assumed to equal net book values on December 31, 1995. For purposes of the liquidation analysis, furniture and gaming equipment have each been valued at 40%
     (the industry standard) and 17% (based upon historical information), respectively, of their December 31, 1995 net book values and vehicles have been valued at 25% (the industry standard) of their December 31, 1995 net book value. Other furniture, fixtures and equipment consists primarily of office equipment, courtroom equipment, computers, optical disc equipment and kitchen equipment.

9. Construction in progress represents costs incurred through December 31, 1995 on the construction of "Harrah's Casino - New Orleans" located on the site of the former Rivergate Convention Center. An additional $9.8 million has been spent during March-December, 1996 related to the "Close-in Agreement" to prevent, among other things, water infiltration into the casino.

10. Rivergate Casino Lease payments represent required payments made by HJC to the RDC related to HJC's lease for the Rivergate site. The initial term of the lease, commencing March 15, 1994, is thirty years with three ten-year renewal options.

                              Harrah's Jazz Company
                            Harrah's Jazz Finance Corp.
                               Liquidation Analysis
                        Notes to Summary of Assets Abandoned
                            To Bondholders & DIP Lender
                                 As of May 1, 1997

                                   (Page 3 of 3)


11. The Basin Street Casino Lease represents a lease for use of the Municipal Auditorium, which HJC leased for use as a temporary casino site during the construction period of the Rivergate Casino. The initial term commencing March 15, 1994 was two years with nine two-year extension options, except that the lease would terminate on the date the Rivergate Casino opens to the general public. HJC exercised one two-year extension option during March 1996.

12. Property acquired for development consists of two parcels of improved and unimproved real estate: 1) a parking lot adjacent to the Canal Place shopping mall and 2) Square 16, a city block bounded by Poydras, Fulton,
     S. Peters and Lafayette streets in the Warehouse District of New Orleans. These parcels of land were originally purchased for $18.3 million, but were written down to an estimated market value of $13.2 million during 1995 based on market quotes provided by New Orleans area commercial real estate brokers. The estimated realization factor for these parcels of land is 80%, assuming the property is marketed over a period of one year or longer, sold at a 15% discount from fair market value, net of a 6% sales commission ((100%-15%)-6%=80%).

13. Chip and token inventory consists of both plastic and metal gaming currency utilized in casino operations. At fair market and estimated liquidation values, chips are assumed to have zero value and metal tokens are assumed to be worth approximately $125,000 based upon estimated salvage value of the metal contents in the tokens.

14. Potential causes of action, include but are not limited to, claims against LEDGC, the Riverboat Gaming Commission, the State of Louisiana and/or others for breach of exclusivity with respect to the right to conduct land-based gaming in metropolitan New Orleans; claims against LEDGC and the State, among others, with regard to the improper alteration of the terms of the Casino Operating Contract granted to HJC; claims against the City of New Orleans based upon, among other things, the validity of the Rivergate Casino Lease and the enforcement of the Open Access program; claims against FNBC and/or Bankers Trust for the excess sweep of funds from HJC's accounts and/or other actions taken prior to the commencement of the Debtors' chapter 11 proceedings, and claims against the title insurance company in regard to, among other things, the Tucker v. City and Louisiana Landmarks litigations. Management believes that these claims cannot currently be valued.

                                                                      Exhibit A

                              Harrah's Jazz Company
                           Harrah's Jazz Finance Corp.
                              Liquidation Analysis
                                 Estimated Cash
                               As of May 1, 1997



Cash Balance as of 11/22/95 per the Statements & Schedules                   $21,470,892  (1)

Plus:  Estimated Collections through 5/1/97                                    8,577,029
       Estimated Net DIP Loan Proceeds                                        23,528,000  (2)

Less:  Estimated Cash Expenditures through 5/1/97                            (52,625,921) (3)
                                                                             -----------
       Total Estimated Cash as of May 1, 1997                                $   950,000  (4)
                                                                             -----------
                                                                             -----------



Notes:
-----

(1)  Includes $1,000 cash balance of Finance Corp.

(2) HJC has obtained post-petition loans of up to $17,677,125 from the DIP Lender on a senior, secured, superpriority basis for use during the Chapter 11 case. Additionally, HJC has obtained authorization to borrow up to an aggregate of $25 million from such lender. For purposes of this analysis, management has assumed that the entire $25,000,000 has been funded as of May 1, 1997. A portion of the total DIP loan proceeds ($1,472,000), is anticipated to be held in escrow, but would be returned to the DIP Lender in the event of a liquidation (to the extent not already paid to the Rivergate Development Corporation). Therefore, the estimated net DIP loan proceeds as of May 1, 1997 has been reflected net of this amount.

(3) Gross estimated cash needs estimated by management through May 1, 1997 are $66,075,209. Estimated expenses of $11,977,288 are assumed for purposes of this analysis to be accrued rather than paid prior to May 1, 1997 so as to not reduce the estimated cash as of May 1, 1997 below $950,000 (see note 5) ($66,075,209 - 1,472,000 - 11,977,288 =
     52,625,921). For purposes of this analysis, it has not been assumed that additional debtor in possession financing has been sought or obtained for the purpose of paying any such expenses.

(4) It should be noted that current orders of the Court do not allow HJC to reduce the cash balances below $950,000.

                     Harrah's New Orleans Investment Company
                              Liquidation Analysis
                            Schedule of Distributions
                                As of May 1, 1997



                                                                                             ESTIMATED
                                                                              CLAIM         DISTRIBUTION      BALANCE
                                                                           -----------      ------------      -------
Total Assets at Estimated Liquidation Value(1)                                                                   $0

Less:
      DIP Lender's Priority DIP Loan(2)                                         25,000            $0              0
                                                                           -----------           ----           ----
        Total Secured Claims

          Remaining Assets to be Liquidated by Ch. 7 Trustee                                                      0

Less Ch. 7 Administrative Claims:(3)
      Trustee Fees(4)                                                                0             0
      Trustee's Professional Fees(5)                                                 0             0
      Liquidation Expenses(6)                                                        0             0              0
                                                                           -----------           ----           ----
          Remaining Assets Available for Administrative and Unsecured
             Priority and Nonpriority Claimants(3)                                                                0

Ch. 11 Administrative Claims:(3)
      Professional Fees(7)                                                           0             0
                                                                           -----------           ----           ----
          Total Ch. 11 Administrative Claims                                         0             0              0

Unsecured Claims:
      Unsecured Priority Claims                                                      0             0              0
      Unsecured Nonpriority Claims(8)                                      267,287,150             0              0
      Executory Contracts Rejection Claims(9)                                        0             0              0
                                                                           -----------           ----           ----
         Total Unsecured Claims                                            267,287,150             0              0
                                                                           -----------           ----           ----

         Total Ch. 11 Administrative and Unsecured Claims                  267,287,150             0              0
                                                                           -----------           ----           ----
            Total Claims/Estimated Distributions                          $267,312,150            $0             $0
                                                                           -----------           ----           ----
                                                                           -----------           ----           ----

                                    Harrah's New Orleans Investment Company
                                              Liquidation Analysis
                                       Notes to Schedule of Distributions
                                                As of May 1, 1997


1. Refer to Harrah's New Orleans Investment Company Liquidation Analysis Summary of Assets.

2. HNOIC has obtained post-petition loans of up to $25,000 from the DIP Lender on a first priority secured basis for use during the Chapter 11 case. For purposes of this analysis, management has assumed that the entire $25,000 has been funded as of May 1, 1997.

3. All earned or accrued Chapter 11 administrative expenses, which will otherwise be subordinated to Chapter 7 administrative expenses, will be without unencumbered property representing a source of payment. These circumstances will render the Chapter 7 estate administratively insolvent.

4. Ordinarily, the statutory limit for trustee compensation is approximately 5% of estimated amounts to be disbursed, plus out-of-pocket expenses. No such estimates are included herein.

5. Ordinarily, trustee's professional fees are based upon the estimated costs to represent the Chapter 7 trustee, preparing and filing tax returns and other governmental reporting and prosecuting and settling contested matters and adversary proceedings. No such estimates are included herein.

6. Ordinarily, liquidation expenses would include estimated costs of operating the HNOIC estate during the expected liquidation period, salaries for a minimal number of personnel and security staff, utilities for a limited period of time, storage space for HNOIC records to be utilized in pursuing contested matters and adversary proceedings, etc. Actual expenses have not been estimated for purposes of this analysis.

7. Estimated professional fees (legal, accounting, etc.) represents management's estimates of additional professional fees to be incurred but not paid on account of professionals retained by HNOIC as of May 1, 1997, as well as any unpaid holdbacks as of May 1, 1997. No such estimates are included herein.

8. Unsecured nonpriority pre-petition claims are based on HNOIC's amended Statements and Schedules and include claims against HIC which may be asserted against HNOIC.

9. Executory contract rejection claims have not been valued for purposes of this analysis.

                   Harrah's New Orleans Investment Company
                             Liquidation Analysis
                              Summary of Assets
                              As of May 1, 1997

                                                                                     Estimated                        Estimated
                                                      Statements &      Net Book    Fair Market      Estimated       Liquidation
                                                        Schedules        Value         Value       Recalculation        Value
                                                        11/22/95        12/31/95      5/1/97          Factor           5/1/97
                                                      ------------      --------    ------------   -------------     -----------

Cash(1)                                                      $1,100       $1,100              50            100%              50

Partnership Income in Harrah's Jazz Company (2)            Unknown      Unknown          Unknown              0%        Unknown

Causes of Action (3)                                           --         --                --                             --
                                                      -------------     --------    ------------                     -----------

    Total Assets Estimated Liquidation Value                 $1,000       $1,100              50                              50
                                                      -------------     --------    ------------                     -----------
                                                      -------------     --------    ------------                     -----------

                   Harrah's New Orleans Investment Company
                             Liquidation Analysis
                           Notes to Summary of Assets
                              As of May 1, 1997

1. Cash of HNOIC represents aggregate cash maintained in bank accounts. HNOIC's management estimates that the cash balance will be zero as of May 1, 1997 based upon anticipated cash uses such as payment of quarterly US Trustee fees and filing fees required by various state taxing authorities. Any cash available, up to $25,000 plus interest, would be used to satisfy the DIP Lender's claim.

2. The value of HNOIC's partnership interest in HJC is assumed to be zero for purposes of this analysis.

3. Potential causes of action have not been valued by management for purposes of this analysis.